As filed with the Securities and Exchange Commission on January 4, 2013

Registration No. 333-183132

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CyrusOne Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

1649 West Frankford Road

Carrollton, TX 75007

(972) 350-0060

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gary Wojtaszek

Chief Executive Officer

1649 West Frankford Road

Carrollton, TX 75007

(972) 350-0060

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William V. Fogg, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Julian T.H. Kleindorfer, Esq. Keith Benson, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 (213) 485-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued January 4, 2013

                 Shares

COMMON STOCK

CyrusOne Inc., a Maryland corporation, is offering              shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price per share of our common stock will be between $         and $         per share.

We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with our tax year ending December 31, 2013. To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% of our outstanding common stock. See “Description of Securities—Restrictions on Ownership and Transfer” for a detailed description of the ownership and transfer restrictions applicable to our common stock.

We have applied to list our common stock on the NASDAQ Global Select Market under the symbol “CONE.”

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. Investing in our common stock involves risk. See “Risk Factors” beginning on page 22.

PRICE $         A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to CyrusOne
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional              shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2013.

MORGAN STANLEY	BofA MERRILL LYNCH

DEUTSCHE BANK SECURITIES	BARCLAYS

                    , 2013

CyrusOne
Built for Tomorrow. Ready Today.

24 CYRUSONE GLOBAL DATA CENTERS

Featured Properties

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CyrusOne
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- 01 **Southwest Freeway** Houston, Texas
- 02 **Westway Park Blvd** Houston, Texas
- 03 **Jurong East** Jurong, Singapore
- 04 **S. State Highway 121 Business** Dallas, Texas
- 05 **Frankford Road** Dallas, Texas
- 06 **McAuley Place** Cincinnati, Ohio
- 07 **E. Ben White Blvd.** Austin, Texas
- 08 **Metropolis Drive** Austin, Texas
- 09 **Kestral Way** London, United Kingdom
- 10 **West Seventh Street** Cincinnati, Ohio
- 11 **Westover Hills Drive** San Antonio, Texas
- 12 **South Ellis Street** Phoenix, Arizona
- 13 **Knightsbridge Drive** Cincinnati, Ohio
- 14 **Kingsview Drive** Cincinnati, Ohio
- 15 **Industrial Road** Florence, Kentucky
- 16 **Parkway** Mason, Ohio
- 17 **Goldcoast Drive** Cincinnati, Ohio
- 18 **Springer Street** Chicago, Illinois
- 19 **North Freeway** Houston, Texas
- 20 **Crescent Circle** Southbend, Indiana
- 21 **E. Monroe Street** Southbend, Indiana
- 22 **Midway** Dallas, Texas
- 23 **Bryan Street** Dallas, Texas
- 24 **Marsh Lane** Dallas, Texas

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

The information in this preliminary prospectus is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in our proposed initial public offering, and only the preliminary prospectus dated                         , 2013, is authorized by us to be used in connection with our proposed initial public offering. The preliminary prospectus will only be distributed by us and the underwriters named herein, and no other person has been authorized by us to use this document to offer or sell any of our securities.

Until                     , 2013 (25 days after the date of this prospectus), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in our initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the United States: neither we nor the underwriters have done anything that would permit our initial public offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

i

MARKET DATA AND INDUSTRY FORECASTS

We use market data and industry forecasts throughout this prospectus, in particular in the sections entitled “Prospectus Summary–Industry Overview” and “Industry Background/Market Opportunity.” We have obtained substantially all of this information from International Data Corporation (“IDC”). We have paid IDC a fee of $27,500 for this information. Such information is included in this prospectus in reliance on IDC’s authority as an expert on such matters. The quantitative information provided by IDC is drawn from its database and other sources, which may be derived from estimates and subjective judgments and is subject to limited audit and validation procedures. See “Experts.” In addition, we have obtained certain market and industry data from the reports entitled Data Center Outsourcing, Hosting or Cloud? Use Gartner’s Market Map and Compass to Decide, Claudio Da Rold, February 8, 2012 and Data Center Services: Regional Differences in the Move Toward the Cloud, 2012, Claudio Da Rold, Rolf Jester, William Maurer, Ted Chamberlin, To Chee Eng, Gregor Petri, February 29, 2012, published by Gartner, Inc. (the “Gartner Reports”). The Gartner Reports represent data, research opinion or viewpoints published as part of a syndicated subscription service by Gartner, Inc., and are not representations of fact. The Gartner Reports speak as of their original publication date (and not as of the date of this prospectus), and the opinions expressed in the Gartner Reports are subject to change without notice.

ii

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements appearing elsewhere in this prospectus, including under the caption “Risk Factors.” Except as otherwise indicated, references in this prospectus to (i) “CyrusOne,” “we,” “our,” “us” and “our company” refer to CyrusOne Inc., a Maryland corporation, together with our consolidated subsidiaries, including CyrusOne LP, a Maryland limited partnership, which we refer to in this prospectus as our operating partnership, and CyrusOne GP, a Maryland statutory trust of which we are the sole beneficial owner and which is the sole general partner of our operating partnership, (ii) “CBI” refers to Cincinnati Bell Inc., an Ohio corporation, and, unless the context otherwise requires, its consolidated subsidiaries, and (iii) “Predecessor” refers to the carve-out business that is comprised of the historical data center activities of CBI, the financial statements of which are included in this prospectus. Unless otherwise indicated, the information contained in this prospectus is as of September 30, 2012, assumes that the underwriters’ over-allotment option is not exercised, gives effect to a              unit reverse split immediately prior to the completion of this offering and assumes that the common stock to be sold in this offering is sold at $             per share, which is the midpoint of the price range set forth on the front cover of this prospectus. Information related to the consideration to acquire our initial properties and with respect to uses of proceeds is estimated as of the anticipated consummation of this offering, the formation transactions and the related financing transactions.

CyrusOne Inc.

Our Company

We are an owner, operator and developer of enterprise-class, carrier-neutral data center properties. Enterprise-class, carrier-neutral data centers are purpose-built facilities with redundant power, cooling and telecommunications systems and that are not network-specific, enabling customer interconnectivity to a range of telecommunications carriers.

We provide mission-critical data center facilities that protect and ensure the continued operation of information technology (“IT”) infrastructure for approximately 500 customers. Our goal is to be the preferred global data center provider to the Fortune 1000. As of September 30, 2012, our customers included nine of the Fortune 20 and 108 of the Fortune 1000 or private or foreign enterprises of equivalent size. These 108 customers provided 79% of our annualized rent as of September 30, 2012. Additionally, as of September 30, 2012, our top 10 customers (including CBI) provided 46% of our annualized rent.

We cultivate long-term strategic relationships with our customers and provide them with solutions for their data center facilities and IT infrastructure challenges. Our offerings provide flexibility, reliability and security and are delivered through a tailored, customer service-focused platform that is designed to foster long-term relationships. We focus on attracting customers that have not historically outsourced their data center needs. We believe our capabilities and reputation for serving the needs of large enterprises will allow us to capitalize on the growing demand for outsourced data center facilities in our markets and in new markets where our customers are located or plan to be located in the future.

Our History

Our business is comprised of the historical data center activities and holdings of CBI. CBI has operated its Cincinnati-based data center business for over 10 years; in addition, it acquired GramTel Inc. (“GramTel”), a data center operator in South Bend, Indiana and Chicago, Illinois, for approximately $20 million in December 2007; and it acquired Cyrus Networks, LLC (“Cyrus Networks”), a data center operator based in Texas, for approximately $526 million, net of cash acquired, in June 2010. As part of the formation transactions, certain subsidiaries of CBI contributed these assets and operations to our operating partnership, CyrusOne LP.

Our Portfolio

As of September 30, 2012, our property portfolio included 23 operating data centers in nine distinct markets (Austin, Chicago, Cincinnati, Dallas, Houston, London, San Antonio, Singapore and South Bend), collectively providing approximately 1,630,000 net rentable square feet (“NRSF”) and powered by approximately 125 megawatts (“MW”) of utility power. We own nine of the buildings in which our data center facilities are located. We lease the remaining 14 buildings, which account for approximately 600,000 NRSF, or approximately 37% of our total operating NRSF. These leased buildings accounted for 36% of our total annualized rent as of September 30, 2012 and 37% of our total NOI for the three months then ended. We also currently have 379,000 NRSF under development at three data centers in three distinct markets (Dallas, Houston and Phoenix) and 762,000 NRSF of additional powered shell space under roof and available for development. In addition, we have approximately 146 acres of land that are available for future data center facility development. Along with our primary product offering, leasing of colocation space, our customers are increasingly interested in our ancillary office and other space, which is listed separately in the table below. We believe our existing operating portfolio and development pipeline will allow us to meet the evolving needs of our existing customers and continue to attract new customers.

The following tables provide an overview of our operating and development properties as of September 30, 2012, after giving effect to the formation transactions.

			Operating Properties NRSF (a)					Powered Shell Available for Future Development (NRSF) (h)	Available Utility Power (MW) (i)
Facilities	Metropolitan Area	Annualized Rent (b)	Colocation Space (CSF) (c)	Office & Other (d)	Supporting Infrastructure (e)	Total (f)	Percent Leased (g)
South
Southwest Fwy (Galleria)	Houston	$42,129,372	63,469	17,247	23,202	103,918	91%	—	16
Westway Park Blvd (Houston West)	Houston	$34,616,194	112,133	8,749	35,900	156,782	81%	3,000	12
S. State Hwy 121 Business (Lewisville)*	Dallas	$32,181,848	108,687	9,316	59,333	177,336	87%	2,000	8
E. Ben White Blvd (Austin 1)*	Austin	$5,131,316	16,223	21,376	7,516	45,115	93%	—	5
Metropolis Drive (Austin 2)*	Austin	$1,401,720	40,855	4,128	18,564	63,547	8%	—	10
Westover Hills Blvd (San Antonio)	San Antonio	$130,428	35,765	172	25,778	61,715	18%	35,000	10
Frankford Road (Carrollton)	Dallas	$50,364	47,366	—	30,365	77,731	13%	522,000	10
Other South Properties (four properties)		$9,380,938	28,047	1,449	—	29,496	96%	—	2

South Total		$125,022,180	452,545	62,437	200,658	715,640	69%	562,000	73

Midwest
West Seventh Street (7th St.)**	Cincinnati	$31,524,906	208,918	5,744	161,024	375,686	96%	52,000	13
Kingsview Drive (Lebanon)	Cincinnati	$17,437,330	60,556	32,484	44,505	137,545	81%	90,000	12
Industrial Road (Florence)*	Cincinnati	$13,148,577	52,698	46,848	40,374	139,920	91%	—	10
Knightsbridge Drive (Hamilton)*	Cincinnati	$10,322,312	46,565	1,077	35,336	82,978	89%	—	5
Parkway (Mason)	Cincinnati	$5,746,163	34,072	26,458	17,193	77,723	99%	—	3
Springer Street (Lombard)*	Chicago	$2,319,235	13,560	4,115	12,231	29,906	54%	29,000	3
Goldcoast Drive (Goldcoast)	Cincinnati	$1,410,429	2,728	5,280	16,481	24,489	100%	14,000	1
Other Midwest Properties (three properties)		$3,145,667	15,911	6,950	13,769	36,630	75%	15,000	3

Midwest Total		$85,054,619	435,008	128,956	340,913	904,877	90%	200,000	50

			Operating Properties NRSF (a)					Powered Shell Available for Future Development (NRSF) (h)	Available Utility Power (MW) (i)
Facilities	Metropolitan Area	Annualized Rent (b)	Colocation Space (CSF) (c)	Office & Other (d)	Supporting Infrastructure (e)	Total (f)	Percent Leased (g)

International
Kestral Way (London)***	London	$1,349,727	5,000	—	—	5,000	32%	—	1
Jurong East (Singapore)***	Singapore	$303,207	3,200	—	—	3,200	12%	—	1

International Total		$1,652,934	8,200	—	—	8,200	24%	—	2

Total		$211,729,733	895,753	191,393	541,571	1,628,717	79%	762,000	125

*	Indicates properties in which we hold a leasehold interest in the building shell and land. All data center infrastructure has been constructed by us and is owned by us.
**	The information provided for the West Seventh Street (7th St.) property includes data for two facilities, one of which we lease and one of which we purchased prior to this offering. See “Business and Properties–Description of Initial Portfolio–West Seventh Street (7th St.), Cincinnati, Ohio.”
***	Indicates properties in which we hold a leasehold interest in the building shell, land and all data center infrastructure.
(a)	Represents the total square feet of a building under lease or available for lease based on engineers’ drawings and estimates but does not include space held for development or space used by CyrusOne.
(b)	Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of September 30, 2012, multiplied by 12. For the month of September 2012, customer reimbursements were $20.6 million annualized and consisted of reimbursements by customers across all facilities with separately metered power. Customer reimbursements under leases with separately-metered power vary from month-to-month based on factors such as our customers’ utilization of power and the suppliers’ pricing of power. From January 1, 2011 through September 30, 2012, customer reimbursements under leases with separately-metered power constituted between 7.2% and 9.7% of annualized rent. After giving effect to abatements, free rent and other straight-line adjustments, our annualized effective rent as of September 30, 2012 was $218,612,619. Our annualized effective rent was greater than our annualized rent as of September 30, 2012 because our positive straight-line and other adjustments and amortization of deferred revenue exceeded our negative straight-line adjustments due to factors such as the timing of contractual rent escalations and customer prepayments for services.
(c)	“CSF” represents the NRSF at an operating facility that is currently leased or readily available for lease as colocation space, where customers locate their servers and other IT equipment.
(d)	Represents the NRSF at an operating facility that is currently leased or readily available for lease as space other than CSF, which is typically office and other space.
(e)	Represents infrastructure support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(f)	Represents the NRSF at an operating facility currently leased or readily available for lease. This excludes existing vacant space held for development.
(g)	Percent leased is determined based on NRSF being billed to customers under signed leases as of September 30, 2012 divided by total NRSF. Leases signed but not commenced as of September 30, 2012 are not included. Supporting infrastructure has been allocated to leased NRSF on a proportionate basis for purposes of this calculation.
(h)	Represents space that is under roof that could be developed in the future for operating NRSF, rounded to the nearest 1,000.
(i)	Represents installed power capacity that can be delivered to the facility by the local utility provider.

During the third quarter of 2012, we added 36,000 CSF at our Westover Hills Blvd (San Antonio) facility, 47,000 CSF at our Frankford Road (Carrollton) facility and 15,000 CSF at our Westway Park Blvd (Houston West) facility. This additional capacity increased our CSF by 12% in the quarter, causing our percent leased NRSF to decrease from 85% at June 30, 2012 to 79% at September 30, 2012. The book value of our properties on which development has commenced, or has recently been completed, or that are held for future development was approximately $130 million as of September 30, 2012.

(Square feet rounded to nearest 1,000; dollars in millions)		NRSF Under Development (a)
		Under Development					Under Development Costs (b)
Facilities	Metropolitan Area	Colocation Space (CSF)	Office & Other	Supporting Infrastructure	Powered Shell (c)	Total	Actual to Date	Estimated Costs to Completion		Total
South Ellis Street (Phoenix)	Phoenix	36,000	—	30,000	126,000	192,000	$34	$44		$78
Frankford Road (Carrollton)	Dallas	—	30,000	—	—	30,000	$2	$0	(d)	$2
Westway Park Blvd (Houston West)	Houston	42,000	30,000	42,000	43,000	157,000	$3	$22		$25

Total		78,000	60,000	72,000	169,000	379,000	$39	$66		$105

(a)	Represents NRSF at a facility for which substantial activities have commenced to prepare the space for its intended use.
(b)	Represents management’s estimate of the total costs required to complete the current NRSF under development. There may be an increase in costs if customers require greater power density.
(c)	Represents NRSF under construction that, upon completion, will be powered shell available for future development into operating NRSF.
(d)	Less than $500,000 of costs to completion expected.

The development of the 36,000 CSF under development at our South Ellis Street (Phoenix) facility was completed in the fourth quarter of 2012. We anticipate that the development of the powered shell at this facility will be completed in the first quarter of 2013. We anticipate that the 157,000 NRSF under development at our Westway Park Blvd (Houston West) facility will be completed in the first half of 2013.

Industry Overview

Data centers are highly specialized facilities that serve as centralized repositories of server, storage and network equipment and are designed to provide the space, power, cooling and network connectivity necessary to efficiently operate mission-critical IT equipment.

Gartner, Inc. estimates that the global market for data center services was approximately $150 billion in 2011 and will grow to approximately $200 billion in 2012.

The demand for data center infrastructure is being driven by many factors, but most importantly by significant Internet traffic growth and the increased demand for outsourcing.

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Internet Traffic Growth—The traditional business operations of enterprises are shifting online giving rise to increasingly data- and processing-intensive IT requirements. The move online is largely the result of global end user-generated Internet traffic which, according to IDC, is expected to grow from 17 exabytes per month in 2011 to 117 exabytes per month in 2015, representing a compound annual growth rate (“CAGR”) of 63%. Some of the key drivers of this Internet traffic growth include the expansion of Internet-based business models, growth in smart phones and tablets, the rapid increase of available content such as high-definition video streaming, increases in process-heavy applications such as business analytics and data mining, and growth in social networking. These factors translate into the expanding demand for high-powered, highly resilient data center facilities, given the need to process, store, distribute and manage the volume of data and transactions.

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Increasing Demand for Outsourcing—There has been a significant trend toward increased data center and IT outsourcing by U.S. and global enterprises. This trend is driven by a number of factors, including growth in enterprise IT units generally, increased regulatory requirements that expand data storage demands on enterprises, and increased power density and cooling requirements that make it more costly to keep IT infrastructure in-house. We believe that enterprises will look to outsource their data center needs as innovation in data center design and implementation continues to drive increased efficiency at lower costs. Companies seeking to reduce capital requirements, coupled with an increasing recognition that managing complex data center infrastructure is not a core competency, are providing strong momentum toward data center and IT outsourcing. In addition, trends towards globalization and IT-enabled commerce are causing enterprises to consider outsourcing as a means to connect to their clients’ IT infrastructure.

In addition to these strong demand dynamics, the data center market has other key favorable characteristics for existing data center operators:

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High Barriers to Entry—Despite growing demand for third-party data center capacity, a supply and demand imbalance exists in the market for high-quality, high-power, fully redundant facilities due to a number of factors, including extensive upfront capital and planning requirements, specialized expertise and personnel required for data center site selection, design, development and operation, limited availability of suitable locations, and regulatory requirements. Another fundamental barrier to entering the third-party data center market, especially when targeting large enterprises that have yet to outsource their data centers, is the time it takes to develop strong relationships with these enterprises before they are comfortable outsourcing their data center needs. This process can take months or even years. Trust is built through the initial sales cycle and continues through extensive planning phases, when the enterprise re-architects its IT platform to suit a third-party data center model. The amount of planning and business risk the enterprise undertakes in moving to a third-party data center model requires a significant investment on the part of the enterprise that is unlikely to be made without its third-party provider demonstrating a long history of execution, willingness to build a strategic partnership that will grow over time and compatibility with the needs of the enterprise.

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High Barriers to Switching—Once an enterprise establishes a relationship with a data center provider, it is unlikely to change providers routinely due to the high switching costs and execution risks associated with relocating IT equipment. These switching costs include disconnecting, packing, shipping, unloading, unpacking, installing and testing each piece of equipment which in large scale data centers can include hundreds of servers and storage devices. In addition, an enterprise will need to establish redundant connections during the transition and pay significant insurance and shipping fees. Switching data center providers also requires significant management resources and potential consulting support to minimize the risk of disruption and downtime which can impact the underlying business. As a result, enterprises are unlikely to switch data center providers routinely once they have an established relationship.

Our Competitive Strengths

We believe the following competitive strengths distinguish us from other data center operators and will enable us to continue to grow our operations.

High Quality Customer Base. The high quality of our assets combined with our reputation for serving the needs of large enterprises has enabled us to focus on the Fortune 1000 to build a quality customer base. We currently have approximately 500 customers from a broad spectrum of industries, with a particular expertise serving the energy industry, which comprises 38% of our annualized rent as of September 30, 2012. We currently have nine of the Fortune 20 and 108 of the Fortune 1000 or private or foreign enterprises of equivalent size as customers, including five of the six “supermajor” oil and gas companies. Our revenue is generated by a stable enterprise customer base, as evidenced by the following as of September 30, 2012:

•	79% of our annualized rent comes from the Fortune 1000 or private or foreign enterprises of equivalent size;

•	57% of our annualized rent comes from investment grade companies or their affiliates, based on the parent company’s corporate credit rating by Standard & Poor’s Ratings Services (“S&P”); and

•	42% of our annualized rent comes from the Fortune 100 or private or foreign enterprises of equivalent size.

As of September 30, 2012, CBI represented 10% of our annualized rent under contracts, which is largely comprised of two customers to whom we provide services through contracts entered into between those customers and Cincinnati Bell Technology Solutions Inc., a subsidiary of CBI (“CBTS”). Customer consent is required in order to assign those contracts to us, and while we expect those contracts to be assigned to us, such consent has not yet been obtained. Excluding these customers, CBI represented 3% of our annualized rent as of September 30, 2012. As of September 30, 2012, no single other customer represented more than 8% of our annualized rent, and our top 10 customers (including CBI) represented 46% of our annualized rent.

Strategically Located Portfolio. Our portfolio is located in several domestic and international markets possessing attractive characteristics for enterprise-focused data center operations. We have domestic properties in five of the top 10 largest U.S. cities by population (Chicago, Dallas, Houston, Phoenix and San Antonio), according to the U.S. Census Bureau, and four of the top 10 cities for Fortune 500 headquarters (Chicago, Cincinnati, Dallas and Houston), according to Forbes. We believe cities with large populations or a large number of corporate headquarters are likely to produce incremental demand for IT infrastructure. In addition, being located close to our current and potential customers provides chief information officers (“CIOs”) with additional confidence when outsourcing their data center infrastructure.

Modern, High Quality Facilities. Our portfolio includes highly efficient, reliable facilities with advanced cooling capabilities and the security systems necessary to provide an environment suitable for some of our clients’ most vital technology infrastructure. In our newest facilities, we take a “Massively ModularSM” approach to site selection, design and construction such that we are able to deliver a range of power densities to our customers within a single facility. Our Massively ModularSM design principles allow us to efficiently stage construction on a large scale and deliver CSF in a timeframe that we believe is one of the best in the industry. We acquire or build a large powered shell capable of scaling with our customers’ power and colocation space needs. The powered shell can be acquired or constructed for a relatively inexpensive capital cost. Once the building shell is ready, we can build individual data center halls in portions of the building space to meet the needs of customers on a modular basis. This modular data center hall construction can be completed in approximately 16 weeks to meet our customers’ immediate needs. This short construction timeframe ensures a very high utilization of the assets and minimizes the time between our capital investment and the receipt of customer revenue, favorably impacting our return on investment while also translating into lower costs for our customers. Our design principles also allow us to add incremental equipment to increase power densities as our customers’ power needs increase, which provides our customers with a significant amount of flexibility to manage their IT demands. We believe this Massively ModularSM approach allows us to respond to rapidly evolving customer needs, to commit capital toward the highest return projects and to develop state-of-the-art data center facilities.

Significant Leasing Capability and Low Recurring Rent Churn. Our focus on the customer, our ability to scale with its needs, and our operational excellence provides us with two key benefits: embedded future growth from our customer base and low recurring rent churn. Our total annualized rent increased by approximately 22%, and our existing customer base provided approximately 72% of such increase, between October 1, 2011 and September 30, 2012. Since October 1, 2011, we have increased NRSF by 19%, while maintaining a high percentage of NRSF leased of 79% at September 30, 2012.

Our management team focuses on minimizing recurring rent churn. We define recurring rent churn as any reduction in recurring rent due to customer terminations, net pricing reductions or service reductions as a percentage of the annualized rent at the beginning of the applicable period, excluding any impact from metered power reimbursements. In 2011, we experienced a recurring rent churn of 3%, approximately half of which was attributable to customers that ceased using our facilities. For the nine months ended September 30, 2012, our recurring rent churn was 4.0% (5.3% annualized), which includes the termination of one lease for legacy data center space that had been utilized for over 20 years. The legacy data center space has been decommissioned and is expected to be developed into data center space that we believe will generate higher amounts of revenue than the prior lease. Excluding this lease, the recurring rent churn for the nine months ended September 30, 2012 would have been 2.9% (3.9% annualized).

Significant, Attractive Expansion Opportunities. Our current development properties and available acreage were selected based on extensive site selection criteria and the collective industry knowledge and experience of our management team. As a result, we believe that our development portfolio contains properties that are located in markets with attractive supply and demand conditions and that possess suitable physical characteristics to support data center infrastructure. In addition to our operating NRSF of approximately 1,630,000 as of September 30, 2012, we are currently developing vacant properties and new facilities to create approximately 379,000 NRSF across three distinct markets. As of September 30, 2012, we also have 762,000 NRSF of powered shell available for future development, and we own approximately 146 acres of land that are available for future data center facility development.

Differentiated Reputation for Service. We believe that the decision CIOs make to outsource their data center infrastructure has material implications for their businesses, and, as such, CIOs look to third-party data center providers that have a reputation for serving similar organizations and that are able to deliver a customized solution. We take a consultative approach to understanding the unique requirements of our customers, and our design principles allow us to deliver robust flexibility in the scale, power and location of our data center infrastructure. We believe that this approach has helped fuel our growth. Our current customers are also often the source of new contracts, with referrals being an important source of new customers.

Experienced Management Team. Our management team is comprised of individuals drawing on diverse knowledge and skill sets acquired through extensive experiences in the real estate, telecommunications and mission-critical infrastructure industries. In aggregate, our management team of nine individuals has an average of approximately 15 years of experience in the data center and communications industries.

Business and Growth Strategies

Our objective is to grow our revenue and earnings and maximize stockholder returns by continuing to expand our data center infrastructure outsourcing business.

Increasing Revenue from Existing Customers and Properties. We have historically generated a significant portion of our revenue growth from our existing customers. Our total annualized rent increased by approximately 22%, and our existing customer base provided approximately 72% of such increase, between October 1, 2011 and September 30, 2012. We plan to continue to target our existing customers, because we believe that many have significant data center infrastructure that has not yet been outsourced, and many will require additional data center space to support their growth and their increasing reliance on technology infrastructure in their operations. To address new demand, as of September 30, 2012, we have approximately 337,000 NRSF available for lease, 379,000 NRSF under development and 762,000 NRSF of additional powered shell available for future development. Our portfolio also contains approximately 146 acres of land that are available for future data center facility development.

Attracting and Retaining New Customers. According to a recent IDC survey, less than 10% of large U.S. enterprises use third-party data center colocation services. Increasingly, enterprises are beginning to recognize the complexities of managing data center infrastructure in the midst of rapid technological development and innovation. We believe that these complexities, brought about by the rapidly increasing levels of Internet traffic and data, obsolete existing corporate data center infrastructure, increased power and cooling requirements and increased regulatory requirements, are driving the need for companies to outsource their data center facility requirements. Consequently, this will significantly increase the percentage of companies that use third-party data center colocation services over the next several years. We believe that our high quality assets and reputation for serving large enterprises have been, and will be, key differentiators for us in attracting customers that are outsourcing their data center infrastructure needs. Since 2010, we have signed more than 100 new customers, many of whom were outsourcing data center infrastructure for the first time. We plan to continue to pursue large enterprise customers by leveraging our relationships and reputation, and by developing our existing pipeline of inventory to meet their needs.

Expanding into New Domestic and International Markets. Our expansion strategy focuses on developing new data centers in markets where our customers are located and in markets where our customers want to be located. We regularly meet with our customers to understand their business strategies and potential data center needs. We also conduct extensive analysis to ensure an identified market displays strong data center fundamentals, independent of the demand presented by any particular customer. We believe that this approach significantly reduces the risk associated with expansion into new markets because it provides strong visibility into our anticipated cash flow and helps to ensure targeted returns on new developments. Our strategy for entering a new market will vary based on in-place real estate and data center infrastructure and could include greenfield construction projects as well as acquisitions.

Growing Interconnection Business. Our customers are increasingly seeking to connect to one another via private peering, cross connects and/or public switching environments. The demand for interconnection creates additional rental and revenue growth opportunities for us, and we believe that customer interconnections increase our likelihood of customer retention by providing an environment not easily replicated by competitors.

Selectively Pursuing Property Acquisition Opportunities. We intend to seek opportunities to acquire existing or potential data center properties in key strategic markets. In addition, we currently lease certain of our data center properties and, to the extent economically attractive, we may opportunistically seek to purchase those properties.

Our principal executive offices are located at 1649 West Frankford Rd, Carrollton, TX 75007. Our telephone number is (972) 350-0060.

Summary Risk Factors

Investment in our common stock involves risks. You should carefully consider the following important risks as well as the additional risks described in “Risk Factors”:

•

Our top 20 customers collectively accounted for approximately 61% of our total annualized rent as of September 30, 2012. The loss or significant reduction in business from one or more of our large customers could significantly harm our business, financial condition and results of operations, and impact the amount of cash available for distribution to our stockholders.

•

As of September 30, 2012, leases representing 13%, 24% and 14% of the annualized rent for our portfolio will expire during 2012, 2013 and 2014, respectively, and an additional 11% of the annualized rent for our portfolio was from month-to-month leases. Additionally, most of our leases contain early termination provisions. If leases with our customers are not renewed on the same or more favorable terms or are terminated early by our customers, our business, financial condition and results of operations could be substantially harmed.

•

Our portfolio of properties consists primarily of data centers geographically concentrated in cities in Ohio and Texas, which comprised 38% and 59%, respectively, of our annualized rent as of September 30, 2012. Since we generate a substantial portion of our revenue by servicing a limited geographic area, we are more susceptible to regional economic downturns.

•

Even if we have additional space available for lease at any one of our data centers, our ability to lease this space to existing or new customers could be constrained by our ability to provide sufficient electrical power.

•

We do not own 14 buildings in which our data centers are located that account for approximately 600,000 NRSF, or approximately 37% of our total operating NRSF. These buildings accounted for 36% of our total annualized rent as of September 30, 2012. Instead, we lease or sublease these data center spaces and the ability to retain these leases or subleases could be a significant risk to our ongoing operations. The weighted average remaining term for such leases and subleases is approximately nine years, or approximately 20 years after giving effect to our contractual renewal rights.

•	A decrease in the demand for data center space could adversely affect our business, financial condition and results of operations.

•	We have no operating history as a REIT or an independent public company, and our inexperience may impede our ability to successfully manage our business or implement effective internal controls.

•	Conflicts of interest exist or could arise in the future with our operating partnership or its partners.

•

Upon completion of this offering, CBI will own 9.8% of our outstanding shares of common stock and a majority of the common units of limited partnership interest in our operating partnership (“operating partnership units”) and will have the right initially to nominate three directors. CBI’s interests may differ from or conflict with the interests of our other stockholders.

•	Our charter and bylaws and the partnership agreement of our operating partnership contain provisions that may delay, defer or prevent an acquisition of our common stock or a change in control.

•

If we do not qualify as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

•	REIT distribution requirements could adversely affect our ability to execute our business plan.

•

Our cash available for distribution to stockholders may not be sufficient to make distributions at expected levels, and we may need to borrow in order to make such distributions; consequently, we may not be able to make such distributions in full.

Structure and Formation of Our Company

On November 20, 2012, we closed the formation transactions, which were designed to consolidate the ownership of a portfolio of properties owned by CBI into our operating partnership, facilitate this offering, enable us to raise necessary capital to repay indebtedness owed to CBI and enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2013. Pursuant to the formation transactions and in conjunction with this offering:

•	CyrusOne Inc. was formed as a Maryland corporation on July 31, 2012.

•	Our operating partnership, CyrusOne LP, was formed as a Maryland limited partnership on July 31, 2012.

•	CyrusOne GP, the general partner of our operating partnership, was formed as a Maryland statutory trust on July 31, 2012.

•

Our operating partnership received a contribution of direct and indirect interests in the portfolio of properties owned by CBI and certain of its subsidiaries set forth under “—CyrusOne Inc.—Our Portfolio” above in exchange for                  operating partnership units, as adjusted to reflect a          unit reverse split immediately prior to the completion of this offering, having a total value of $     based upon the midpoint of the price range set forth on the cover page of this prospectus. Certain of the properties were directly contributed to CyrusOne LP and certain properties were contributed through the contribution of the equity interests of the entity that directly owns those properties.

•

Our operating partnership issued $525 million of senior notes, from which net proceeds received were approximately $512 million, and entered into a $225 million revolving credit facility that is secured by substantially all of our assets.

•	Our operating partnership used the net proceeds of the senior notes issuance to repay approximately $480 million of indebtedness owed to CBI.

•

We will sell      shares of our common stock in this offering plus an additional      shares if the underwriters exercise their over-allotment option in full, and we will contribute the net proceeds of this offering to our operating partnership in exchange for operating partnership units.

•	We have entered into transition services, registration rights and other commercial agreements with CBI and certain of its subsidiaries. See “Certain Relationships and Related Transactions.”

Upon completion of this offering:

•

Purchasers of our common stock in this offering will own approximately     % of our outstanding common stock, and we will be the sole beneficial owner and sole trustee of CyrusOne GP, which is the sole general partner of our operating partnership. We will also own approximately     % of the outstanding operating partnership units of our operating partnership.

•

CBI will own 9.8% of our outstanding shares of common stock and     % of the outstanding operating partnership units, which, if exchanged for our common stock, would represent an additional approximately     % interest in our common stock.

•

Our directors, executive officers and other employees will own shares of restricted stock representing approximately     % of our outstanding shares of common stock based upon the midpoint of the price range set forth on the cover of this prospectus.

•

We expect to have total combined indebtedness, including capital lease obligations, of approximately $563 million and other financing arrangements of $49 million, and the ability to incur an additional $225 million of indebtedness through the availability under our revolving credit facility.

All the properties and other interests transferred to CyrusOne LP were contributed by wholly-owned subsidiaries of CBI. Because both CyrusOne LP and the certain subsidiaries of CBI that contributed the properties comprising our portfolio (the “Contributors”) will be under the common control of CBI until the completion of this offering and were under common control at the time of the formation transactions, the transfer of assets and liabilities of each of these entities will be accounted for at historical cost in a manner similar to a pooling of interests.

Our Structure

The following diagram depicts our ownership structure upon completion of this offering.

Restrictions on Transfer

Under the partnership agreement of our operating partnership, except under certain circumstances, unit holders do not have redemption or exchange rights for a period of 12 months and may not otherwise transfer their operating partnership units for a period of 12 months following completion of this offering. In addition, we, our operating partnership, CBI and our executive officers and directors have agreed not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into our common stock (including operating partnership units) owned by them at the completion of this offering or thereafter acquired by them for a period of 12 months, with respect to CBI, and 180 days, with respect to us and our executive officers and directors, after the completion of this offering without the consent of Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject, in each case, to certain exceptions.

Conflicts of Interest

Following the completion of this offering, there will be conflicts of interest with respect to certain transactions between the unitholders in our operating partnership, including CBI, on the one hand, and us and our stockholders, on the other. See “Risk Factors—Risks Related to Our Organizational Structure.”

On November 20, 2012, CBI contributed its ownership interests in certain properties and in other assets and liabilities to our operating partnership in the formation transactions. Under the agreements relating to the contribution of such interests, we have contractual rights to indemnification in the event of breaches of representations or warranties made by CBI. None of these agreements were negotiated on an arm’s length basis. See “Certain Relationships and Related Transactions—Contribution Agreements.”

Our Chairman is the President and Chief Executive Officer and a director of CBI. In addition, some of our directors and executive officers own a substantial amount of CBI common stock, options and other instruments, the value of which is related to the value of common stock of CBI. The direct and indirect interests of our directors and executive officers in common stock of CBI, and us, could create, or appear to create, conflicts of interest with respect to decisions involving both CBI and us that could have different implications for CBI than they do for us.

We have granted CBI a waiver of the ownership restrictions contained in our charter, subject to certain initial and ongoing conditions designed to protect our status as a REIT, including the receipt of an Internal Revenue Service (“IRS”) private letter ruling or an opinion of counsel from a nationally recognized law firm that the exercise of any such exemption should not cause any rent payable by CBI to jeopardize our REIT status.

We lease colocation space in our data centers to Cincinnati Bell Telephone Company LLC, a subsidiary of CBI (“CBT”), and CBTS. Prior to this offering, we entered into separate data center colocation agreements with CBT and CBTS whereby we will continue to lease colocation space to each of them at certain of our data centers. See “Certain Relationships and Related Transactions—Other Benefits to Related Parties and Related Party Transactions.”

Prior to this offering, we purchased the property located at 229 West Seventh Street, which is included under “—CyrusOne Inc.—Our Portfolio” as one of our 23 operating facilities and which we had formerly leased from CBT. In connection with this purchase, we also executed a reciprocal easement and shared services agreement and a right of first opportunity and refusal agreement with CBT. Pursuant to the reciprocal easement and shared services agreement, we granted reciprocal easements to each other; CBT has easements for continued use of portions of our building and CBT provides fuel storage, fire suppression and other building services to us; and we provide chilled water, building automation systems related to heating, ventilation and air conditioning

(“HVAC”) and other building services to CBT. Pursuant to the right of first opportunity and refusal agreement, we and CBT have agreed to grant to each other rights of first opportunity and first refusal to purchase each other party’s property in the event that either party desires to sell its property to a non-affiliate third party. See “Certain Relationships and Related Transactions—Other Benefits to Related Parties and Related Party Transactions.”

In addition, CBT occupies space in our 229 West Seventh Street facility that is utilized in its network operations. In connection with our purchase of this property, we entered into an agreement to lease this space to CBT for a period of five years, with three renewal options of five years each. Prior to this offering, we also entered into an agreement to lease space at CBT’s 209 West Seventh Street facility for a period of five years, with three renewal options of five years each. See “Certain Relationships and Related Transactions—Other Benefits to Related Parties and Related Party Transactions.”

CBI provides various management services, including executive management, cash management, legal, treasury, human resources, accounting, tax, internal audit and risk management services. Prior to this offering, we entered into a transition services agreement with CBI, pursuant to which CBI will provide certain of these services, on an as needed basis, to our operating partnership. See “Certain Relationships and Related Transactions—Transition Services Agreements.”

Effective January 1, 2012, the Predecessor entered into a transition services agreement with CBTS pursuant to which each party agreed to provide certain services to the other party. Services provided by CBTS to the Predecessor included network support, service calls, monitoring and management, storage and backup and IT systems support. Services provided by the Predecessor to CBTS included data center colocation and network interface charges for a fiber network. Prior to this offering, we replaced this transition services agreement with a new transition services arrangement with CBTS pursuant to which each party will provide certain services to the other party. Services provided by CBTS to us include migration and support services for hardware and applications used for local telephony and IT services by our employees, as well as back office billing transition support for customers that have not yet been transitioned off of the CBTS billing platform. Services provided by us to CBTS consist of network interface charges. See “Certain Relationships and Related Transactions—Transition Services Agreements.”

Also effective January 1, 2012, the Predecessor entered into marketing agreements with CBT and CBTS to appoint these affiliates as CyrusOne’s authorized marketing representatives. Pursuant to the terms of these agreements, the Predecessor pays these affiliates a commission for all new leases for space they attain, which is calculated as a percentage of the first month’s recurring revenue with respect to such space. The term of these agreements expired on December 31, 2012. See “Certain Relationships and Related Transactions—Marketing Agreement.”

We have also entered into services agreements with CBT and CBTS. Under the CBTS services agreement, CBTS has agreed to provide us with certain managed storage and backup services. These services will be provided on a month-to-month basis, and charges will be based on the variable amount of gigabytes managed by CBTS each month. Under the CBT services agreement, CBT provides us with connectivity services related to several of our data center facilities. These services are related to the use of fiber and circuit assets that are currently a part of the CBI network. See “Certain Relationships and Related Transactions—Other Benefits to Related Parties and Related Party Transactions.”

Prior to this offering, we entered into agreements to lease office space to CBT at our Goldcoast Drive (Goldcoast) data center facility and to CBTS at our Parkway (Mason) data center facility. See “Certain Relationships and Related Transactions—Other Benefits to Related Parties and Related Party Transactions.”

As of September 30, 2012, certain of the Predecessor’s leases had not yet been assigned to CyrusOne. CBTS is the lessor named in these contracts. In 2012, we entered into an agreement with CBTS whereby we perform all obligations of CBTS under the lease agreements, CBTS confers to us the benefits received under such lease agreements and CBTS is granted sufficient usage rights in each of our data centers so that it remains as lessor under each such lease agreement until the lease can be assigned to us. In addition, CBTS will continue to perform billing and collections on these accounts until the assignment has been completed. See “Certain Relationships and Related Transactions—Other Benefits to Related Parties and Related Party Transactions.”

On November 20, 2012, we also entered into a non-competition agreement with CBI, pursuant to which we and CBI have agreed not to enter into each other’s lines of business, subject to certain exceptions, for a period of four years from such date. See “Certain Relationships and Related Transactions—Other Benefits to Related Parties and Related Party Transactions.”

Under the partnership agreement of our operating partnership, the limited partners of our operating partnership will expressly agree that the general partner of our operating partnership is acting for the benefit of the operating partnership, the limited partners of our operating partnership and our stockholders, collectively. The general partner is under no obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of us or our stockholders, on the one hand, and the interests of the limited partners of our operating partnership, on the other, the partnership agreement of our operating partnership provides that any action or failure to act by the general partner that gives priority to the separate interests of us or our stockholders that does not result in a violation of the contractual rights of the limited partners of our operating partnership under the partnership agreement will not violate the duties that the general partner owes to our operating partnership and its partners.

Affiliates of one or more of our underwriters participated as agents or lenders under the revolving credit facility that we entered into with a syndicate of financial institutions. These transactions create potential conflicts of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions and financial advisory fees they will receive.

Restrictions on Ownership and Transfer of Our Stock

Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended (the “Code”), among other purposes, our charter provides for restrictions on ownership and transfer of our shares of stock, including, in general, prohibitions on any person actually or constructively owning more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of our common stock or 9.8% in value of the outstanding shares of all classes or series of our stock. Our charter, however, permits exceptions to be made for stockholders provided that our board of directors determines such exceptions will not jeopardize our tax status as a REIT. Our board of directors has granted CBI exemptions from the ownership limits applicable to other holders of our common stock, subject to certain initial and ongoing conditions designed to protect our status as a REIT, including the receipt of an IRS private letter ruling or an opinion of counsel from a nationally recognized law firm that the exercise of any such exemption should not cause any rent payable by CBI to jeopardize our REIT status.

Related Financings

Senior Notes Issuance

On November 20, 2012, our operating partnership issued $525 million of senior notes, from which the net proceeds were approximately $512 million. Our operating partnership used a portion of the net proceeds from the senior notes issuance to repay approximately $480 million of indebtedness owed to CBI. The indenture governing the senior notes contains covenants that restrict our ability to engage in certain activities such as incurring certain additional indebtedness and making certain investments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering.”

Revolving Credit Facility

On November 20, 2012, we entered into a $225 million revolving credit facility with a syndicate of financial institutions. Affiliates of several of the underwriters are lenders under this facility. The revolving credit facility is guaranteed by CyrusOne and CyrusOne GP, as well as certain of our operating partnership’s existing and future wholly-owned domestic subsidiaries, subject to certain exceptions. All obligations under the revolving credit facility, and the guarantees of those obligations, will be secured by substantially all of our assets, subject to certain exceptions. We intend to use the revolving credit facility, among other things, to finance the acquisition of properties, provide funds for customer improvements and capital expenditures and provide for working capital and for other corporate purposes. The revolving credit facility contains customary covenants for credit facilities of this type. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Terms of Our Indebtedness to be Outstanding After this Offering.”

Upon completion of this offering, we expect to have liquidity of approximately $510 million based on our estimated cash balance (based on the midpoint of the price range set forth on the front cover of this prospectus) and availability under the revolving credit facility.

This Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares(1)

Common stock and operating partnership units to be outstanding after this offering	shares/operating partnership units(2)

Use of proceeds	We estimate that we will receive gross proceeds from this offering of approximately $300 million, or approximately $ million if the underwriters exercise their over-allotment option in full. After deducting the underwriting discounts, commissions and expenses of this offering, we estimate that we will receive aggregate net proceeds from this offering of approximately $275 million, or approximately $ million if the underwriters exercise their over-allotment option. We intend to contribute the net proceeds from this offering to our operating partnership in exchange for operating partnership units. Our operating partnership intends to use the proceeds received from our contribution to fund future acquisitions of real estate, development of real estate, recurring real estate expenditures and other non-real estate capital expenditures and general working capital. See “Use of Proceeds.”

NASDAQ Symbol	CONE

(1)	Excludes shares issuable upon exercise of the underwriters’ over-allotment option and shares reserved for issuance under our 2012 Long Term Incentive Plan.
(2)	Includes operating partnership units outstanding pursuant to the consummation of the formation transactions that may, subject to the limits in the partnership agreement of our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing 12 months after the completion of this offering.

Distribution Policy

We intend to make regular quarterly distributions to holders of our common stock. We intend to make a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending March 31, 2013, based on $             per share for a full quarter. On an annualized basis, this would be $             per share, or an annual distribution rate of approximately         % based on an initial public offering price at the midpoint of the price range set forth on the front cover of this prospectus. We estimate that this initial annual distribution rate will represent approximately         % of estimated cash available for distribution for the 12 months ending September 30, 2013. We established this intended initial annual distribution rate based on our estimate of cash available for distribution for the 12 months ending September 30, 2013, which we have calculated based on adjustments to our pro forma loss before noncontrolling interests for the 12 months ended September 30, 2012. We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described under “Distribution Policy.” We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate; however, we cannot assure you that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. If we have underestimated our cash available for distribution, we may need to increase our borrowings in order to fund our intended distributions. We expect that, at least initially, our distributions may exceed our net income under accounting principles generally accepted in the United States of America (“U.S. GAAP”) because of non-cash expenses included in net income. We do not intend to reduce the expected distributions per share if the underwriters exercise their over-allotment option.

Our Tax Status

We intend to elect and qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2013. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

We have received a private letter ruling from the IRS, subject to the terms and conditions contained therein, with respect to certain issues relevant to our qualification as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax at regular corporate rates and would be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and the income of our taxable REIT subsidiaries (each, a “TRS”) will be subject to taxation at regular corporate rates.

Summary Financial Data

The following table sets forth summary financial and other data for the Predecessor (as described below) on both a historical and pro forma basis. We have not presented historical information for the newly-formed registrant, CyrusOne, because it has not had any corporate or business activity since its formation other than the incurrence of costs to support this offering, the formation transactions, the related financing transactions and the issuance of shares of common stock in connection with the initial capitalization of the company and because we believe that a discussion of the results of this newly-formed registrant would not be meaningful. For more information regarding the formation transactions, please see “Structure and Formation of Our Company.”

We use the term “Predecessor” to mean the historical data center activities and holdings of CBI. CBI has operated its Cincinnati-based data center business for over 10 years; in addition, it acquired GramTel, a data center operator in South Bend, Indiana and Chicago, Illinois, for approximately $20 million in December 2007; and it acquired Cyrus Networks, a data center operator based in Texas, for approximately $526 million, net of cash acquired, in June 2010. As part of the formation transactions, certain subsidiaries of CBI contributed these assets and operations to our operating partnership, CyrusOne LP.

The summary historical financial information as of December 31, 2011 and 2010 and for each of the years ended December 31, 2011, 2010 and 2009 has been derived from the Predecessor’s audited combined financial statements included elsewhere in this prospectus. The summary historical financial information as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 has been derived from the Predecessor’s unaudited condensed combined financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited interim financial information included herein includes all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth herein. The results of operations for the interim period ended September 30, 2012 are not necessarily indicative of the results to be obtained for the full fiscal year.

The unaudited pro forma condensed combined financial data as of and for the nine months ended September 30, 2012 and for the year ended December 31, 2011, is derived from CyrusOne’s and the Predecessor’s combined pro forma financial statements which appear elsewhere in this prospectus. This pro forma data has been presented as if this offering, the formation transactions and the related financing transactions had all occurred: (i) on September 30, 2012 for the pro forma condensed combined balance sheet data and (ii) as of January 1, 2011 for the pro forma condensed combined statement of operations data. The pro forma financial data is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

You should read the following summary financial data of the Predecessor in conjunction with our combined historical financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

(dollars in millions,
except per share amounts)	Nine Months Ended September 30,				Year ended December 31,
	Pro Forma 2012		2012	2011	Pro Forma 2011		2011	2010 (a)	2009
Statement of Operations Data:
Revenue		$162.8	$162.8	$133.7		$181.7	$181.7	$127.5	$74.1

Costs and expenses:
Property operating expenses		55.6	55.3	43.3		58.5	58.2	43.9	31.0
Sales and marketing		7.0	5.8	7.1		10.6	9.1	6.8	5.1
General and administrative		17.4	15.4	8.5		16.7	12.5	7.0	4.2
Depreciation and amortization		52.9	52.9	40.0		55.5	55.5	36.2	18.0
Transaction costs (b)		1.3	1.3	2.6		2.6	2.6	9.0	—
Management fees charged by CBI (c)		—	2.1	1.9		—	2.3	3.6	1.5
Loss on sale of receivables to CBF (d)		—	3.7	2.3		—	3.5	1.8	1.2
Restructuring costs (e)		—	—	—		—	—	1.4	—
Asset impairments (f)		13.3	13.3	—		—	—	—	—

Operating income		15.3	13.0	28.0		37.8	38.0	17.8	13.1
Interest expense		31.0	31.2	24.1		39.5	32.9	11.5	3.1
Loss on extinguishment of debt (g)		—	—	—		1.4	1.4	—	—
Income tax (benefit) expense		0.5	(4.7)	2.1		0.6	2.2	2.7	3.9

(Loss) income from continuing operations		(16.2)	(13.5)	1.8		(3.7)	1.5	3.6	6.1
(Gain) loss on sale of real estate improvements (h)		(0.1)	(0.1)	—		—	—	0.1	—

(Loss) income before noncontrolling interests		(16.1)	(13.4)	1.8		(3.7)	1.5	3.5	6.1
Noncontrolling interests (i)			—	—			—	—	—

Net (loss) income allocable to common shareholders	$		$(13.4)	$1.8	$		$1.5	$3.5	$6.1

Balance Sheet Data (as of period end):
Investment in real estate, net		$644.6	$644.6	$481.3		N/A	$529.0	$403.7	$248.7
Total assets		1,425.0	1,090.8	911.7		N/A	954.7	862.3	279.6
Debt (j)		563.0	650.1	470.6		N/A	523.1	452.0	69.7
Other financing arrangements (k)		49.2	49.2	61.3		N/A	48.2	32.5	—
Divisional control (l)		—	297.5	316.1		N/A	311.5	317.8	163.4
Noncontrolling interests		447.9	—	—		N/A	—	—	—
Stockholders’ equity		719.3	—	—		N/A	—	—	—

Cash Flow Data:
Cash flows provided by (used in):
Operating activities		N/A	42.8	48.2		N/A	66.0	43.5	24.6
Investing activities		N/A	(166.2)	(64.7)		N/A	(105.8)	(40.5)	(20.2)
Financing activities		N/A	126.0	12.6		N/A	35.5	1.9	(4.4)

Other Data (unaudited):
Utilization rate (m)		78%	78%	86%		88%	88%	88%	87%
Funds from operations (n)		$33.0	$35.7	$28.6		$34.0	$39.2	$29.4	$20.7
Funds from operations, as adjusted (n)		46.6	49.3	39.9		49.0	54.2	38.3	21.9
Net operating income (o)		107.2	107.5	90.4		123.2	123.5	83.6	43.1
EBITDA (p)		68.3	66.0	68.0		91.9	92.1	53.9	31.1
Adjusted EBITDA (p)		82.8	85.5	72.9		95.9	99.6	66.2	32.4
Capital expenditures		146.4	146.4	76.3		117.5	117.5	29.3	20.7

(a)	In June 2010, the Predecessor completed the acquisition of Cyrus Networks. The results of operations of this business are included in the Predecessor’s results from the acquisition date.
(b)	Represents legal, accounting and consulting fees incurred in connection with the formation transactions, our qualification as a REIT and completed and potential business combinations.
(c)	Represents management fees charged by CBI for services it provided to the Predecessor, including executive management, cash management, legal, treasury, human resources, accounting, tax, internal audit and risk management services. See Note 13 to the Predecessor’s audited combined financial statements included elsewhere in this prospectus for additional detail. Prior to this offering, we entered into a transition services agreement with CBI, pursuant to which CBI will provide certain of these services, on an as-needed basis, to our operating partnership.
(d)	For the historical periods, represents the sale by the Predecessor of most of its trade and other accounts receivable to Cincinnati Bell Funding LLC, a bankruptcy-remote subsidiary of CBI (“CBF”), at a 2.5% discount to the receivables’ face value. Effective October 1, 2012, we terminated our participation in this program.

(e)	Represents a restructuring charge recognized in 2010 to terminate a legacy sales commission plan in order to transition to a common plan for all commissioned employees.
(f)	Reflects asset impairments recognized on a customer relationship intangible and property and equipment primarily related to our GramTel acquisition.
(g)	Represents the termination by the Predecessor of the financing obligation for one of its facilities by purchasing the property from the former lessor. A loss of $1.4 million was recognized upon the termination of this obligation.
(h)	Represents the (gain) loss that was recognized on the sale of generators in connection with upgrading of the equipment at various data center facilities.
(i)	Represents the (loss) income allocable to the noncontrolling owner’s interest in CyrusOne LP.
(j)	For the historical periods, reflects related party notes payable and capital lease obligations. For the pro forma periods, reflects third-party notes and capital lease obligations.
(k)	Other financing arrangements represents leases of real estate where the Predecessor was involved in the construction of structural improvements to develop buildings into data centers. When the Predecessor bears substantially all the construction period risk, such as managing or funding construction, the Predecessor is deemed to be the accounting owner of the leased property. These transactions generally do not qualify for sale-leaseback accounting due to our continued involvement in these data center operations. For these transactions, at the lease inception date, we recognize the fair value of the leased building as an asset in investment in real estate and as a liability in other financing arrangements.
(l)	For the historical periods, the Predecessor was not a separate legal entity. Divisional control represents CBI’s net investment in the Predecessor.
(m)	We calculate our utilization rate by dividing CSF under signed leases for available space (whether or not the contract has commenced billing) by total CSF. Utilization rate differs from percent leased presented elsewhere in this prospectus because utilization rate excludes office space and supporting infrastructure NRSF and includes CSF for signed leases that have not commenced billing. Management uses utilization rate as a measure of CSF leased.
(n)	We calculate funds from operations (“FFO”) in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net (loss) income computed in accordance with U.S. GAAP excluding noncontrolling interests, (gain) loss from sales of real estate improvements, real estate-related depreciation and amortization and real estate impairments.

We calculate funds from operations, as adjusted (“FFO As Adjusted”) as FFO plus amortization and impairments of customer relationship intangibles. Because the value of such customer relationship intangibles is inextricably connected to the real estate acquired, we believe the amortization and impairments of such intangibles is analogous to real estate depreciation and impairments; and therefore, we add the customer relationship intangible amortization and impairments back to FFO As Adjusted for similar treatment with real estate depreciation and impairments. We believe our FFO As Adjusted calculation provides a more comparable measure to others in the industry. Our customer relationship intangibles are primarily associated with the acquisition of Cyrus Networks and represented 22% of the value of the assets acquired.

Management uses FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted as supplemental performance measures because they provide performance measures that, when compared year over year, capture trends in occupancy rates, rental rates and operating costs. We also believe that, as widely recognized measures of the performance of REITs, FFO and pro forma FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted exclude real estate depreciation and amortization and real estate impairments (and, in the case of FFO As Adjusted and pro forma FFO As Adjusted, exclude amortization and impairments of customer relationship intangibles) and capture neither the changes in the value of our properties that result from use or from market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted as measures of our performance is limited. Other REITs may not calculate FFO or pro forma FFO in accordance with the NAREIT definition or may not calculate FFO As Adjusted or pro forma FFO As Adjusted in the same manner. Accordingly, our FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted may not be comparable to others. Therefore, FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted should be considered only as supplements to net income as measures of our performance. FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted should not be used as measures of our liquidity nor as indicative of funds available to fund our cash needs, including our ability to make distributions. FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted also should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with U.S. GAAP.

A reconciliation of net (loss) income to FFO and FFO As Adjusted is presented below:

(dollars in millions)	Nine Months Ended September 30,				Year ended December 31,
	Pro Forma 2012		2012	2011	Pro Forma 2011		2011	2010 (a)	2009
Net (loss) income	$		$(13.4)	1.8	$		$1.5	$3.5	$6.1
Noncontrolling interests			—	—			—	—	—
(Gain) loss on sale of real estate improvements		(0.1)	(0.1)	—		—	—	0.1	—

(Loss) income from continuing operations		(16.2)	(13.5)	1.8		(3.7)	1.5	3.6	6.1
Real estate depreciation and amortization		37.5	37.5	26.8		37.7	37.7	25.8	14.6
Real estate impairments		11.7	11.7	—		—	—	—	—

FFO available to common stockholders and unitholders		33.0	35.7	28.6		34.0	39.2	29.4	20.7

Amortization of customer relationship intangibles		12.1	12.1	11.3		15.0	15.0	8.9	1.2
Customer relationship intangible impairments		1.5	1.5	—		—	—	—	—

FFO As Adjusted available to common stockholders and unit holders		$46.6	$49.3	$39.9		$49.0	$54.2	$38.3	$21.9

(o)	We calculate net operating income (“NOI”) as net (loss) income, as defined by U.S. GAAP, plus noncontrolling interests, excluding (gain) loss on sale of real estate improvements, plus income tax (benefit) expense, loss on extinguishment of debt, interest expense, sales and marketing costs, general and administrative costs, depreciation and amortization, transaction costs, management fees charged by CBI, loss on sale of receivables to CBF, restructuring costs and asset impairments. NOI can also be calculated as revenues less property operating expenses. Amortization of deferred leasing costs is presented within depreciation and amortization, which is excluded from our NOI calculation. We have not historically incurred any tenant improvement costs. Our sales and marketing costs consist of salaries and benefits for our internal sales staff, travel and entertainment, office supplies, marketing and advertising costs. General and administrative costs include salaries and benefits of senior management and support functions, legal and consulting costs, and other administrative costs. Marketing and advertising costs are not property specific, rather these costs support our entire portfolio. As a result, we have excluded these marketing and advertising costs from our NOI calculation, consistent with the treatment of general and administrative costs, which also support our entire portfolio. Other REITs may not calculate NOI in the same manner. Accordingly, our NOI may not be comparable to other REITs’ NOI. Management uses NOI and pro forma NOI as supplemental performance measures because they provide useful measures of the profitability of our leases. NOI and pro forma NOI should be considered only as supplements to net income as measures of our performance. NOI and pro forma NOI should not be used as measures of liquidity nor are they indicative of funds available to meet our cash needs, including our ability to make distributions.

A reconciliation of net (loss) income to NOI is presented below:

(dollars in millions)	Nine Months Ended September 30,				Year ended December 31,
	Pro Forma 2012		2012	2011	Pro Forma 2011		2011	2010 (a)	2009
Net (loss) income	$		$(13.4)	$1.8	$		$1.5	$3.5	$6.1
Noncontrolling interests			—	—			—	—	—
(Gain) loss on sale of real estate improvements		(0.1)	(0.1)	—		—	—	0.1	—

(Loss) income from continuing operations		(16.2)	(13.5)	1.8		(3.7)	1.5	3.6	6.1
Income tax (benefit) expense		0.5	(4.7)	2.1		0.6	2.2	2.7	3.9
Loss on extinguishment of debt		—	—	—		1.4	1.4	—	—
Interest expense		31.0	31.2	24.1		39.5	32.9	11.5	3.1
Sales and marketing		7.0	5.8	7.1		10.6	9.1	6.8	5.1
General and administrative		17.4	15.4	8.5		16.7	12.5	7.0	4.2
Depreciation and amortization		52.9	52.9	40.0		55.5	55.5	36.2	18.0
Transaction costs		1.3	1.3	2.6		2.6	2.6	9.0	—
Management fees charged by CBI		—	2.1	1.9		—	2.3	3.6	1.5
Loss on sale of receivables to CBF		—	3.7	2.3		—	3.5	1.8	1.2
Restructuring costs		—	—	—		—	—	1.4	—
Asset impairments		13.3	13.3	—		—	—	—	—

NOI		$107.2	$107.5	$90.4		$123.2	$123.5	$83.6	$43.1

(p)	We calculate EBITDA as net (loss) income as defined by U.S. GAAP plus noncontrolling interests, interest expense, income tax (benefit) expense and depreciation and amortization. We calculate Adjusted EBITDA as EBITDA plus transaction costs, loss on sale of receivables to CBF, restructuring costs, loss on extinguishment of debt, asset impairments, stock-based compensation expense resulting from changes in CBI’s stock price, and excluding (gain) loss on sale of real estate improvements. Other companies may not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, our EBITDA and Adjusted EBITDA may not be comparable to others. Management uses EBITDA, pro forma EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the results of operations. EBITDA, pro forma EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA should be considered only as supplements to net income as measures of our performance and should not be used as substitutes for net income. A reconciliation of net (loss) income to EBITDA and Adjusted EBITDA is presented below:

(dollars in millions)	Nine Months Ended September 30,				Year ended December 31,
	Pro Forma 2012		2012	2011	Pro Forma 2011		2011	2010	2009
Net (loss) income	$		$(13.4)	$1.8	$		$1.5	$3.5	$6.1
Noncontrolling interests			—	—			—	—	—

(Loss) income before noncontrolling interests		(16.1)	(13.4)	1.8		(3.7)	1.5	3.5	6.1
Interest expense		31.0	31.2	24.1		39.5	32.9	11.5	3.1
Income tax (benefit) expense		0.5	(4.7)	2.1		0.6	2.2	2.7	3.9
Depreciation and amortization		52.9	52.9	40.0		55.5	55.5	36.2	18.0

EBITDA		68.3	66.0`	68.0		91.9	92.1	53.9	31.1

Transaction costs		1.3	1.3	2.6		2.6	2.6	9.0	—
Loss on sale of receivables to CBF		—	3.7	2.3		—	3.5	1.8	1.2
Restructuring costs		—	—	—		—	—	1.4	—
Loss on extinguishment of debt		—	—	—		1.4	1.4	—	—
Asset impairments		13.3	13.3	—		—	—	—	—
Stock-based compensation mark-to-market		—	1.3	—		—	—	—	0.1
(Gain) loss on sale of real estate improvements		(0.1)	(0.1)	—		—	—	0.1	—

Adjusted EBITDA		$82.8	$85.5	$72.9		$95.9	$99.6	$66.2	$32.4

RISK FACTORS

Investment in our common stock involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring shares of our common stock offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Operations

A small number of customers account for a significant portion of our revenue. The loss or significant reduction in business from one or more of our large customers could significantly harm our business, financial condition and results of operations, and impact the amount of cash available for distribution to our stockholders.

We currently depend, and expect to continue to depend, upon a relatively small number of customers for a significant percentage of our revenue. Our top 20 customers collectively accounted for approximately 61% of our total annualized rent as of September 30, 2012. As a result of this customer concentration, our business, financial condition and results of operations, including the amount of cash available for distribution to our stockholders, could be adversely affected if we lose one or more of our larger customers, if such customers significantly reduce their business with us or if we choose not to enforce, or to enforce less vigorously, any rights that we may have now or in the future against these significant customers because of our desire to maintain our relationship with them.

A significant percentage of our customer base is also concentrated in industry sectors that may from time to time experience volatility including, in particular, the oil and gas sector. Enterprises in the energy industry comprised approximately 38% of our annualized rent as of September 30, 2012. A downturn in the oil and gas industry could negatively impact the financial condition of one or more of our oil and gas company customers, including several of our larger customers. In an industry downturn, those customers could default on their obligations to us, delay the purchase of new services from us or decline to renew expiring leases, any of which could have an adverse effect on our business, financial condition and results of operations.

Additionally, if any customer becomes a debtor in a case under the U.S. Bankruptcy Code, applicable bankruptcy laws may limit our ability to terminate our contract with such customer solely because of the bankruptcy or recover any amounts owed to us under our agreements with such customer. In addition, applicable bankruptcy laws could allow the customer to reject and terminate its agreement with us, with limited ability for us to collect the full amount of our damages. Our business, including our revenue and cash available for distribution to our stockholders, could be adversely affected if any of our significant customers were to become bankrupt or insolvent.

A significant percentage of our customer leases expire each year or are on a month-to-month basis, and most of our leases contain early termination provisions. If leases with our customers are not renewed on the same or more favorable terms or are terminated early by our customers, our business, financial condition and results of operations could be substantially harmed.

Our customers may not renew their leases following expiration. This risk is increased by the significant percentage of our customer leases that expire every year. As of September 30, 2012, leases representing 13%, 24% and 14% of the annualized rent for our portfolio will expire during 2012, 2013 and 2014, respectively, and an additional 11% of the annualized rent for our portfolio was from month-to-month leases. While historically we have retained a significant number of our customers, including those leasing from us on a month-to-month basis, upon expiration our customers may elect not to renew their leases or renew their leases at lower rates, for fewer services or for shorter terms. If we are unable to successfully renew or continue our customer leases on the same or more favorable terms or subsequently re-lease available data center space when such leases expire, our business, financial condition and results of operations could be adversely affected.

In addition, most of our leases contain early termination provisions that allow our customers to reduce the term of their leases subject to payment of an early termination charge that is often a specified portion of the remaining rent payable on such leases. Leases representing approximately 22% of our annualized rent as of September 30, 2012 require payment of less than 50% of the remaining rental payment due on the applicable lease. The exercise by customers of early termination options could have an adverse affect on our business, financial condition and results of operations. See “Business and Properties—Lease Expirations.”

We generate a substantial portion of our revenue by servicing a limited geographic area, which makes us more susceptible to regional economic downturns.

Our portfolio of properties consists primarily of data centers geographically concentrated in cities in Ohio and Texas. These markets comprised 38% and 59%, respectively, of our annualized rent as of September 30, 2012. As such, we are susceptible to local economic conditions and the supply of, and demand for, data center space in these markets. If there is a downturn in the economy, a natural disaster or an oversupply of, or decrease in demand for, data centers in these markets, our business could be adversely affected to a greater extent than if we owned a real estate portfolio that was more diversified in terms of both geography and industry focus.

Even if we have additional space available for lease at any one of our data centers, our ability to lease this space to existing or new customers could be constrained by our ability to provide sufficient electrical power.

Customers are increasing their use of high-density electrical power equipment in our data centers, which has significantly increased the demand for power. As current and future customers increase their power footprint in our facilities over time, the corresponding reduction in available power could limit our ability to increase occupancy rates or network density within our existing facilities. In addition, our power and cooling systems are difficult and expensive to upgrade. Accordingly, we may not be able to efficiently upgrade or change these systems to meet new demands without incurring significant costs that we may not be able to pass on to our customers.

We do not own all of the buildings in which our data centers are located. Instead, we lease or sublease certain of our data center spaces and the ability to retain these leases or subleases could be a significant risk to our ongoing operations.

We do not own 14 buildings that account for approximately 600,000 NRSF, or approximately 37% of our total operating NRSF. These leased buildings accounted for 36% of our total annualized rent as of September 30, 2012 and 37% of our total NOI for the three months then ended. Our business could be harmed if we are unable to renew the leases for these data centers on favorable terms or at all. Additionally, in several of our smaller facilities we sublease our space, and our rights under these subleases are dependent on our sublandlord retaining its respective rights under the prime lease. The weighted average remaining term for such leases and subleases is approximately nine years, or approximately 20 years after giving effect to our contractual renewal rights. When the primary terms of our existing leases expire, we generally have the right to extend the terms of our leases for one or more renewal periods, subject to, in the case of several of our subleases, our sublandlord renewing its term under the prime lease. For four of these leases and subleases, the renewal rent will be determined based on the fair market value of rental rates for the property, and the then prevailing rental rates may be higher than the current rental rates under the applicable lease. The rent for the remaining leases and subleases will be based on a fixed percentage increase over the base rent during the year immediately prior to expiration. Several of our data centers are leased or subleased from other data center companies, which may increase our risk of non-renewal or renewal on less than favorable terms. If renewal rates are less favorable than those we currently have, we may be required to increase revenues within existing data centers to offset such increase in lease payments. Failure to increase revenues to sufficiently offset these projected higher costs would adversely impact our operating income. Upon the end of our renewal options, we would have to renegotiate our lease terms with the landlord. See “Business and Properties—Facility Leasing Arrangements.”

Additionally, if we are unable to renew the lease at any of our data centers, we could lose customers due to the disruptions in their operations caused by the relocation. We could also lose those customers that choose our data centers based on their locations. In addition, it is not typical for us to relocate data center infrastructure equipment, such as generators, power distribution units and cooling units, from their initial installation. The costs of relocating such equipment to a different data centers could be prohibitive and, as such, we could lose the value of this equipment. For these reasons, any lease that cannot be renewed could adversely affect our business, financial condition and results of operations.

Any losses to our properties that are not covered by insurance, or that exceed our policy coverage limits, could adversely affect our business, financial condition and results of operations.

The properties in our portfolio are subject to casualty risks, including from causes related to riots, war, terrorism or acts of God. For example, our properties located in Texas are generally subject to risks related to tropical storms, hurricanes and other severe weather and floods, and our properties located in the Midwest are generally subject to risks related to earthquakes, tornados and other severe weather. While we will carry commercial liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket policy, the amount of insurance coverage may not be sufficient to fully cover the losses we suffer.

If we experience a loss that is uninsured or that exceeds our policy coverage limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties were subject to recourse indebtedness, we could continue to be liable for the indebtedness even if these properties were irreparably damaged.

In addition, even if damage to our properties is covered by insurance, a disruption of our business caused by a casualty event may result in the loss of business or customers. The business interruption insurance we carry may not fully compensate us for the loss of business or customers due to an interruption caused by a casualty event.

A disruption in the financial markets may make it more difficult to evaluate the stability, net assets and capitalization of insurance companies and any insurer’s ability to meet its claim payment obligations. A failure of an insurance company to make payments to us upon an event of loss covered by an insurance policy could adversely affect our business, financial condition and results of operations.

Our properties may not be covered by title insurance.

While we intend to seek either endorsements to provide us with the benefits of existing title insurance policies of CBI and its subsidiaries with respect to the contributed owned properties and material leased properties or new title insurance policies for such properties and we are obligated to seek new title insurance policies in connection with our new revolving credit facility, we do not expect to have such policies in effect at completion of this offering. No assurance can be provided that we will obtain such policies after the completion of the offering. In addition, any title insurance coverage we do obtain may not insure for the current aggregate value of our portfolio, and we do not intend to increase our title insurance coverage if the market value of our portfolio increases. See “Certain Relationships and Related Transactions—Contribution Agreements.”

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenues and harm our brand and reputation.

Our business depends on providing customers with a highly reliable data center environment. We may fail to provide such service as a result of numerous factors, including:

•	human error;

•	unexpected equipment failure;

•	power loss or telecommunications failures;

•	improper building maintenance by our landlords in the buildings that we lease;

•	physical or electronic security breaches;

•	fire, tropical storm, hurricane, tornado, flood, earthquake and other natural disasters;

•	water damage;

•	war, terrorism and any related conflicts or similar events worldwide; and

•	sabotage and vandalism.

Problems at one or more of our data centers, whether or not within our control, could result in service interruptions or equipment damage. Substantially all of our leases include terms requiring us to meet certain service level commitments primarily in terms of electrical output to, and maintenance of environmental conditions in, the data center raised floor space leased by customers. Any failure to meet these commitments or any equipment damage in our data centers, including as a result of mechanical failure, power outage, human error on our part or other reasons, could subject us to liability under our lease terms, including service level credits against customer rent payments, or, in certain cases of repeated failures, the right by the customer to terminate the lease. For example, although our data center facilities are engineered to reliably power and cool our customers’ computing equipment, it is possible that an outage could adversely affect a facility’s power and cooling capabilities. Depending on the frequency and duration of these outages, the affected customers may have the right to terminate their lease, which could have a negative impact on our business. We may also be required to expend significant financial resources to protect against physical or cybersecurity breaches that could result in the misappropriation of our proprietary information or the information of our customers. We may not be able to implement security measures in a timely manner or, if and when implemented, these measures might be circumvented. Service interruptions, equipment failures or security breaches may also expose us to additional legal liability and damage our brand and reputation, and could cause our customers to terminate or not renew their leases. In addition, we may be unable to attract new customers if we have a reputation for significant or frequent service disruptions, equipment failures or physical or cybersecurity breaches in our data centers. Any such failures could adversely affect our business, financial condition and results of operations.

Our growth depends on the development of our properties and our ability to successfully lease those properties, and any delays or unexpected costs associated with such projects or the ability to lease such properties may harm our growth prospects, future business, financial condition and results of operations.

Our growth depends in part upon successfully developing properties into operating data center space. Current and future development projects will involve substantial planning, allocation of significant company resources and certain risks, including risks related to financing, zoning, regulatory approvals, construction costs and delays. These projects will also require us to carefully select and rely on the experience of one or more general contractors and associated subcontractors during the construction process. Should a general contractor or significant subcontractor experience financial or other problems during the construction process, we could experience significant delays, increased costs to complete the project and other negative impacts to our expected returns.

Site selection is also a critical factor in our expansion plans, and there may not be suitable properties available in our markets at a location that is attractive to our customers and has the necessary combination of access to multiple network providers, a significant supply of electrical power, high ceilings and the ability to sustain heavy floor loading. Furthermore, while we may prefer to locate new data centers adjacent to our existing data centers, we may be limited by the inventory and location of suitable properties.

In addition, in developing new properties, we will be required to secure an adequate supply of power from local utilities, which may include unanticipated costs. For example, we could incur increased costs to develop utility substations on our properties in order to accommodate our power needs. Any inability to secure an appropriate power supply on a timely basis or on acceptable financial terms could adversely affect our ability to develop the property on an economically feasible basis, or at all.

These and other risks could result in delays or increased costs or prevent the completion of our development projects and growth of our business, which could adversely affect our business, financial condition and results of operations.

In addition, we have in the past undertaken development projects prior to obtaining commitments from customers to lease the related data center space. We will likely choose to undertake future development projects under similar terms. Such development involves the risk that we will be unable to attract customers to the relevant properties on a timely basis or at all. If we are unable to attract customers and our properties remain vacant or underutilized for a significant amount of time, our business, financial condition and results of operations could be adversely affected.

We are dependent upon third-party suppliers for power and certain other services, and we are vulnerable to service failures of our third-party suppliers and to price increases by such suppliers.

We rely on third parties to provide power to our data centers. We are therefore subject to an inherent risk that such local utilities may fail to deliver such power in adequate quantities or on a consistent basis, and our recourse against the utility and ability to control such failures may be limited. If power delivered from the local utility is insufficient or interrupted, we would be required to provide power through the operation of our on-site generators, generally at a significantly higher operating cost than we would pay for an equivalent amount of power from the local utility. We may not be able to pass on the higher cost to our customers. In addition, if the generator power were to fail, we would generally be subject to paying service level credits to our customers, who may in certain instances have the right to terminate their leases. Furthermore, any sustained loss of power could reduce the confidence of our customers in our services thereby impairing our ability to attract and retain customers, which would adversely affect both our ability to generate revenues and our results of operations.

In addition, even when power supplies are adequate, we may be subject to pricing risks and unanticipated costs associated with obtaining power from various utility companies. While we actively seek to lock-in utility rates, many factors beyond our control may increase the rate charged by the local utility. For instance, municipal utilities in areas experiencing financial distress may increase rates to compensate for financial shortfalls unrelated to either the cost of production or the demand for electricity. Utilities may be dependent on, and sensitive to price increases for, a particular type of fuel, such as coal, oil or natural gas. In addition, the price of these fuels and the electricity generated from them could increase as a result of proposed legislative measures related to climate change or efforts to regulate carbon emissions. In any of these cases, increases in the cost of power at any of our data centers could put those locations at a competitive disadvantage relative to data centers served by utilities that can provide less expensive power. These pricing risks are particularly acute with respect to our customer leases that are structured on a full-service gross basis, where the customer pays a fixed amount for both colocation rental and power. Our business, financial condition and results of operations could be adversely affected in the event of an increase in utility rates under these leases, which, as of September 30, 2012, accounted for approximately 39% of our leased NRSF, because we may be limited in our ability to pass on such costs to these customers.

We depend on third parties to provide network connectivity to the customers in our data centers, and any delays or disruptions in connectivity may adversely affect our business, financial condition and results of operations.

Our customers require connectivity to the fiber networks of multiple third-party telecommunications carriers. In order for us to attract and retain customers, our data centers need to provide sufficient access for customers to connect to those carriers. While we provide space and facilities in our data centers for carriers to locate their equipment and connect customers to their networks, any carrier may elect not to offer its services within our data centers or may elect to discontinue its service. Furthermore, carriers may periodically experience business difficulties which could affect their ability to provide telecommunications services, or the service provided by a carrier may be inadequate or of poor quality. If carriers were to terminate connectivity within our data centers or if connectivity were to be degraded or interrupted, it could put that data center at a competitive disadvantage versus a competitor’s data center that does provide adequate connectivity. A material loss of adequate third-party connectivity could have an adverse effect on the businesses of our customers and, in turn, our own results of operations and cash flow.

Furthermore, each new data center that we develop requires significant amounts of capital to be expended by third-party telecommunications carriers for the construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to our data centers is complex and involves factors outside of our control, including regulatory requirements, the availability of construction resources and the sufficiency of such third-party telecommunications carriers’ financial resources to fund the construction. If the establishment of highly diverse network connectivity to our data centers does not occur, is materially delayed, is discontinued or is subject to failure, our results of operations and cash flow may be adversely affected. Any hardware or fiber failures on this network may result in significant loss of connectivity to our data centers, which could negatively affect our ability to attract new customers or retain existing customers.

The loss of access to key third-party technical service providers and suppliers could adversely affect our current and any future development projects.

Our success depends, to a significant degree, on having timely access to certain key third-party technical personnel who are in limited supply and great demand, such as engineering firms and construction contractors capable of developing our properties, and to key suppliers of electrical and mechanical equipment that complement the design of our data center facilities. For any future development projects, we will continue to rely on these personnel and suppliers to develop data centers. Competition for such technical expertise is intense, and there are a limited number of electrical and mechanical equipment suppliers that design and produce the equipment that we require. We may not always have or retain access to such key service providers and equipment suppliers, which could adversely affect our current and any future development projects.

The long sales cycle for data center services may adversely affect our business, financial condition and results of operations.

A customer’s decision to lease space in one of our data centers and to purchase additional services typically involves a significant commitment of resources, significant contract negotiations regarding the service level commitments, and significant due diligence on the part of the customer regarding the adequacy of our facilities, including the adequacy of carrier connections. As a result, the sale of data center space has a long sales cycle. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that may not result in revenue. Our inability to adequately manage the risks associated with the data center sales cycle may adversely affect our business, financial condition and results of operations.

Our international activities are subject to special risks different from those faced by us in the United States, and we may not be able to effectively manage our international business.

Our operations are primarily based in the United States with a more limited presence in the United Kingdom and Southeast Asia. Expanding our international operations involves risks not generally associated with investments in the United States, including:

•	our limited knowledge of and relationships with sellers, customers, contractors, suppliers or other parties in these markets;

•	complexity and costs associated with staffing and managing international development and operations;

•	difficulty in hiring qualified management, sales and construction personnel and service providers in a timely fashion;

•	problems securing and maintaining the necessary physical and telecommunications infrastructure;

•	multiple, conflicting and changing legal, regulatory, entitlement and permitting, and tax and treaty environments with which we have limited familiarity;

•	exposure to increased taxation, confiscation or expropriation;

•	fluctuations in foreign currency exchange rates, currency transfer restrictions and limitations on our ability to distribute cash earned in foreign jurisdictions to the United States;

•	longer payment cycles and problems collecting accounts receivable;

•	laws and regulations on content distributed over the Internet that are more restrictive than those in the United States;

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difficulty in enforcing agreements in non-U.S. jurisdictions, including those entered into in connection with our acquisitions or in the event of a default by one or more of our customers, suppliers or contractors; and

•	political and economic instability, including sovereign credit risk, in certain geographic regions.

Our inability to overcome these risks could adversely affect our foreign operations and growth prospects and could harm our business, financial condition and results of operations.

We may be unable to identify and complete acquisitions and successfully operate acquired properties.

We continually evaluate the market for available properties and may acquire data centers or properties suited for data center development when opportunities exist. Our ability to acquire properties on favorable terms and successfully develop and operate them involves significant risks, including:

•	we may be unable to acquire a desired property because of competition from other data center companies or real estate investors with more capital;

•	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price of such property;

•	we may be unable to realize the intended benefits from acquisitions or achieve anticipated operating or financial results;

•	we may be unable to finance the acquisition on favorable terms or at all;

•	we may underestimate the costs to make necessary improvements to acquired properties;

•	we may be unable to quickly and efficiently integrate new acquisitions into our existing operations resulting in disruptions to our operations or the diversion of our management’s attention;

•	acquired properties may be subject to reassessment, which may result in higher than expected tax payments;

•	we may not be able to access sufficient power on favorable terms or at all; and

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates.

If we are unable to successfully acquire, develop and operate data center properties, our ability to grow our business, compete and meet market expectations will be significantly impaired, which would adversely affect the price of our common stock.

Our customers may choose to develop new data centers or expand their own existing data centers, which could result in the loss of one or more key customers or reduce demand for our newly developed data centers.

In the future, our customers may choose to develop new data centers or expand or consolidate into their existing data centers that we do not own. In the event that any of our key customers were to do so, it could result in a loss of business to us or put pressure on our pricing. If we lose a customer, we cannot assure you that we would be able to replace that customer at a competitive rate or at all, which could adversely affect our business, financial condition and results of operations.

A decrease in the demand for data center space could adversely affect our business, financial condition and results of operations.

Our portfolio of properties consists primarily of data center space. A decrease in the demand for data center space would have a greater adverse effect on our business, financial condition and results of operations than if we owned a portfolio with a more diversified customer base or less specialized use. Adverse developments in the outsourced data center space industry could lead to reduced corporate IT spending or reduced demand for outsourced data center space. Changes in industry practice or in technology, such as server virtualization technology, more efficient or miniaturization of computing or networking devices, or devices that require higher power densities than today’s devices, could also reduce demand for the physical data center space we provide or make the customer improvements in our facilities obsolete or in need of significant upgrades to remain viable.

We may have difficulty managing our growth.

We have significantly and rapidly expanded the size of our company. For example, we increased our footprint by 32% from approximately 1,240,000 NRSF at the beginning of 2011 to approximately 1,630,000 NRSF by September 30, 2012. Our growth may significantly strain our management, operational and financial resources and systems. An inability to manage our growth effectively or the increased strain on our management, our resources and systems could materially adversely affect our business, financial condition and results of operations.

To fund our growth strategy and refinance our indebtedness, we depend on external sources of capital, which may not be available to us on commercially reasonable terms or at all.

In order to maintain our qualification as a REIT, we are required under the Code, among other things, to distribute at least 90% of our REIT taxable income annually, determined without regard to the dividends paid deduction and excluding any net capital gains. Even if we maintain our qualification as a REIT, we will be subject to U.S. federal income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, as well as U.S. federal income tax at regular corporate rates for income recognized by our TRSs. Because of these distribution requirements, we will likely not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we intend to rely on third-party capital markets sources for debt or equity financing to fund our growth strategy. In addition, we may need third-party capital markets sources to refinance our indebtedness at maturity. Continued or increased turbulence in the U.S., European and other international financial markets and economies may adversely affect our ability to replace or renew maturing liabilities on a timely basis, access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on our business, financial condition and results of operations. As such, we may not be able to obtain the financing on favorable terms or at all. Our access to third-party sources of capital also depends, in part, on:

•	the market’s perception of our growth potential;

•	our then-current debt levels;

•	our historical and expected future earnings, cash flow and cash distributions; and

•	the market price per share of our common stock.

In addition, our ability to access additional capital may be limited by the terms of the indebtedness we incurred pursuant to the related financing transactions, which may restrict our incurrence of additional debt. If we cannot obtain capital when needed, we may not be able to acquire or develop properties when strategic opportunities arise or refinance our debt at maturity, which could adversely affect our business, financial condition and results of operations.

Our level of indebtedness and debt service obligations could have adverse effects on our business.

As of September 30, 2012, after giving pro forma effect to the formation transactions and the related financing transactions, we would have had a total combined indebtedness, including capital lease obligations, of approximately $563 million and other financing arrangements of $49 million. We also currently have the ability to borrow up to an additional $225 million under our new revolving credit facility, subject to satisfying certain financial tests. Upon completion of this offering, there will be no limits on the amount of indebtedness we may incur other than limits contained in the senior notes indenture covenants, the new revolving credit facility, future agreements that we may enter into or as may be set forth in any policy limiting the amount of indebtedness we may incur adopted by our board of directors. A substantial level of indebtedness could have adverse consequences for our business, financial condition and results of operations because it could, among other things:

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require us to dedicate a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, thereby reducing our cash flow available to fund working capital, capital expenditures and other general corporate purposes, including to make distributions on our common stock as currently contemplated or necessary to maintain our qualification as a REIT;

•	require us to maintain certain debt and coverage and other financial ratios at specified levels, thereby reducing our financial flexibility;

•	make it more difficult for us to satisfy our financial obligations, including borrowings under our new revolving credit facility;

•	increase our vulnerability to general adverse economic and industry conditions;

•	expose us to increases in interest rates for our variable rate debt;

•	limit our ability to borrow additional funds on favorable terms or at all to expand our business or ease liquidity constraints;

•	limit our ability to refinance all or a portion of our indebtedness on or before maturity on the same or more favorable terms or at all;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	place us at a competitive disadvantage relative to competitors that have less indebtedness;

•	increase our risk of property losses as the result of foreclosure actions initiated by lenders in the event we should incur mortgage or other secured debt obligations; and

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require us to dispose of one or more of our properties at disadvantageous prices or raise equity that may dilute the value of our common stock in order to service our indebtedness or to raise funds to pay such indebtedness at maturity.

The agreements governing our indebtedness place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.

The agreements governing our indebtedness contain covenants that place restrictions on us and our subsidiaries. These covenants restrict, among other things, our and our subsidiaries’ ability to:

•	merge, consolidate or transfer all or substantially all of our or our subsidiaries’ assets;

•	incur additional debt or issue preferred stock;

•	make certain investments or acquisitions;

•	create liens on our or our subsidiaries’ assets;

•	sell assets;

•	make capital expenditures;

•	make distributions on or repurchase our stock;

•	enter into transactions with affiliates;

•	issue or sell stock of our subsidiaries; and

•	change the nature of our business.

These covenants could impair our ability to grow our business, take advantage of attractive business opportunities or successfully compete. In addition, our new revolving credit facility requires us to maintain specified financial ratios and satisfy financial condition tests. The indenture governing our senior notes issuance also requires our operating partnership and its subsidiaries to maintain total unencumbered assets of at least 150% of their unsecured debt on a consolidated basis, provided that for the purposes of such calculation our new revolving credit facility shall be treated as unsecured indebtedness. Our ability to comply with these ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants or covenants under any other agreements governing our indebtedness could result in an event of default. Cross-default provisions in our debt agreements could cause an event of default under one debt agreement to trigger an event of default under our other debt agreements. Upon the occurrence of an event of default under any of our debt agreements, the lenders could elect to declare all outstanding debt under such agreements to be immediately due and payable. If we were unable to repay or refinance the accelerated debt, the lenders could proceed against any assets pledged to secure that debt, including foreclosing on or requiring the sale of our data centers, and our assets may not be sufficient to repay such debt in full. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering” for more detail on the covenants described above.

We may become subject to litigation or threatened litigation which may divert management time and attention, require us to pay damages and expenses or restrict the operation of our business.

We may become subject to disputes with commercial parties with whom we maintain relationships or other parties with whom we do business, including as a result of any breach in our security systems or downtime in our critical electrical and cooling systems. Any such dispute could result in litigation between us and the other parties. Whether or not any dispute actually proceeds to litigation, we may be required to devote significant management time and attention to its resolution (through litigation, settlement or otherwise), which would detract from our management’s ability to focus on our business. Any such resolution could involve the payment of damages or expenses by us, which may be significant. In addition, any such resolution could involve our agreement with terms that restrict the operation of our business.

We could incur significant costs related to environmental matters.

We are subject to laws and regulations relating to the protection of the environment, including those governing the management and disposal of hazardous materials, the cleanup of contaminated sites and health and safety matters. We could incur significant costs, including fines, penalties and other sanctions, cleanup costs and third-party claims for property damages or personal injuries, as a result of violations of or liabilities under environmental laws and regulations. Some environmental laws impose liability on current owners or operators of property regardless of fault or the lawfulness of past disposal activities. For example, many of our sites contain above ground fuel storage tanks and, in some cases, currently contain or formerly contained underground fuel storage tanks, for back-up generator use. Some of our sites also have a history of previous commercial operations. We also may acquire or develop sites in the future with unknown environmental conditions from historical operations. Although we are not aware of any sites at which we currently have material remedial obligations, the imposition of remedial obligations as a result of spills or the discovery of contaminants in the future could result in significant additional costs. We also could incur significant costs complying with current environmental laws or regulations or those that are promulgated in the future.

We may be adversely affected by regulations related to climate change.

If we, or other companies with which we do business, become subject to existing or future laws and regulations related to climate change, our business could be impacted adversely. For example, in the normal course of business, we enter into agreements with providers of electric power for our data centers, and the costs of electric power comprise a significant component of our operating expenses. Changes in regulations that affect electric power providers, such as regulations related to the control of greenhouse gas emissions or other climate change related matters, could adversely affect the costs of electric power and increase our operating costs and may adversely affect our business, financial condition and results of operations or those of our customers.

We may be subject to unknown or contingent liabilities related to properties or businesses that we acquire for which we may have limited or no recourse against the sellers.

Assets and entities that we have acquired or may acquire in the future, including the properties contributed by CBI, may be subject to unknown or contingent liabilities for which we may have limited or no recourse against the sellers. Unknown or contingent liabilities might include liabilities for clean-up or remediation of environmental conditions, claims of customers, vendors or other persons dealing with the acquired entities, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise. In the future we may enter into transactions with limited representations and warranties or with representations and warranties that do not survive the closing of the transactions, in which event we would have no or limited recourse against the sellers of such properties. While we usually require the sellers to indemnify us with respect to breaches of representations and warranties that survive, such indemnification (including the indemnification by CBI) is often limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses.

As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with acquired properties and entities may exceed our expectations, which may adversely affect our business, financial condition and results of operations. Finally, indemnification agreements between us and the sellers typically provide that the sellers will retain certain specified liabilities relating to the assets and entities acquired by us. While the sellers are generally contractually obligated to pay all losses and other expenses relating to such retained liabilities, there can be no guarantee that such arrangements will not require us to incur losses or other expenses as well.

We have no operating history as a REIT or an independent public company, and our inexperience may impede our ability to successfully manage our business or implement effective internal controls.

We have no operating history as a REIT. Similarly, while we currently operate as a subsidiary of a public company, and key members of our management team have served in leadership roles of public companies, we have no operating history as an independent public company. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT or an independent public company. Upon completion of this offering, even though we will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and therefore may take advantage of various exemptions to public reporting requirements (see “—We are an ‘emerging growth company,’ and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors”), we will still be required to implement substantial control systems and procedures in order to maintain our qualification as a REIT, satisfy our periodic and current reporting requirements under applicable Securities and Exchange Commission (“SEC”) regulations and comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) and NASDAQ Global Select Market listing standards. As a result, we will incur significant legal, accounting and other expenses that we have not previously incurred, particularly after we are no longer an “emerging growth company,” and our management and other personnel will need to devote a substantial amount of time to comply with these rules and regulations and establish the corporate infrastructure and controls demanded of a publicly-traded REIT. These costs and time commitments could be substantially more than we currently expect. Therefore, our historical financial statements may not be indicative of our future costs and performance as a stand-alone company. If our finance and accounting organization is unable for any reason to respond adequately to the increased demands that will result from being an independent public company, the quality and timeliness of our financial reporting may suffer, and we could experience significant deficiencies or material weaknesses in our disclosure controls and procedures or our internal control over financial reporting.

We have identified a significant deficiency, as defined in the U.S. Public Company Accounting Oversight Board Standard AU Section 325, related to our internal control over financial reporting. This significant deficiency relates to IT controls over our change management process and logical access to our general ledger system. Following the identification of the significant deficiency, we have taken measures which we believe will remediate the significant deficiency. However, the implementation of these measures may not fully address the significant deficiency, and we cannot yet conclude that it has been fully remedied.

An inability to establish effective disclosure controls and procedures and internal control over financial reporting or remediate existing deficiencies could cause us to fail to meet our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or result in material weaknesses, material misstatements or omissions in our Exchange Act reports, any of which could cause investors to lose confidence in our company and could adversely affect our business, financial condition and results of operations and the trading price of our common stock.

We have not obtained third-party appraisals to establish the amount of operating partnership units issued in exchange for the properties contributed to our operating partnership in connection with the formation transactions, and the operating partnership units issued by our operating partnership in exchange for these properties may exceed their fair market values.

The initial public offering price of our common stock will be determined in consultation with the underwriters and based on a number of factors, including the Predecessor’s historical results of operations, management experience and expertise, projected net income, projected FFO, projected cash available for distribution, anticipated dividend yield and growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered to be comparable to us and the current state of the data center industry and the economy as a whole, as well as market demand for this offering. As a result, the initial public offering price may not necessarily bear any relationship to our U.S. GAAP book value, the fair market value of our assets or the appraised value of our properties. Consequently, the operating partnership units received by CBI, if valued on an as-exchanged basis for shares of our common stock at the per share price set forth on the cover of this prospectus, may exceed the fair market value or the appraised value of the properties contributed for such operating partnership units, and the aggregate value of our common stock at the initial offering price plus the aggregate amount of our debt may exceed the aggregate appraised values of our properties.

We face significant competition and may be unable to lease vacant space, renew existing leases or re-lease space as leases expire, which may adversely affect our business, financial condition and results of operations.

We compete with numerous developers, owners and operators of technology-related real estate and data centers, many of which own properties similar to ours in the same markets, as well as various other public and privately held companies that may provide data center colocation as part of a more expansive managed services offering, and local developers. In addition, we may face competition from new entrants into the data center market. Some of our competitors may have significant advantages over us, including greater name recognition, longer operating histories, lower operating costs, pre-existing relationships with current or potential customers, greater financial, marketing and other resources, and access to less expensive power. These advantages could allow our competitors to respond more quickly to strategic opportunities or changes in our industries or markets. If our competitors offer data center space that our existing or potential customers perceive to be superior to ours based on numerous factors, including power, security considerations, location or network connectivity, or if they offer rental rates below our or current market rates, we may lose existing or potential customers, incur costs to improve our properties or be forced to reduce our rental rates.

The loss of any of our key personnel, including our executive officers or key sales associates, could adversely affect our business, financial condition and results of operations.

Our success will continue to depend to a significant extent on our executive officers and key sales associates. Each of our executive officers has a national or regional industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential customers and industry personnel. The loss of key sales associates could hinder our ability to continue to benefit from existing and potential customers. We cannot provide any assurance that we will be able to retain our current executive officers or key sales associates. The loss of any of these individuals could adversely affect our business, financial condition and results of operations.

Our data center infrastructure may become obsolete, and we may not be able to upgrade our power and cooling systems cost-effectively, or at all.

The markets for the data centers we own and operate, as well as the industries in which our customers operate, are characterized by rapidly changing technology, evolving industry standards, frequent new service introductions, shifting distribution channels and changing customer demands. Our data center infrastructure may become obsolete due to the development of new systems to deliver power to or eliminate heat from the servers that we house. Additionally, our data center infrastructure could become obsolete as a result of the development of new server technology that does not require the levels of critical load and heat removal that our facilities are designed to provide and could be run less expensively on a different platform. In addition, our power and cooling systems are difficult and expensive to upgrade. Accordingly, we may not be able to efficiently upgrade or change these systems to meet new demands without incurring significant costs that we may not be able to pass on to our customers. The obsolescence of our power and cooling systems could have a material negative impact on our business, financial condition and results of operations.

Declining real estate valuations and impairment charges could adversely affect our earnings and financial condition.

We review each of our properties for indicators that its carrying amount may not be recoverable. Examples of such indicators may include a significant decrease in market price, a significant adverse change in the extent or manner the property is being used or in its physical condition, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development, or a history of operating or cash flow losses. When such impairment indicators exist, we review an estimate of the future undiscounted net cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition and compare to the carrying value of the property. We consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our future undiscounted net cash flow evaluation indicates that we are unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. A worsening real estate market may cause us to re-evaluate the assumptions used in our impairment analysis. Impairment charges could adversely affect our business, financial condition and results of operations.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be adversely affected and more volatile.

Risks Related to the Real Estate Industry

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

Our ability to make expected distributions to our stockholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution to you and the value of our properties. These events include:

•	local oversupply, increased competition or reduction in demand for technology-related space;

•	inability to collect rent from customers;

•	vacancies or our inability to rent space on favorable terms;

•	inability to finance property development and acquisitions on favorable terms;

•	increased operating costs to the extent not paid for by our customers;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments, especially the specialized real estate properties that we hold and seek to acquire and develop; and

•	changing submarket demographics.

Illiquidity of real estate investments, particularly our data centers, could significantly impede our ability to respond to adverse changes in the performance of our properties, which could harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to adverse changes in the real estate market or in the performance of such properties may be limited, thus harming our financial condition. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and costs of compliance therewith;

•	the ongoing cost of capital improvements that are not passed on to our customers, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of war, terrorism and natural disasters, including fires, earthquakes, tropical storms, hurricanes, and floods, which may result in uninsured and underinsured losses.

The risks associated with the illiquidity of real estate investments are even greater for our data center properties. Our data centers are highly specialized real estate assets containing extensive electrical and mechanical systems that are uniquely designed to house and maintain our customers’ equipment, and, as such, have little, if any, traditional office space. As a result, most of our data centers are not suited for use by customers as anything other than as data centers and major renovations and expenditures would be required in order for us to re-lease data center space for more traditional commercial or industrial uses, or for us to sell a property to a buyer for use other than as a data center.

Risks Related to Our Organizational Structure

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director has no liability in the capacity as a director if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the company’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by the Maryland General Corporation Law (“MGCL”), our charter limits the liability of our directors and officers to the company and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter authorizes us to obligate the company, and our bylaws require us, to indemnify our directors and officers for actions taken by them in those capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law, and effective upon completion of this offering, we will enter into indemnification agreements with our directors and executive officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that actions taken by any of our directors or officers are immune or exculpated from, or indemnified against, liability but which impede our performance, our stockholders’ ability to recover damages from that director or officer will be limited.

Conflicts of interest exist or could arise in the future with our operating partnership or its partners.

Conflicts of interest exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their direction of the management of our company. At the same time, we, as trustee, have duties to CyrusOne GP which, in turn, as general partner of our operating partnership, has duties to our operating partnership and to the limited partners under Maryland law in connection with the management of our operating partnership. Under Maryland law, the general partner of a Maryland limited partnership has fiduciary duties of care and loyalty, and an obligation of good faith, to the partnership and its partners. While these duties and obligations cannot be eliminated entirely in the limited partnership agreement, Maryland law permits the parties to a limited partnership agreement to specify certain types or categories of activities that do not violate the general partner’s duty of loyalty and to modify the duty of care and obligation of good faith, so long as such modifications are not unreasonable. These duties as general partner of our operating partnership to the partnership and its partners may come into conflict with the interests of our company. Under the partnership agreement of our operating partnership, the limited partners of our operating partnership will expressly agree that the general partner of our operating partnership is acting for the benefit of the operating partnership, the limited partners of our operating partnership and our stockholders, collectively. The general partner is under no obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of us or our stockholders, on the one hand, and the interests of the limited partners of our operating partnership, on the other, the partnership agreement of our operating partnership provides that any action or failure to act by the general partner that gives priority to the separate interests of us or our stockholders that does not result in a violation of the contractual rights of the limited partners of our operating partnership under the partnership agreement will not violate the duties that the general partner owes to our operating partnership and its partners.

Additionally, the partnership agreement of our operating partnership expressly limits our liability by providing that we and our directors, officers, agents and employees, will not be liable or accountable to our operating partnership or its partners for money damages. In addition, our operating partnership is required to indemnify us, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of our operating partnership and any other persons whom the general partner may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless it is established that the act or omission of the indemnitee constituted fraud, intentional harm or gross negligence on the part of the indemnitee, the claim is brought by the indemnitee (other than to enforce the indemnitee’s rights to indemnification or advance of expenses) or the indemnitee is found to be liable to our operating partnership, and then only with respect to each such claim.

No reported decision of a Maryland appellate court has interpreted provisions that are similar to the provisions of the partnership agreement of our operating partnership that modify the fiduciary duties of the general partner of our operating partnership, and we have not obtained an opinion of counsel regarding the enforceability of the provisions of the partnership agreement that purport to waive or modify the fiduciary duties and obligations of the general partner of our operating partnership.

Upon completion of this offering, CBI will own 9.8% of our outstanding shares of common stock and a majority of our operating partnership units and will have the right initially to nominate three directors. CBI’s interests may differ from or conflict with the interests of our other stockholders.

Upon completion of this offering, CBI will own 9.8% of our outstanding shares of common stock and             % of our outstanding operating partnership units, which, if exchanged for our common stock, would represent an additional approximately             % interest in our common stock. In addition, the operating partnership agreement of our operating partnership will initially grant CBI the right to nominate (i) if there is an even number of directors, 50% of the number of directors minus one; or (ii) if there is an odd number of directors, 50% of the number of directors minus 0.5. If, in connection with a redemption request, a significant portion of CBI’s operating partnership units are exchanged for shares of our common stock, CBI could have the ability to elect a majority of our directors. See “Description of the Partnership Agreement of CyrusOne LP.”

As a result, CBI will have the ability to exercise significant influence over our company, including with respect to decisions relating to our capital structure, issuing additional shares of our common stock or other equity securities, making distributions, incurring additional debt, making acquisitions, selling properties or other assets, merging with other companies and undertaking other extraordinary transactions. In any of these matters, the interests of CBI may differ from or conflict with the interests of our other stockholders.

Our Chairman is also the President and Chief Executive Officer and a director of CBI. In addition, some of our directors and executive officers own common stock of CBI, options and other instruments, the value of which is related to the value of common stock of CBI, which could create, or appear to create, conflicts of interest that could result in our not acting on opportunities on which we would otherwise act.

Our Chairman is the President and Chief Executive Officer and a director of CBI. In addition, some of our directors and executive officers own a substantial amount of CBI common stock, options and other instruments, the value of which is related to the value of common stock of CBI. The direct and indirect interests of our directors and executive officers in common stock of CBI, and us, could create, or appear to create, conflicts of interest with respect to decisions involving both us and CBI that could have different implications for CBI than they do for us. These decisions could, for example, relate to:

•	disagreement over corporate opportunities;

•	competition between CBI and us;

•	management stock ownership;

•	employee retention or recruiting;

•	our distribution policy; and

•	the services and arrangements from which we benefit as a result of our relationship with CBI.

Potential conflicts of interest could also arise if we enter into any new commercial arrangements with CBI in the future, or if CBI decides to compete with us in any of our product categories after the expiration of our non-competition agreement with CBI. Our directors and executive officers who have interests in both CBI and us may also face conflicts of interest with regard to the allocation of their time between CBI and us. See “Certain Relationships and Related Transactions—Other Benefits to Related Parties and Related Party Transactions.”

As a result of any such conflicts of interest, we may be precluded from certain opportunities on which we would otherwise act, including growth opportunities, which may negatively affect our business, financial condition and results of operations.

Our charter and bylaws and the partnership agreement of our operating partnership contain provisions that may delay, defer or prevent an acquisition of our common stock or a change in control.

Our charter and bylaws contain a number of provisions, the exercise or existence of which could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stockholders or otherwise be in their best interests, including the following:

•

Our Charter Contains Restrictions on the Ownership and Transfer of Our Stock. In order for us to qualify as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year other than the first year for which we elect to be taxed as a REIT. Subject to certain exceptions, our charter prohibits any stockholder from owning beneficially or constructively more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% in value of the aggregate of the outstanding shares of all classes or series of our stock. We refer to these restrictions collectively as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or the outstanding shares of all classes or series of our stock by an individual or entity could cause that individual or entity or another individual or entity to own constructively in excess of the relevant ownership limits. Our charter also prohibits any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our common stock or of any of our other capital stock in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void. These ownership limits may prevent a third-party from acquiring control of us if our board of directors does not grant an exemption from the ownership limits, even if our stockholders believe the change in control is in their best interests. Our board of directors has granted CBI exemptions from the ownership limits applicable to other holders of our common stock, subject to certain initial and ongoing conditions designed to protect our status as a REIT, including the receipt of an IRS private letter ruling or an opinion of counsel from a nationally recognized law firm that the exercise of any such exemption should not cause any rent payable by CBI to jeopardize our REIT status.

•

Our Board of Directors Has the Power to Cause Us to Issue Additional Shares of Our Stock without Stockholder Approval. Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders. See “Description of Securities—Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock.”

Provisions in the partnership agreement of our operating partnership also may delay, or make more difficult, a transaction or a change in control that might involve a premium price for our stockholders or otherwise be in their best interests. These provisions include, among others:

•	redemption rights of CBI;

•

rights of certain holders of operating partnership units of our operating partnership, including CBI and its controlled entities, to approve certain change of control transactions involving us, which rights apply at any time that CBI and its controlled entities own at least 20% of the outstanding shares of our common stock (assuming all outstanding operating partnership units, excluding operating partnership units held by us or the general partner, have been exchanged for shares of our common stock);

•	transfer restrictions on operating partnership units; and

•

the right of CyrusOne GP, as general partner, in some cases, to amend the partnership agreement of our operating partnership and to cause the operating partnership to issue partnership interests with terms that could delay, defer or prevent a merger or other change of control of us or our operating partnership without the consent of the limited partners.

See “Description of the Partnership Agreement of CyrusOne LP.”

Certain provisions of Maryland law may limit the ability of a third-party to acquire control of us.

Certain provisions of the MGCL may have the effect of inhibiting a third-party from acquiring us or of impeding a change of control under circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•

“business combination” provisions that, subject to limitations, prohibit certain business combinations between an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding shares of voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of any interested stockholder and us for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations; and

•

“control share” provisions that provide that holders of “control shares” of our company (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares.

Pursuant to the Maryland Business Combination Act, our board of directors has by resolution exempted from the provisions of the Maryland Business Combination Act business combinations (i) between CBI or its affiliates and us and (ii) between any other person and us, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that these exemptions or resolutions will not be amended or eliminated at any time in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not have. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Business Combinations,” “—Control Share Acquisitions” and “—Subtitle 8.”

We have assumed liabilities in connection with the formation transactions, including unknown liabilities.

As part of the formation transactions, we have assumed existing liabilities of the data center business of CBI, including, but not limited to, liabilities in connection with our properties, some of which may be unknown or unquantifiable at the time this offering is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions claims of tenants, vendors or other persons dealing with the entities prior to this offering, tax liabilities, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. In connection with the formation transactions, the Contributors have made certain limited representations and warranties to us regarding potential material adverse impacts on the properties and entities acquired by us in the formation transactions and agreed to indemnify us with respect to claims for breaches of those representations and warranties brought by us within one year of the completion of the formation transactions. However, such indemnification generally is limited to 10 percent of the consideration paid to CBI and its affiliates in the formation transactions and, with respect to issues at any particular property, 10 percent of the consideration paid to CBI and its affiliates with respect to such property, and is subject to a one percent deductible. Accordingly, such indemnification may not be sufficient to cover all liabilities assumed, and we are not entitled to indemnification from any other sources in connection with the formation transactions. In addition, because many liabilities, including tax liabilities, may not be identified within such period, we may have no recourse against the contributors for these liabilities. See “Certain Relationships and Related Transactions—Contribution Agreements.”

Risks Related to Status as a REIT

If we do not qualify as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

We intend to operate in a manner that will allow us to qualify as a REIT commencing with our taxable year ending December 31, 2013. We expect to receive an opinion of our special REIT tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Special Tax Counsel”), with respect to our qualification as a REIT in connection with this offering of common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Special Tax Counsel will represent only the view of Special Tax Counsel based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion will be expressed as of the date issued. Special Tax Counsel will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Special Tax Counsel and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Special Tax Counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

We have received a private letter ruling from the IRS with respect to certain issues relevant to our qualification as a REIT. In general, the ruling provides, subject to the terms and conditions contained therein, that certain structural components of our properties (e.g., relating to the provision of electricity, HVAC, regulation of humidity, security and fire protection, and telecommunication services) and intangible assets, and certain services that we or CBI may provide, directly or through subsidiaries, to our tenants, will not adversely affect our qualification as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates is currently 20% (commencing in 2013). Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, in order for us to qualify as a REIT (assuming that certain other requirements are also satisfied) so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code.

From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. See “U.S. Federal Income Tax Considerations—Taxation of CyrusOne Inc.” For example, in order to meet the REIT qualification requirements, we may hold some of our assets or conduct certain of our activities through one or more TRSs or other subsidiary corporations that will be subject to federal, state, and local corporate-level income taxes as regular C corporations. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s length basis. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.

To qualify as a REIT, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations—Taxation of CyrusOne Inc.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction that we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “U.S. Federal Income Tax Considerations—Taxation of CyrusOne Inc.” As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the TRS.

CBI may in the future acquire a significant percentage of our stock, which may result in a penalty tax if it causes certain rents we receive to be non-qualifying rents for purposes of the REIT requirements.

As described above, upon completion of this offering, CBI will own approximately 9.8% of our common stock and a majority of our operating partnership units. In certain circumstances, CBI may be able to exchange those units for shares of our stock, and any such exchange may result in CBI owning a significant percentage of our stock. See “Description of the Partnership Agreement of CyrusOne LP—Redemption/Exchange Rights.” We have granted CBI a waiver of the ownership restrictions contained in our charter, subject to certain initial and ongoing conditions designed to protect our status as a REIT, including the receipt of an IRS private letter ruling or an opinion of counsel from a nationally recognized law firm that the exercise of any such exemption should not cause any rent payable by CBI to jeopardize our REIT status. Such an opinion of counsel or a private letter ruling will be based on certain facts and assumptions, which, if incorrect, could result in certain rents we receive being treated as non-qualifying income for purposes of the REIT requirements. An opinion of counsel is not binding on the IRS or a court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. See “U.S. Federal Income Tax Considerations—Taxation of CyrusOne Inc.—Income Tests—Rents from Real Property.” Even if we have reasonable cause for a failure to meet the REIT income tests as a result of receiving non-qualifying rental income, we would nonetheless be required to pay a penalty tax in order to retain our REIT status.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the U.S. federal income tax consequences to our investors and us of such qualification.

Risks Related to this Offering

Our cash available for distribution to stockholders may not be sufficient to make distributions at expected levels, and we may need to borrow in order to make such distributions; consequently, we may not be able to make such distributions in full.

Our expected annual distributions for the 12 months following the consummation of this offering of $             per share are expected to be approximately             % of estimated cash available for distribution. See “Distribution Policy.” If cash available for distribution generated by our assets for such 12-month period is less than our estimate or if such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common stock. Distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and the capital requirements of the company. We may not be able to make or sustain distributions in the future. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes to the extent of the holder’s adjusted tax basis in their shares. A return of capital is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in its investment. To the extent that distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as gain from the sale or exchange of such stock. See “U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.” If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make a distribution to the holders of our common stock. Since our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

If you purchase shares of common stock in this offering, you will experience immediate and significant dilution in the net tangible book value per share of our common stock.

We expect the initial public offering price of our common stock to be substantially higher than the book value per share of our outstanding common stock immediately after this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $             in the net tangible book value per share of common stock from the price you pay for our common stock in this offering, based on an initial public offering price of $             per share. See “Dilution” for further discussion of how your ownership interest in us will be immediately diluted.

Increases in market interest rates may cause potential investors to seek higher dividend yields and therefore reduce demand for our common stock and result in a decline in our stock price.

One of the factors that may influence the price of our common stock is the dividend yield on our common stock (the amount of dividends as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield, which we may be unable or choose not to provide. Higher interest rates would likely increase our borrowing costs and potentially decrease the cash available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares of our common stock for resale in the open market will decrease the market price per share of our common stock. Sales of a substantial number of shares of our common stock in the public market, either by us or by holders of operating partnership units upon exchange of such operating partnership units for our common stock, or the perception that such sales might occur, could adversely affect the market price of the shares of our common stock. CBI, as a holder of the operating partnership units issued in the formation transactions, will have the right to require us to register with the SEC the resale of the common stock issuable, if we so elect, upon redemption of these operating partnership units. CBI is restricted from exercising its redemption rights prior to the first anniversary of the completion of this offering. In addition, after completion of this offering, we intend to register shares of common stock that we have reserved for issuance under our 2012 Long Term Incentive Plan, and once registered they can generally be freely sold in the public market after issuance, assuming any applicable restrictions and vesting requirements are satisfied. In addition, except as described herein, we, CBI and our directors and executive officers have agreed with the underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or securities convertible or exchangeable into our common stock (including operating partnership units) for a period of 180 days, with respect to us and our directors and executive officers, and 12 months, with respect to CBI, after the completion of this offering; however, these lock-up agreements are subject to numerous exceptions and the representatives of the underwriters may waive these lock-up provisions without notice. If any or all of these holders cause a large number of their shares to be sold in the public market, the sales could reduce the trading price of our common stock and could impede our ability to raise future capital. In addition, the exercise of the underwriters’ over-allotment option to purchase up to an additional              shares of our common stock or other future issuances of our common stock would be dilutive to existing stockholders.

There is currently no public market for our common stock. An active trading market for our common stock may not develop following this offering, and you may be unable to sell your stock at a price above the initial public offering price or at all.

There has not been any public market for our common stock prior to this offering. We have applied to list our common stock on the NASDAQ Global Select Market. We cannot assure you, however, that an active trading market for our common stock will develop after this offering or, if one develops, that it will be sustained. In the absence of a public market, you may be unable to liquidate an investment in our common stock. The initial public offering price of our common stock has been determined in consultation with the underwriters and based on a number of factors, including our results of operations, management, estimated net income, estimated FFO, estimated cash available for distribution, anticipated dividend yield and growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered to be comparable to us and the current state of the data center industry and the economy as a whole. The price at which shares of our common stock trade after the completion of this offering may be lower than the price at which the underwriters sell them in this offering.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price or at all. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect the market price of our common stock or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly results of operations or distributions;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate, technology or data center industries;

•	increases in market interest rates that may cause purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we may incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community about our company or industry or the economy in general;

•	the occurrence of any of the other risk factors presented in this prospectus; and

•	general market and economic conditions.

Our earnings and cash distributions will affect the market price of shares of our common stock.

We believe that the market value of a REIT’s equity securities is based primarily upon market perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancing, and is secondarily based upon the value of the underlying assets. For these reasons, shares of our common stock may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing the cash flow to stockholders, these retained funds, while increasing the value of our underlying assets, may negatively impact the market price of our common stock. Our failure to meet market expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	loss of key customers;

•	defaults on or non-renewal or early termination of leases by customers;

•	economic downturn, natural disaster or oversupply of data centers in the limited geographic area that we serve;

•	inability to supply customers with adequate electrical power;

•	inability to renew leases on the data center buildings in our portfolio not owned by us;

•	risks related to natural disasters and inadequate insurance coverage;

•	risk related to the inability to obtain title insurance;

•	risks related to the failure of our physical infrastructure or services;

•	risks related to the development of our properties and our ability to successfully lease those properties;

•	risks related to third-party suppliers of power, Internet connectivity and other services;

•	loss of access to key third-party service providers and suppliers;

•	long sales cycle for data center services;

•	risks related to our international activities, including expanding our international operations;

•	inability to identify and complete acquisitions and operate acquired properties;

•	customers choosing to develop their own data centers;

•	decrease in demand for data center services;

•	our failure to obtain necessary outside financing on favorable terms, or at all;

•	inability to manage growth;

•	our level of indebtedness or debt service obligations;

•	restrictions in the instruments governing our indebtedness;

•	risks related to litigation and environmental matters;

•	risks related to increased regulations;

•	unknown or contingent liabilities related to our acquired properties;

•	management’s inexperience operating as a REIT;

•	significant competition in our industry;

•	loss of key personnel;

•	obsolescence of our data center infrastructure;

•	risks related to assuming unknown liabilities;

•	failure to maintain our status as a REIT;

•	changes in U.S. tax law and other U.S. laws, whether or not specific to REITs;

•	insufficient cash available to meet distribution requirements;

•	risks related to the real estate industry;

•	risks related to CBI’s ownership of shares of our common stock; and

•	risks related to our organizational structure.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

We estimate that we will receive gross proceeds from this offering of $300 million, or approximately $             million if the underwriters exercise their over-allotment option in full, in each case, based on the midpoint of the price range set forth on the front cover of this prospectus. After deducting the underwriting discounts and commissions and estimated expenses of this offering, we expect net proceeds from this offering of approximately $275 million, or approximately $             million if the underwriters exercise their over-allotment option in full.

We will contribute the net proceeds of this offering to our operating partnership in exchange for operating partnership units. Our operating partnership will subsequently use the proceeds received from us to fund future acquisitions of real estate, development of real estate, recurring real estate expenditures and other non-real estate capital expenditures and general working capital. Pending application of cash proceeds, we will invest the net proceeds from this offering in interest bearing accounts and short-term, interest bearing securities, which are consistent with our intention to qualify for taxation as a REIT.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to holders of our common stock. We intend to make a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending March 31, 2013, based on $     per share for a full quarter. On an annualized basis, this would be $     per share, or an annual distribution rate of approximately     % based on an estimated initial public offering price at the midpoint of the price range set forth on the front cover of this prospectus. We estimate that this initial annual distribution rate will represent approximately     % of estimated cash available for distribution for the 12 months ending September 30, 2013. Our intended initial annual distribution rate has been established based on our estimate of cash available for distribution for the 12 months ending September 30, 2013, which we have calculated based on adjustments to our pro forma loss before noncontrolling interests for the 12 months ended September 30, 2012. This estimate was based on the Predecessor’s historical operating results and does not take into account our growth strategy. In estimating our cash available for distribution for the 12 months ending September 30, 2013, we have made certain assumptions as reflected in the table and footnotes below.

Our estimate of cash available for distribution does not include the effect of any changes in our working capital. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisitions, development and other capital expenditures and other activities, other than a provision for recurring capital expenditures and contractual obligations for leasing commissions. It also does not reflect the amount of cash estimated to be used for financing activities, except for scheduled principal payments on capital leases and other long-term obligations. Any such investing and/or financing activities may adversely affect our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity and have estimated cash available for distribution for the sole purpose of determining the amount of our initial annual distribution rate. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with U.S. GAAP) or as an indicator of our liquidity or our ability to make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate; however, we cannot assure you that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. We do not intend to reduce the expected distributions per share if the underwriters exercise their over-allotment option; however, this could require us to utilize additional cash on hand or borrow under our revolving credit facility to make the distributions associated with the over-allotment option.

We anticipate that, at least initially, our distributions may exceed our then-current and accumulated earnings and profits as determined for U.S. federal income tax purposes due to non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, a portion of these distributions may represent a return of capital for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a taxable U.S. stockholder under current U.S. federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce the adjusted basis of such common stock. In that case, the gain (or loss) recognized on the sale of such common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, such distributions generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “U.S. Federal Income Tax Considerations.”

We cannot assure you that our estimated distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any distributions we make in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our customers to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income excluding net capital gains and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income including net capital gains. For more information, please see “U.S. Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements, and we may need to borrow funds to make these distributions.

The following table describes our pro forma income (loss) before noncontrolling interests for the year ended December 31, 2011, and the adjustments we have made thereto in order to estimate our initial cash available for distribution for the 12 months ending September 30, 2013 (amounts in millions except share data, per share data, square footage data and percentages):

Pro forma loss before noncontrolling interests for the year ended December 31, 2011	$(3.7)
Less: pro forma loss before noncontrolling interests for the nine months ended September 30, 2011	2.0
Add: pro forma loss before noncontrolling interests for the nine months ended September 30, 2012	(16.1)

Pro forma loss before noncontrolling interests for the 12 months ended September, 30, 2012	(17.8)
Add: real estate depreciation and amortization (a)	48.4
Add: other depreciation and amortization (b)	20.0
Add: net increases (decreases) in contractual rent income (c)	12.2
Less: net decreases in contractual rent income due to lease expirations, assuming recurring rent churn based on historical data (d)	(5.4)
Less: net effect of straight line rents (e)	(8.2)
Add: non-cash compensation expense (f)	6.5
Add: amortization of financing costs (g)	1.4
Add: non-cash impairment charges (h)	13.3

Estimated cash flow from operating activities for the 12 months ending September 30, 2013	70.4

Estimated cash flows used in investing activities:
Less: contractual obligations for leasing commissions (i)	(0.2)
Less: estimated annual provision for recurring capital expenditures (j)	(5.0)

Total estimated cash flows used in investing activities	(5.2)

Estimated cash flows used in financing activities—scheduled principal amortization payments of capital and other long-term lease obligations (k)	(8.3)

Estimated cash flow available for distribution for the 12 months ending September 30, 2013	56.9

Our share of estimated cash available for distribution (l)

Noncontrolling interests’ share of estimated cash available for distribution

Total estimated initial annual distributions to stockholders

Estimated initial annual distribution per share (m)

Payout ratio based on our share of estimated cash available for distribution (n)	%

(a) Real estate depreciation and amortization for the 12 months ended December 31, 2011	$37.7

Less: Real estate depreciation and amortization for the nine months ended September 30, 2011	(26.8)
Add: Real estate depreciation and amortization for the nine months ended September 30, 2012	37.5

Real estate depreciation and amortization for the 12 months ended September 30, 2012	$48.4

(b)	Other depreciation and amortization primarily consists of non-cash amortization of customer relationship intangibles, non-real estate depreciation, and amortization of other intangibles:

Other depreciation and amortization for the 12 months ended December 31, 2011	$17.8
Less: Other depreciation and amortization for the nine months ended September 30, 2011	(13.3)
Add: Other depreciation and amortization for the nine months ended September 30, 2012	15.5

Other depreciation and amortization for the 12 months ended September 30, 2012	$20.0

(c)	Represents net increases from new leases, renewals and contractual rent increases, net of abatements, from existing leases and net decreases for terminated leases or rate reductions, in each case that were not in effect for the entire 12 month period ended September 30, 2012, or that will go into effect during the 12 months ending September 30, 2013, based on leases entered into or that expired and were not renewed through September 30, 2012, less estimated variable expenses associated with such leases using our average NOI margin of 66.9% for January 1, 2011 through September 30, 2012.

Total net increases in contractual rent revenue during the 12 months ending September 30, 2013 due to leases that were not in effect for the entire 12 month period ended September 30, 2012	$18.2
Average NOI margin for January 1, 2011 through September 30, 2012	66.9%

Total estimated increase in contractual rent income during the 12 months ending September 30, 2013 due to leases that were not in effect for the entire 12 month period ended September 30, 2012	$12.2

(d)	Represents estimated decreases in contractual rent revenue during the 12 months ending September 30, 2013 due to lease expirations, assuming a recurring rent churn rate of 3.8% (which was our recurring rent annual churn rate for the period from January 1, 2011 through September 30, 2012), less estimated variable expenses associated with such leases using our average NOI margin of 66.9% for January 1, 2011 through September 30, 2012. The adjustment has been calculated as follows:

Annualized rent as of September 30, 2012	$211.7
Assumed recurring rent annual churn rate	3.8%

Total estimated decrease in contractual rent revenue during the 12 months ending September 30, 2013 due to lease expirations	$8.0
Average NOI margin for January 1, 2011 through September 30, 2012	66.9%

Total estimated decrease in contractual rent income during the 12 months ending September 30, 2013 due to lease expirations	$5.4

(e)	Represents the conversion of estimated rental revenues on in-place leases from U.S. GAAP basis to a cash basis of recognition.

(f)	Pro forma non-cash compensation expense related to awards of restricted stock and performance units that vest over a three-year period.

(g)	Pro forma non-cash amortization of financing costs for the 12 months ended September 30, 2012.

(h)	Represents non-cash impairment charges on real estate for the 12 months ended September 30, 2012.

(i)	Reflects contractual leasing commissions for the 12 months ending September 30, 2013 based on new leases entered into through October 31, 2012. The Company has not historically paid for tenant improvements or leasing commissions for renewed leases. The Company pays leasing commissions based upon new monthly recurring revenue, not square footage sold. Commissions paid to internal personnel and third-party brokers were $3.9 million and $3.6 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively.

(j)	For the 12 months ending September 30, 2013, management’s estimate of the costs of recurring building improvements (excluding costs of customer improvements) at our properties is approximately $5.0 million, which would exceed the weighted average annual capital expenditures costs of $1.61 per rentable square foot in our portfolio incurred during the 36 months ended September 30, 2012 multiplied by 1,628,717 NRSF. The following table sets forth certain information regarding historical recurring capital expenditures at the properties in our portfolio through September 30, 2012.

	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Nine Months Ended September 30, 2012	Weighted Average October 1, 2009- September 30, 2012

Recurring capital expenditures (in millions)	$0.4	$1.8	$1.8	$2.0	$2.0
Average NRSF during period	882,310	1,070,850	1,310,067	1,491,312	1,238,839

Recurring capital expenditure per square foot	$0.43	$1.68	$1.37	$1.34	$1.61

(k)	Represents scheduled amortization payments of capital lease obligations and other long-term lease obligations due during the 12 months ending September 30, 2013.

(l)	Our share of estimated cash available for distribution and estimated initial annual cash distributions to our stockholders is based on an estimated approximate % aggregate partnership interest in our operating partnership.

(m)	Based on a total of shares of our common stock to be outstanding after this offering.

(n)	Calculated as our estimated initial annual distribution divided by our share of estimated cash available for distribution for the 12 months ending September 30, 2013.

CAPITALIZATION

The following table sets forth the historical combined capitalization of CyrusOne and the Predecessor as of September 30, 2012 and our capitalization as of September 30, 2012, on a pro forma basis giving effect to the formation transactions, the related financing transactions and this offering. You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and our financial statements and the notes to our financial statements appearing elsewhere in this prospectus.

	As of September 30, 2012
(dollars in millions)	Historical Combined	Pro Forma Combined
Capital lease obligations	$38.0	$38.0
Related party notes payable	618.7	—
Other financing arrangements (1)	49.2	49.2
6.375% Senior Notes due 2022	—	525.0
Revolving credit facility (2)	—	—
Divisional control	297.5	—
Stockholders’ equity:
Common stock	—	—
Paid in capital	—	271.1
Noncontrolling interest in operating partnership	—	447.9

Total capitalization	$1,003.7	$1,331.2

(1)	Other financing arrangements represents leases of real estate where we are involved in the construction of structural improvements to develop buildings into data centers. When we bear substantially all the construction period risk, such as managing or funding construction, the Predecessor is deemed to be the accounting owner of the leased property. These transactions generally do not qualify for sale-leaseback accounting due to our continued involvement in these data center operations. For these transactions, at the lease inception date, we recognize the fair value of the leased building as an asset in investment in real estate and as a liability in other financing arrangements.
(2)	We do not expect to have any outstanding borrowings under our new revolving credit facility upon the completion of this offering.

DILUTION

Purchasers of our common stock offered in this prospectus will experience an immediate and substantial dilution in the net tangible book value of our common stock from the initial public offering price. At September 30, 2012, we had a combined net tangible book value of approximately $(85.3) million, or $     per share of our common stock to be held by CBI after this offering, assuming the exchange of operating partnership units into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, including the use of proceeds as described under “Use of Proceeds” and the formation transactions, the related financing transactions, the deduction of underwriting discounts and commissions and financial advisory fees and estimated offering and formation expenses, the pro forma net tangible book value at September 30, 2012 attributable to common stockholders would have been $    , or $     per share of our common stock. This amount represents an immediate increase in net tangible book value of $     per share to CBI and an immediate dilution in pro forma net tangible book value of $     per share from the assumed public offering price of $     per share of our common stock to new public investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Net tangible book value per share before the formation transactions, related financing transactions and this offering (1)
Net increase in net tangible book value per share attributable to the formation transactions, the related financing transactions and this offering
Pro forma net tangible book value per share after the formation transactions, the related financing transactions and this offering (2)
Dilution in net tangible book value per share to new investors (3)	$

(1)	Net tangible book value per share of our common stock before the formation transactions, the related financing transactions and this offering is determined by dividing net tangible book value (consisting of divisional control minus intangible assets, which are comprised of goodwill, customer relationships, trademarks and favorable leasehold interests, net) as of September 30, 2012 of the Predecessor by the number of shares of our common stock to be held by CBI after this offering, assuming the exchange in full of the operating partnership units held by CBI.

(2)	Based on pro forma net tangible book value of approximately $ divided by shares of our common stock and operating partnership units of our operating partnership outstanding after the formation transactions, the related financing transactions and this offering, not including shares of our common stock reserved for issuance pursuant to our 2012 Long Term Incentive Plan in connection with future grants of equity awards to our directors, employees and consultants or shares of restricted stock that will be granted to our directors and employees pursuant to our 2012 Long Term Incentive Plan in connection with this offering.

(3)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to the formation transactions, the related financing transactions and this offering from the initial public offering price paid by a new investor for a share of our common stock.

A $1.00 increase or decrease in the assumed initial public offering price of $     per share would increase or decrease the net tangible book value per share after giving effect to this offering by $     per share and would increase or decrease the dilution in net tangible book value per share to new investors in this offering by $     per share. This calculation assumes that the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and reflects the deduction of the underwriting discounts and commissions and estimated expenses of this offering payable by us.

Differences Between New Investors and Existing Investors in Number of Shares and Amount Paid

The table below summarizes, as of September 30, 2012, on a pro forma basis after giving effect to the formation transactions, the related financing transactions and this offering, the differences between the number of shares and operating partnership units received by the existing investors in the formation transactions and the new investors purchasing shares in this offering, the total consideration paid and the average price per share paid by the existing investors in the formation transactions and paid in cash by the new investors purchasing shares in this offering (based on the net tangible book value attributable to the existing investors in the formation transactions). In calculating the shares to be issued in this offering, we used an assumed initial public offering price of $             per share, which is the mid-point of the price range set forth on the front cover page of this prospectus.

	Shares/Operating Partnership Units Issued		Net Tangible Book Value of Contribution(1)/Cash		Average Price Per Share
(dollars in thousands, except per share data)	Number	Percentage	Amount	Percentage
Existing investors(2)			$		$
New investors		%		%	$

Total		%	$	%

(1)	Represents pro forma net tangible book value as of September 30, 2012, of the assets contributed to our operating partnership in the formation transactions, giving effect to the formation transactions, the related financing transactions and this offering (prior to deducting the estimated costs of this offering).
(2)	Includes 100 shares of common stock representing our initial capitalization, operating partnership units issued in connection with the formation transactions, and an aggregate of shares of common stock (including shares of restricted stock), based upon the midpoint of the price range set forth on the cover of this prospectus, to be issued to certain of our directors, director nominees, executive officers and employees upon completion of this offering.

SELECTED FINANCIAL DATA

The following table sets forth selected financial and operating data on a combined historical basis for the Predecessor. We have not presented historical information for the newly-formed registrant, CyrusOne, because it has not had any corporate or business activity since its formation other than the incurrence of costs to support this offering, the formation transactions, the related financing transactions and the issuance of shares of common stock in connection with the initial capitalization of the company and because we believe that a discussion of the results of this newly-formed registrant would not be meaningful. For more information regarding the formation transactions, please see “Structure and Formation of Our Company.”

We use the term “Predecessor” to mean the historical data center activities and holdings of CBI. CBI has operated its Cincinnati-based data center business for over 10 years; in addition, it acquired GramTel, a data center operator in South Bend, Indiana and Chicago, Illinois, for approximately $20 million in December 2007; and it acquired Cyrus Networks, a data center operator based in Texas, for approximately $526 million, net of cash acquired, in June 2010. As part of the formation transactions, certain subsidiaries of CBI contributed these assets and operations to our operating partnership, CyrusOne LP.

The historical financial information as of December 31, 2011 and 2010 and for each of the years ended December 31, 2011, 2010 and 2009 has been derived from the Predecessor’s audited combined financial statements included elsewhere in this prospectus. This historical financial information as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007 has been derived from the Predecessor’s unaudited combined financial statements not included in this prospectus. The historical financial information as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 has been derived from the Predecessor’s unaudited condensed combined financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited interim financial information included herein includes all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth herein. The results of operations for the interim period ended September 30, 2012 are not necessarily indicative of the results to be obtained for the full fiscal year.

You should read the following Predecessor selected financial data in conjunction with our combined historical financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

	Nine months ended September 30,		Year ended December 31,
(dollars in millions)	2012	2011	2011	2010 (a)	2009	2008	2007
Statement of Operations Data:
Revenue	$162.8	$133.7	$181.7	$127.5	$74.1	$56.1	$35.3

Costs and expenses:
Property operating expenses	55.3	43.3	58.2	43.9	31.0	24.9	16.5
Sales and marketing	5.8	7.1	9.1	6.8	5.1	3.7	2.1
General and administrative	15.4	8.5	12.5	7.0	4.2	7.3	4.2
Depreciation and amortization	52.9	40.0	55.5	36.2	18.0	11.4	6.1
Transaction costs (b)	1.3	2.6	2.6	9.0	—	—	—
Management fees charged by CBI (c)	2.1	1.9	2.3	3.6	1.5	1.3	1.3
Loss on sale of receivables to CBF (d)	3.7	2.3	3.5	1.8	1.2	0.2	0.3
Restructuring costs (e)	—	—	—	1.4	—	—	—
Asset impairments (f)	13.3	—	—	—	—	—	—

Operating income	13.0	28.0	38.0	17.8	13.1	7.3	4.8
Interest expense	31.2	24.1	32.9	11.5	3.1	1.5	1.9
Loss on extinguishment of debt (g)	—	—	1.4	—	—	—	—
Income tax (benefit) expense	(4.7)	2.1	2.2	2.7	3.9	2.3	1.1

(Loss) income from continuing operations	(13.5)	1.8	1.5	3.6	6.1	3.5	1.8
(Gain) loss on sale of real estate improvements (h)	(0.1)	—	—	0.1	—	—	—

Net (loss) income	$(13.4)	$1.8	$1.5	$3.5	$6.1	$3.5	$1.8

Balance Sheet Data (at period end):
Investment in real estate, net	$644.6	$481.3	$529.0	$403.7	$248.7	$236.2	$152.1
Total assets	1,090.8	911.7	954.7	862.3	279.6	270.7	187.6
Debt (i)	650.1	470.6	523.1	452.0	69.7	64.4	26.5
Other financing arrangements (j)	49.2	61.3	48.2	32.5	—	—	—
Divisional control (k)	297.5	316.1	311.5	317.8	163.4	158.3	135.2

Other Financial Data:
Capital expenditures	$146.4	$76.3	$117.5	$29.3	$20.7	$74.5	$86.3

(a)	In June 2010, the Predecessor completed the acquisition of Cyrus Networks. The results of operations of this business are included in the Predecessor’s results from the acquisition date.
(b)	Represents legal, accounting and consulting fees incurred in connection with the formation transactions, our qualification as a REIT and completed and potential business combinations.
(c)	Represents management fees charged by CBI for services it provided to the Predecessor including executive management, cash management, legal, treasury, human resources, accounting, tax, internal audit and risk management services. See Note 13 to our audited combined financial statements included elsewhere in this prospectus for additional detail. Prior to this offering, we entered into a transition services agreement with CBI, pursuant to which CBI will provide certain of these services, on an as-needed basis, to our operating partnership.
(d)	Represents the sale by the Predecessor of most of its trade and other accounts receivable to CBF, a bankruptcy-remote subsidiary of CBI, at a 2.5% discount to the receivables’ face value. Effective October 1, 2012, we terminated our participation in this program.
(e)	Represents a restructuring charge recognized in 2010 to terminate a legacy sales commission plan in order to transition to a common plan for all commissioned employees.
(f)	Reflects asset impairments recognized on a customer relationship intangible and property and equipment primarily related to our GramTel acquisition.
(g)	Represents the termination by the Predecessor of the financing obligation for one of its facilities by purchasing the property from the former lessor. A loss of $1.4 million was recognized upon the termination of this obligation.
(h)	Represents the (gain) loss that was recognized on the sale of generators in connection with upgrading of the equipment at various data center facilities.
(i)	Reflects related party notes payable and capital lease obligations.
(j)	Other financing arrangements represents leases of real estate where the Predecessor was involved in the construction of structural improvements to develop buildings into data centers. When the Predecessor bears substantially all the construction period risk, such as managing or funding construction, the Predecessor is deemed to be the accounting owner of the leased property. These transactions generally do not qualify for sale-leaseback accounting due to our continued involvement in these data center operations. For these transactions, at the lease inception date, we recognize the fair value of the leased building as an asset in investment in real estate and as a liability in other financing arrangements.
(k)	For the historical periods presented, the Predecessor was not a separate legal entity. Divisional control represents CBI’s net investment in the Predecessor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with “Selected Financial Data,” “Business and Properties” and our historical and pro forma financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve numerous risks and uncertainties. The forward-looking statements are subject to a number of important factors, including those factors discussed under “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” that could cause our actual results to differ materially from the results described herein or implied by such forward-looking statements.

The combined financial statements included in this prospectus reflect the historical financial position, results of operations and cash flows of the Predecessor for all periods presented. The Predecessor’s historical financial statements have been prepared on a “carve-out” basis from CBI’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to the data center business and include allocations of income, expenses, assets and liabilities from CBI. These allocations reflect significant assumptions, and the financial statements do not fully reflect what the Predecessor’s financial position, results of operations and cash flows would have been had the Predecessor been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of the Predecessor’s future results of operations, financial position and cash flows. The results of Cyrus Networks are included in these results from the date of its acquisition in June 2010, which affects comparability between periods.

Because we believe that a discussion of the historical results of the newly-formed registrant, CyrusOne, would not be meaningful, we have set forth below a discussion of the historical operations of the Predecessor. Any reference to “our,” “we,” and “us” in this discussion and analysis refers to Predecessor and the data center business. Where appropriate, the following discussion includes analysis of the effects of the formation transactions, this offering and related financing transactions. These effects are reflected in the pro forma financial statements included elsewhere in this prospectus.

Overview

Our Company. We are an owner, operator and developer of enterprise-class, carrier-neutral data center properties. Enterprise-class, carrier-neutral data centers are purpose-built facilities with redundant power, cooling and telecommunications systems and that are not network-specific, enabling customer interconnectivity to a range of telecommunications carriers.

We provide mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for approximately 500 customers. Our goal is to be the preferred global data center provider to the Fortune 1000. As of September 30, 2012, our customers included nine of the Fortune 20 and 108 of the Fortune 1000 or private or foreign enterprises of equivalent size. These 108 customers provided 79% of our annualized rent as of September 30, 2012. Additionally, as of September 30, 2012, our top 10 customers (including CBI) represented 46% of our annualized rent.

We cultivate long-term strategic relationships with our customers and provide them with solutions for their data center facilities and IT infrastructure challenges. Our offerings provide flexibility, reliability and security and are delivered through a tailored, customer service-focused platform that is designed to foster long-term relationships. We focus on attracting customers that have not historically outsourced their data center needs. We believe our capabilities and reputation for serving the needs of large enterprises will allow us to capitalize on the growing demand for outsourced data center facilities in our markets and in new markets where our customers are located or plan to be located in the future.

Formation and Structure. Our business is comprised of the historical data center activities and holdings of CBI. CBI has operated its Cincinnati-based data center business for over 10 years. In addition, it acquired GramTel, a data center operator in South Bend, Indiana and Chicago, Illinois, for approximately $20 million in December 2007; and it acquired Cyrus Networks, a data center operator based in Texas, for approximately $526 million, net of cash acquired, in June 2010. On November 20, 2012, we closed the formation transactions, which were designed to consolidate the ownership of CBI’s data center properties into our operating partnership, facilitate this offering, enable us to raise necessary capital to repay indebtedness owed to CBI prior to this offering and enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2013. See “Structure and Formation of Our Company—Formation Transactions.”

Our Portfolio. As of September 30, 2012, our property portfolio included 23 operating data centers in nine distinct markets (Austin, Chicago, Cincinnati, Dallas, Houston, London, San Antonio, Singapore and South Bend), collectively providing approximately 1,630,000 NRSF, and powered by approximately 125 MW of utility power. We own nine of the buildings in which our data center facilities are located. We lease the remaining 14 buildings, which account for approximately 600,000 NRSF, or approximately 37% of our total operating NRSF. These leased buildings accounted for 36% of our total annualized rent as of September 30, 2012 and 37% of our total NOI for the three months then ended. We also currently have 379,000 NRSF under development at three data centers in three distinct markets (Dallas, Houston and Phoenix) and 762,000 NRSF of additional powered shell space under roof and available for development. In addition, we have approximately 146 acres of land that are available for future data center facility development. Along with our primary product offering, leasing of colocation space, our customers are increasingly interested in ancillary office and other space. We believe our existing operating portfolio and development pipeline will allow us to meet the evolving needs of our existing customers and continue to attract new customers. See “Structure and Formation of Our Company—Formation Transactions.”

Business Model

Revenue base. As of September 30, 2012, we had approximately 500 customers, many of which have signed leases for multiple sites and multiple services, amenities and/or features. We generate recurring revenues from leasing colocation space and nonrecurring revenues from the initial installation and set-up of customer equipment. We provide customers with data center services pursuant to leases with a customary initial term of three to five years, and, as of September 30, 2012, our leases had a weighted average of 2.4 years remaining based upon annualized rent. Lease expirations through 2014, excluding month-to-month leases, represent 32% of our total square footage or 51% of our aggregate annualized rent as of September 30, 2012. At the end of the lease term, customers may sign a new lease or automatically renew pursuant to the terms of their lease. The automatic renewal period could be for varying lengths, depending on the terms of the contract, such as for the original lease term, one year or month-to-month. As of September 30, 2012, 10% of the NRSF in our portfolio was subject to month-to-month leases.

Our management team focuses on minimizing recurring rent churn. We define recurring rent churn as any reduction in recurring rent due to customer terminations, net pricing reductions or service reductions as a percentage of the annualized rent at the beginning of the applicable period, excluding any impact from metered power reimbursements. In 2011, we experienced a recurring rent churn of 3%, approximately half of which was attributable to customers that ceased using our facilities. For the nine months ended September 30, 2012, our recurring rent churn was 4.0% (5.3% annualized), which includes the termination of one lease for legacy data center space that had been utilized for over 20 years. The legacy data center space has been decommissioned and is expected to be developed into data center space that we believe will generate higher amounts of revenue than the prior lease. Excluding this lease, the recurring rent churn for the nine months ended September 30, 2012 would have been 2.9% (3.9% annualized).

Costs and expenses. Our property operating expenses generally consist of electricity (including the cost to power data center equipment), salaries and benefits of data center operations personnel, real estate taxes, security, rent, insurance and other site operating and maintenance costs. Our property operating expenses are expected to increase as we expand our existing data center facilities and develop new facilities.

Our sales and marketing expenses consist of salaries and benefits of our sales personnel, marketing and advertising costs. Prior to January 1, 2011, sales and marketing expenses also included sales commissions for sales personnel for a legacy plan that paid commissions as a percentage of monthly recurring revenue. This plan was terminated effective December 31, 2010 in order to transition to a common plan that pays commissions at lease inception. Our sales and marketing expenses are expected to increase as our business continues to grow.

General and administrative expenses consist of salaries and benefits of senior management and support functions, legal costs and consulting costs. These costs are expected to increase in the near term as we augment our team and back office infrastructure, including IT systems, to support the growth and expansion of our business. In addition, we expect to incur additional compensation, legal, accounting, board fees and other governance costs to operate as an independent public company subject to the reporting and compliance requirements of the SEC and the Sarbanes-Oxley Act. We estimate these incremental costs to approximate $5.0 million annually, exclusive of stock compensation costs. We also expect to issue equity awards to board members and key employees. We estimate the annual incremental, non-cash compensation costs associated with those awards to range from $8.0 million to $16.0 million. We anticipate that we will not be able to pass along these additional costs to our customers.

Depreciation and amortization expense consists of depreciation on both owned and leased property, amortization of intangible assets and amortization of deferred sales commissions. Depreciation and amortization expense is expected to increase in future periods as we acquire and develop new properties and expand our existing data center facilities.

A portion of our operating expenses has been in the form of management fees allocated from CBI for services provided by CBI. Such management services include executive management, cash management, legal, treasury, human resources, accounting, tax, internal audit, risk management and other corporate services. Depending on the nature of the respective cost, our allocated cost for these services was based upon specific identification of costs incurred on our behalf or a reasonable estimate of costs incurred on our behalf, such as relative revenues. See Note 13 to our audited combined financial statements included in this prospectus for additional detail. Prior to this offering, we entered into a transition services agreement with CBI pursuant to which CBI will provide certain of these services, on an as needed basis, to the operating partnership. See “Certain Relationships and Related Transactions—Transition Services Agreements.”

Key Operating Metrics

Annualized Rent. We calculate annualized rent as monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of September 30, 2012, multiplied by 12. For the month of September 2012, customer reimbursements were $20.6 million annualized and consisted of reimbursements by customers across all facilities with separately metered power. Other companies may not define annualized rent in the same manner. Accordingly, our annualized rent may not be comparable to others. Management believes annualized rent provides a useful measure of our currently in place lease revenue.

Colocation Square Feet (“CSF”). We calculate CSF as the NRSF at an operating facility that is currently leased or readily available for lease as colocation space, where customers locate their servers and IT equipment.

Utilization Rate. We calculate utilization rate by dividing CSF under signed leases for available space (whether or not the contract has commenced billing) by total CSF. Utilization rate differs from percent leased presented elsewhere in this prospectus because utilization rate excludes office space and supporting infrastructure NRSF and includes CSF for signed leases that have not commenced billing. Management uses utilization rate as a measure of CSF leased.

Recurring Rent Churn. We calculate recurring rent churn as any reduction in recurring rent due to customer terminations, net pricing reductions or service reductions as a percentage of the annualized rent at the beginning of the applicable period, excluding any impact from metered power reimbursements.

Capital Expenditures. Cash expenditures that expand, improve or extend the life of real estate and non-real estate property are deemed capital expenditures. Management views its capital expenditures as comprised of acquisition of real estate, development of real estate, recurring real estate expenditures and all other non-real estate capital expenditures. Purchases of land or buildings from third parties represent acquisitions of real estate. Discretionary capital spending that expands or improves our data centers is deemed development of real estate. Replacements of data center assets are considered recurring real estate expenditures. Purchases of software, computer equipment and furniture and fixtures are included in all other non-real estate capital expenditures.

Factors That May Influence Future Results of Operations

Rental Income. Our revenue growth will depend on our ability to maintain our existing revenue base and to sell new capacity that becomes available as a result of our development activities. As of September 30, 2012, we have customer leases for approximately 78% of our CSF. Our ability to grow revenue will also be affected by our ability to maintain or increase rental rates at our properties. We believe the current rates charged to our customers generally reflect appropriate market rates based on square footage and power densities provided to the customer. As such, we do not anticipate significant rate increases or decreases in the aggregate as contracts renew. However, negative trends in one or more of these factors could adversely affect our revenue in future periods. Future economic downturns, regional downturns affecting our markets or oversupply of, or decrease in demand for, data center colocation services could impair our ability to attract new customers or renew existing customers’ leases on favorable terms, and this could adversely affect our ability to maintain or increase revenues.

Leasing Arrangements. As of September 30, 2012, 39% of our leased NRSF has been to customers on a full-service gross basis. Under a full-service gross model, the customer pays a fixed monthly rent amount, and we are responsible for all data center facility electricity, maintenance and repair costs, property taxes, insurance and other utilities associated with that customer’s space. For leases under this model, fluctuations in our customers’ monthly utilization of power and the prices our utility providers charge us impact our profitability. As of September 30, 2012, 61% of our leased NRSF has been to customers with separately metered power. Under the metered power model, the customer pays us a fixed monthly rent amount, plus its actual costs of sub-metered electricity used to power its data center equipment, plus an estimate of costs for electricity used to power supporting infrastructure for the data center, expressed as a factor of the customer’s actual electricity usage. We are responsible for all other costs listed in the description of the full-service gross model above. Fluctuations in a customer’s utilization of power and the supplier pricing of power do not impact our profitability under the metered power model. In future periods, we expect more of our contracts to be structured to bill power on a metered power basis.

Growth and Expansion Activities. Our ability to grow our revenue and profitability will depend on our ability to acquire and develop data center space at an appropriate cost and to lease the data center space to customers on favorable terms. During the first nine months of 2012, we completed development of approximately 290,000 NRSF, primarily in Austin, Carrollton, Houston and San Antonio, Texas, bringing our total operating NRSF to approximately 1,630,000 at September 30, 2012. For the nine months ended September 30, 2012, our average cost of development was $828 per square foot. Fluctuations may occur in our average cost of development per CSF from period to period based on power density, customer requirements (such as required resiliency level) and the type of property. Our portfolio, as of September 30, 2012, also included approximately 379,000 NRSF under development as well as 762,000 NRSF of additional powered shell space under roof and available for development. In addition, we have approximately 146 acres of land that are available for future data center facility development. We expect that the eventual construction of this future development space will enable us to accommodate a portion of the future demand of our existing and future customers and increase our future revenue, profitability and cash flows.

Scheduled Lease Expirations. Our ability to maintain low recurring rent churn and renew expiring customer leases on favorable terms will impact our results of operations. As of September 30, 2012, 10% of the NRSF in our portfolio was subject to month-to-month leases. Our data center uncommitted capacity as of that date was approximately 337,000 NRSF. Excluding month-to-month leases, leases representing 12% and 13% of our total

NRSF were scheduled to expire in 2012 and 2013, respectively. These leases represented approximately 13% and 24% of our annualized rent as of September 30, 2012. Month-to-month leases represented 11% of our annualized rent as of September 30, 2012. Our recurring rent annual churn for 2011 was 3%.
Conditions in Significant Markets. Our operating properties are located primarily in the Dallas and Houston metro areas of Texas and the Cincinnati, Ohio metro area. These markets comprised 19%, 37% and 38%, respectively, of our annualized rent as of September 30, 2012. Positive or negative conditions in these markets could impact our overall profitability.

Related Party Transactions

The following related party transactions are based on agreements and arrangements that are either currently in place or that we expect to enter into prior to this offering. See Note 13 to our audited combined financial statements included elsewhere in this offering memorandum for additional information on these arrangements. See “Certain Relationships and Related Transactions.”

We lease colocation space in our data centers to CBT and CBTS, subsidiaries of CBI. Revenue recognized from CBI subsidiaries was $5.4 million for the full year 2012 and was $4.4 million in 2011, $2.0 million in 2010 and $1.0 million in 2009. Prior to this offering, we entered into separate data center colocation agreements with CBT and CBTS whereby we will continue to lease colocation space to each of them at certain of our data centers. The data center colocation agreement with CBT provides for CBT’s lease of data center space, power and cooling in our West Seventh Street (7th St.), Kingsview Drive (Lebanon), Knightsbridge Drive (Hamilton) and Industrial Road (Florence) data center facilities for a period of five years at an aggregate rate of $3.8 million per year. Our data center colocation agreement with CBTS provides for CBTS’s lease of data center space, power and cooling in our West Seventh Street (7th St.), Kingsview Drive (Lebanon) and Industrial Road (Florence) data center facilities for a period of five years at an aggregate rate of $1.6 million per year. Both agreements are renewable for an additional five year term at market rates.

We have also entered into services agreements with CBT and CBTS. Under the CBTS services agreement, CBTS has agreed to provide us with certain managed storage and backup services. These services will be provided on a month-to-month basis, and charges will be based on the variable amount of gigabytes managed by CBTS each month. CBTS will charge us a rate of $0.56 per gigabyte and the annual fee to be paid by us for these services is approximately $0.2 million. We expect that services under this agreement may extend for as long as 36 months.

Under the CBT services agreement, CBT provides us with connectivity services for a period of five years related to several of our data center facilities. These services are related to the use of fiber and circuit assets that are currently a part of the CBI network. The annual fee paid by us for these services in 2012 was approximately $0.9 million.

Prior to this offering, we purchased the property located at 229 West Seventh Street, included under “Summary—CyrusOne Inc.—Our Portfolio” as one of our 23 operating facilities, which we had formerly leased from CBT. The purchase price was $18 million, which was in the form of a promissory note which accrued interest at a rate of 10% per annum and was payable on demand by CBT. This promissory note was repaid in connection with the closing of the formation transactions on November 20, 2012 with a portion of the net proceeds from our senior notes offering. CBT continues to own the adjacent property that was historically operated together with 229 West Seventh Street as one property. We also executed a reciprocal easement and shared services agreement and a right of first opportunity and refusal agreement with CBT with respect to such properties. Pursuant to the reciprocal easement and shared services agreement, we granted reciprocal easements to each other; CBT has easements for continued use of portions of our building and CBT provides fuel storage, fire suppression and other building services to us; and we provide chilled water, building automation systems related to HVAC and other building services to CBT. The shared services agreement is expected to continue for a period of 15 years with five renewal options of five years each. Initially, we are responsible for operating and managing the service facilities for both buildings. Each party will bear its own utility costs, as well as property taxes and insurance. Shared building operating costs will be charged to each party on the basis of the actual costs incurred, allocated based on the proportionate share of usage. Each party will also pay the other party less than $0.2 million per year to maintain shared building infrastructure systems. This agreement contains a make-whole provision that requires us to make a payment to CBT if CBT’s carrier access revenue declines below $5.0 million per annum as a result of certain actions taken by us which result in circuit disconnections or reductions at CBT. The term of this make-whole provision is approximately four years.

Pursuant to the right of first opportunity and refusal agreement, we and CBT have agreed to grant to each other rights of first opportunity and first refusal to purchase each other party’s property in the event that either party desires to sell its property to a non-affiliate third party.

CBT occupies space in our 229 West Seventh Street facility that is utilized in its network operations. In connection with our purchase of this property, we entered into an agreement to lease this space to CBT for a period of five years, with three renewal options of five years each, at an initial annual base rent of approximately $0.1 million, plus a proportionate share of building operating costs. Commencing on January 1, 2014, and on January 1 of each year thereafter, such base rent shall increase by 1% of the previous year’s base rent.

Prior to this offering, we also entered into an agreement to lease space at CBT’s 209 West Seventh Street facility for a period of five years, with three renewal options of five years each. The initial annual base rent will be approximately $0.1 million per year, plus our proportionate share of building operating costs. Commencing on January 1, 2014, and on January 1 of each year thereafter, such base rent shall increase by 1% of the previous year’s base rent.

Prior to this offering, we entered into agreements to lease office space to CBT at our Goldcoast Drive (Goldcoast) data center facility and to CBTS at our Parkway (Mason) data center facility. The aggregate annual base rent for these spaces will be approximately $0.3 million per year. The term of these agreements will be five years each. Both agreements contain three five-year renewal options at market rates.

As of September 30, 2012, certain of the Predecessor’s leases had not yet been assigned to us. CBTS is the lessor named in these contracts. Revenues associated with these leases were $23.7 million in 2011, $20.2 million in 2010 and $12.9 million in 2009. In 2012, we entered into an agreement with CBTS whereby we perform all obligations of CBTS under the lease agreements, CBTS confers the benefits received under such lease agreements to us and CBTS is granted sufficient usage rights in each of our data centers so that it remains as lessor under each such lease agreement until the lease can be assigned to us. In addition, CBTS will continue to perform billing and collections on these accounts until the assignment has been completed.

On November 20, 2012, we also entered into a non-competition agreement with CBI, pursuant to which we and CBI have agreed not to enter into each other’s lines of business, subject to certain exceptions for a period of four years from such date. Pursuant to the terms of this agreement, we have agreed not to directly or indirectly engage in, or have any interest in any entity that engages in, the business of providing telecommunications services in certain areas of Ohio, Kentucky and Indiana in which CBI operates as of such date. We have also agreed not to seek, request or apply for any certification or license to provide telecommunications services in such areas during the term of the agreement. CBI has agreed not to directly or indirectly engage in, or have any interest in any entity that engages in, the business of constructing and selling, operating or providing data center services in the United States or any foreign jurisdiction in which we operate. However, CBI may continue to offer certain data center services, provided that such services are ancillary to its provision of existing IT services, and CBI does not own, lease or is contracted to own, lease or manage the data center infrastructure of the facility in which such existing IT services are being provided.

Services Performed by CBI and Other Affiliates

Transition Services

CBI currently provides various management services, including executive management, cash management, legal, treasury, human resources, accounting, tax, internal audit and risk management services. Our allocated cost for these services was based upon specific identification of costs incurred on our behalf or a reasonable estimate of costs incurred on our behalf, such as relative revenues. Our allocated cost for management services was $2.3 million, $3.6 million and $1.5 million in 2011, 2010 and 2009, respectively. Prior to this offering, we entered into a transition services agreement with CBI pursuant to which CBI will continue to provide certain of these services, on an as needed basis to the operating partnership until the earlier of December 31, 2014 and one year from the completion of this offering, provided, however, that the agreement or the provision of a particular service to be provided thereunder may be terminated for convenience by us upon 30 days’ prior written notice. The fees for these services will be based on actual hours incurred for these services at negotiated hourly rates or a negotiated set monthly fee. See “Certain Relationships and Related Transactions—Transition Services Agreements.”

Effective January 1, 2012, the Predecessor entered into a transition services agreement with CBTS pursuant to which each party agreed to provide certain services to the other party. Services provided by CBTS to the Predecessor included network support, service calls, monitoring and management, storage and backup and IT systems support. The 2012 annual fee to be paid for these services is approximately $1.6 million. Transition Services provided by the Predecessor to CBTS included network interface charges for a fiber network. The Predecessor will earn 2012 annual revenue of approximately $0.5 million for these services.

Prior to this offering, we replaced this transition services agreement with a new transition services arrangement with CBTS pursuant to which each party will provide certain services to the other party. Services provided by CBTS to us include migration and support services for hardware and applications used for local telephony and IT services by our employees, as well as back office billing transition support for customers that have not yet been transitioned off of the CBTS billing platform. The annual fee to be paid by us for these services is approximately $0.3 million. Services provided by us to CBTS consist of network interface charges. The annual fee to be paid by CBTS for these services is approximately $0.5 million, which may decline in future periods as CBTS migrates its network interfaces on to an independently architected and managed CBTS network. These services will be provided on a month-to-month basis, until such time as both parties agree that the services in question have been fully transitioned, which we expect may be as long as 24 month for certain services. See “Certain Relationships and Related Transactions—Transition Services Agreements.”

Other Services

Some of our employees participate in pension, postretirement, health care, and stock-based compensation plans sponsored by CBI or an affiliate. Our allocated costs for employee benefits was determined by specific identification of the costs associated with our participating employees or based upon the percentage our employees represent of total participants. Our allocated employee benefit plan costs were $1.8 million, $1.1 million and $1.0 million in 2011, 2010 and 2009, respectively. See Notes 11 and 12 to the audited combined financial statements included elsewhere in this prospectus for further details. Subsequent to this offering, we will sponsor our own benefit and incentive plans.

We also participate in centralized insurance programs managed by CBI which include coverage for general liability, workers’ compensation, automobiles and various other risks. CBI has third-party insurance policies for certain of these risks and is also self-insured within certain limits. CBI’s self-insured costs have been actuarially determined based on the historical experience of paid claims. Our allocated cost for participation in these programs was determined on the basis of revenues, headcount or insured vehicles. Our allocated insurance costs were $0.4 million, $0.2 million and $0.1 million in 2011, 2010, and 2009, respectively. Subsequent to this offering, CyrusOne LP will maintain its own commercial insurance policies.

Effective January 1, 2012, the Predecessor entered into marketing agreements with CBT and CBTS to appoint these affiliates as CyrusOne’s authorized marketing representatives. Pursuant to the terms of these agreements, the Predecessor pays these affiliates a commission for all new leases for space they attain, which is calculated as a percentage of the first month’s recurring revenue with respect to such space, which ranges from 30% to 140%, depending on the lease term. For the nine months ended September 30, 2012, commissions earned pursuant to these arrangements were $0.1 million. The term of these agreements expired on December 31, 2012.

Financing and Cash Management Arrangements

Prior to the closing of the formation transactions on November 20, 2012, the Predecessor participated in CBI’s centralized cash management program. On a periodic basis, all of the Predecessor’s excess cash was transferred to CBI’s corporate cash accounts. Likewise, substantially all funds to finance our operations, including acquisitions and development costs, were funded by CBI. As of September 30, 2012, advances and borrowings under this program were $9.6 million and $212.1 million, respectively. These advances and borrowings were governed by an intercompany cash management agreement. Effective November 19, 2010, all advances and borrowings were subject to interest at the average 30-day Eurodollar rate for the calendar month plus the applicable credit spread for Eurodollar rate borrowings charged for CBI’s revolving line of credit. Prior to such date, the interest rate applied to such advances and borrowings was CBI’s short-term borrowing rate. The average rate earned or charged was 5.0% in 2011, 4.2% in 2010 and 2.4% in 2009. Net interest expense recognized on related party notes was $1.1 million in both 2011 and 2010, and $0.6 million in 2009.

On December 31, 2010, CBI restructured its data center legal entities, including intercompany borrowings. In conjunction with this restructuring, CBI acquisition-related debt of $160.2 million (net of unamortized discount and debt issuance costs) and other related party notes payable to CBI of $24.8 million were subsumed into a new $400 million note payable to CBI, and a non-cash distribution was issued to CBI in the amount of $215.0 million. The $400 million note payable to CBI was subject to interest at 7.25% and was scheduled to mature in 2018. Interest on this note was settled monthly through CBI’s centralized cash management program, effectively increasing the borrowings owed from the Predecessor to CBI. As of September 30, 2012, the Predecessor owed CBI $612.1 million, comprised of the $400 million note and additional borrowings of $212.1 million under the cash management program described above. We used approximately $480 million of our senior notes issuance to partially repay the Predecessor’s notes payable to CBI. The note payable amounts not repaid from proceeds of our senior notes issuance were not contributed to our operating partnership.

As of September 30, 2012, CBI had issued $2.2 billion of unsecured long-term debt which has been guaranteed by several of its subsidiaries, including substantially all of the businesses that form the Predecessor. These guarantees were full and unconditional and joint and several. The guarantees from the businesses that form the Predecessor were released in connection with the closing of the formation transactions on November 20, 2012. As of September 30, 2012, CBF had arranged for a $16.9 million letter of credit to be issued to guarantee certain performance commitments of the Predecessor. This letter of credit expired without renewal as of December 26, 2012. We will reimburse CBF for the out-of-pocket costs related to this letter of credit.

Prior to October 1, 2012 we participated in an accounts receivable securitization program sponsored by CBI for certain of its subsidiaries. Under this program, we continuously sold certain trade accounts receivable to CBF. In turn, CBF granted, without recourse, a senior undivided interest in the pooled receivables to various purchasers, including commercial paper conduits, in exchange for cash. The loss on sale of our accounts receivable in accordance with this program was $3.5 million in 2011, $1.8 million in 2010 and $1.2 million in 2009. Because most of our receivables were sold, the Predecessor incurred an inconsequential amount of bad debt expense in 2011, 2010 and 2009. If this accounts receivable securitization program had not been in place, incremental bad debt expense would have been $0.2 million in 2011 and less than $0.1 million in both 2010 and 2009. Effective October 1, 2012, we terminated our participation in this receivable securitization program.

Results of Operations

Comparison of Three Months Ended September 30, 2012 and 2011

	Three Months Ended September 30,
(dollars in millions)	2012	2011	$ Change	% Change
Revenue	$56.7	$46.5	$10.2	22%

Costs and expenses:
Property operating expenses	20.0	15.5	4.5	29%
Sales and marketing	2.1	2.6	(0.5)	(19)%
General and administrative	5.3	3.7	1.6	43%
Depreciation and amortization	18.8	13.8	5.0	36%
Transaction costs	0.6	—	0.6	n/m
Management fees charged by CBI	0.9	0.6	0.3	50%
Loss on sale of receivables to CBF	1.3	1.2	0.1	8%

Total costs and expenses	49.0	37.4	11.6	31%

Operating income	7.7	9.1	(1.4)	(15)%
Interest expense	11.3	7.9	3.4	43%

(Loss) income before income taxes	(3.6)	1.2	(4.8)	n/m
Income tax (benefit) expense	(0.7)	0.7	(1.4)	n/m

(Loss) income from continuing operations	(2.9)	0.5	(3.4)	n/m
Gain on sale of real estate improvements	(0.1)	—	(0.1)	n/m

Net (loss) income	$(2.8)	$0.5	$(3.3)	n/m

Operating margin	13.6%	19.6%		(6.0	) pts

Capital expenditures*:
Acquisitions of real estate	$2.0	$14.8	$(12.8)	(86%)
Development of real estate	37.5	25.5	12.0	47%
Recurring real estate	1.4	0.5	0.9	180%
All other non-real estate	0.7	0.2	0.5	250%

Total	$41.6	$41.0	$0.6	1%

Metrics information:
Colocation square feet*	896,000	736,000	160,000	22%
Utilization rate*	78%	86%		(8	) pts

*	See “—Key Operating Metrics” for a definition of capital expenditures, CSF and utilization rate.

Revenue

Revenue was $56.7 million in the third quarter of 2012, an increase of $10.2 million, or 22%, compared to the corresponding quarter in 2011. Revenue increased on leasing of incremental space and sale of power and related colocation services to both new and existing customers. During the third quarter of 2012, 22 new customers were added. The amount of CSF that was contractually committed as of September 30, 2012 increased by 65,000 CSF, or 10%, compared to the end of the third quarter of 2011, generating the increased revenue. Our capacity increased to approximately 896,000 CSF at September 30, 2012, an increase of 22% from a year earlier. During the third quarter of 2012, we added 47,000 CSF at our Frankford Road (Carrollton) facility, 36,000 CSF at our Westover Hills Blvd (San Antonio) facility, and 15,000 CSF at our Westway Park Blvd (Houston West) facility. At September 30, 2012, the utilization rate of our data center facilities was 78%, down eight percentage points from September 30, 2011, as a result of additional CSF being placed in service. Our recurring rent churn for the quarter ended September 30, 2012 was approximately 1.5% (6.0% annualized).

Costs and Expenses

Property operating expenses—Property operating expenses were $20.0 million in the third quarter of 2012, an increase of $4.5 million, or 29%, compared to the corresponding quarter in 2011. Substantially all property operating expenses increased due to expansion of our data center facilities. Utilities increased by $2.4 million on higher electricity usage. Payroll and other employee-related costs increased by $0.9 million from additions to our operations staff. Contract services and rent each increased by $0.5 million compared to the third quarter of 2011.

Sales and marketing expenses—Sales and marketing expenses were $2.1 million in the third quarter of 2012, a decrease of $0.5 million, or 19%, compared to the third quarter of 2011. Compensation to sales and marketing personnel and other support costs decreased by $0.5 million in the third quarter of 2012 compared to the third quarter of 2011, resulting from the integration of the Cincinnati-based sales function into the CyrusOne organization in 2012. Marketing costs increased by $0.1 million compared to the third quarter of 2011. Partially offsetting these increases, consulting costs decreased by $0.1 million compared to the third quarter of 2011.

General and administrative expenses—General and administrative expenses were $5.3 million in the third quarter of 2012, an increase of $1.6 million, or 43%, compared to the third quarter of 2011. This increase was due to higher payroll, employee benefits and other employee-related costs as we continued to build and strengthen the number and quality of our personnel in finance and senior management. In addition, stock-based compensation costs on awards indexed to CBI’s common stock market price increased by $0.8 million compared to the third quarter of 2011.

Depreciation and amortization expense—Depreciation and amortization expense was $18.8 million in the third quarter of 2012, an increase of $5.0 million, or 36%, compared to the corresponding quarter in 2011, driven by new assets placed in service in 2011 and 2012.

Transaction costs—Transaction costs were $0.6 million in the third quarter of 2012, with no such costs in the corresponding period in 2011. Transaction costs consisted of legal and consulting costs incurred in connection with the formation transactions and the qualification of CyrusOne as a REIT.

Management fees charged by CBI—Management fees were $0.9 million in the third quarter of 2012, an increase of $0.3 million, or 50%, compared to the third quarter of 2011. These fees were allocated for services provided by CBI, including executive management, legal, treasury, human resources, accounting, tax, internal audit and IT services. Depending on the nature of the respective cost, our allocated cost for these services was based upon specific identification of costs incurred on our behalf or a reasonable estimate of costs incurred on our behalf. See Note 13 to our audited combined financial statements included elsewhere in this prospectus for additional detail. The increase in management fees resulted from higher allocations of executive compensation associated with stock compensation indexed to CBI’s common stock market price.

Loss on sale of receivables to CBF—Loss on sale of receivables was $1.3 million in the third quarter of 2012, an increase of $0.1 million, or 8%, compared to the corresponding quarter in 2011. Growth in our revenues resulted in more receivables sold in the third quarter of 2012, as compared to the corresponding period in 2011.

Operating Income

Operating income was $7.7 million in the third quarter of 2012, a decrease of $1.4 million, or 15%, compared to the corresponding quarter in 2011. Operating income decreased due to transaction costs of $0.6 million, higher management fees and increased general and administrative expenses incurred to support our growing business. Operating margin was 13.6% in the third quarter of 2012, compared to 19.6% in the corresponding quarter in 2011.

Nonoperating Expenses

Interest expense—Interest expense was $11.3 million in the third quarter of 2012, an increase of $3.4 million, or 43%, compared to the corresponding quarter in 2011. The increase in interest expense was primarily due to an increase in related party notes payable. Capitalized interest expense was $0.2 million in the third quarter of 2012, down $0.5 million as compared to the third quarter of 2011. Lower capitalized interest expense in the third quarter of 2012 was due to the completion of two significant projects in July 2012.

Income tax (benefit) expense—Income tax benefit was $0.7 million in the third quarter of 2012, compared to income tax expense of $0.7 million in the corresponding quarter in 2011, driven by a decrease in our income before income taxes.

Gain on sale of real estate improvements—Gain on sale of real estate improvements was $0.2 million ($0.1 million net of tax) in the third quarter of 2012, with no such gains in the corresponding period of 2011. A gain was realized on the sale of generators as we upgraded the equipment at our Southwest Fwy (Galleria) data center facility.

Capital Expenditures

Capital expenditures were $41.6 million in the third quarter of 2012, an increase of $0.6 million, or 1%, compared to the corresponding quarter in 2011. Acquisitions of real estate were $2.0 million in the third quarter of 2012, down $12.8 million, or 86%, compared to the third quarter in 2011. In the third quarter of 2012, we purchased six acres of land adjacent to our Westway Park Blvd (Houston West) property. In the third quarter of 2011, we purchased 56 acres of land near Phoenix, Arizona. Development of real estate was $37.5 million in the third quarter of 2012, an increase of $12.0 million, or 47%, compared to the corresponding quarter in 2011. In the third quarter of 2012, significant development projects included $11.3 million at Frankford Road (Carrollton), $8.0 million at South Ellis Street (Phoenix), $7.1 million at Westover Hills Blvd (San Antonio), and $5.9 million at Westway Park Blvd (Houston West). In 2011, the largest development projects consisted of expansions at S. State Highway 121 Business (Lewisville), Westway Park Blvd (Houston West) and Metropolis Drive (Austin 2). Recurring real estate expenditures were $1.4 million in the third quarter of 2012, up $0.9 million, or 180%, compared to the corresponding quarter in 2011 due to an increase in CSF in service. Other non-real estate capital expenditures were $0.7 million, up $0.5 million, or 250%, over the comparable period a year ago, as we invested more in back office systems.

Comparison of Nine Months Ended September 30, 2012 and 2011

	Nine Months Ended September 30,
(dollars in millions)	2012	2011	$ Change	% Change
Revenue	$162.8	$133.7	$29.1	22%

Costs and expenses:
Property operating expenses	55.3	43.3	12.0	28%
Sales and marketing	5.8	7.1	(1.3)	(18)%
General and administrative	15.4	8.5	6.9	81%
Depreciation and amortization	52.9	40.0	12.9	32%
Transaction costs	1.3	2.6	(1.3)	(50)%
Management fees charged by CBI	2.1	1.9	0.2	11%
Loss on sale of receivables to CBF	3.7	2.3	1.4	61%
Asset impairments	13.3	—	13.3	n/m

Total costs and expenses	149.8	105.7	44.1	42%

Operating income	13.0	28.0	(15.0)	(54)%
Interest expense	31.2	24.1	7.1	29%

(Loss) income before income taxes	(18.2)	3.9	(22.1)	n/m
Income tax (benefit) expense	(4.7)	2.1	(6.8)	n/m

(Loss) income from continuing operations	(13.5)	1.8	(15.3)	n/m
Gain on sale of real estate improvements	(0.1)	—	(0.1)	n/m

Net (loss) income	$(13.4)	$1.8	$(15.2)	n/m

Operating margin	8.0%	20.9%		(12.9	) pts

Capital expenditures*:
Acquisitions of real estate	$25.4	$14.8	$10.6	72%
Development of real estate	116.1	56.9	59.2	104%
Recurring real estate	2.0	1.3	0.7	54%
All other non-real estate	2.9	3.3	(0.4)	(12)%

Total	$146.4	$76.3	$70.1	92%

Metrics information:
Colocation square feet*	896,000	736,000	160,000	22%
Utilization rate*	78%	86%		(8	) pts

*	See “—Key Operating Metrics” for a definition of capital expenditures, CSF and utilization rate.

Revenue

Revenue was $162.8 million in the first nine months of 2012, an increase of $29.1 million, or 22%, compared to the corresponding period in 2011. Revenue increased on leasing of incremental space and sale of power and related colocation services to both new and existing customers. During the first nine months of 2012, 52 new customers were added, including six Fortune 1000 customers or private or foreign enterprises of equivalent size. The amount of CSF that was contractually committed as of September 30, 2012 increased by 65,000 CSF, or 10%, compared to September 30, 2011, generating the increased revenue. Our capacity increased to approximately 896,000 CSF at September 30, 2012, an increase of 22% from the corresponding period end. Compared to the third quarter of 2011, we added 190,000 CSF and decommissioned legacy space totaling approximately 30,000 CSF. At September 30, 2012, the utilization rate of our data center facilities was 78%, down eight percentage points from September 30, 2011, as a result of additional CSF being placed in service.

For the nine months ended September 30, 2012, our recurring rent churn was 4.0% (5.3% annualized), which includes the termination of one lease for legacy data center space that had been utilized for over 20 years.

The legacy data center space has been decommissioned and is expected to be developed into data center space that we believe will generate higher amounts of revenue than the prior lease. Excluding this lease, the recurring rent churn for the nine months ended September 30, 2012 would have been 2.9% (3.9% annualized).

Costs and Expenses

Property operating expenses—Property operating expenses were $55.3 million in the first nine months of 2012, an increase of $12.0 million, or 28%, compared to the corresponding period in 2011. Substantially all property operating expenses increased due to expansion of our data center facilities. Utilities increased by $6.2 million as we expanded our CSF. Payroll and other employee-related costs increased by $1.9 million due to increases in our operations staff. Contract services, including security, increased by $2.2 million in the first nine months of 2012. Rent increased by $1.2 million compared to the corresponding period in 2011 as we expanded our leased CSF.

Sales and marketing expenses—Sales and marketing expenses were $5.8 million in the first nine months of 2012, a decrease of $1.3 million, or 18%, compared to the corresponding period in 2011. Compensation to sales and marketing personnel and other support costs decreased by $2.0 million in the first nine months of 2012 compared to the corresponding period of 2011, resulting from the integration of the Cincinnati-based sales function into the CyrusOne organization in 2012. Marketing costs increased by $0.6 million in the first nine months of 2012 as we continue to build our brand awareness.

General and administrative expenses —General and administrative expenses were $15.4 million in the first nine months of 2012, an increase of $6.9 million, or 81%, compared to the corresponding period in 2011. Payroll, employee benefits and other employee-related costs increased by $4.9 million in the first nine months of 2012 as we continued to build and strengthen the quality of personnel in finance and senior management. Consulting and legal costs increased by $1.2 million compared to the first nine months of 2011. Consulting and legal costs for the first nine months of 2012 included a $0.5 million settlement of an employee dispute related to commissions. Severance costs associated with the termination of a member of senior management were $0.4 million in the first nine months of 2012, with no such costs in the corresponding period in 2011.

Depreciation and amortization expense—Depreciation and amortization expense was $52.9 million in the first nine months of 2012, an increase of $12.9 million, or 32%, compared to the corresponding period in 2011, driven by new assets placed in service in 2011 and 2012.

Transaction costs—Transaction costs were $1.3 million in the first nine months of 2012, down $1.3 million, or 50% compared to the corresponding period in 2011. In 2012, transaction costs consisted of legal and consulting costs incurred in connection with the formation transactions and the qualification of CyrusOne as a REIT. In 2011, transaction costs were incurred to pursue acquisition opportunities.

Management fees charged by CBI—Management fees were $2.1 million in the first nine months of 2012, an increase of $0.2 million, or 11%, compared to the corresponding period in 2011. These fees were allocated for services provided by CBI, including executive management, legal, treasury, human resources, accounting, tax, internal audit and IT services. Depending on the nature of the respective cost, our allocated cost for these services was based upon specific identification of costs incurred on our behalf or a reasonable estimate of costs incurred on our behalf. See Note 13 to our audited combined financial statements included elsewhere in this prospectus for additional details. The increase in management fees in 2012 resulted from higher amounts of executive compensation indexed to CBI’s common stock market price.

Loss on sale of receivables to CBF—Loss on sale of receivables was $3.7 million in the first nine months of 2012, an increase of $1.4 million, or 61%, compared to the corresponding period in 2011. In the first nine months of 2012, substantially all of our receivables were sold to CBF at a discount of 2.5% from their face value. In the first nine months of 2011, a smaller amount of receivables was sold, as not all of our subsidiaries participated in this program at that time.

Asset impairments —During the first nine months of 2012, asset impairments of $13.3 million were recognized on a customer relationship intangible and long-lived assets primarily associated with our GramTel acquisition. No asset impairments were recognized in the corresponding period in 2011.

Operating Income

Operating income was $13.0 million in the first nine months of 2012, a decrease of $15.0 million, or 54%, compared to the corresponding period in 2011. Operating income decreased primarily due to asset impairments of $13.3 million. Operating margin was 8.0% in the first nine months of 2012, compared to 20.9% in the corresponding period in 2011.

Nonoperating Expenses

Interest expense—Interest expense was $31.2 million in the first nine months of 2012, an increase of $7.1 million, or 29%, compared to the corresponding period in 2011. The increase in interest expense is primarily due to growth in related party notes payable. Capitalized interest expense was $1.6 million in the first nine months of both 2012 and 2011.

Income tax (benefit) expense—Income tax benefit was $4.7 million in the first nine months of 2012, compared to income tax expense of $2.1 million in the corresponding period in 2011, driven by a decrease in our income before income taxes.

Gain on sale of real estate improvements—Gain on sale of real estate improvements was $0.2 million ($0.1 million net of tax) in the first nine months of 2012, with no such gains in the corresponding period of 2011. A gain was realized on the sale of generators as we upgraded the equipment at our Southwest Fwy (Galleria) data center facility.

Capital Expenditures

Capital expenditures were $146.4 million in the first nine months of 2012, an increase of $70.1 million, or 92%, compared to the corresponding period in 2011. Acquisitions of real estate were $25.4 million in the first nine months of 2012 for the purchase of the Frankford Road (Carrollton) building and land adjacent to our Westway Park Blvd (Houston West) facility. In the first nine months of 2011, acquisitions of real estate were $14.8 million for the purchase of 56 acres of land near Phoenix, Arizona. Development of real estate was $116.1 million in the first nine months of 2012, an increase of $59.2 million, or 104%, compared to the corresponding period of 2011. In the first nine months of 2012, significant development projects included $29.6 million at Westover Hills Blvd (San Antonio), $27.3 million at Frankford Road (Carrollton), $25.0 million at Westway Park Blvd (Houston West), $13.5 million at South Ellis Street (Phoenix) and $7.5 million at Metropolis Drive (Austin 2). In the first nine months of 2011, the largest development projects consisted of expansions at S. State Highway 121 Business (Lewisville), Westway Park Blvd (Houston West) and Metropolis Drive (Austin 2). Recurring real estate capital spend was $2.0 million in the first nine months of 2012, up $0.7 million, or 54%, compared to the first nine months of 2011 due to an increase in CSF in service. Other non-real estate capital expenditures were $2.9 million, down $0.4 million, or 12%, over the comparable period in 2011.

For 2012, our capital expenditures were approximately $230 million, of which $146.4 million was spent in the first nine months of 2012. See “—Liquidity and Capital Resources—Short-Term Liquidity” for further details on how we expect to fund these expenditures.

Comparison of Years Ended December 31, 2011 and 2010

(dollars in millions)	2011	2010	$ Change 2011 vs. 2010	% Change 2011 vs. 2010
Revenue	$181.7	$127.5	$54.2	43%
Costs and expenses:
Property operating expenses	58.2	43.9	14.3	33%
Sales and marketing	9.1	6.8	2.3	34%
General and administrative	12.5	7.0	5.5	79%
Depreciation and amortization	55.5	36.2	19.3	53%
Acquisition costs	2.6	9.0	(6.4)	(71)%
Management fees charged by CBI	2.3	3.6	(1.3)	(36)%
Loss on sale of receivables to CBF	3.5	1.8	1.7	94%
Restructuring costs	—	1.4	(1.4)	n/m

Total costs and expenses	143.7	109.7	34.0	31%

Operating income	38.0	17.8	20.2	113%
Interest expense	32.9	11.5	21.4	186%
Loss on extinguishment of debt	1.4	—	1.4	n/m

Income before income taxes	3.7	6.3	(2.6)	(41)%
Income tax expense	2.2	2.7	(0.5)	(19)%

Income from continuing operations	1.5	3.6	(2.1)	(58)%
Loss on sale of real estate improvements	—	0.1	(0.1)	n/m

Net income	$1.5	$3.5	$(2.0)	(57)%

Operating margin	20.9%	14.0%		6.9	pts
Capital expenditures*:
Acquisitions of real estate	$22.4	$—	$22.4	n/m
Development of real estate	91.8	24.7	67.1	272%
Recurring real estate	1.8	1.8	—	0%
All other non-real estate	1.5	2.8	(1.3)	(46)%

Total	$117.5	$29.3	$88.2	301%

Metrics information:
Colocation square feet*	763,000	639,000	124,000	19%
Utilization rate*	88%	88%		0	pts

*	See “—Key Operating Metrics” for a definition of capital expenditures, CSF and utilization rate.

Revenue

Revenue was $181.7 million in 2011, an increase of $54.2 million, or 43%, compared to 2010. Results for 2011 include a full year of results from Cyrus Networks, which we acquired in June 2010. Cyrus Networks revenue was $95.4 million for the full year in 2011 compared to a partial year of revenues of $44.9 million in 2010. New business also contributed to the growth in revenue in 2011. In 2011, we completed construction on 124,000 CSF and leased 110,000 CSF. During the year, 82 new customers were added, including 14 Fortune 1000 customers or private or foreign enterprises of equivalent size. During 2011, we also commenced our operations in London and Singapore.

As of December 31, 2011, our total data center capacity was 763,000 CSF, an increase of 19% compared to December 31, 2010. Data center space was added in Houston, Dallas and Austin, Texas, at our Kingsview Drive (Lebanon) facility, as well as in London and Singapore. The utilization rate of 88% at December 31, 2011 was consistent with the utilization rate at the end of the prior year. Recurring rent churn for 2011 was 3%, approximately half of which was attributable to customers that ceased using our facilities.

Costs and Expenses

Property operating expenses—Property operating expenses were $58.2 million in 2011, an increase of $14.3 million, or 33%, compared to 2010. This increase in property operating expenses was primarily due to growth in our data center capacity associated with the acquisition of Cyrus Networks in June 2010 as well as expansion of our other data center facilities and corresponding increases in revenue. Cyrus Networks’ property operating expenses were $26.1 million in 2011 compared to $12.4 million in 2010, due to a full year of operations in 2011 compared to a partial year in 2010 due to the acquisition.

Sales and marketing expenses—Sales and marketing expenses were $9.1 million in 2011, an increase of $2.3 million, or 34%, compared to 2010. A full year of Cyrus Networks’ costs increased sales and marketing by $1.6 million. Consulting and advertising costs increased by $0.3 million and $0.7 million, respectively, in 2011 as we enhanced our Internet marketing and commenced a national branding campaign. Partially offsetting these increases, sales commission expense decreased in 2011 due to the termination of a commissions plan which paid commissions as a percentage of monthly revenue. In 2011, all sales commissions were paid upon lease commencement, deferred and amortized to depreciation and amortization over the term of the customer relationship.

General and administrative expenses—General and administrative expenses were $12.5 million, an increase of $5.5 million, or 79%, compared to 2010. A full year of Cyrus Networks’ costs increased general and administrative costs by $2.1 million. Compensation costs increased in 2011 by $1.6 million as we hired additional management to lead our growth strategy. Legal and consulting costs increased by $1.6 million to support the growing operations, including start up costs associated with new locations. Contract services increased by $0.2 million due to increased use of temporary services to fill open positions.

Depreciation and amortization expense—Depreciation and amortization expense was $55.5 million in 2011, an increase of $19.3 million, or 53%, compared to 2010. A full year of depreciation and amortization on tangible and intangible assets from the June 2010 Cyrus Networks acquisition was the primary reason for the higher costs in 2011. Additional data center space placed in service in 2011 also contributed to higher depreciation.

Acquisition costs—Acquisition costs were $2.6 million in 2011, a decrease of $6.4 million, or 71%, compared to 2010. In 2011, acquisition opportunities were investigated, but none were completed. Acquisition costs of $9.0 million in 2010 were all related to the acquisition of Cyrus Networks.

Management fees charged by CBI—Management fees were $2.3 million in 2011, a decrease of $1.3 million, or 36%, compared to 2010. Management fees represent corporate allocations of services provided by CBI, including executive management, legal, treasury, human resources, accounting, tax, internal audit and IT services. Depending on the nature of the respective cost, our allocated cost for these services was based upon specific identification of costs incurred on our behalf or a reasonable estimate of costs incurred on our behalf, such as relative revenues. Management fees were higher in 2010 due to corporate compensation costs associated with time devoted to the acquisition and integration of Cyrus Networks.

Loss on sale of receivables to CBF—Loss on sale of receivables was $3.5 million in 2011, an increase of $1.7 million, or 94%, compared to 2010. As discussed above, certain of our receivables are sold to CBF at a discount of 2.5% from their face value. Loss on sale of receivables increased in 2011 which reflects a larger volume of receivables sold as Cyrus Networks began selling its receivables to CBF in 2011.

Restructuring costs—No restructuring costs were incurred in 2011. A restructuring charge of $1.4 million was incurred in 2010 for payments to be made in order to terminate a legacy sales commission plan to transition to a common plan for all commissioned employees.

Operating Income

Operating income was $38.0 million in 2011, an increase of $20.2 million, or 113%, compared to 2010. Operating income increased on growth in revenues, resulting from the acquisition of Cyrus Networks as well as new business. Our operating margin was 20.9% in 2011 compared to 14.0% in 2010. The improvement in the operating margin in 2011 is largely due to higher margins realized at our recently acquired data centers as well as lower acquisition costs, management fees and restructuring costs incurred in 2011, partially offset by increased loss on sale of receivables to CBF in 2011.

Nonoperating Expenses

Interest expense—Interest expense was $32.9 million in 2011, an increase of $21.4 million, or 186%, compared to 2010. On December 31, 2010, the Predecessor made a non-cash distribution to CBI by issuing a note payable to CBI for $400 million. This note bears interest at 7.25%. In 2011, interest expense recognized on this note was $29.0 million. In the prior year, the Predecessor’s debt consisted of a $168 million allocation of the parent company debt incurred to acquire Cyrus Networks. The interest rate on that note was 6.5%. In 2010, interest expense recognized on this debt was $6.8 million. The parent acquisition debt was subsumed into the $400 million note issued to CBI on December 31, 2010. Interest expense on capital leases and other borrowings increased by $1.3 million in 2011, which primarily reflects a larger number of leased facilities. Capitalized interest on construction projects was $2.6 million in 2011, an increase of $2.1 million over the prior year, due to increased capital spending on data center expansions.

Loss on extinguishment of debt—A loss on debt extinguishment of $1.4 million occurred in 2011 resulting from the termination of a financing obligation. No such losses occurred in 2010.

Income tax expense—Income tax expense was $2.2 million in 2011, a decrease of $0.5 million, or 19%, compared to 2010, due primarily to lower pre-tax income. The effective tax rate was 59.4% in 2011 compared to 42.7% in 2010. The increase in the effective tax rate results from higher Texas margin taxes, which are assessed based on Texas revenues with limited adjustments and were $0.4 million in 2011 compared to $0.2 million in 2010 net of the related federal tax benefit, and $0.3 million in valuation allowance charges on current foreign losses.

Loss on sale of real estate improvements—In 2010, a $0.2 million pre-tax ($0.1 million after-tax) loss was recognized upon the sale of generators that were replaced with higher capacity equipment at our Springer Street (Lombard) data center. No such losses were recognized in 2011.

Capital Expenditures

Capital expenditures were $117.5 million in 2011, an increase of $88.2 million, or 301%, compared to $29.3 million of capital expenditures in 2010. Acquisitions of real estate were $22.4 million in 2011 consisting of purchases of land in Phoenix, Arizona for $14.8 million and a building in San Antonio, Texas for $7.6 million. Development of real estate was $91.8 million in 2011, an increase of $67.1 million, or 272%, compared to 2010. Significant development projects in 2011 included expansion of our data centers at S. State Highway 121 Business (Lewisville) and Westway Park Blvd (Houston West), Metropolis Drive (Austin 2) and Kingsview Drive (Lebanon). In 2010, a power upgrade project at Southwest Freeway (Galleria) and an expansion at Westway Park Blvd (Houston West) were the largest development projects. Recurring real estate expenditures were $1.8 million in both 2011 and 2010. Other non-real estate capital expenditures were $1.5 million in 2011, a decrease of $1.3 million, or 46%, compared to 2010.

Comparison of Years Ended December 31, 2010 and 2009

(dollars in millions)	2010	2009	$ Change 2010 vs. 2009	% Change 2010 vs. 2009
Revenue	$127.5	$74.1	$53.4	72%
Costs and expenses:
Property operating expenses	43.9	31.0	12.9	42%
Sales and marketing	6.8	5.1	1.7	33%
General and administrative	7.0	4.2	2.8	67%
Depreciation and amortization	36.2	18.0	18.2	101%
Acquisition costs	9.0	—	9.0	n/m
Management fees charged by CBI	3.6	1.5	2.1	140%
Loss on sale of receivables to CBF	1.8	1.2	0.6	50%
Restructuring costs	1.4	—	1.4	n/m

Total costs and expenses	109.7	61.0	48.7	80%

Operating income	17.8	13.1	4.7	36%
Interest expense	11.5	3.1	8.4	271%

Income before income taxes	6.3	10.0	(3.7)	(37)%
Income tax expense	2.7	3.9	(1.2)	(31)%

Income from continuing operations	3.6	6.1	(2.5)	(41)%
Loss on sale of real estate improvements	0.1	—	0.1	n/m

Net income	$3.5	$6.1	$(2.6)	(43)%

Operating margin	14.0%	17.7%		(3.7	) pts

Capital expenditures*:
Acquisitions of real estate	$—	$—	$—	n/m
Development of real estate	24.7	16.1	8.6	53%
Recurring real estate	1.8	1.5	0.3	20%
All other non-real estate	2.8	3.1	(0.3)	(10)%

Total	$29.3	$20.7	$8.6	42%

Metrics information:
Colocation square feet*	639,000	446,000	193,000	43%
Utilization rate*	88%	87%		1	pt

*	See “—Key Operating Metrics” for a definition of capital expenditures, CSF and utilization rate.

Revenue

Revenue was $127.5 million in 2010, an increase of $53.4 million, or 72%, compared to 2009. The acquisition of Cyrus Networks in June 2010 increased revenue by $44.9 million. Additionally, our legacy data center operations generated higher revenue in 2010 as compared to 2009 due to a full year of revenue from our Kingsview Drive (Lebanon) facility. The Kingsview Drive (Lebanon) facility, which is located in a northern suburb of Cincinnati, opened at the end of the first quarter of 2009, adding approximately 12,000 square feet to our utilized data center space at December 31, 2010 compared to the prior year end. During the year, 84 new customers were added, including 18 Fortune 1000 customers or private or foreign enterprises of equivalent size.

Our data center capacity increased to 639,000 CSF at December 31, 2010, an increase of 43% from December 31, 2009, primarily from the acquisition of Cyrus Networks. At December 31, 2010, the utilization rate was 88%, a slight increase compared to 2009.

Costs and Expenses

Property operating expenses—Property operating expenses were $43.9 million in 2010, an increase of $12.9 million, or 42%, compared to 2009. This increase was primarily related to the acquisition of Cyrus Networks, which had property operating expenses of $12.4 million, and the expansion of our legacy operations.

Sales and marketing expenses—Sales and marketing expenses were $6.8 million in 2010, an increase of $1.7 million, or 33%, compared to 2009. The increase was primarily related to the acquisition of Cyrus Networks, which added $1.1 million to sales and marketing costs in 2010. Marketing, commissions and other sales support costs also increased by $0.6 million in 2010 compared to the prior year.

General and administrative expenses—General and administrative expenses were $7.0 million in 2010, an increase of $2.8 million, or 67%, compared to 2009. This increase was also primarily related to the acquisition of Cyrus Networks, which added $3.1 million of general and administrative costs. Other general and administrative costs decreased by $0.3 million in 2010 compared to the prior year due to lower costs associated with shared employees.

Depreciation and amortization expense—Depreciation and amortization expense was $36.2 million in 2010, an increase of $18.2 million, or 101%, from 2009. This increase was primarily due to the assets acquired from the Cyrus Networks acquisition. Depreciation expense and amortization expense for Cyrus Networks was $8.5 million and $8.0 million, respectively, in 2010. The expansion of our legacy data centers in 2009 also contributed to the higher depreciation expense in 2010.

Acquisition costs—Acquisition costs of $9.0 million were incurred in 2010, which were all associated with the acquisition of Cyrus Networks. Such costs consisted of legal, consulting and other costs incurred to complete this transaction. No acquisition costs were incurred in 2009.

Management fees charged by CBI—Management fees were $3.6 million in 2010, an increase of $2.1 million, or 140%, compared to 2009. Management fees represent corporate allocations of services provided by CBI, including executive management, legal, treasury, human resources, accounting, tax, internal audit and IT services. Depending on the nature of the respective cost, our allocated cost for these services was based upon specific identification of costs incurred on our behalf or a reasonable estimate of costs incurred on our behalf, such as relative revenues. Management fees were higher in 2010 due to corporate compensation costs associated with time devoted to the acquisition and integration of Cyrus Networks.

Loss on sale of receivables to CBF—Loss on sale of receivables was $1.8 million in 2010, an increase of $0.6 million, or 50%, compared to 2009. A larger volume of receivables was sold in 2010 as compared to the prior year due to higher revenues and because we began selling more receivables in March 2009.

Restructuring costs—A restructuring charge of $1.4 million was incurred in 2010 for payments to be made in order to terminate a legacy sales commission plan to transition to a common plan for all commissioned employees.

Operating Income

Operating income was $17.8 million in 2010, an increase of $4.7 million, or 36%, compared to 2009. Growth in operating income resulted from growth in revenues due to the acquisition of Cyrus Networks and new business. Operating margin was 14.0% in 2010 compared to 17.7% in 2009. The decrease in operating margins in 2010 resulted from acquisition costs and restructuring charges incurred in 2010, with no similar costs in 2009, partially offset by higher margins on data centers acquired in 2010.

Nonoperating Expenses

Interest expense—Interest expense was $11.5 million in 2010, an increase of $8.4 million compared to 2009. In June 2010, concurrent with the acquisition of Cyrus Networks, we recognized an allocation of parent company acquisition debt of $168 million. Interest expense recognized on this debt in 2010 was $6.8 million. Interest expense on capital leases and other borrowings increased by $1.8 million in 2010, which primarily reflects an increase in leased data center facilities acquired with Cyrus Networks. Capitalized interest also increased by $0.2 million compared to the prior year.

Income tax expense—Income tax expense was $2.7 million in 2010, a decrease of $1.2 million, or 31%, compared to 2009, due to lower pre-tax income. The effective tax rate was 42.7% in 2010 and 38.5% in 2009. The higher effective tax rate in 2010 was due to the Texas margin tax, which is assessed based on Texas revenues with limited adjustments. The Texas margin tax, net of the federal benefit, was $0.2 million in 2010 with no such tax incurred in 2009 as Cyrus Networks was acquired in 2010.

Loss on sale of real estate improvements—In 2010, a $0.2 million pre-tax ($0.1 million after-tax) loss was recognized upon the sale of generators that were replaced with higher capacity equipment at our Springer Street (Lombard) data center. No such losses were recognized in 2009.

Capital Expenditures

Capital expenditures were $29.3 million in 2010, an increase of $8.6 million, or 42%, compared to $20.7 million of capital expenditures in 2009. In 2010, development of real estate was $24.7 million, an increase of $8.6 million, or 53%, compared to 2009. In 2010, a power upgrade project at Southwest Freeway (Galleria) and an expansion at Westway Park Blvd (Houston West) were the largest development projects. In 2009, we completed construction of our Kingsview Drive (Lebanon) data center and upgrades at West Seventh Street (7th St.). Recurring real estate expenditures were $1.8 million in 2010, an increase of $0.3 million, or 20%, compared to 2009, which reflects an increase in CSF. Other non-real estate capital expenditures were $2.8 million in 2010, a decrease of $0.3 million, or 10%, compared to 2009.

Quarterly Results of Operations Data

The following tables set forth our unaudited quarterly combined statements of operations for each of the eight quarters ended September 30, 2012. We have prepared this quarterly data on a basis consistent with the audited financial statements included elsewhere in this prospectus. In the opinion of management, the financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. This information should be read in conjunction with the audited combined financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	Unaudited
	Three Months Ended
(dollars in millions)	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011	Dec. 31, 2010
Revenue	$56.7	$54.0	$52.1	$48.0	$46.5	$44.5	$42.7	$41.4
Costs and expenses:
Property operating expenses	20.0	18.1	17.3	14.9	15.5	14.1	13.7	13.9
Sales and marketing	2.1	1.8	1.8	2.0	2.6	2.4	2.1	1.8
General and administrative	5.3	5.5	4.5	4.0	3.7	2.1	2.7	1.9
Depreciation and amortization	18.8	17.8	16.4	15.5	13.8	13.6	12.6	13.3
Transaction costs	0.6	0.7	—	—	—	0.4	2.2	—
Management fees charged by CBI	0.9	0.5	0.7	0.3	0.6	0.7	0.7	1.1
Loss on sale of receivables to CBF	1.3	1.1	1.2	1.3	1.2	0.6	0.4	0.5
Restructuring costs	—	—	—	—	—	—	—	1.4
Asset impairments	—	13.3	—	—	—	—	—	—

Total costs and expenses	49.0	58.8	41.9	38.0	37.4	33.9	34.4	33.9

Operating income (loss)	7.7	(4.8)	10.2	10.0	9.1	10.6	8.3	7.5
Interest expense	11.3	9.7	10.3	8.8	7.9	8.1	8.1	4.4
Loss on extinguishment of debt	—	—	—	1.4	—	—	—	—

(Loss) income before income taxes	(3.6)	(14.5)	(0.1)	(0.2)	1.2	2.5	0.2	3.1
Income tax (benefit) expense	(0.7)	(4.6)	0.6	0.1	0.7	1.1	0.3	1.3

(Loss) income from continuing operations	(2.9)	(9.9)	(0.7)	(0.3)	0.5	1.4	(0.1)	1.8
Gain on sale of real estate improvements	(0.1)	—	—	—	—	—	—	—

Net (loss) income	$(2.8)	$(9.9)	$(0.7)	$(0.3)	$0.5	$1.4	$(0.1)	$1.8

Non-GAAP Measures:
NOI (a)	$36.7	$35.9	$34.8	$33.1	$31.0	$30.4	$29.0	$27.5
EBITDA (b)	26.6	13.0	26.6	24.1	22.9	24.2	20.9	20.8
Adjusted EBITDA (b)	29.5	28.0	28.1	26.8	24.1	25.2	23.5	22.7

(a)

We calculate NOI as net (loss) income, as defined by U.S. GAAP, excluding gain on sale of real estate improvements, plus income tax (benefit) expense, loss on extinguishment of debt, interest expense, sales and marketing costs, general and administrative costs, depreciation and amortization, transaction costs, management fees charged by CBI, loss on sale of receivables to CBF, restructuring costs and asset impairments. NOI can also be calculated as revenue less property operating expenses. Amortization of deferred leasing costs is presented within depreciation and amortization, which is excluded from our NOI calculation. We have not historically incurred any tenant improvement costs. Our sales and marketing costs consist of salaries and benefits of our internal sales staff, travel and entertainment, office supplies, marketing and advertising costs. General and administrative costs include salaries and benefits of senior management and support functions, legal and consulting costs, and other administrative costs. Marketing and advertising costs are not property specific, rather these costs support our entire portfolio. As a result, we have excluded these marketing and advertising costs from our NOI calculation, consistent with the treatment of general and administrative costs, which also support our entire portfolio.

Other REITs may not calculate NOI in the same manner. Accordingly, our NOI may not be comparable to other REITs’ NOI. Management uses NOI and pro forma NOI as supplemental performance measures because they provide useful measures of the profitability of our leases. NOI and pro forma NOI should be considered only as supplements to net income as measures of our performance. NOI and pro forma NOI should not be used as measures of liquidity nor are they indicative of funds available to meet our cash needs, including our ability to pay dividends or make distributions.

A reconciliation of net (loss) income to NOI is presented below:

(dollars in millions)
	Three Months Ended
	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011	Dec. 31, 2010
Net (loss) income	$(2.8)	$(9.9)	$(0.7)	$(0.3)	$0.5	$1.4	$(0.1)	$1.8
Gain on sale of real estate improvements	(0.1)	—	—	—	—	—	—	—
Income tax (benefit) expense	(0.7)	(4.6)	0.6	0.1	0.7	1.1	0.3	1.3
Loss on extinguishment of debt	—	—	—	1.4	—	—	—	—
Interest expense	11.3	9.7	10.3	8.8	7.9	8.1	8.1	4.4
Sales and marketing	2.1	1.8	1.8	2.0	2.6	2.4	2.1	1.8
General and administrative	5.3	5.5	4.5	4.0	3.7	2.1	2.7	1.9
Depreciation and amortization	18.8	17.8	16.4	15.5	13.8	13.6	12.6	13.3
Transaction costs	0.6	0.7	—	—	—	0.4	2.2	—
Management fees charged by CBI	0.9	0.5	0.7	0.3	0.6	0.7	0.7	1.1
Loss on sale of receivables to CBF	1.3	1.1	1.2	1.3	1.2	0.6	0.4	0.5
Restructuring costs	—	—	—	—	—	—	—	1.4
Asset impairments	—	13.3	—	—	—	—	—	—

NOI	$36.7	$35.9	$34.8	$33.1	$31.0	$30.4	$29.0	$27.5

(b)	We calculate EBITDA as net (loss) income as defined by U.S. GAAP plus interest expense, income tax (benefit) expense and depreciation and amortization. We calculate Adjusted EBITDA as EBITDA plus transaction costs, loss on sale of receivables to CBF, restructuring costs, loss on extinguishment of debt, asset impairments, stock-based compensation expense resulting from changes in CBI’s stock price, and excluding gain on sale of real estate improvements. Other companies may not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, our EBITDA and Adjusted EBITDA may not be comparable to others. Management uses EBITDA, pro forma EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the results of operations. EBITDA, pro forma EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA should be considered only as supplements to net income as measures of our performance and should not be used as substitutes for net income. A reconciliation of net (loss) income to EBITDA and Adjusted EBITDA is presented below:

(dollars in millions)
	Three Months Ended
	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011	Dec. 31, 2010
Net (loss) income	$(2.8)	$(9.9)	$(0.7)	$(0.3)	$0.5	$1.4	$(0.1)	$1.8
Interest expense	11.3	9.7	10.3	8.8	7.9	8.1	8.1	4.4
Income tax (benefit) expense	(0.7)	(4.6)	0.6	0.1	0.7	1.1	0.3	1.3
Depreciation and amortization	18.8	17.8	16.4	15.5	13.8	13.6	12.6	13.3

EBITDA	$26.6	$13.0	$26.6	$24.1	$22.9	$24.2	$20.9	$20.8

Transaction costs	0.6	0.7	—	—	—	0.4	2.2	—
Loss on sale of receivable to CBF	1.3	1.1	1.2	1.3	1.2	0.6	0.4	0.5
Restructuring costs	—	—	—	—	—	—	—	1.4
Loss on extinguishment of debt	—	—	—	1.4	—	—	—	—
Stock-based compensation mark-to-market	1.1	(0.1)	0.3	—	—	—	—	—
Asset impairments	—	13.3	—	—	—	—	—	—
Gain on sale of real estate improvements	(0.1)	—	—	—	—	—	—	—

Adjusted EBITDA	$29.5	$28.0	$28.1	$26.8	$24.1	$25.2	$23.5	$22.7

The Predecessor’s results of operations are generally not influenced by seasonality or cyclicality, other than electricity costs, which are generally higher in the summer months as higher volumes of electricity are consumed for cooling our data centers during this period.

Liquidity and Capital Resources

We will be required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, to our stockholders on an annual basis in order to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to common stockholders and operating partnership unit holders from cash flow from operating activities. All such distributions are at the discretion of our board of directors.

On November 20, 2012, CyrusOne LP issued $525 million of senior notes and entered into a $225 million revolving credit facility. The senior notes are scheduled to mature in 2022 and bear interest at a rate of 6.375%. Borrowings under the revolving credit facility bear interest at a variable rate based on, at CyrusOne LP’s option, a rate equal to an applicable margin over either a base rate or a LIBOR rate. The revolving credit facility is scheduled to mature in 2017. We utilized approximately $480 million of net proceeds from our senior notes issuance to partially repay our notes due to related parties, which totaled $612.1 million at September 30, 2012. The notes payable remaining after such repayment were not contributed to the operating partnership.

We expect to offer a         % interest in CyrusOne Inc. through this offering. We plan to utilize a portion of these proceeds, based upon the midpoint of the price range set forth on the cover page of this prospectus, to pay approximately $25 million of offering costs and to retain approximately $275 million to fund future growth.

Short-Term Liquidity

Our short-term liquidity requirements primarily consist of operating expenses and capital expenditures composed primarily of acquisition costs for the development of data center properties. For 2012, our capital expenditures were approximately $230 million, of which $146.4 million was spent in the first nine months of 2012. We expect to fund capital expenditures with a portion of the net proceeds of this offering and availability under the revolving credit facility. Our capital expenditures are largely discretionary and will be applied to expand our existing data center properties, acquire or construct new facilities, or both. For 2012, we completed the construction of approximately 200,000 CSF. In 2012, our most significant capital expenditures funded construction of a new data center in Phoenix, Arizona and the development of properties recently acquired in Dallas and San Antonio, Texas. Expansion efforts are also ongoing in Houston, Texas. We intend to continue to pursue additional growth opportunities and are prepared to commit additional resources to support this growth.

As of September 30, 2012 and December 31, 2011, we had $3.2 million and $0.6 million, respectively, of cash and cash equivalents. We had minimal amounts of cash on hand as, prior to the closing of the formation transactions on November 20, 2012, we participated in CBI’s centralized cash management program. Prior to such date, all excess cash was transferred to CBI’s corporate cash accounts on a periodic basis. Likewise, substantially all funds to finance our operations, including acquisitions and development costs, were funded by CBI. Upon completion of this offering, we expect to have approximately $285 million of cash and cash equivalents on our balance sheet based on the midpoint of the price range set forth on the front cover of this prospectus, net of discounts and fees, and, subject to the satisfaction of certain conditions, the ability to borrow up to an additional $225 million under our new revolving credit facility.

Long-Term Liquidity

Our long-term liquidity requirements primarily consist of distributions to stockholders and the development of additional data center properties. Subsequent to this offering, we expect to meet our long-term liquidity requirements with cash flows from our operations, issuances of debt and equity securities, secured borrowings and borrowings on our new revolving credit facility.

As of September 30, 2012, our debt and other financing arrangements were $699.3 million, consisting of notes payable to related parties of $612.1 million, capital lease obligations of $38.0 million and other financing arrangements of $49.2 million. The notes payable to related parties of $612.1 million is composed of a fixed term $400.0 million note payable to CBI maturing in 2018 and cash management notes payable to CBI and its subsidiaries of $212.1 million as of September 30, 2012. Balances due to various affiliates are settled with CBI the month after they are incurred. Interest is earned on amounts due from CBI and charged on amounts due to CBI. Prior to this offering, we repaid most of our debt with CBI and its affiliates. The remaining balance of such notes was not contributed to the operating partnership.

As of September 30, 2012, we, along with several CBI subsidiaries, guaranteed a total of $2.2 billion of CBI debt. These guarantees were joint and several, and full and unconditional. If CBI had defaulted on its debt service obligation, we could have been held responsible for repayment of some portion of this debt. We were released from these guarantee obligations in connection with the closing of the formation transactions on November 20, 2012.

Pro Forma Indebtedness

As summarized in the following table, on a pro forma basis after giving effect to the consummation of the formation transactions and related financing transactions we would have had approximately $563 million of indebtedness, including capital lease obligations, and $49 million of other financing arrangements, as of September 30, 2012. We also have $225 million of available capacity under the new revolving credit facility. The availability of funds under our revolving credit facility depends on compliance with applicable restrictions and covenants set forth in the agreements governing our indebtedness and market conditions, and there can be no assurance that additional credit will be available to us on acceptable terms or at all. The following table summarizes our outstanding indebtedness as of September 30, 2012 on a pro forma basis after giving effect to this offering, the formation transactions and the related financing transactions:

(dollars in millions)	Interest Rate	Principal Amount	Annual Debt Service	Maturity Date	Balance at Maturity
Capital lease obligations	various	$38.0	$7.4	various	$—
Revolving credit facility	variable	—	—	2017	—
6.375% Senior Notes due 2022	6.375%	525.0	33.5	2022	525.0

Other financing arrangements	various	49.2	3.8	various	—

		$612.2	$44.7		$525.0

Material Terms of Our Indebtedness to be Outstanding After this Offering

Revolving Credit Facility

On November 20, 2012, our operating partnership entered into a new $225 million revolving credit facility with a syndicate of financial institutions as lenders and Deutsche Bank Trust Company Americas, as administrative agent and a lender. Upon the completion of this offering, the revolving credit facility is expected to have available capacity of $225 million. The revolving credit facility is scheduled to mature in 2017. All obligations under the revolving credit facility will be unconditionally guaranteed by CyrusOne Inc., CyrusOne GP and each of our operating partnership’s existing and future domestic wholly-owned subsidiaries, subject to certain exceptions. All obligations under the revolving credit facility, and the guarantees of those obligations, will be secured by substantially all of our assets, subject to certain exceptions.

The revolving credit facility bears interest, at our option, at a rate equal to an applicable margin over either a base rate or a LIBOR rate. The initial applicable margin is 2.50% for base rate loans and 3.50% for LIBOR loans. Interest with respect to base rate loans is payable quarterly in arrears on the last business day of each calendar quarter.

The revolving credit facility contains affirmative and negative covenants customarily found in facilities of its type, including a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to: incur additional indebtedness; create liens on assets; enter into sale and leaseback transactions; engage in mergers or consolidations; sell assets; pay dividends and distributions or repurchase capital stock; make loans, acquisitions or other investments; repay subordinated indebtedness; amend organizational documents or material agreements governing certain indebtedness; change the nature of our business; and change our fiscal year. Notwithstanding the foregoing, the covenants contained in the revolving credit facility do not restrict our ability to pay dividends or distributions to our stockholders to the extent (i) no event of default or certain other specified defaults exist or are continuing under the revolving credit facility and (ii) we reasonably believe in good faith that we qualify as a REIT under the Code and the payment of such dividend or distribution is necessary either to maintain our status as a REIT or to enable us to avoid payment of any tax that could be avoided by reason of such dividend or distribution. The revolving credit facility provides that the total indebtedness of our operating partnership and its subsidiaries shall not exceed 55% of the value of the assets of the Company and its subsidiaries as of the last day of any fiscal quarter through December 31, 2014, and 50% thereafter, determined based on the value of the certain properties of the operating partnership and its subsidiaries and cash and cash equivalents held by the Company and its subsidiaries. The revolving credit facility also provides that the Company and its subsidiaries maintain a minimum fixed charge coverage ratio of not less than 2.00 to 1.00 for any period of four consecutive fiscal quarters and a maximum ratio of secured net indebtedness to consolidated EBITDA of 2.50 to 1.00 as of the last day of any fiscal quarter ending on or prior to December 31, 2014, and 2.00 to 1.00 thereafter. As of the date hereof, we are in compliance with all applicable covenants.

6.375% Senior Notes due 2022

On November 20, 2012, our operating partnership issued $525 million in aggregate principal amount of 6.375% Senior Notes due 2022. The senior notes will mature on November 15, 2022. The senior notes are unconditionally guaranteed on a senior basis by CyrusOne Inc., CyrusOne GP and each of our operating partnership’s existing and future domestic wholly-owned subsidiaries, subject to certain exceptions.

The indenture governing the senior notes contains affirmative and negative covenants customarily found in indebtedness of this type, including a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to: incur secured or unsecured indebtedness; pay dividends or distributions on its equity interests, or redeem or repurchase equity interests of CyrusOne Inc. or our operating partnership; make certain investments or other restricted payments; enter into transactions with affiliates; enter into agreements limiting the ability of our operating partnership’s subsidiaries to pay dividends or make certain transfers and other payments to our operating partnership or to our other subsidiaries; sell assets; and merge, consolidate or transfer all or substantially all of our operating partnership’s assets. Notwithstanding the foregoing, the covenants contained in the indenture do not restrict our ability to pay dividends or distributions to our stockholders to the extent (i) no default or event of default exists or is continuing under the indenture and (ii) we believe in good faith that we qualify as a REIT under the Code and the payment of such dividend or distribution is necessary either to maintain our status as a REIT or to enable us to avoid payment of any tax that could be avoided by reason of such dividend or distribution. Our operating partnership and its subsidiaries are also required to maintain total unencumbered assets of at least 150% of their unsecured debt on a consolidated basis, provided that for the purposes of such calculation our new revolving credit facility shall be treated as unsecured indebtedness. If and for so long as the senior notes are rated investment grade by each of Moody’s Investors Service, Inc. (“Moody’s”) and S&P, certain covenants will be suspended and the subsidiary guarantees will be released. As of the date hereof, we are in compliance with all applicable covenants.

Cash Flows

The Predecessor’s primary sources of cash are earnings from its operations, sale of its accounts receivables and borrowing and advances from CBI. The Predecessor’s primary uses of cash are capital expenditures to acquire or construct data center facilities and payment of property operating expenses.

The following table summarizes our historical cash flows for the nine months ended September 30, 2012 and 2011 and the years ended December 31, 2011, 2010 and 2009:

(dollars in millions)	Nine Months Ended September 30,		Year ended December 31,
	2012	2011	2011	2010	2009
Cash provided by operations	$42.8	$48.2	$66.0	$43.5	$24.6
Cash used in investing activities	(166.2)	(64.7)	(105.8)	(40.5)	(20.2)
Cash provided by (used in) financing activities	126.0	12.6	35.5	1.9	(4.4)

Comparison of Nine Months Ended September 30, 2012 and 2011

As of September 30, 2012, cash and cash equivalents were $3.2 million, up from $0.6 million as of December 31, 2011 due primarily to higher amounts of cash held in bank accounts in London and Singapore.

Net cash generated from operations was $42.8 million in the first nine months of 2012, a decrease of $5.4 million compared to the corresponding period in 2011. Changes in operating assets and liabilities used $8.1 million of cash in the first nine months of 2012 and provided $2.5 million of cash in the corresponding period in 2011.

Cash used in investing activities was $166.2 million in the first nine months of 2012, up $101.5 million compared to the corresponding period in 2011. Capital expenditures for acquisitions of real estate were $25.4 million in the first nine months of 2012 to purchase the Frankford Road (Carrollton) building and land adjacent to our Westway Park Blvd (Houston West) facility. Our significant development activities included $29.6 million at Westover Hills Blvd (San Antonio), $27.3 million at Frankford Road (Carrollton), $25.0 million at Westway Park Blvd (Houston West), $13.5 million at South Ellis Street (Phoenix) and $7.5 million at Metropolis Drive (Austin 2). In the first nine months of 2012, we deposited $11.1 million of cash into an escrow account and released $0.7 million from this account to fund construction at our Westway Park Blvd (Houston West) facility. Advances from (distributions to) CBI were a use of $9.6 million of cash in the first nine months of 2012, compared to a source of cash of $11.6 million in the corresponding period in 2011. Proceeds from the sale of real estate improvements were $0.2 million in the first nine months of 2012, with no such activity in the corresponding period in 2011.

Cash provided by financing activities was $126.0 million in the first nine months of 2012, compared to $12.6 million in the corresponding period in 2011. Borrowings from CBI were a source of funds of $131.9 million in the first nine months of 2012, up $110.2 million compared to the corresponding period of 2011. The increase in borrowings in the first nine months of 2012 was utilized to fund our capital expenditures. Payments on capital lease obligations were $5.2 million in the first nine months of 2012, compared to a $5.5 million in the corresponding period in 2011. Distributions to CBI were a use of cash of $0.7 million and $3.6 million in the first nine months of 2012 and 2011, respectively.

Comparison of Years Ended December 31, 2011 and 2010

As of December 31, 2011 and 2010, cash and cash equivalents were $0.6 million and $4.9 million, respectively. As of December 31, 2010, we had a larger amount of cash on hand as certain subsidiaries did not begin participating in CBI’s cash management program until the first quarter of 2011.

Net cash generated from operations was $66.0 million in 2011, an increase of $22.5 million compared to net cash generated of $43.5 million in 2010. The increase in cash generated from operations is primarily related to the acquisition of Cyrus Networks in June 2010 which expanded our operations. In June 2011, Cyrus Networks began selling its receivables to an affiliated entity, which was an additional source of cash.

Cash used in investing activities was $105.8 million in 2011, up $65.3 million compared to $40.5 million of cash used in investing activities in 2010. Capital expenditures for acquisitions of real estate were $22.4 million in 2011, with no capital expenditures for acquisitions of real estate in 2010. In 2011, we purchased land in Phoenix, Arizona for $14.8 million and a building in San Antonio, Texas for $7.6 million. Development of these properties occurred in 2012. Other capital expenditures were $95.1 million in 2011, an increase of $65.8 million, or 225%, compared to 2010. We incurred $91.2 million of capital expenditures in 2011 to expand our data centers in Houston, Dallas and Austin, Texas and Lebanon, Ohio. Advances from (distributions to) CBI were a source of cash of $11.6 million in 2011 compared to a use of cash of $11.6 million in 2010.

Cash provided by financing activities was $35.5 million in 2011, up $33.6 million compared to $1.9 million of cash provided by financing activities in 2010. Borrowings from CBI were a source of $66.6 million of funds in 2011, up $51.1 million from the prior year. In 2011, we terminated a financing arrangement on our Westway Park Blvd (Houston West) data center facility by purchasing the building, which used $16.2 million of cash. Payments on capital lease obligations were $7.0 million in 2011 compared to $10.2 million in 2010. Distributions to CBI were a use of cash of $7.8 million in 2011 compared to $3.7 million in 2010.

Comparison of Years Ended December 31, 2010 and 2009

As of December 31, 2010 and 2009, cash and cash equivalents were $4.9 million and zero, respectively. The increase in cash results from the acquisition of Cyrus Networks in June 2010, as all other operations participated in the CBI cash management program as of December 31, 2010 and 2009.

Cash generated from operations was $43.5 million in 2010, an increase of $18.9 million compared to $24.6 million of cash generated in 2009. The increase in cash generated from operations is primarily related to the acquisition of Cyrus Networks in June 2010. In addition, in March 2009, CBTS began selling its receivables, which was an additional source of cash. In 2010, more receivables were sold due to higher revenues and participation in this program for a full year.

Cash used in investing activities was $40.5 million in 2010, up $20.3 million compared to $20.2 million of cash used in investing activities in the prior year. Capital expenditures were $29.3 million in 2010, an increase of $8.6 million compared to 2009. In 2010, significant capital expenditures included expansions of our data centers in Houston, Dallas and Austin, Texas. Advances to CBI were $11.6 million in 2010, with no such advances in the prior year.

In 2010, cash provided by financing activities was $1.9 million as compared to $4.4 million of cash used in financing activities in 2009. Borrowings from CBI were $15.5 million in 2010, up $13.4 million compared to 2009. Payments on capital lease obligations were $10.2 million in 2010 compared to $5.5 million in 2009. Distributions to CBI were $3.7 million in 2010 compared to $1.0 million in 2009.

Contractual Obligations

The following contractual obligations table summarizes our contractual obligations as of December 31, 2011:

	Payments due by Period
(dollars in millions)	Total	< 1 Year	1-3 Years	3-5 years	Thereafter
Notes payable to related parties (1)	$480.2	$80.2	$—	$—	$400.0
Capital leases	42.9	7.4	15.6	4.9	15.0
Interest payments on notes payable to related parties, capital leases and other financing arrangements (2)	273.1	39.5	72.6	71.1	89.9
Non-cancellable operating leases	11.9	5.5	4.3	1.1	1.0
Purchase obligations (3)	47.8	46.9	0.9	—	—
Financing arrangements and other liabilities (4)	25.3	0.2	1.7	2.9	20.5

Total	$881.2	$179.7	$95.1	$80.0	$526.4

(1)	Represents the principal portion of notes payable to related parties, which consists of a $400 million fixed rate note due 2018 with the remaining $80.2 million representing a variable-rate note due on demand.
(2)	Includes contractual interest payments on notes payable to related parties, capital leases and other financing arrangements assuming no early payment of debt in future periods. Interest payments on the variable-rate note were estimated utilizing the interest rate as of December 31, 2011 and assuming the note is repaid as of December 31, 2012.
(3)	Purchase obligations primarily consist of amounts under open purchase orders for purchases of energy, contractual obligations for services such as data center construction, and other purchase commitments, including $23 million for the acquisition of a building to be developed into a data center.
(4)	Represents other financing arrangements of $25.2 million for leased data centers where we are deemed the accounting owner, and asset retirement obligations of $0.1 million.

The contractual obligations table is presented as of December 31, 2011. The amount of these obligations can be expected to change over time as new contracts are initiated and existing contracts are completed, terminated or modified.

On November 20, 2012, we issued $525 million of senior notes and entered into a $225 million revolving credit facility. The net proceeds from our senior notes issuance were utilized to partially repay the notes payable to related parties. The remaining balance of such notes payable to related parties were not contributed to the operating partnership.

The following contractual obligations table gives pro forma effect to this offering, the formation transactions and the related financing transactions as of December 31, 2011:

	Payments due by Period
(dollars in millions)	Total	< 1 Year	1-3 Years	3-5 years	Thereafter
6.375% Senior Notes due 2022	$525.0	$—	$—	$—	$525.0
Capital leases	42.9	7.4	15.6	4.9	15.0
Interest payments on indebtedness, capital lease obligations and other financing arrangements (1)	401.0	40.1	81.5	80.1	199.3
Non-cancellable operating leases	11.9	5.5	4.3	1.1	1.0
Purchase obligations (2)	47.8	46.9	0.9	—	—
Financing arrangements and other liabilities (3)	25.3	0.2	1.7	2.9	20.5

Total	$1,053.9	$100.1	$104.0	$89.0	$760.8

(1)	Includes contractual interest payments on indebtedness, capital leases and other financing arrangements assuming no early payment of debt in future periods.
(2)	Purchase obligations primarily consist of amounts under open purchase orders for purchases of energy, contractual obligations for services such as data center construction, and other purchase commitments including $23 million for the acquisition of a building to be developed into a data center.
(3)	Represents other financing arrangements of $25.2 million for leased data centers where we are deemed the accounting owner, and asset retirement obligations of $0.1 million.

Contingencies

We are periodically involved in litigation, claims and disputes. Liabilities are established for these claims when losses associated with these matters are judged to be probable and the loss can be reasonably estimated. Based on information currently available, consultation with counsel and established reserves, management believes the outcome of all claims will not individually, and in the aggregate, have a material effect on our financial position, results of operations or cash flows. For the nine months ended September 30, 2012, the Predecessor recognized expense of $0.5 million for the settlement of an employee dispute related to data center commissions. As of September 30, 2012, this settlement had been paid.

Off-Balance Sheet Arrangements

Indemnification

During the normal course of business, we make certain indemnities, commitments and guarantees under which we may be required to make payments in relation to certain transactions. These include (i) intellectual property indemnities to customers in connection with the use, sale and/or license of products and services, (ii) indemnities to vendors and service providers pertaining to claims based on our negligence or willful misconduct and (iii) indemnities involving the representations and warranties in certain contracts. In addition, we have made contractual commitments to several employees providing for payments upon the occurrence of certain prescribed events. The majority of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential for future payments that we could be obligated to make.

Guarantees

As of September 30, 2012 and December 31, 2011, CBI had $2.2 billion of unsecured long-term debt that has been guaranteed by several of its subsidiaries, including substantially all of the entities that form the Predecessor. These guarantees were full and unconditional and joint and several. We were released from these guarantee obligations in connection with the closing of the formation transactions on November 20, 2012.

In addition, CBF has issued a letter of credit to provide assurance that we will meet certain of our performance commitments. As of December 31, 2011, this outstanding letter of credit was $16.9 million. This letter of credit expired without renewal as of December 26, 2012. Fees for maintaining this letter of credit are paid by CBI and allocated to the Predecessor through management fees. These fees were $0.4 million in 2011, $0.7 million in 2010, and $0.4 million in 2009. From time to time, CBI also guarantees certain of our other performance obligations.

Non-GAAP Financial Measures

Funds From Operations and Funds From Operations As Adjusted—We calculate FFO in accordance with the standards established by the NAREIT. FFO represents net (loss) income computed in accordance with U.S. GAAP, excluding noncontrolling interests, gain (loss) from sales of real estate improvements, real estate-related depreciation and amortization and real estate impairments.

We calculate FFO As Adjusted as FFO plus amortization and impairments of customer relationship intangibles. Because the value of such customer relationship intangibles is inextricably connected to the real estate acquired, we believe the amortization and impairments of such intangibles is analogous to real estate depreciation and impairments; and therefore, we add the customer relationship intangible amortization and impairments back to FFO As Adjusted for similar treatment with real estate depreciation and impairments. We believe our FFO As Adjusted calculation provides a more comparable measure to others in the industry. Our customer relationship intangibles are primarily associated with the acquisition of Cyrus Networks and represented 22% of the value of the assets acquired.

Management uses FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted as supplemental performance measures because they provide performance measures that, when compared year over year, capture trends in occupancy rates, rental rates and operating costs. We also believe that, as widely recognized measures of the performance of REITs, FFO and pro forma FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted exclude real estate depreciation and amortization and real estate impairments (and in the case of FFO As Adjusted and pro forma FFO As Adjusted, exclude amortization and impairments of customer relationship intangibles) and capture neither the changes in the value of our properties that result from use or from market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted as measures of our performance is limited. Other REITs may not calculate FFO or pro forma FFO in accordance with the NAREIT definition or may not calculate FFO As Adjusted or pro forma FFO As Adjusted in the same manner. Accordingly, our FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted may not be comparable to others. Therefore, FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted should be considered only as supplements to net income as measures of our performance. FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted should not be used as measures of our liquidity, nor as indicative of funds available to fund our cash needs, including our ability to make distributions. FFO, pro forma FFO, FFO As Adjusted and pro forma FFO As Adjusted also should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with U.S. GAAP. For a reconciliation of U.S. GAAP net (loss) income to FFO and FFO As Adjusted see “Prospectus Summary—Summary Financial Data.”

Net Operating Income—We calculate NOI as net (loss) income, as defined by U.S. GAAP, plus noncontrolling interests, excluding gain (loss) on sale of real estate improvements, plus income tax (benefit) expense, loss on extinguishment of debt, interest expense, sales and marketing costs, general and administrative costs, depreciation and amortization, transaction costs, management fees charged by CBI, loss on sale of receivables to CBF, restructuring costs and asset impairments. NOI can also be calculated as revenues less property operating expenses. Amortization of deferred leasing costs is presented within depreciation and amortization, which is excluded from our NOI calculation. We have not historically incurred any tenant improvement costs. Our sales and marketing costs consist of salaries and benefits of our internal sales staff, travel and entertainment, office supplies, marketing and advertising costs. General and administrative costs include salaries and benefits of senior management and support functions, legal and consulting costs, and other administrative costs. Marketing and advertising costs are not property specific, rather these costs support our entire portfolio. As a result, we have excluded these marketing and advertising costs from our NOI calculation, consistent with the treatment of general and administrative costs, which also support our entire portfolio. Other REITs may not calculate NOI in the same manner. Accordingly, our NOI may not be comparable to other REITs’ NOI. Management uses NOI and pro forma NOI as supplemental performance measures because they provide useful measures of the profitability of our leases. NOI and pro forma NOI should be considered only as supplements to net income as measures of our performance. NOI and pro forma NOI should not be used as measures of liquidity, nor are they indicative of funds available to meet our cash needs, including our ability to make distributions. For a reconciliation of U.S. GAAP net (loss) income to NOI see “Prospectus Summary—Summary Financial Data.”

EBITDA—We calculate EBITDA as net (loss) income, as defined by U.S. GAAP, plus noncontrolling interests, interest expense, income tax (benefit) expense and depreciation and amortization. Other companies may not calculate EBITDA in the same manner. Accordingly, our EBITDA may not be comparable to others. Management uses EBITDA and pro forma EBITDA as supplemental performance measures because they provide useful measures of assessing the results of operations. EBITDA and pro forma EBITDA should be considered only as supplements to net income as measures of our performance and should not be used as substitutes for net income. For a reconciliation of U.S. GAAP net (loss) income to EBITDA see “Prospectus Summary—Summary Financial Data.”

Adjusted EBITDA—We calculate Adjusted EBITDA as EBITDA plus transaction costs, loss on sale of receivables to CBF, restructuring costs, loss on extinguishment of debt, asset impairments, stock-based compensation expense resulting from changes in CBI’s stock price, and excluding gain (loss) on sale of real estate improvements. Other companies may not calculate Adjusted EBITDA in the same manner. Accordingly, our Adjusted EBITDA may not be comparable to others. Management uses Adjusted EBITDA and pro forma Adjusted EBITDA as supplemental performance measures because they provide useful measures of assessing the results of operations. Adjusted EBITDA and pro forma Adjusted EBITDA should be considered only as supplements to net income as measures of our performance and should not be used as substitutes for net income. For a reconciliation of U.S. GAAP net (loss) income to Adjusted EBITDA see “Prospectus Summary—Summary Financial Data.”

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses in the reporting period. Our management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions management believes are reasonable as of the date on the front cover of this prospectus. Our actual results may differ from these estimates. We have provided a summary of the Predecessor’s significant accounting policies in Note 2 to our audited financial statements included elsewhere in this prospectus. We describe below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and results of operations:

•	revenue recognition;

•	goodwill impairment;

•	accounting for real estate and other definite-lived assets;

•	accounting for business combinations; and

•	accounting for income taxes.

Revenue Recognition—Colocation rentals are generally billed monthly in advance and certain contracts have escalating payments over the non-cancellable term of the contract. If rents escalate without the lessee gaining access to or control over additional leased space or power and the lessee takes possession of or controls the physical use of the property (including all contractually committed power) at the beginning of the lease term, the rental payments by the lessee are recognized as revenue on a straight-line basis over the term of the lease. If rents escalate because the lessee gains access to and control over additional leased space or power, revenue is recognized in proportion to the additional space or power in the years that the lessee has control over the use of the additional space or power. The excess of revenue recognized over amounts contractually due is recognized in other assets in the accompanying combined balance sheet. Approximately 20% of our annual revenue is associated with leases that contain free rent periods or escalating terms.

Some of our leases are structured on a full-service gross basis where the customer pays a fixed amount for both colocation rental and power. Other leases provide that the customer will be billed for power based upon their actual usage, which is separately metered, as well as an estimate of electricity used to power supporting infrastructure for the data center. In both cases, this revenue is presented on a gross basis in the accompanying combined statement of operations. Power is generally billed one month in arrears and an estimate of this revenue is accrued in the month that the associated costs are incurred. We generally are not entitled to reimbursements for real estate taxes, insurance or other operating expenses.

Revenue is recognized for services or products that are deemed separate units of accounting. When a customer makes an advance payment which is not deemed a separate unit of accounting, deferred revenue is recorded which is amortized to revenue ratably over the expected term of the customer relationship, unless the pattern of service suggests otherwise. As of December 31, 2011 and 2010, deferred revenue was $49.0 million and $46.6 million, respectively.

Certain customer contracts require specified levels of service or performance. If we fail to meet these service levels, our customers may be eligible to receive credits on their contractual billings. These credits are recognized against revenue when an event occurs that gives rise to such credits.

A provision for credit losses is recognized when collection of contractual rent, straight-line rent or customer reimbursements are deemed to be doubtful. The provision for doubtful accounts was immaterial in 2011, 2010 and 2009 due to our participation in CBI’s receivable securitization program, which resulted in the immediate sale of our receivables to CBF.

Goodwill Impairment—In September 2011, the Financial Accounting Standards Board (“FASB”) amended its guidance in Accounting Standards Codification (“ASC”) 350-20 on testing goodwill for impairment. As a result of the revised guidance, we will have the option of performing a qualitative assessment for impairment prior to performing the quantitative tests. Impairment testing of goodwill is performed on an annual basis or when events or changes in circumstances indicate that an asset may be impaired. We perform our annual impairment tests in the fourth quarter.

Management estimates the fair value of each reporting unit utilizing a combination of valuation methods, including both income-based and market-based methods. The income-based approach utilizes a discounted cash flow model using projected cash flows derived from our five-year plan, adjusted to reflect market participants’ assumptions. Expected future cash flows are discounted at the weighted average cost of capital applying a market participant approach. The market-based approach utilizes earnings multiples from comparable publicly-traded companies.

The fair value of each reporting unit exceeded the respective reporting unit’s carrying value at December 31, 2011, 2010 and 2009. As such, there were no goodwill impairments in 2011, 2010 or 2009. As of December 31, 2011, the fair value of each of the Predecessor’s reporting units exceeded its carrying value by at least 20%.

Changes in certain assumptions could have a significant impact on the impairment test for goodwill. The most critical assumptions are projected future growth rates, operating margins, capital expenditures, terminal values and discount rates. These assumptions are subject to change as our long-term plans and strategies are updated each year.

Accounting for Real Estate and Other Definite-Lived Assets—Investments in real estate consists of land, buildings, improvements and integral equipment utilized in our data center operations. Real estate acquired from third parties has been recorded at its acquisition cost. Real estate acquired from CBI and its affiliates has been recorded at its historical cost basis. Additions and improvements which extend an asset’s useful life or increase its functionality are capitalized and depreciated over the asset’s remaining life. Maintenance and repairs are expensed as incurred.

When we are involved in the construction of structural improvements to leased property, we are deemed the accounting owner of the leased real estate. In these instances, we bear substantially all the construction period risk, such as managing or funding construction. These transactions generally do not qualify for sale-leaseback accounting due to our continued involvement in these data center operations. At the lease inception date, the fair value of the leased real estate, which generally consists of a building shell, is recorded as construction in progress, and a financing obligation is recorded for the same amount. As construction progresses, the value of the asset and obligation increases by the fair value of the structural improvements. When construction is complete, the asset is placed in service and depreciation commences. These properties are depreciated to the lesser of (i) its estimated fair value at the end of the term or (ii) the expected amount of the unamortized obligation at the end of the term. As of December 31, 2011 and 2010, assets where we are deemed the accounting owner were $48.2 million and $32.5 million, respectively. The associated obligation is presented as other financing arrangements in the accompanying balance sheets.

When we are not deemed the accounting owner, we further evaluate leased real estate to determine if the lease should be classified as either a capital or operating lease. One of the following four characteristics must be present to classify a lease as a capital lease: (i) the lease transfers ownership of the property to the lessee by the end of the lease term, (ii) the lease contains a bargain purchase option, (iii) the lease term is equal to 75% or more of the estimated economic life of the leased property, or (iv) the net present value of the lease payments are at least 90% of the fair value of the leased property. As of December 31, 2011 and 2010, capital lease assets included in investment in real estate were $59.2 million and $50.2 million, respectively.

We capitalize direct and indirect costs related to the construction and development of data center facilities. These costs include compensation and benefits of personnel who manage third-party contractors as well as property taxes, insurance and financing costs associated with properties under active construction. We cease capitalization once the space is ready for its intended use and held available for occupancy.

The useful lives of real estate and other definite-life long-lived assets are estimated in order to determine the amount of depreciation and amortization expense to be recorded during any reporting period. Depreciation of our real estate, and other tangible assets, except for leasehold improvements, is based on the straight-line method over the estimated economic useful life. Depreciation of leasehold improvements is based on a straight-line method over the lesser of the economic useful life or term of the lease, including optional renewal periods if renewal of the lease is reasonably assured. Amortization of acquired customer relationships is estimated using an accelerated amortization method to match the projected benefit derived from this asset. All other intangible assets are amortized applying a straight-line amortization method.

We review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Events and circumstances that we consider when assessing long-lived assets associated with each of our data center facilities include NOI, vacancy rates, declines in rental or occupancy rates, and other factors. An impairment loss is recognized when the estimated future undiscounted cash flows expected to result from the use of an asset (or group of assets) and its eventual disposition is less than its carrying amount. No asset impairments were recorded in 2011, 2010 or 2009.

The estimate of expected future cash flows is inherently uncertain and relies to a considerable extent on estimates and assumptions, including current and future market conditions, projected growth in our CSF, projected recurring rent churn, lease renewal rates and our ability to generate new leases on favorable terms. It may be more difficult to sign new customers to fill some of our smaller data centers because the available space at these locations is relatively small. If there are changes to any of these estimates and assumptions in future periods, an impairment loss could occur.

During the second quarter of 2012, management identified impairment indicators for a customer relationship intangible and other long-lived assets primarily associated with the GramTel acquisition. We performed step one of the impairment tests for these assets utilizing cash flow estimates from our most recent long-term business plan and other updated assumptions. The results of these tests indicated a potential impairment loss for each of these asset groups.

Management engaged a third-party valuation specialist to assist with the Company’s estimation of the fair value of these assets. Management estimated the fair value of the customer relationship using the income approach, which discounted the expected earnings attributable to current customer contracts, and includes estimates of future expenses, capital expenditures and an appropriate discount rate. Management also estimated the fair value of other long-lived assets, primarily leasehold improvements, using an income approach based on projected discounted future cash flows using estimates of future revenues and expenses, projected capital expenditures and an appropriate discount rate. The fair value of the customer relationship intangible was estimated by management to be $2.8 million resulting in an asset impairment of $1.5 million. Management estimated the fair value of other long-lived assets, primarily leasehold improvements, at $2.4 million resulting in an impairment loss of $11.8 million. Both fair value estimates are deemed Level 3 measurements within the fair value hierarchy due to the significance of unobservable inputs utilized in these measurements.

Accounting for Business Combinations—In accounting for business combinations, we follow ASC 805, “Business Combinations,” which requires the recording of net assets of acquired businesses at fair value. In developing estimates of fair value of acquired assets and assumed liabilities, management analyzes a variety of factors including market data, estimated future cash flows of the acquired operations, industry growth rates, current replacement cost for fixed assets, and market rate assumptions for contractual obligations. Such a valuation requires significant estimates and assumptions, especially with respect to the intangible assets. Transaction costs associated with acquisitions are expensed as incurred.

In determining the fair value of the net assets acquired with the purchase of Cyrus Networks, management utilized several valuation methods:

•

Excess earnings method: This method was used to determine the fair value of the Cyrus Networks customer relationships. This method estimates the present value of future cash flows attributable to the customer base and requires estimates of the expected future earnings and remaining useful lives of the customer relationships.

•

Replacement cost method: This method was used to determine the fair value of real estate and non-real estate property. This method indicates value based on the amount that currently would be required to replace the service capacity of the asset and considers the cost of a buyer to acquire or construct a substitute asset of comparable utility, adjusted for deterioration and obsolescence.

•

Relief-from-royalty: This method, used to determine the fair value of the CyrusOne trademark, estimates the present value of royalty expense that could be avoided as a result of owning the respective asset or technology.

An independent valuation firm was utilized to assist with management’s determination of the fair values of the acquired real estate, identified intangibles and other financing arrangements. See Note 4 to the audited financial statements included elsewhere in this prospectus for the allocation of the purchase price to the assets acquired and liabilities assumed. In 2011, we finalized the Cyrus Networks purchase price allocation. No significant changes were made in 2011 to the estimates or assumptions applied in the preliminary purchase price allocation.

Accounting for Income Taxes—The Predecessor is included in CBI’s consolidated tax returns in various jurisdictions. In the accompanying financial statements, we have accounted for income taxes as if the Predecessor was a separate stand-alone company. The income tax provision consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods. CBI’s previous tax filings are subject to normal reviews by regulatory agencies until the related statute of limitations expires. With a few exceptions, CBI is no longer subject to U.S. federal, state or local examinations for years prior to 2008. In 2011, the IRS completed an examination of CBI’s U.S. federal income tax returns for 2008 and 2009.

The Predecessor has generated net operating loss carryforwards at the federal, foreign, state and local levels. Tax loss carryforwards are available to offset taxable income of the Predecessor (but not CyrusOne Inc.) in current and future periods. The carryforward period for these net operating losses vary by jurisdiction with a 20-year carryforward period for federal tax loss carryforwards. Based on current income levels and anticipated future reversal of existing temporary differences, management expects to fully utilize its federal and state net operating loss carryforwards within their expiration periods. However, realization of certain local and foreign net operating losses is uncertain. As of December 31, 2011 and 2010, the valuation allowance for these potentially unrealizable net operating losses was $0.3 million and $0.1 million, respectively. Prior to this offering, CBI expects to retain the deferred tax assets associated with the Predecessor’s business. As such, CyrusOne Inc., as a newly formed legal entity, will not have any net operating loss carryforwards as of the date of this offering to use against its future taxable income.

Recently Issued Accounting Standards

Refer to Note 3 to our audited financial statements for further information on recently issued accounting standards. We do not expect the adoption of these new accounting standards to have a material impact on our financial condition, results of operations or cash flows on a prospective basis.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period and, as a result, we will comply with any such new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Inflation

Our customer leases generally do not provide for annual increases in rent based on inflation. As a result, we bear the risk of increases in the costs of operating and maintaining our data center facilities. Some of our leases are structured to pass-through the cost of sub-metered utilities. In the future, we plan to structure more of our leases to pass-through utility costs.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

As of December 31, 2011, the Predecessor’s long-term debt was all fixed-rate debt. Prior to the closing of the formation transactions on November 20, 2012, the Predecessor participated in CBI’s cash management system. Advances to and borrowings from CBI were charged interest at a variable rate equal to the 30-day Eurodollar rate plus CBI’s credit spread. As of December 31, 2011 and 2010, the Predecessor had $80.2 million and $13.6 million of borrowings outstanding under this arrangement. As of December 31, 2011 and 2010, the Predecessor had no derivative instruments outstanding.

The following table sets forth the carrying value and fair value face amounts, maturity dates, and average interest rates at December 31, 2011 for our fixed-rate debt, excluding capital leases and other financing arrangements:

(dollars in millions)	2012	2013	2014	2015	2016	Thereafter	Total Carrying Value	Fair Value
Fixed-rate debt	—	—	—	—	—	$400.0	$400.0	$415.1
Average interest rate on fixed-rate debt	—	—	—	—	—	7.25%	7.25%	—

Prior to this offering, the fixed-rate debt shown above was repaid. See “—Pro Forma Indebtedness” for a description of our indebtedness subsequent to this offering.

The following table sets forth on a pro forma basis the carrying value and fair value face amounts, maturity dates and average interest rates at December 31, 2011 for our fixed-rate debt, excluding capital leases and other financing arrangements:

(dollars in millions)	2012	2013	2014	2015	2016	Thereafter	Total Carrying Value
Fixed-rate debt	—	—	—	—	—	$525.0	$525.0
Average interest rate on fixed-rate debt	—	—	—	—	—	6.375%	6.375%

Foreign Currency Risk

Substantially all of our revenue and expenses are denominated in U.S. dollars. We do not currently employ forward contracts or other financial instruments to mitigate foreign currency risk. As our international operations grow, we may engage in hedging activities to hedge our exposure to foreign currency risk.

Commodity Price Risk

Certain of our operating costs are subject to price fluctuations caused by the volatility of the underlying commodity prices, including electricity used in our data center operations, and building materials, such as steel and copper, used in the construction of our data centers. In addition, the lead time to purchase certain equipment for our data centers is substantial which could result in increased costs for these construction projects.

We entered into a contract to purchase 14 MW of electricity for use at our Houston data centers at fixed prices for the period January 1, 2012 to March 31, 2013. This contract represents 75% of the anticipated Houston electricity usage through March 31, 2013. The remaining 25% of anticipated Houston utility usage is priced at market rates. We intend to obtain additional fixed price contracts as our load grows.

We do not currently employ forward contracts or other financial instruments to mitigate the risk of commodity price risk other than the contract discussed above.

INDUSTRY BACKGROUND/MARKET OPPORTUNITY

All of the information presented in this section, including the analysis of the various sectors of the data center industry, has been provided by IDC. IDC has advised that the quantitative information contained herein is drawn from its database and other sources. In connection therewith, IDC has advised that (i) certain IDC research information is derived from estimates or subjective judgments, (ii) the research information from other market intelligence providers for the data center industry may differ from the information in IDC’s data base and (iii) while IDC has taken reasonable care in the compilation of the quantitative information contained herein and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

Data centers are highly specialized facilities that serve as centralized repositories of server, storage and networking equipment and are designed to provide the space, power, cooling and network connectivity necessary to efficiently operate mission-critical IT equipment. As business processes have become increasingly technology-intensive, data centers are key hubs for the processing, storage, distribution and analysis of business data, applications and content. Technology has become an increasingly important contributor to business growth, playing a key role in bringing new products to market, developing new distribution channels, creating new business models, supporting globalization and enabling improved interactions with customers, partners and suppliers. At the same time, technology trends such as virtualization, IT infrastructure centralization and multi-core computing are placing stress on existing data center environments and the core competencies of IT staff.

History and Evolution of Data Centers

The data center services industry has evolved and matured considerably since the early 2000s. The addressable market for third-party data center facilities now includes established “traditional” businesses that are Web-enabling their applications and business processes as well as new types of cloud-centric companies with sophisticated technology requirements. The complexity and scale of Internet-based applications and services such as cloud computing and software-as-a-service (i.e., anytime/anywhere Internet-based delivery of business and consumer applications, content, and data), social networking and the emergence of internal business applications require high-performance computing and processing. IT hardware technology has also evolved, and the processing, storage and computing power of today’s servers are significantly increased from that of the early 2000s, requiring significantly increased power and cooling capabilities per square foot of data center space. The complexity of these IT applications and the advancement of the IT equipment means that in-house data center environments are often not capable of providing an appropriate environment for the processing, storage and computing needs of today’s enterprise.

As the business operations of enterprises increasingly depend on real-time data collection, processing and analysis, data centers that are able to support next-generation IT computing, storage and networking requirements have become essential business requirements. Third-party data center specialists grew during the recent economic downturn as a result of demand for data center space, power and cooling constraints, limited capital budgets for new data center construction or retrofitting, the processing- and data-intensive requirements of highly interconnected business processes, and increased enterprise receptivity to outsourcing as a way to refocus time, effort and resources on core competencies.

Although the global economic environment remains volatile, data center providers continue to build and expand as more enterprises and Internet technology companies find their ability to grow, innovate and transform limited by unforeseen data center capacity constraints or other infrastructure roadblocks. As the paradigm of “cloud” becomes the predominant mode of computing, the high-performance repositories where the infrastructure and networks that process, manage, store, and interconnect the applications and data are hosted take on a vital role as the crossroads of next-generation digital business operations.

Types of Data Centers

The data center industry encompasses a wide range of facility types that correspond to different customer technology, cost, regulatory and industry/business requirements. There are two broad categories of data centers: in-house and third-party provider. However, both types of facilities feature the same technical infrastructure elements that transform a building into a data center, including primary and backup power sources, advanced cooling and ventilation systems, fire suppression systems, physical and digital security, and network connectivity.

In-House Data Centers

Many companies own and operate some or all of their own data centers. These facilities run the gamut from small scale server rooms or closets to large-scale enterprise data centers featuring centralized raised floor environments that house the majority of the IT systems that support the business. Companies may operate in-house data centers due to regulatory considerations, because IT is perceived to be a core competency and an important element of the business value proposition, or because the IT operations are perceived to be of sufficient scale to be cost efficient.

Third-Party Data Center Providers

There are several models of third-party data centers, including wholesale data centers, retail colocation data centers and IT outsourcers and managed services provider data centers.

Wholesale Data Centers. Providers in this segment are specialized real estate developers that build or retrofit facilities outfitted with robust, large-scale electrical power systems and HVAC systems to accommodate the housing and operation of customers’ IT and networking infrastructure. Wholesale data center customers include large enterprises, government agencies, companies with Internet-based business models and service providers such as managed hosters and cloud service providers. Customers generally enter into long-term leases of five to 10 years. Wholesale data center facilities’ footprints and power densities are designed to serve the current and long-term IT facilities requirements of established businesses that rely on IT infrastructure for competitive advantage, differentiation and business operations.

Retail Colocation. Retail colocation data center facilities operate on a fee-for-service basis and sell space to customers in the form of individual cabinets, cages or racks under short-term contracts (typically one to three years). Retail colocation data centers generally offer smaller lease footprints and have lower power densities than wholesale data centers. Providers in this segment generally offer broader facilities support and maintenance than wholesale data center companies, as well as additional customer-facing services such as on-site technical support, network monitoring and backup/recovery. Retail colocation providers fall into two categories:

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Carrier-captive. These data centers, operated by telecommunications providers, require customers to purchase bandwidth on that specific network as part of their colocation contracts. However, in some cases, the providers may offer interconnectivity with a limited range of other networks.

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Carrier-neutral. These carrier-neutral data centers are not network-specific and allow customer interconnectivity to a range of carriers, thus facilitating customer choice based on cost efficiency, network performance and application requirements. For carriers and colocation customers whose business models rely heavily on network-centric traffic and data exchange, carrier neutral colocation offers direct connectivity to communities of interest (i.e., trading partners, customers and suppliers) within individual data centers or to application end users on multiple networks. In addition to telecommunication carriers and content delivery networks, carrier-neutral colocation customers include large enterprises, Internet-based application and content providers, media and entertainment companies, and cloud computing and software-as-a-service providers.

IT Outsourcers and Managed Services Provider Data Centers. Providers in this segment generally do not sell colocation space as a discrete offering, but leverage the space as part of a comprehensive outsourcing service that includes management (and sometimes ownership) of the servers and other IT infrastructure as well as networking and application management. IT outsourcers and managed services providers may in fact be customers of wholesale data center providers, leasing the technical space to run their businesses.

Demand Drivers

Internet Traffic Growth

According to IDC’s February 2012 Worldwide Internet Broadband Bandwidth Demand 2012-2015 Forecast, worldwide end user-generated Internet traffic (business and consumer, and fixed and mobile users, measured in total exabytes per month) is expected to grow from 17 exabytes per month in 2011 to 117 exabytes per month in 2015, representing a CAGR of 63%. This expansion is the result of the Internet’s evolution over time from a static, one-way medium of small text and Web objects into a robust, global platform for commerce, business operations, application processing, social networking, media and entertainment and communication.

Key drivers of Internet traffic growth include the expansion of Internet-based business models, proliferation of Internet-connected devices (particularly smart phones and tablets), the spread of high-speed Long Term Evolution mobile networks, the growth in consumers’ appetite for online/mobile video and social networking, and increasing business use of real-time data access and processing-heavy applications such as business analytics and data mining. These factors translate into the expanding demand for high-powered, highly resilient data center facilities, given the need to process, store, distribute and manage the volume of data and transactions.

Real-world examples that highlight the underlying drivers of Internet traffic and data growth include the following:

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IDC predicts that the volume of global Internet traffic will reach nearly 74 exabytes per month in 2014 (Worldwide Internet Broadband Bandwidth Demand 2012—2015 Forecast, IDC, March 2012). According to estimates in Cisco Systems Inc.’s Visual Networking Index, 2010, this translates into 32 million people streaming the film Avatar in 3D continuously for an entire month.

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According to Cisco Systems Inc. estimates, the amount of data delivered over the Internet from its founding through 2009 was 150 exabytes, or less than half the data expected to be generated over one quarter in 2015.

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According to IDC’s Worldwide Telecom Services Database, 2H11, mobile data connections will nearly double from 2.3 billion in 2011 to 4.1 billion in 2015, and mobile Internet traffic will grow 30-fold, from 4% of total Internet traffic in 2011 to 17% in 2015.

•	Facebook, Inc., a company founded in 2004, has grown to more than 1 billion members during 2012, equivalent to the combined populations of the United States, the European Union and Russia.

Increasing Demand for Outsourcing

Increased business willingness to procure IT capabilities from third-party sources is a key driver of outsourced data center demand. According to IDC, U.S. companies across all industries allocated 49% of their IT budgets to the purchase and management of traditional in-house IT in 2010. IDC’s Cloud Computing Survey (December 2010) found that by 2013, traditional in-house IT budget allocations will decline to 37% of the total, indicating increased demand for third-party IT capabilities—both data center facilities and IT infrastructure.

Factors contributing to the trend toward outsourcing include the following:

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Renewed Focus on the Core Business. Enterprises are struggling to address the challenges of rapid technology change while also seeking to drive increased profitability via new sources, improve productivity and reduce expenses. For the majority of companies, building and managing data centers is not a core competency or a competitive advantage. Third-party data centers offer solutions to businesses while allowing capital and personnel to be deployed toward core competencies rather than on back-office data center facilities. IDC’s 2011 U.S. WAN Managers Survey found that approximately 10% of large U.S. enterprises use third-party data center colocation services, highlighting substantial untapped addressable market opportunity.

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Business Resiliency and Disaster Recovery. Organizations are increasingly dependent on technology as the engine powering critical business applications and processes. As IT becomes an increasingly integral part of the business, disaster recovery becomes a higher priority. In addition to robust production sites, organizations require resilient disaster recovery capabilities to ensure business continuity in the event of system/network failures, natural disasters or other disruptions.

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Increased Regulatory Requirements. Recent compliance requirements for large enterprises have led to an increase in data center outsourcing both from a colocation and a disaster recovery perspective. Specific legislation such as Sarbanes-Oxley, Dodd-Frank, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Gramm-Leach-Bliley Act of 1999 are requiring enterprises to conduct their business and/or store data online, contributing to the increased need for online IT requirements.

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Globalization. As organizations globalize their bases of operations, their customers, partners, suppliers and employees are becoming more geographically distributed. Given the ever tighter linkage between business and IT operations, application availability and performance may now require multiple data centers. For enterprises interested in entering new geographic markets, capital allocated to business growth requirements represents a more efficient use of scarce funds than investments in data center construction and operation. Outsourcing of the data center facilities function frees up capital for key growth initiatives such as globalization.

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Increased Power Density and Cooling Requirements. Dense, next-generation IT environments are creating power and cooling challenges inside the data center. Enterprises have limited capital to invest, and many simply cannot continue allocating additional budget to the escalating power and cooling requirements being driven by the higher-speed, smaller footprint infrastructure that powers increasingly technology-driven business processes. These challenges are causing many in-house data center environments to become obsolete. Furthermore, as enterprises seek to consolidate their IT requirements in fewer but larger data centers, power and cooling costs rise as density increases. Specialized data center facilities with purpose-built, next-generation power redundancy and density, HVAC infrastructure and operational process efficiencies, are better for organizations with significant power density and cooling requirements.

Increasing Demand Trends Within Specific Sectors

Oil and Gas Exploration Trends. Exploration and production activities in the oil and gas industry are heavily dependent on data storage and high-performance computing capacity. IDC’s worldwide spending forecast for high-performance computing servers for geoscience applications shows a 7.8% CAGR between 2010 and 2015. During exploration, seismic imaging is used to accurately locate and evaluate potential resources. The growth in seismic data volumes and processing capacity is expected to increase with newer exploration techniques, including shale and deepwater offshore exploration. Geologists and geophysicists are beginning to consider employing petabyte-scale seismic data sets in their analyses. Once drilling has been completed and wells are put into production, wells are automated in order to maximize production and manage environmental, health and safety risks. This means deploying large numbers of sensors and the use of advanced analytics, which will require high-performance computing capacity and data storage.

Interconnectivity Trends. Organizations in ecosystem or supply chain-driven industries such as financial trading/brokerage, healthcare, transportation/distribution and retail, as well as Internet-centric content, gaming, social networking and cloud/SaaS network companies process extensive traffic among the various value chain participants. As companies continue to Web-enable mission-critical business processes such as sales, product design, and inventory management and as online business-to-business, and business-to-business-to-consumer models emerge, network interconnection in carrier-neutral data centers represents a highly efficient way to exchange information with reduced network costs (last-mile avoidance), improved performance (i.e., proximity as a way to reduce network latency) and direct access to supply chain partners on downstream access networks.

Supply Constraints and Barriers to Entry

Despite growing demand for third-party data center capacity, a supply and demand imbalance exists in the market for high-quality, high-power, fully redundant facilities. Given the upfront capital expenditure required for new data center builds, financing can be time consuming and/or difficult to obtain. Furthermore, there is a limited supply of available land for new builds or suitable building shells for retrofits in key U.S. markets. Data center development and construction can take from 12 to 24 months and involves extensive planning with local governments, regulatory bodies and electric utilities. While a number of factors are converging to expand demand for data center space and services, the highly specialized nature of the market creates significant barriers for new entrants.

Availability of Suitable Locations

Commercial data centers are typically located near key population/business centers in close proximity to adequate and relatively inexpensive power sources and fiber optic connectivity. Such locations are becoming scarce, given the larger footprint of data centers, higher power consumption and local zoning issues and other potential political obstacles. As a result, the amount of available land suitable for data center development is shrinking and the cost of acquisition is increasing. Furthermore, the cost and complexity of retrofitting existing properties for next-generation data center use may be prohibitive. These factors make it difficult for new entrants to enter this market.

Data Center Development Cost and Lifecycle

The commercial data center business involves significant upfront capital expenditures for construction, and financing can be difficult to obtain in the current economic environment. Furthermore, construction of individual data centers requires extensive planning and permission processes, which can vary greatly by geography. The lifecycle of data center construction projects from site selection to commercial operation and revenue recognition can take up to 24 months. As a result, well-managed portfolios of properties and well-timed project initiation are required for sustainable, financially viable operations.

High Barriers to Switching

Once an enterprise establishes a relationship with a data center provider, it is unlikely to change providers routinely due to the high switching costs and execution risks associated with relocating IT equipment. These switching costs include disconnecting, packing, shipping, unloading, unpacking, installing and testing each piece of equipment which in large scale data centers can include hundreds of servers and storage devices. In addition, an enterprise will need to establish redundant connections during the transition and pay significant insurance and shipping fees. Switching data center providers also requires significant management resources and potential consulting support to minimize the risk of disruption and downtime which can impact the underlying business. As a result, enterprises are unlikely to switch data center providers routinely once they have an established relationship.

Expertise and Personnel

The data center market is a highly specialized segment of the real estate development market, requiring expertise not only in commercial real estate, but also data center design and construction, server, storage and networking technology, electrical and mechanical engineering, high-capacity power and cooling systems and physical security. New entrants may have difficulty assembling the expertise required to compete in the market and obtaining the economic scale and purchasing power to sustain successful operations.

Establishment of Brand, Reputation and Track Record

Existing data center providers have established brand names and reputations that allow them to attract new customers based on their operational track records of successfully operating multiple large-scale facilities and ability to accommodate customers’ evolving facilities requirements. The amount of planning and business risk the enterprise undertakes in moving to a third-party data center model requires a significant investment on the part of the enterprise that is unlikely to be made without its third-party provider demonstrating a long history of execution, willingness to build a strategic partnership that will grow over time and compatibility with the needs of the enterprise. New entrants may find it difficult to build a base of high-value customers without an established reputation and substantial operating history.

BUSINESS AND PROPERTIES

Our Company

We are an owner, operator and developer of enterprise-class, carrier-neutral data center properties. Enterprise-class, carrier-neutral data centers are purpose-built facilities with redundant power, cooling and telecommunications systems and that are not network-specific, enabling customer interconnectivity to a range of telecommunications carriers.

We provide mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for approximately 500 customers. Our goal is to be the preferred global data center provider to the Fortune 1000. As of September 30, 2012, our customers included nine of the Fortune 20 and 108 of the Fortune 1000 or private or foreign enterprises of equivalent size. These 108 customers provided 79% of our annualized rent as of September 30, 2012. Additionally, as of September 30, 2012, our top 10 customers (including CBI) provided 46% of our annualized rent.

We cultivate long-term key strategic relationships with our customers and provide them with solutions for their data center facilities and IT infrastructure challenges. Our offerings provide flexibility, reliability and security and are delivered through a tailored, customer service-focused platform that is designed to foster long-term relationships. We focus on attracting customers that have not historically outsourced their data center needs. We believe our capabilities and reputation for serving the needs of large enterprises will allow us to capitalize on the growing demand for outsourced data center facilities in our markets and in new markets where our customers are located or plan to be located in the future.

Our History

Our business is comprised of the historical data center activities and holdings of CBI. CBI has operated its Cincinnati-based data center business for over 10 years. In addition, it acquired GramTel, a data center operator in South Bend, Indiana and Chicago, Illinois, for approximately $20 million in December 2007, and it acquired Cyrus Networks, a data center operator based in Texas, for approximately $526 million, net of cash acquired, in June 2010. As part of the formation transactions, certain subsidiaries of CBI contributed these assets and operations to our operating partnership, CyrusOne LP.

We were formed as a Maryland corporation on July 31, 2012. We have been a consolidated subsidiary of CBI for U.S. federal income tax purposes since the date of our incorporation. In connection with this offering, we will cease to be a consolidated subsidiary of CBI for U.S. federal income tax purposes, and we intend to qualify as a REIT for such purposes commencing with our short taxable year ending on December 31, 2013. Our corporate offices are located at 1649 West Frankford Rd, Carrollton, TX 75007. Our telephone number is (972) 350-0060. Our website is www.cyrusone.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

Our Competitive Strengths

We believe the following competitive strengths distinguish us from other data center operators and will enable us to continue to grow our operations.

High Quality Customer Base. The high quality of our assets combined with our reputation for serving the needs of large enterprises has enabled us to focus on the Fortune 1000 to build a quality customer base. We currently have approximately 500 customers from a broad spectrum of industries, with a particular expertise serving the energy industry, which comprises 38% of our annualized rent as of September 30, 2012. We currently have nine of the Fortune 20 and 108 of the Fortune 1000 or private or foreign enterprises of equivalent size as customers, including five of the six “supermajor” oil and gas companies. Our revenue is generated by a stable enterprise customer base, as evidenced by the following as of September 30, 2012:

•	79% of our annualized rent comes from the Fortune 1000 or private or foreign enterprises of equivalent size;

•	57% of our annualized rent comes from investment grade companies or their affiliates, based on the parent company’s corporate credit rating by S&P; and

•	42% of our annualized rent comes from the Fortune 100 or private or foreign enterprises of equivalent size.

As of September 30, 2012, CBI represented 10% of our annualized rent under contracts, which is largely comprised of two customers to whom we provide services through contracts entered into between those customers and CBTS. Customer consent is required in order to assign those contracts to us, and while we expect those contracts to be assigned to us, such consent has not yet been obtained. Excluding these customers, CBI represented 3% of our annualized rent as of September 30, 2012. As of September 30, 2012, no single other customer represented more than 8% of our annualized rent, and our top 10 customers (including CBI) represented 46% of our annualized rent.

Strategically Located Portfolio. Our portfolio is located in several domestic and international markets possessing attractive characteristics for enterprise-focused data center operations. We have domestic properties in five of the top 10 largest U.S. cities by population (Chicago, Dallas, Houston, Phoenix and San Antonio), according to the U.S. Census Bureau, and four of the top 10 cities for Fortune 500 headquarters (Chicago, Cincinnati, Dallas and Houston), according to Forbes. We believe cities with large populations or with a large number of corporate headquarters are likely to produce incremental demand for IT infrastructure. In addition, being located close to our current and potential customers provides CIOs with additional confidence when outsourcing their data center infrastructure. In the markets where we currently operate data centers and in the markets where we own property that we intend to develop, we have historically experienced data center infrastructure demand in excess of currently available data center construction.

Modern, High Quality Facilities. Our portfolio includes highly efficient, reliable facilities with advanced cooling capabilities and the security systems necessary to provide an environment suitable for some of our clients’ most vital technology infrastructure. To optimize the delivery of power, our properties include modern engineering technologies designed to minimize unnecessary power usage and, in our newest facilities, we are able to provide power utilization efficiency ratios we believe to be among the best in the multi-customer data center industry. In our newest facilities, we take a Massively ModularSM approach to site selection, design and construction such that we are able to deliver a range of power densities to our customers within a single facility. Our Massively ModularSM design principles allow us to efficiently stage construction on a large scale and deliver CSF in a timeframe that we believe is one of the best in the industry. We acquire or build a large powered shell capable of scaling with our customers’ power and colocation space needs. The powered shell can be acquired or constructed for a relatively inexpensive capital cost. Once the building shell is ready, we can build individual data center halls in portions of the building space to meet the needs of customers on a modular basis. This modular data center hall construction can be completed in approximately 16 weeks to meet our customers’ immediate needs. This short construction timeframe ensures a very high utilization of the assets and minimizes the time between our capital investment and the receipt of customer revenue, favorably impacting our return on investment while also translating into lower costs for our customers. Our design principles also allow us to add incremental equipment to increase power densities as our customers’ power needs increase, which provides our customers with a significant amount of flexibility to manage their IT demands. We believe this Massively ModularSM approach allows us to respond to rapidly evolving customer needs, to commit capital toward the highest return projects and to develop state-of-the-art data center facilities. As of September 30, 2012, facilities in our operating portfolio consisted of approximately 1,630,000 NRSF and approximately 125 MW of utility power capacity.

Significant Leasing Capability and Low Recurring Rent Churn. Our focus on the customer, our ability to scale with its needs, and our operational excellence provides us with two key benefits: embedded future growth from our customer base and low recurring rent churn. Our total annualized rent increased by approximately 22%, and our existing customer base provided approximately 72% of such increase, between October 1, 2011 and September 30, 2012. Since October 1, 2011, we have increased NRSF by 19%, while maintaining a high percentage of NRSF leased of 79% at September 30, 2012.

Our management team focuses on minimizing recurring rent churn. We define recurring rent churn as any reduction in recurring rent due to customer terminations, net pricing reductions or service reductions as a percentage of the annualized rent at the beginning of the applicable period, excluding any impact from metered power reimbursements. In 2011, we experienced a recurring rent churn of 3%, approximately half of which was attributable to customers that ceased using our facilities. For the nine months ended September 30, 2012, our recurring rent churn was 4.0% (5.3% annualized), which includes the termination of one lease for legacy data center space that had been utilized for over 20 years. The legacy data center space has been decommissioned and is expected to be developed into data center space that we believe will generate higher amounts of revenue than the prior lease. Excluding this lease, the recurring rent churn for the nine months ended September 30, 2012 would have been 2.9% (3.9% annualized).

Significant, Attractive Expansion Opportunities. Our current development properties and available acreage were selected based on extensive site selection criteria and the collective industry knowledge and experience of our management team. As a result, we believe that our development portfolio contains properties that are located in markets with attractive supply and demand conditions and that possess suitable physical characteristics to support data center infrastructure. In addition to our operating NRSF of approximately 1,630,000 as of September 30, 2012, we are currently developing vacant properties and new facilities to create approximately 379,000 NRSF across three distinct markets. As of September 30, 2012, we also have 762,000 NRSF of powered shell available for future development, and we own approximately 146 acres of land that are available for future data center facility development.

During development, our construction techniques allow us to strategically address demand, and since the acquisition of Cyrus Networks in June 2010, we have constructed approximately 287,000 CSF while maintaining a utilization rate of at least 78% across our portfolio. Due to developments under construction expected to be completed during the second quarter of 2013, it is anticipated that our occupancy level will decrease for a period of time as this new space is leased. We believe that we are able to optimize our capital spending for development through efficiency-focused construction practices, including just-in-time procurement procedures. In addition, the development of our interconnection business creates an incremental source of revenue for our future developments.

Differentiated Reputation for Service. We believe that the decision CIOs make to outsource their data center infrastructure has material implications for their businesses, and, as such, CIOs look to third-party data center providers that have a reputation for serving similar organizations and that are able to deliver a customized solution. We take a consultative approach to understanding the unique requirements of our customers, and our design principles allow us to deliver robust flexibility in the scale, power and location of our data center infrastructure. We believe that this approach has helped fuel our growth. Our current customers are also often the source of new contracts, with referrals being an important source of new customers.

Experienced Management Team. Our management team is comprised of individuals drawing on diverse knowledge and skill sets acquired through extensive experiences in the real estate, telecommunications and mission-critical infrastructure industries. In aggregate, our management team of nine individuals has an average of approximately 15 years of experience in the data center and communications industries.

Prior to becoming our President and Chief Executive Officer in August 2011, Gary Wojtaszek served as Chief Financial Officer of CBI beginning July 2008 and prior to that served as Senior Vice President, Treasurer and Chief Accounting Officer for the Laureate Education Corporation in Baltimore, Maryland from 2006 to

2008. Our Chief Financial Officer and Treasurer, Kimberly Sheehy, previously served as our Chief Administrative Officer since November 2011, and prior to that in various roles at CBI since 1996, including Treasurer, Vice President of Financial Planning and Analysis, and Vice President of Investor Relations. Kevin Timmons, our Chief Technology Officer, was responsible for the design, site selection, construction and operation of approximately 30 data centers during 14 years at Yahoo! and Geocities (acquired by Yahoo! in 1999), and most recently was responsible for managing Microsoft’s global data center footprint. Michael Duckett, Chief Operating Officer, previously served as Chief Operating Officer of CoreLink Data Centers LLC from 2010 to 2011 and as Senior Vice President of Operations of Terremark Worldwide from 2005 to 2010. Scott Brueggeman, our Chief Marketing Officer, previously served as Vice President of Marketing and Corporate Communications at CoreLink Data Centers LLC from 2010 to 2012. Tesh Durvasula, Chief Commercial Officer, previously served as Chief Marketing and Business Officer at Quality Technology Services from 2010 to 2012. Dorothy Spruce, Executive Vice President of Sales, has approximately 30 years of secure infrastructure sales experience, including 17 years with Unisys Corporation, and has been with us for 8 years. Joshua Snowhorn, Vice President and General Manager of Interconnection, previously served as Vice President of Business Development at Terremark Worldwide from 2000 to 2012. John Hatem, Vice President of Engineering and Construction, previously served as Director of Design and Construction at ConceptCSI Global Data Center Solutions from 2009 to 2011, and has been with us for one year.

Business and Growth Strategies

Our objective is to grow our revenue and earnings and maximize stockholder returns by continuing to expand our data center infrastructure outsourcing business.

Increasing Revenue from Existing Customers and Properties. We have historically generated a significant portion of our revenue growth from our existing customers. Our total annualized rent increased by approximately 22%, and our existing customer base provided approximately 72% of such increase, between October 1, 2011 and September 30, 2012. We plan to continue to target our existing customers, because we believe that many have significant data center infrastructure that has not yet been outsourced, and many will require additional data center space to support their growth and their increasing reliance on technology infrastructure in their operations.

To address incremental demand from existing and new customers, as of September 30, 2012, we have approximately 337,000 NRSF available for lease, and we believe that we can lease this space with minimal additional capital investment and in a significantly shorter period of time versus properties requiring development. In addition, we have 379,000 NRSF under development and 762,000 NRSF of additional powered shell available for future development. Our portfolio also contains approximately 146 acres of land that are available for future data center facility development. We plan to prioritize the development of our existing properties based on market-specific observed customer demand, capital requirements and prevailing capital markets conditions, among other considerations.

Attracting and Retaining New Customers. According to a recent IDC survey, less than 10% of large U.S. enterprises use third-party data center colocation services. Increasingly, enterprises are beginning to recognize the complexities of managing data center infrastructure in the midst of rapid technological development and innovation. We believe that these complexities, brought about by the rapidly increasing levels of Internet traffic and data, obsolete existing corporate data center infrastructure, increased power and cooling requirements and increased regulatory requirements, are driving the need for companies to outsource their data center facility requirements. Consequently, this will significantly increase the percentage of companies that use third-party data center colocation services over the next several years. We believe that our high quality assets and reputation for serving large enterprises have been, and will be, key differentiators for us in attracting customers that are outsourcing their data center infrastructure needs.

Since 2010, we have signed more than 100 new customers, many of whom were outsourcing data center infrastructure for the first time. We have historically managed our sales process through a direct-to-the-customer model but have recently begun utilizing third-party leasing agents to expand our universe of potential new customers. Regardless of how a potential customer lead is generated, every opportunity undergoes a rigorous review process designed to maximize cash flow generation and customer retention. Additionally, throughout the life cycle of a customer’s interaction with us, we maintain a disciplined approach to monitoring their experience, with the goal of providing the highest level of customer service. We plan to continue to pursue large enterprise customers by leveraging our relationships and reputation, and by developing our existing pipeline of inventory to meet their needs.

Expanding into New Domestic and International Markets. Our expansion strategy focuses on developing new data centers in markets where our customers are located and in markets where our customers want to be located. We regularly meet with our customers to understand their business strategies and potential data center needs. We also conduct extensive analysis to ensure an identified market displays strong data center fundamentals, independent of the demand presented by any particular existing customer. We believe that this approach significantly reduces the risk associated with expansion into new markets because it provides strong visibility into our anticipated cash flow and helps to ensure targeted returns on new developments. Our strategy for entering a new market will vary based on in-place real estate and data center infrastructure and could include greenfield construction projects as well as acquisitions.

Growing Interconnection Business. Our customers are increasingly seeking to connect to one another via private peering, cross connects and/or public switching environments. Interconnection allows our customers to share information and conduct commerce in a highly efficient manner not requiring a third-party intermediary and at a fraction of the cost normally required to establish such a connection between two enterprises. The demand for interconnection creates additional rental and revenue growth opportunities for us, and we believe that customer interconnections increase our likelihood of customer retention by providing an environment not easily replicated by competitors. Interconnections are made possible by our customers’ common location in our facilities and our provisioning of the infrastructure necessary to interconnect within our facilities, and, as a result, we believe that it would require significant coordination and capital for our customers to move their interconnection to a different location. Since many of our facilities currently have the infrastructure necessary to provide interconnection, we plan to market this capability to our existing customers, and we will incorporate interconnection into our current and future developments. We anticipate implementing interconnection infrastructure in our existing facilities that do not currently have it. Compared to the capital required to build a data center, the capital required for interconnection is minimal, which we believe creates the potential to create attractive capital returns. We act as the trusted neutral party that enterprises, carriers and content companies utilize to connect to each other. We believe that the reputation and industry relationships of our executive management team place us in an ongoing trusted provider role.

Selectively Pursuing Property Acquisition Opportunities. We intend to seek opportunities to acquire existing or potential data center properties in key strategic markets. In addition, we currently lease certain of our data center properties and, to the extent economically attractive, we may opportunistically seek to purchase those properties. We take a disciplined approach in evaluating potential business, property and site acquisitions, including expected demand from existing and new customers, the current competitive environment, a site’s geographic attributes, availability of telecommunications providers, expected costs for development and potential barriers to entry for other third-party data center providers. The decision to consummate an acquisition meeting our standards will be governed by the expected return on investment cost of the capital available to us, should new financing be required, as well as the opportunity cost for other potential capital spending.

Financing Strategy

We intend to finance our operations and anticipated development with cash on hand, cash generated from operations, proceeds from this offering, issuances of unsecured debt and equity securities, secured borrowings and borrowings under our new revolving credit facility. Our decision to issue debt or equity securities will be based, in part, on our debt to capital ratio, leverage ratio, anticipated cash flows, prevalent market conditions and the relative costs of financings. Upon completion of this offering, we expect to have liquidity of approximately

$510 million based on our estimated cash balance (based on the midpoint of the price range set forth on the cover of this prospectus) and availability under our new revolving credit facility, which we believe provides sufficient flexibility in the short- to medium-term.

Leasing Arrangements

As of September 30, 2012, 39% of our leased NRSF has been to customers on a full-service gross basis. Under a full-service gross model, the customer pays a fixed monthly rent amount, and we are responsible for all data center facility electricity, maintenance and repair costs, property taxes, insurance and other utilities associated with that customer’s space. For leases under this model, fluctuations in our customers’ monthly utilization of power and the prices our utility providers charge us impact our profitability. As of September 30, 2012, 61% of our leased NRSF has been to customers with separately metered power. Under the metered power model, the customer pays us a fixed monthly rent amount, plus its actual costs of sub-metered electricity used to power its data center equipment, plus an estimate of costs for electricity used to power supporting infrastructure for the data center, expressed as a factor of the customer’s actual electricity usage. We are responsible for all other costs listed in the description of the full-service gross model above. Fluctuations in a customer’s utilization of power and the supplier pricing of power do not impact our profitability under the metered power model. In future periods, we expect more of our contracts to be structured to bill power on a metered power basis.

Our Initial Portfolio

The following table presents an overview of the initial portfolio of properties that we own or lease as a result of the consummation of the formation transactions, referred to herein as our portfolio, based on information as of September 30, 2012. We own nine of the buildings in which our data centers are located. We lease the remaining 14 buildings, which account for approximately 600,000 NRSF, or approximately 37% of our total operating NRSF.

			Operating Net Rentable Square Feet (NRSF)(a)					Powered Shell Available for Future Development (NRSF)(h)	Available Utility Power (MW)(i)
Facilities	Metropolitan Area	Annualized Rent (b)	Colocation Space (CSF)(c)	Office & Other(d)	Supporting Infrastructure(e)	Total(f)	Percent Leased (g)
South
Southwest Fwy (Galleria)	Houston	$42,129,372	63,469	17,247	23,202	103,918	91%	—	16
Westway Park Blvd (Houston West)	Houston	$34,616,194	112,133	8,749	35,900	156,782	81%	3,000	12
S. State Hwy 121 Business (Lewisville)*	Dallas	$32,181,848	108,687	9,316	59,333	177,336	87%	2,000	8
Midway**	Dallas	$6,387,262	9,782	—	—	9,782	100%	—	1
E. Ben White Blvd (Austin 1)*	Austin	$5,131,316	16,223	21,376	7,516	45,115	93%	—	5
Metropolis Drive (Austin 2)*	Austin	$1,401,720	40,855	4,128	18,564	63,547	8%	—	10
North Fwy (Greenspoint)**	Houston	$1,077,086	13,000	1,449	—	14,449	100%	—	1
Bryan St.**	Dallas	$990,646	3,020	—	—	3,020	56%	—	1
Marsh Ln**	Dallas	$925,944	2,245	—	—	2,245	100%	—	1
Westover Hills Blvd. (San Antonio)	San Antonio	$130,428	35,765	172	25,778	61,715	18%	35,000	10
Frankford Road (Carrollton)	Dallas	$50,364	47,366	—	30,365	77,731	13%	522,000	10

South Total		$125,022,180	452,545	62,437	200,658	715,640	69%	562,000	73

Midwest
West Seventh Street (7th St.)***	Cincinnati	$31,524,906	208,918	5,744	161,024	375,686	96%	52,000	13
Kingsview Drive (Lebanon)	Cincinnati	$17,437,330	60,556	32,484	44,505	137,545	81%	90,000	12
Industrial Road (Florence)*	Cincinnati	$13,148,577	52,698	46,848	40,374	139,920	91%	—	10
Knightsbridge Drive (Hamilton)*	Cincinnati	$10,322,312	46,565	1,077	35,336	82,978	89%	—	5
Parkway (Mason)	Cincinnati	$5,746,163	34,072	26,458	17,193	77,723	99%	—	3
Springer Street (Lombard)*	Chicago	$2,319,235	13,560	4,115	12,231	29,906	54%	29,000	3
E. Monroe Street (Monroe St)	South Bend	$1,600,268	6,350	—	6,478	12,828	81%	4,000	1
Goldcoast Drive (Goldcoast)	Cincinnati	$1,410,429	2,728	5,280	16,481	24,489	100%	14,000	1
Crescent Circle (Blackthorn)*	South Bend	$994,466	3,368	—	5,125	8,493	82%	11,000	1
McAuley Place (Blue Ash)*	Cincinnati	$550,933	6,193	6,950	2,166	15,309	71%	—	1

Midwest Total		$85,054,619	435,008	128,956	340,913	904,877	90%	200,000	50

International
Kestral Way (London)**	London	$1,349,727	5,000	—	—	5,000	32%	—	1
Jurong East (Singapore)**	Singapore	$303,207	3,200	—	—	3,200	12%	—	1

International Total		$1,652,934	8,200	—	—	8,200	24%	—	2

Total		$211,729,733	895,753	191,393	541,571	1,628,717	79%	762,000	125

*	Indicates properties in which we hold a leasehold interest in the building shell and land. All data center infrastructure has been constructed by us and owned by us.
**	Indicates properties in which we hold a leasehold interest in the building shell, land and all data center infrastructure.
***	The information provided for the West Seventh Street (7th St.) property includes data for two facilities, one of which we lease and one of which we purchased prior to this offering. See “—Description of Initial Portfolio—West Seventh Street (7th St.), Cincinnati, Ohio.”
(a)	Represents the total square feet of a building under lease or available for lease based on engineers’ drawings and estimates but does not include space hold for development or space used by CyrusOne.
(b)

Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of September 30, 2012, multiplied by 12. For the month of September 2012, customer reimbursements were

$20.6 million annualized and consisted of reimbursements by customers across all facilities with separately metered power. Customer reimbursements under leases with separately-metered power vary from month-to-month based on factors such as our customers’ utilization of power and the suppliers’ pricing of power. From January 1, 2011 through September 30, 2012, customer reimbursements under leases with separately-metered power constituted between 7.2% and 9.7% of annualized rent. After giving effect to abatements, free rent and other straight-line adjustments, our annualized effective rent as of September 30, 2012 was $218,612,619. Our annualized effective rent was greater than our annualized rent as of September 30, 2012 because our positive straight-line and other adjustments and amortization of deferred revenue exceeded our negative straight-line adjustments due to factors such as the timing of contractual rent escalations and customer prepayments for services.
(c)	CSF represents the NRSF at an operating facility that is currently leased or readily available for lease as colocation space, where customers locate their servers and other IT equipment.
(d)	Represents the NRSF at an operating facility that is currently leased or readily available for lease as space other than CSF, which is typically office and other space.
(e)	Represents infrastructure support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(f)	Represents the NRSF at an operating facility currently leased or readily available for lease. This excludes existing vacant space held for development.
(g)	Percent leased is determined based on NRSF being billed to customers under signed leases as of September 30, 2012 divided by total NRSF. Leases signed but not commenced as of September 30, 2012 are not included. Supporting infrastructure has been allocated to leased NRSF on a proportionate basis for purposes of this calculation.
(h)	Represents space that is under roof that could be developed in the future for operating NRSF, rounded to the nearest 1,000.
(i)	Represents installed power capacity that can be delivered to the facility by the local utility provider. Does not sum to total due to rounding.

During the third quarter of 2012, we added 36,000 CSF at our Westover Hills Blvd (San Antonio) facility, 47,000 CSF at our Frankford Road (Carrollton) facility and 15,000 CSF at our Westway Park Blvd (Houston West) facility. This additional capacity increased our CSF by 12% in the quarter, causing our percent leased NRSF to decrease from 85% at June 30, 2012 to 79% at September 30, 2012. The book value of our properties on which development has commenced, or has recently been completed, or that are held for future development was approximately $130 million as of September 30, 2012.

(Square feet rounded to nearest 1,000; dollars in millions)		NRSF Under Development (a)
		Under Development					Under Development Costs (b)
Facilities	Metropolitan Area	Colocation Space (CSF)	Office & Other	Supporting Infrastructure	Powered Shell (c)	Total	Actual to Date	Estimated Costs to Completion		Total
South Ellis Street (Phoenix)	Phoenix	36,000	—	30,000	126,000	192,000	$34	$44		$78
Frankford Road (Carrollton)	Dallas	—	30,000	—	—	30,000	$2	$0	(d)	$2
Westway Park Blvd (Houston West)	Houston	42,000	30,000	42,000	43,000	157,000	$3	$22		$25

Total		78,000	60,000	72,000	169,000	379,000	$39	$66		$105

(a)	Represents NRSF at a facility for which substantial activities have commenced to prepare the space for its intended use.
(b)	Represents management’s estimate of the total costs required to complete the current NRSF under development. There may be an increase in costs if customers require greater power density.
(c)	Represents NRSF under construction that, upon completion, will be powered shell available for future development into operating NRSF.
(d)	Less than $500,000 of costs to completion expected.

The development of the 36,000 CSF under development at our South Ellis Street (Phoenix) facility was completed in the fourth quarter of 2012. We anticipate that the development of the powered shell at this facility will be completed in the first quarter of 2013. We anticipate that the 157,000 NRSF under development at our Westway Park Blvd (Houston West) facility will be completed in the first half of 2013.

Customer Diversification

Our portfolio is currently leased to approximately 500 companies, many of which are leading global companies. The following table sets forth information regarding the 20 largest customers, including affiliates, in our portfolio based on annualized rent as of September 30, 2012:

Principal Customer Industry	Number of Locations	Annualized Rent (a)	Percentage of Portfolio Annualized Rent (b)	Weighted Average Remaining Lease Term in Months (c)
Telecommunications (CBI) (d)	9	$20,546,810	9.7%	18.4
Energy	2	$15,424,188	7.3%	10.3
Industrials	4	$15,348,682	7.2%	7.3
Research and Consulting Services (e)	3	$12,741,859	6.0%	9.5
Telecommunications	1	$6,398,712	3.0%	55.6
Financials	1	$6,313,596	3.0%	92.0
Information Technology	2	$5,673,140	2.7%	55.6
Telecommunications	1	$4,876,015	2.3%	79.0
Consumer Staples	1	$4,754,486	2.2%	114.9
Energy	2	$4,731,000	2.2%	46.0
Energy	1	$3,888,432	1.8%	26.5
Energy	3	$3,694,778	1.7%	8.4
Energy	1	$3,571,203	1.7%	44.0
Consumer Discretionary	1	$3,304,656	1.6%	14.7
Energy	1	$3,139,284	1.5%	45.5
Information Technology	1	$3,092,964	1.5%	77.0
Energy	1	$3,037,495	1.4%	16.0
Energy	1	$3,018,000	1.4%	6.0
Information Technology	1	$2,720,292	1.3%	33.0
Financials	1	$2,643,890	1.2%	16.0

Total		$128,919,482	60.7%	31.7

(a)	Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of September 30, 2012, multiplied by 12. For the month of September 2012, customer reimbursements were $20.6 million annualized and consisted of reimbursements by customers across all facilities with separately metered power. Customer reimbursements vary from month-to-month based on factors such as our customers’ utilization of power and the suppliers’ pricing of power. From January 1, 2011 through September 30, 2012, customer reimbursements constituted between 7.2% and 9.7% of annualized rent.
(b)	Represents the customer’s total annualized rent divided by the total annualized rent in the portfolio as of September 30, 2012, which was approximately $211.7 million.
(c)	Weighted average based on customer’s percentage of total annualized rent expiring and is as of September 30, 2012, assuming that customers exercise no renewal options and exercise all early termination rights that require payment of less than 50% of the remaining rents. Early termination rights that require payment of 50% or more of the remaining lease payments are not assumed to be exercised because such payments approximate the profitability margin of leasing that space to the customer, such that we do not consider early termination to be economically detrimental to us.
(d)	Includes information for both CBTS and CBT and two customers that have contracts with CBTS. We expect the contracts for these two customers to be assigned to us, but the consents for such assignments have not yet been obtained. Excluding these customers, CBI represented 3% of our annualized rent as of September 30, 2012.
(e)	Customer’s contract is currently with CBTS, but we have the right to assign the contract without the customer’s consent.

Lease Distribution

The following table sets forth information relating to the distribution of customer leases in the properties in our portfolio, based on NRSF under lease as of September 30, 2012:

NRSF Under Lease (a)	Number of Customers (b)	Percentage of All Customers	Total Leased NRSF (c)	Percentage of Portfolio Leased NRSF	Portfolio Annualized Rent (d)	Percentage of Portfolio Annualized Rent
0-999	429	83%	113,184	9%	$35,195,324	17%
1000-2499	26	5%	41,311	3%	$11,735,602	5%
2500-4999	19	4%	67,500	5%	$17,521,884	8%
5000-9999	14	3%	104,920	8%	$28,909,806	14%
10000+	26	5%	965,300	75%	$118,367,117	56%

Total	514	100%	1,292,215	100%	$211,729,733	100%

(a)	Represents all leases in our portfolio, including colocation, office and other leases.
(b)	Represents the number of customers in our portfolio utilizing data center, office and other space.
(c)	Represents the total square feet at a facility under lease and that has commenced billing, excluding space held for development or space used by CyrusOne. A customer’s leased NRSF is estimated based on such customer’s direct CSF or office and light-industrial space plus management’s estimate of infrastructure support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(d)	Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of September 30, 2012, multiplied by 12. For the month of September 2012, customer reimbursements were $20.6 million annualized and consisted of reimbursements by customers across all facilities with separately metered power. Customer reimbursements under leases with separately-metered power vary from month-to-month based on factors such as our customers’ utilization of power and the suppliers’ pricing of power. From January 1, 2011 through September 30, 2012, customer reimbursements under leases with separately-metered power constituted between 7.2% and 9.7% of annualized rent. After giving effect to abatements, free rent and other straight-line adjustments, our annualized effective rent as of September 30, 2012 was $218,612,619. Our annualized effective rent was greater than our annualized rent as of September 30, 2012 because our positive straight-line and other adjustments and amortization of deferred revenue exceeded our negative straight-line adjustments due to factors such as the timing of contractual rent escalations and customer prepayments for services.

Lease Expirations

The following table sets forth a summary schedule of the customer lease expirations for leases in place as of September 30, 2012 plus available space, for each of the 10 full calendar years and the partial year beginning October 1, 2012, at the properties in our portfolio. Customers whose leases have been auto-renewed prior to September 30, 2012 are shown in the calendar year in which their current auto-renewed term expires. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and exercise all early termination rights that require payment of less than 50% of the remaining rents. Early termination rights that require payment of 50% or more of the remaining lease payments are not assumed to be exercised because such payments approximate the profitability margin of leasing that space to the customer, such that we do not consider early termination to be economically detrimental to us.

Consolidated	Number of Leases Expiring (a)	Total Operating NRSF Expiring	% of Total NRSF	Annualized Rent (b)	% of Portfolio Annualized Rent	Annualized Rent at Expiration (c)	% of Portfolio Annualized Rent at Expiration
Available		336,502	21%
Month-to-Month (d)	212	157,207	10%	$22,043,573	11%	$22,043,573	10%
Remainder of 2012	194	195,796	12%	$27,900,764	13%	$27,988,932	12%
2013	467	217,505	13%	$51,865,700	24%	$51,920,775	23%
2014	360	114,323	7%	$28,992,299	14%	$29,082,233	13%
2015	347	87,090	5%	$22,576,830	11%	$25,960,002	12%
2016	26	22,297	1%	$10,519,791	5%	$11,422,370	5%
2017	43	190,870	12%	$19,791,667	9%	$19,953,870	9%
2018	29	33,194	2%	$6,274,171	3%	$6,331,844	3%
2019	3	120,143	8%	$7,968,979	4%	$11,337,031	5%
2020	2	81,997	5%	$6,313,596	3%	$6,913,596	3%
2021	1	2,720	0%	$1,037,160	0%	$1,037,160	0%
2022-Thereafter	7	69,073	4%	$6,445,203	3%	$10,566,189	5%

Total	1,691	1,628,717	100%	$211,729,733	100%	$224,557,575	100%

(a)	Number of leases represents each agreement with a customer. A lease agreement could include multiple spaces and a customer could have multiple leases.
(b)	Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of September 30, 2012, multiplied by 12. For the month of September 2012, customer reimbursements were $20.6 million annualized and consisted of reimbursements by customers across all facilities with separately metered power, Customer reimbursements under leases with separately-metered power vary from month-to-month based on factors such as our customers’ utilization of power and the suppliers’ pricing of power. From January 1, 2011 through September 30, 2012, customer reimbursements under leases with separately-metered power constituted between 7.2% and 9.7% of annualized rent. After giving effect to abatements, free rent and other straight-line adjustments, our annualized effective rent as of September 30, 2012 was $218,612,619. Our annualized effective rent was greater than our annualized rent as of September 30, 2012 because our positive straight-line and other adjustments and amortization of deferred revenue exceeded our negative straight-line adjustments due to factors such as the timing of contractual rent escalations and customer prepayments for services.
(c)	Represents the final monthly contractual rent under existing customer leases that had commenced as of September 30, 2012, multiplied by 12.
(d)	Customers whose contracts expired prior to September 30, 2012 have continued on a month-to-month basis for a weighted average of 13 months.

The table above shows that leases representing approximately 48% of our annualized rent have contractual expiration dates prior to the end of 2013. Based on our historical experience, we believe the vast majority of these leases will renew on their current or comparable terms. Historically, our standard lease structure had an initial fixed term (typically three to five years), and an automatic renewal feature such that most leases renew either on a month-to-month basis, for one-year extension periods or for the original length of the lease. In addition, customers may enter into multiple leases for the same space, due to increases in the services they require at a particular data center over time. When customers request new services, such as incremental power or connectivity, such services are provided pursuant to new leases, rather than as additions to an existing lease, and typically result in an extension of the term of the leases for the underlying space. Frequently, customers will allow their leases to roll through automatic renewal. As of September 30, 2012, 26% of our total number of lease agreements were in auto-renewal. Our leases provide for no change in rental rate or tenant concessions upon automatic renewal. Based on the significant number of customers currently leasing pursuant to the automatic renewal feature and our low recurring rent churn rate, we believe that our lease rates generally reflect current market rental rates for comparable space and services.

Market Rates and Renewals

We believe that our customers’ leases generally reflect current market rental rates. Market rental rates are difficult to compare on the basis of annualized rent per leased NRSF because of variability in location, power consumption and density, level of redundancy, total square footage under lease, lease length, connectivity and type of lease. In addition, new leases (including renewed leases) with an existing customer may include additional services, such as additional power or connectivity, which increase the rate but do not increase the customer’s NRSF, and customers may enter into multiple leases for the same space as they increase their services at a particular data center over time. These factors can produce significant swings in average rents by location for new leases, sometimes by as much as 100% or more period over period.

Because of the structure of our leases and their automatic renewal provisions, we focus on recurring rent churn in managing our business, rather than on rent per leased NRSF on renewal. Recurring rent churn measures reductions in recurring rent due to customer terminations, net pricing reductions or service reductions as a percentage of the annualized rent at the beginning of the applicable period, excluding any impact from metered power reimbursements. Our recurring rent churn for the nine months ended September 30, 2012 was approximately 4.0% (of which 1.4% resulted from non-renewals and 2.6% resulted from net reductions in rental rate), and 3.0% for the year ended December 31, 2011 (of which 1.5% resulted from non-renewals and 1.5% resulted from net reductions in rental rate). Recurring rent churn does not include increases in revenue from increased services provided or increases in rental rate.

Historical Capital Expenditures, Tenant Concessions and Improvement Costs, and Leasing Commissions

The following table sets forth certain information regarding historical recurring capital expenditures (excluding customer improvements) at the properties in our portfolio for the 36 months ended September 30, 2012:

	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Nine Months Ended September 30, 2012	Weighted Average October 1, 2009 - September 30, 2012
Recurring capital expenditures (in millions)	$0.4	$1.8	$1.8	$2.0	$2.0
Average NRSF during period	882,310	1,070,850	1,310,067	1,491,212	1,238,839

Recurring capital expenditures per square foot (NRSF)	$0.43	$1.68	$1.37	$1.34	$1.61

For the 2012 fiscal year, the cost of recurring building improvements at the properties in our initial portfolio (excluding the cost of customer improvements) was approximately $5.0 million ($3.35 per square foot).

Nonrecurring capital expenditures are discretionary and vary substantially from period to period based on management’s view as to whether such expenditures are merited by future income generation. Nonrecurring capital expenditures at our properties were approximately $225 million for the full year 2012. We may spend additional amounts related to the build-out of unimproved space for colocation use depending on customer demand.

We have not historically paid for tenant concessions or improvement costs. In addition, since customers are purchasing the data center “environment” that we have created in the data center, we do not pay for tenant improvements to such space.

Leasing commissions for the nine months ended September 30, 2012 and 12 months ended December 31, 2011 were $3.6 million and $3.9 million, respectively. Commissions are paid on the basis of new monthly recurring revenue. We primarily use our internal sales force; however, we are building our network of third-party brokers.

Description of Initial Portfolio

As of September 30, 2012, our property portfolio included 23 operating data centers in nine distinct markets (Austin, Chicago, Cincinnati, Dallas, Houston, London, San Antonio, Singapore and South Bend), collectively providing approximately 1,630,000 NRSF, and powered by approximately 125 MW of utility power. We own nine of the buildings in which our data center facilities are located. We lease the remaining 14 buildings, which account for approximately 600,000 NRSF, or approximately 37% of our total operating NRSF. These leased buildings accounted for 36% of our total annualized rent as of September 30, 2012 and 37% of our total NOI for the three months then ended. As of September 30, 2012, our operating data center properties were 79% leased. We also currently have 379,000 NRSF under development at three data centers in three distinct markets (Dallas, Houston and Phoenix) and 762,000 NRSF of additional powered shell space under roof and available for development. Additionally, we own a total of approximately 146 acres of land that are available for future data center facility development, 42 acres of which are at our South Ellis Street (Phoenix) location, 98 acres at our Kingsview Drive (Lebanon) facility and six acres at our Westway Park Blvd (Houston West) facility. In the opinion of management, all of our properties are adequately covered by insurance. We are presenting additional data below for each property that comprises 10% or more of our total consolidated assets as of December 31, 2011 or that had gross revenues that amounted to 10% or more of our consolidated gross revenues for the year ended December 31, 2011.

There are many factors that can cause variability in annualized rent per leased NRSF. These factors include, but are not limited to, location, power consumption and density, level of redundancy, total square footage under lease, lease length, type of space under lease (CSF versus office space), type of lease (metered power versus full- service) and contractual escalators. Data center requirements can also vary significantly between customers. Our customer-centric focus allows us to tailor our products to the specific needs of our customers, which can cause the rent per leased NRSF to vary across our portfolio.

Southwest Fwy (Galleria), Houston, Texas

Our Southwest Fwy (Galleria) property is located five minutes from both downtown Houston and the Galleria area, where many major corporations are headquartered. The two acre facility is capable of providing approximately 16 MW of power and has 104,000 NRSF, of which 91% was leased as of September 30, 2012.

The building at 4211 Southwest Fwy was constructed in 1972 and underwent improvements in 2007-2008. The building at 4201 Southwest Freeway was originally constructed in 1969 and underwent improvements in 2000 and 2006. Both of these buildings were acquired with the acquisition of Cyrus Networks in June 2010. The Southwest Fwy (Galleria) facility was designed for high density computing requirements and is equipped with a fully redundant and flexible power architecture to provide these services on demand. The facility’s distributed redundant design provides the flexibility and scalability for clients to select the level of redundancy and density required for their business needs. The facility’s power architecture is completely backed up on-site by fuel and battery reserves and is coupled to a cooling infrastructure, security and surveillance system that enables the facility to be concurrently maintainable, devoid of any single points of failure and highly secure.

The building is currently used for data center and corporate operations and is currently serviced by over 10 telecommunications carriers, providing carrier diversity and neutrality for us and our customers. We have no plans to further expand this data center as it is at its capacity.

The following table presents summary data regarding our space in this property:

	NRSF			Available Utility Power (MW)	Number of Customers
Property	Total Operating	Colocation Space	Office & Other Space
Southwest Fwy (Galleria)	103,918	63,469	17,247	16	173

We have a large and diverse customer base of 173 customers at this location, and no single customer represents more than 10% of our total operating NRSF at this location.

The following table sets forth the available space and lease expirations at this location:

Southwest Fwy (Galleria)	Number of Leases Expiring	Total Operating NRSF Expiring	% of Total NRSF	Annualized Rent(a)	% of Annualized Rent	Annualized Rent at Expiration	% of Facility Annualized Rent at Expiration
Available		9,113	9%
Month-to-Month	75	6,547	6%	$2,410,399	6%	$2,410,399	6%
2012	109	9,226	9%	$6,165,355	15%	$6,165,355	14%
2013	263	41,201	39%	$13,596,644	32%	$13,598,353	32%
2014	150	15,448	15%	$9,269,824	22%	$9,269,824	22%
2015	115	8,966	9%	$3,708,770	9%	$3,717,453	9%
2016	6	11,985	12%	$6,451,482	15%	$6,938,176	16%
2017	4	1,432	1%	$526,898	1%	$526,898	1%

Total	722	103,918	100%	$42,129,372	100%	$42,626,458	100%

(a)	Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of September 30, 2012, multiplied by 12. For the month of September 2012, customer reimbursements for our Southwest Fwy (Galleria) facility were $1.1 million annualized and consisted of reimbursements by customers with separately metered power. Customer reimbursements under leases with separately-metered power vary from month-to-month based on factors such as our customers’ utilization of power and suppliers’ pricing of power.

The following table sets forth the percent leased and annualized rent per leased NRSF of this property since the date of its acquisition by us:

Date	Facility Total Operating NRSF	Percent Leased	Annualized Rent per Leased NRSF (b)
September 30, 2012	103,918	91%	$444.38
December 31, 2011	103,918	92%	$479.62
December 31, 2010 (a)	103,918	89%	$458.38

(a)	This property was purchased in 2010 through the acquisition of Cyrus Networks, and we are unable to present information in a similar manner for years prior to 2010.
(b)	Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of the applicable date, multiplied by 12, and divided by the NRSF leased at the end of the period.

Fluctuations in annualized rent per leased NRSF at our Southwest Fwy (Galleria) property for the time periods shown above primarily relate to metered power billings that vary based on consumption.

Upon completion of this offering, we will be the owner of Southwest Fwy (Galleria) partially in fee simple and partially pursuant to a long-term ground lease.

For 2011 the annual real estate taxes were $0.3 million. We are conducting a comprehensive tax basis study in connection with this offering. Upon completion, we estimate our total federal tax basis in this property will be approximately $280 million. Approximately $255 million of such tax basis will consist of real property that will be depreciated over 39 years on a straight-line basis. Approximately $25 million of such tax basis will be depreciated using the federal Modified Accelerated Cost Recovery System with 15-year or shorter recovery periods.

S. State Highway 121 Business (Lewisville), Lewisville, Texas

S. State Highway 121 Business (Lewisville) is located in the Convergence Technology Center, in very close proximity to the Dallas/Fort Worth International Airport. The facility is capable of providing eight MW of power and has approximately 177,000 NRSF, of which 87% was leased as of September 30, 2012.

We acquired our leasehold interest in this property with the acquisition of Cyrus Networks in June 2010. Originally constructed in 1979, we developed an additional 103,000 NRSF at this facility in 2011. Our remaining lease obligation associated with this facility was $18.1 million as of September 30, 2012, and is classified as other financing arrangements in our financial statements. Our base rental is $175,363 per month and steps up to $180,376 per month effective September 1, 2018. The lease expires in August 2023, and has two renewal options, each for a five-year period. Upon renewal, the rent will be reset at market rates.

The S. State Highway 121 Business (Lewisville) facility was designed for high density computing requirements and is equipped with a fully redundant and flexible power architecture to provide these services on demand. The facility’s distributed redundant design provides the flexibility and scalability for clients to select the level of redundancy and density required for their business needs. The facility’s power architecture is completely backed up on-site by fuel and battery reserves and is coupled to a cooling infrastructure, security and surveillance system that enables the facility to be concurrently maintainable, devoid of any single points of failure and highly secure.

The building is currently used for data center operations and is currently serviced by eight telecommunications carriers, providing carrier diversity and neutrality for us and our customers. We have no plans to further expand this data center as it is at its capacity.

The following table presents summary data regarding our space in this property:

	NRSF			Available Utility Power (MW)	Number of Customers
Property	Total Operating	Colocation Space	Office & Other Space
S. State Highway 121 Business (Lewisville)	177,336	108,687	9,316	8	73

The building currently services 73 customers, with one customer accounting for 16% of NRSF and another customer accounting for 12% of NRSF. No other customer accounts for more than 10% of NRSF.

The following table presents summary data regarding our principal customers at this location:

Principal Nature of Business of Customer	Lease Expiration	Renewal Options	Total Leased NRSF	Percentage of Facility Total Operating NRSF	Annualized Rent	Percentage of Facility Annualized Rent
Professional Services	Feb 2019	2 x 1 yr	28,687	16%	$3,092,964	10%
Information Technology	Varies(a)	*	20,766	12%	$176,086	1%

*	This lease will automatically renew on a month-to-month basis upon expiration of its initial term.
(a)	Ranging from September 2012 – December 2013.

The following table sets forth the available space and lease expirations at this location:

S. State Hwy 121 Business (Lewisville)	Number of Leases Expiring	Total Operating NRSF Expiring	% of Total NRSF	Annualized Rent (a)	% of Annualized Rent	Annualized Rent at Expiration	% of Facility Annualized Rent at Expiration
Available		23,197	13%
Month-to-Month	8	13,317	8%	$76,980	0%	$76,980	0%
2012	22	12,002	7%	$3,694,200	12%	$3,770,628	10%
2013	68	33,189	19%	$10,980,888	34%	$10,980,937	30%
2014	86	17,844	10%	$4,499,720	14%	$4,503,462	13%
2015	90	16,481	9%	$4,909,113	15%	$4,934,372	14%
2016	7	5,914	3%	$2,296,479	7%	$2,619,436	7%
2017	5	17,839	10%	$1,620,240	5%	$1,733,971	5%
2018	1	452	0%	$72,252	0%	$72,252	0%
2019	2	28,687	16%	$3,092,964	10%	$5,228,964	14%
2020	—	—	0%	—	0%	—	0%
2021	—	—	0%	—	0%	—	0%
2022-Thereafter	2	8,414	5%	$939,012	3%	$2,407,596	7%

Total	291	177,336	100%	$32,181,848	100%	$36,328,598	100%

(a)

Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of September 30, 2012, multiplied by 12. For the month of September 2012, customer reimbursements for our S. State Hwy 121 Business (Lewisville) facility were $1.3 million annualized and consisted of reimbursements by customers with separately metered power. Customer reimbursements under leases with separately-metered power vary from month-to-month based on factors such as our customers’ utilization of power and suppliers’ pricing of power.

The following table sets forth the percent leased and annualized rent per leased NRSF of this property since the date of its acquisition by us:

Date	Facility Total Operating NRSF	Percent Leased	Annualized Rent per Leased NRSF (b)
September 30, 2012	177,336	87%	$208.78
December 31, 2011	174,225	77%	$211.08
December 31, 2010(a)	70,764	71%	$425.05

(a)	This property was purchased in 2010 through the acquisition of Cyrus Networks, and we are unable to present information in a similar manner for years prior to 2010.
(b)

Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of the applicable date, multiplied by 12, and divided by the NRSF leased at the end of the period.

The decrease in annualized rent per leased NRSF over the time period shown above is directly attributable to the average size of the space the customers are leasing in the S. State Highway 121 Business (Lewisville) facility. The NRSF added to this facility in 2011 was leased to a small number of customers taking large footprints of space, in contrast with many customers leasing small amounts of space, racks and cabinets in the original building. Customers taking small amounts of space are generally under full-service leases and are not offered the price discounts given to customers taking large amounts of space.

As a tenant at the S. State Hwy 121 Business (Lewisville) facility, we do not directly pay real estate taxes as these taxes are included in operating expense recoveries collected by the landlord. We do, however, pay taxes to the Denton County Tax Office on personal property we own at the facility. For the 2011 fiscal tax year, these taxes totaled $0.1 million. We are conducting a comprehensive tax basis study in connection with this offering. Upon completion, we estimate our total federal tax basis in this property will be $155 million. The real property component of our tax basis in this leased facility will be approximately $120 million, approximately $105 million of which will be depreciated over 39 years on a straight-line basis and $15 million of which will constitute qualified leasehold improvements that will be depreciated over 15 years under the federal Modified Accelerated Cost Recovery System. Approximately $35 million of our tax basis will be depreciated using the federal Modified Accelerated Cost Recovery System with 15-year or shorter recovery periods.

West Seventh Street (7th St.), Cincinnati, Ohio

229 West Seventh Street

The West Seventh Street (7th St.) facility consists of the facilities at 229 and 209 West Seventh Street. 229 West Seventh Street is a 14-story building located in downtown Cincinnati on approximately one acre of land and serves data center floors throughout the building with varying levels of reliability based upon specific customer needs. Built in 1975, the building construction consists of a reinforced concrete frame with exterior masonry finish. The building contains a high-grade electrical system and either concrete or raised floors. The property has a common utility infrastructure shared with 209 West Seventh Street. The 229 West Seventh Street property hosts the chillers and electrical systems for both buildings, while the 209 West Seventh Street property hosts the water supply, boilers and fuel storage. Access control, security and surveillance systems for the building and property are of the highest quality.

229 West Seventh Street is capable of providing 11 MW of power. Improvements were made in 2008 and 2009 to improve the power, electrical systems, chillers and other infrastructure.

The total NRSF in this building is 347,536. Currently, we occupy 300,732 NRSF in this building. Our space in this building is primarily data center space which is leased to customers. Prior to this offering, we purchased this property for approximately $18 million. This property has been presented as owned in the Predecessor combined financial statements at its historical cost.

CBT currently occupies 46,804 NRSF in this facility. Prior to this offering, we entered into a lease agreement with CBT for this space for a period of five years, with three renewal options of five years. See “Certain Relationships and Related Transactions—Other Benefits to Related Parties and Related Party Transactions.”

209 West Seventh Street

209 West Seventh Street consists of a 12-story building on 0.65 acres of land located in downtown Cincinnati. Built in 1929, the building construction consists of a reinforced concrete frame with either concrete or raised floors. The portion of the facility that we lease is capable of providing approximately two MW of power to our data center space. 209 West Seventh Street, along with 229 West Seventh Street, serves as the primary telecommunications switching system for the greater Cincinnati region. As described above, this property has a common utility infrastructure shared with 229 West Seventh Street.

We currently lease 28,150 NRSF in this building from CBT. Prior to this offering, we entered into a new lease for this space for a period of five years, with three renewal options of five years each. See “Certain Relationships and Related Transactions—Other Benefits to Related Parties and Related Party Transactions.” Our space in this building is a mix of both CSF and office space which is leased to customers.

Concurrent with the acquisition of 229 West Seventh Street, described above, we executed a reciprocal easement and shared services agreement with CBT, pursuant to which CBT will provide certain utilities and other services to CyrusOne and CyrusOne will provide certain utilities and other services to CBT, in connection with the ongoing operation and maintenance of both buildings. See “Certain Relationships and Related Party Transactions—Other Benefits to Related Parties and Related Party Transactions.”

The following table presents summary data regarding our space in these properties:

	NRSF			Available Utility Power (MW)	Number of Customers
Property	Total Operating	Colocation Space	Office & Other Space
West Seventh Street (7th Street)	375,686	208,918	5,744	13	98

These properties currently service 98 customers, with three customers accounting for a total of 71% of NRSF and no other customer accounting for more than 10% of NRSF.

The following table presents summary data regarding our principal customers at these locations combined:

Principal Nature of Business of Customer	Lease Expiration	Renewal Options	Total Leased NRSF	Percentage of Facility Total Operating NRSF	Annualized Rent	Percentage of Facility Annualized Rent
Professional Services	Dec. 2012	*	129,428	34%	$2,264,359	7%
Telecommunications	Apr. 2019	2x5yrs	91,456	24%	$4,876,015	15%
Telecommunications (CBT)	Sept. 2017	3x5yrs	46,804	12%	$4,195,271	13%

*	This lease will automatically renew on a month-to-month basis upon expiration of its initial term.

The following table sets forth the available space and lease expirations at these locations:

West Seventh Street (7th St.)	Number of Leases Expiring	Total Operating NRSF Expiring	% of Total NRSF	Annualized Rent(a)	% of Annualized Rent	Annualized Rent at Expiration	% of Facility Annualized Rent at Expiration
Available		15,165	4%
Month-to-Month	55	45,861	12%	$8,248,794	26%	$8,248,794	25%
2012	8	138,448	37%	$4,553,360	15%	$4,553,360	14%
2013	22	27,690	7%	$7,072,551	22%	$7,072,551	21%
2014	14	1,758	1%	$604,536	2%	$604,536	2%
2015	18	1,074	0%	$426,099	1%	$426,099	1%
2016	—	—	0%	—	0%	—	0%
2017	4	54,234	15%	$5,743,551	18%	$5,792,023	18%
2018	—	—	0%	—	0%	—	0%
2019	1	91,456	24%	$4,876,015	16%	$6,108,067	19%
2022-Thereafter	—	—	0%	—	0%	—	0%

Total	122	375,686	100%	31,524,906	100%	$32,805,430	100%

(a)

Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of September 30, 2012, multiplied by 12. For the month of September 2012, customer reimbursements for our West Seventh Street (7th St.) facility were $2.7 million annualized and consisted of reimbursements by customers with separately metered power. Customer reimbursements under leases with separately-metered power vary from month-to-month based on factors such as our customer’ utilization of power and suppliers’ pricing of power.

The following table sets forth the percent leased and annualized rent per leased NRSF of these properties for each of the last five years:

Date	Facility Total Operating NRSF	Percent Leased	Annualized Rent per Leased NRSF (a)
September 30, 2012	375,686	96%	$87.44
December 31, 2011	406,127	97%	$73.04
December 31, 2010	406,127	96%	$71.42
December 31, 2009	406,127	98%	$78.76
December 31, 2008	407,328	89%	$69.11

(a)

Represents monthly contractual rent (defined as cash rent including customer reimbursements for metered power) under existing customer leases as of the applicable date, multiplied by 12, and divided by the NRSF leased at the end of the period.

Annualized rent per leased NRSF at the West Seventh Street (7th Street) property is lower than that of our other properties in our portfolio primarily due to the lower power density at this facility.

As a tenant or former tenant in these locations, we did not directly pay real estate taxes, although such taxes are included in operating expenses recovered by the landlord. For 2011, the annual real estate taxes on West Seventh Street (7th Street) were $0.5 million for 229 West Seventh Street and $0.3 million for 209 West Seventh Street.

We are conducting a comprehensive tax basis study in connection with this offering. Upon completion, we estimate our total federal tax basis in this property will be $85 million. Approximately $75 million of such tax basis will consist of real property that will be depreciated over 39 years on a straight-line basis. Approximately $10 million of our tax basis will be depreciated using the federal Modified Accelerated Cost Recovery System with 15-year or shorter recovery periods.

Selected Other Operating Properties

The following provides a summary of three of our other key properties although they did not comprise 10% or more of our total consolidated assets as of December 31, 2011 or have gross revenues that amounted to 10% or more of our consolidated gross revenues for the year ended December 31, 2011.

Westway Park Blvd. (Houston West), Houston, Texas

Westway Park Blvd (Houston West) is located 20 minutes west of downtown Houston. This two story building was originally constructed in 2010 and is solely used for data center operations. The 157,000 NRSF facility is 81% leased and is capable of providing 12 MW of power. In July 2012, we purchased six acres of land adjacent to the facility, and we have begun to construct an expansion on this property to add up to six MW of distributed redundant power and 157,000 NRSF to the facility. This development is expected to be completed in the first quarter of 2013. A distributed redundant power architecture in this facility ensures high availability of power to mission-critical information systems and equipment and access to the most robust and reliable telecommunication networks. This facility has been built to sustain potential Houston weather risks, employing a high wind rated roof and concrete walls, and contains extensive security measures, such as perimeter fencing, dual authentication, biometric access systems, video surveillance and 24-hour security guards.

Kingsview Dr. (Lebanon), Cincinnati, Ohio

Kingsview Dr. (Lebanon) is located approximately 40 minutes northeast of downtown Cincinnati. This facility was constructed in 2009 and is used solely for data center operations. The total capacity at this facility is 138,000 NRSF, of which 81% was leased as of September 30, 2012, and the facility is capable of providing 12 MW of power. Additionally, the facility has 90,000 NRSF of powered shell and approximately 98 acres of land at this site for future development. This facility employs the use of outside air economizers when temperatures drop below 46 degrees Fahrenheit to achieve operational efficiencies. Redundant power architectures support continuous availability of power to our customers’ critical information systems and equipment. This facility also provides 24-hour monitoring for the critical infrastructure as six different levels of security access are controlled with a comprehensive video surveillance system for internal and external monitoring.

Westover Hills Blvd. (San Antonio), San Antonio, Texas

In December 2011, we purchased a 10-acre parcel of land and building in San Antonio, Texas. The purchase price of this property was $7.6 million, of which $4.6 million was allocated to land, with the remaining $3.0 million allocated to the building. This facility is expected to provide between 150–200 watts per square foot from dedicated primary circuits with redundant utility feeds of up to 20 MW and access to reliable telecommunications networks. We commissioned 36,000 CSF at this site in July 2012.

Properties Under Development

Frankford Rd. (Carrollton), Carrollton, Texas

In January 2012, we purchased a 30-acre parcel of land in Carrollton, Texas. The purchase price of this property was $23.4 million dollars. This property holds approximately 600,000 NRSF of space and is expected to be one of the largest data center buildings in the state of Texas. The facility will offer nearly 400,000 CSF and 60,000 NRSF of Class A office space. This property is expected to provide up to 250 watts per square foot from dedicated primary circuits with redundant utility feeds of up to 60 MW and access to the most robust and reliable telecommunications networks. The mechanical infrastructure being deployed will allow the facility to be one of the industry’s most efficient to operate. We commissioned 47,000 CSF at this site in July 2012.

South Ellis Street (Phoenix), Phoenix, Arizona

In September 2011, we purchased 56-acres of land to build a one million square foot data center in Chandler, Arizona. The purchase price of this property was $14.8 million. CyrusOne is the first company to be located in Continuum, a 152-acre master-planned science and technology business park located in the Price Corridor in Chandler. Upon completion, the data center is expected to become one of the largest in the country, with 100 MW of power capacity delivered from an onsite substation. Construction of Phase I began in the second quarter 2012 on the building shell and 66,000 NRSF. We commissioned the initial build of this space in the fourth quarter of 2012.

Facility Leasing Arrangements

The following table summarizes the remaining primary term, renewal rights, purchase rights and monthly base rent as of September 30, 2012 associated with properties that we lease from third parties:

Property*	Current Lease Term Expiration	Renewal Rights / Purchase Rights	Current Monthly Base Rent	Base Rent Increases at Renewal	Lease Type
S. State Hwy 121 Business (Lewisville) (b)	August-2023	2 x 5 years	$175,363	FMR(a)	Triple net (j)

Industrial Road (Florence) (c)	November-2020	3 x 5 years (g)	$89,329	104% of prior base rent	Triple net

Knightsbridge Drive (Hamilton) (c)	January-2018	1 x 5 years (h)	$116,324	Lesser of FMR or 115% of prior base rent	Triple net

Metropolis Drive (Austin 2) (b)	December-2026	3 x 5 years (i)	$20,000	Lesser of current rent base and 95% of FMR	Triple net

Springer Street (Lombard) (c)	March-2020	2 x 5 years (i)	$40,330	104% of prior base rent	Triple net

E. Ben White Blvd. (Austin 1) (b)	February-2020	2 x 5 years (i)	$29,500	FMR	Triple net

West Seventh Street (7th St.) (d)	November 2017	3 x 5 years	$5,459	101% prior base rent	Triple net

Crescent Circle (Blackthorn) (c)	May-2019	2 x 5 years (i)	$11,718	Base rate plus 50% of gross CPI over prior lease term	Triple net

Midway (e)	July-2013	4 x 1 year	$328,514	103% of prior base rent	Gross (k)

Kestral Way (London) (b)	August-2021 (f)	Statutory renewal rights	GBP 65,059	103% of prior base rent	Modified gross (l)

Jurong East (Singapore) (c)	November-2021	2 x 5 years	SGD 14,640	103% of prior base rent	Triple net

Other (four properties)	July-2013 – August-2023		$19,590 – $47,500	Varies	Gross

*	Excludes our Southwest Fwy (Galleria) facility, for which we will be the owner partially in fee simple and partially pursuant to a long-term ground lease.
(a)	FMR represents “fair market rent” as determined by mutual agreement between landlord and tenant or, in the case of a disagreement, mutual agreement by third-party appraisers.
(b)	Other financing arrangement. Other financing arrangements represent leases of real estate where the Predecessor was involved in the construction of structural improvements to develop these buildings into data centers. When the Predecessor bears substantially all the construction period risk, such as managing or funding construction, the Predecessor is deemed to be the accounting owner of the leased property. These transactions generally do not qualify for sale-leaseback accounting due to our continued involvement in these data center operations.
(c)	Capital lease.
(d)	Prior to completion of this offering, we will enter into a new lease agreement for the space we occupy at 209 West Seventh Street. The data in the accompanying table reflect the terms of the new lease.
(e)	Operating lease.
(f)	Expiration date will be extended to be coterminous with the 10-year term of the lease for Data Hall 2, which has not yet commenced.
(g)	We hold an option to purchase this property at the expiration of the initial term for $9 million, as well as a right of first refusal to purchase this property before such expiration if the landlord receives a bona fide third-party purchase offer.
(h)

As of October 31, 2012, we leased approximately 83,000 NRSF at this data center. A customer recently gave notice of its intent to exercise its option to purchase this property. This customer has approximately 47,000 NRSF at this data center. Upon the closing of such purchase, our current lease will be terminated and a new lease will commence. The new lease will have a term of 15 years and will be subject to eight five-year renewal options, with rent increasing by 1.5% per year after the initial 15-year term. After the closing of such purchase, revenue from this customer will only be recognized for data center services and power, not space. The projected annual decline in revenues is approximately $1.2 million.
(i)	We hold a right of first refusal to purchase this property if the landlord receives a bona fide third-party purchase offer.
(j)	Under a triple net lease, we are generally responsible for an agreed upon proportionate share of the landlord’s operating expenses, including expenses for insurance, property taxes, maintenance and repairs.
(k)	Under a gross lease, the landlord’s operating expenses are included within our base rent and not separately payable by us.
(l)	Certain statutory taxes and landlord’s environmental costs can be passed through to the tenant, in addition to base rent charges.

Regulation

General

Office properties in our submarkets are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that each of the initial properties has the necessary permits and approvals to operate its business.

Environmental Matters

We are subject to laws and regulations relating to the protection of the environment, in particular with respect to the storage of diesel fuel for auxiliary or emergency power. These laws and regulations govern, among other things, the management and disposal of hazardous materials, emissions to air and discharges to water, the cleanup of contaminated sites and health and safety matters. While we believe that our operations are in substantial compliance with environmental, health, and human safety laws and regulations, as an owner or operator of property and in connection with the current and historical use of hazardous materials and other operations at its sites, we could incur significant costs, including fines, penalties and other sanctions, cleanup costs and third-party claims for property damages or personal injuries, as a result of violations of or liabilities under environmental laws and regulations.

Many of our sites include the bulk storage of diesel fuel in aboveground, and in a few cases underground, storage tanks for back-up generator use. These operations also include the use of batteries, which we recycle or dispose of at the end of their useful life via third-party service providers. Some of our sites also have a history of previous commercial operations, including past underground storage tanks. We also may acquire or develop sites in the future with unknown environmental conditions from historical operations. Although we are not aware of any sites at which we currently have material remedial obligations, the imposition of remedial obligations as a result of spill or the discovery of contaminants in the future could result in significant additional costs to us.

Our operations also require us to obtain permits and other governmental approvals and to develop response plans in connection with the use of our generators or other operations. These requirements could restrict our operations or delay the development of data centers in the future. In addition, we could incur significant costs complying with environmental laws or regulations that are promulgated in the future.

Insurance

Upon completion of this offering, we will carry commercial liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket policy. We will select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our company’s management, the properties in our portfolio are currently, and upon completion of this offering will be, adequately insured. We will not carry insurance for generally uninsured losses such as loss from war. In addition, we will carry earthquake insurance on our properties in an amount and with deductibles which we believe are commercially reasonable. Certain of the properties in our portfolio will be located in areas known to be seismically active. See “Risk Factors—Risks Related to Our Business and Operations—Any losses to our properties that are not covered by insurance, or that exceed our policy coverage limits, could adversely affect our business, financial condition and results of operations.”

Competition

We compete with numerous developers, owners and operators of office and commercial real estate, many of which own properties similar to ours in the same submarkets in which our properties are located, but which have lower occupancy rates than our properties. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our customers, we may lose potential customers and we may be pressured to reduce our rental rates below those we currently charge in order to retain customers when our customers’ leases expire.

Employees

We initially intend to employ approximately 250 persons. We currently expect that none of these employees will be represented by a labor union.

Offices

Our headquarters is located in Carrollton, Texas. We may add regional offices in the future depending upon our operational needs.

Legal Proceedings

In the ordinary course of our business, from time to time we are subject to claims and administrative proceedings, none which are currently outstanding which we believe would have, individually or in the aggregate, a material adverse effect on our business, financial condition and results of operations, liquidity and cash flows.

MANAGEMENT

Directors and Executive Officers

Upon completion of this offering, our board of directors will consist of eight members, including a majority of directors who are independent within the meaning of the NASDAQ Global Select Market listing standards. Pursuant to our charter and bylaws, each of our directors will be elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Our Board of Directors.” The first annual meeting of our stockholders after this offering will be held in 2014. Subject to any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information concerning the individuals who are our directors, persons who have agreed to become directors upon completion of this offering and executive officers.

Name	Age	Position
Gary J. Wojtaszek	46	President, Chief Executive Officer and Director
Kimberly H. Sheehy	48	Chief Financial Officer and Treasurer
Kevin L. Timmons	48	Chief Technology Officer
Michael L. Duckett	47	Chief Operating Officer
Tesh Durvasula	46	Chief Commercial Officer
John F. Cassidy	58	Chairman
William E. Sullivan	58	Director Nominee*
Roger T. Staubach	70	Director Nominee*
T. Tod Nielsen	47	Director Nominee*
Alex Shumate	62	Director Nominee*
Melissa E. Hathaway	44	Director Nominee*
David H. Ferdman	45	Director Nominee

*	We expect our board of directors to determine that this director is independent for purposes of the NASDAQ Global Select Market corporate governance listing standards.

The following is a biographical summary of the experience of our directors, persons who have agreed to become directors upon completion of this offering and executive officers.

Gary J. Wojtaszek is our President, Chief Executive Officer and a member of our board of directors. Mr. Wojtaszek was appointed to CBI’s board of directors on July 29, 2011, and was named President of CyrusOne effective August 5, 2011. Upon consummation of this offering, Mr. Wojtaszek is expected to resign as a member of CBI’s board of directors. Prior to becoming the President of CyrusOne in August 2011, Mr. Wojtaszek served as Chief Financial Officer of CBI beginning July 2008 and as Senior Vice President, Treasurer and Chief Accounting Officer for the Laureate Education Corporation in Baltimore, Maryland from 2006 to 2008. Prior to that, Mr. Wojtaszek worked from 2001 to 2008 at Agere Systems, the semiconductor and optical electronics communications division of Lucent Technologies, which was subsequently spun-off through an initial public offering. While at Agere Systems, Mr. Wojtaszek worked in a number of finance positions, ultimately serving as the Vice President of Corporate Finance, overseeing all Controllership, Tax and Treasury functions. Mr. Wojtaszek started his career in General Motors Company’s New York treasury group and joined Delphi Automotive Systems as the regional European treasurer in connection with the initial public offering and spin-off of Delphi Automotive Systems from General Motors. Mr. Wojtaszek has an MBA from Columbia University and a BA from Rutgers University. Having previously served as CBI’s Chief Financial Officer and President of CyrusOne, Mr. Wojtaszek brings to our board of directors critical knowledge and understanding of the data center colocation business coupled with an in-depth understanding of the company’s capital structure.

Kimberly H. Sheehy is our Chief Financial Officer and Treasurer. Ms. Sheehy joined CyrusOne in 2011 as the Chief Administrative Officer. Prior to that, she held various roles between 1996 and 2011 at CBI, including

Treasurer and Vice President of Investor Relations from March 2011 through November 2011, Vice President of Finance and Treasurer from 2007 to 2011, and Vice President of Financial Planning and Analysis in 2007. Prior to joining CBI, Ms. Sheehy held accounting and tax positions at Ernst & Young.

Kevin L. Timmons is our Chief Technology Officer. Mr. Timmons joined CyrusOne in October 2011 as Chief Technology Officer. Prior to joining CBI, he led Microsoft’s global data center team as General Manager, Data Center Services beginning in 2009. Prior to that, Mr. Timmons held several positions between 1999 and 2009 within the operations team at Yahoo!. Mr. Timmons originally joined Yahoo! via the GeoCities acquisition in September 1999 as Director of Operations. He was then promoted to Senior Director in August 2000, and assumed the role of Vice President, Operations in February 2006.

Michael L. Duckett is our Chief Operating Officer. Mr. Duckett joined CyrusOne in November 2011 as Chief Operating Officer. Prior to joining CyrusOne, Mr. Duckett served as the President and Chief Operating Officer of CoreLink Data Centers LLC from 2010 to 2011. Prior to that, Mr. Duckett held a Senior Vice President of Operations position at Terremark Worldwide from 2005 to 2010, where he was responsible for the colocation, hosting, and network business lines during a period when Terremark increased its revenue from approximately $50 million to over $300 million.

Tesh Durvasula is our Chief Commercial Officer, overseeing strategy, marketing and sales. Mr. Durvasula joined CyrusOne in October 2012. Prior to joining CyrusOne, Mr. Durvasula served as the Chief Marketing and Business Officer of Quality Technology Services (“QTS”) from March 2010 through April 2012. Prior to QTS, he was a co-founder and Chief Operating Officer of NYC-Connect, a privately-held interconnection business that was sold to Digital Realty Trust, Inc. and Telx in 2007. Following that sale, Mr. Durvasula served as the Chief Marketing Officer at Telx until 2009. Prior to NYC-Connect, Mr. Durvasula served as Vice President of Sales at AboveNet, Inc.

John F. Cassidy is the Chairman of our board of directors. Mr. Cassidy has been the President and Chief Executive Officer of CBI since July 2003 and a director of CBI since September 2002. Mr. Cassidy has held various other positions within CBI, including President and Chief Operating Officer of Cincinnati Bell Telephone Company and President of Cincinnati Bell Wireless Company. Having served as CBI’s Chief Executive Officer since 2003 and during the expansion of CBI’s data center business, including the acquisition of Cyrus Networks, Mr. Cassidy brings to our board of directors critical knowledge and understanding of the products and services offered by CyrusOne, as well as a thorough understanding of the telecommunications industry in which it operates.

William E. Sullivan will serve on our board of directors upon completion of this offering as our lead independent director and the chair of our audit committee. From March 2007 to May 2012, Mr. Sullivan served as the Chief Financial Officer of ProLogis Inc., a REIT operating as an owner, manager and developer of distribution facilities. Prior to that, Mr. Sullivan served as the Chairman and Chief Executive Officer of SiteStuff, Inc., beginning in June 2001. SiteStuff, Inc. is a procurement solutions company specializing in real estate property and facility management. Mr. Sullivan worked for Jones Lang LaSalle, and its predecessor LaSalle Partners, in a variety of positions from 1984 to 2001, including as Chief Financial Officer from 1997 to 2001 and as a member of the board of directors from 1997 to 1999. As a result of this background, Mr. Sullivan brings to our board of directors a comprehensive understanding of the commercial real estate industry coupled with extensive REIT management experience.

Roger T. Staubach will serve on our board of directors upon the completion of this offering. Mr. Staubach has been the Executive Chairman, Americas, and a Director, of Jones Lang LaSalle since July 2008. Mr. Staubach founded The Staubach Company in 1977 and served as its Chairman and Chief Executive Officer until June 2007, when he became its Executive Chairman. The Staubach Company merged with Jones Lang LaSalle in July 2008. A 1965 graduate of the United States Naval Academy with a B.S. degree in Engineering, Mr. Staubach served for four years as a Navy officer. He then joined the Dallas Cowboys professional football team as its quarterback, from which he retired in March 1980. Mr. Staubach is a member of the board of directors of Cinemark Holdings, Inc. and AMR Corporation, the parent company of American Airlines. Mr. Staubach was also the Chairman of the Host Committee for Super Bowl XLV, which was held in North Texas at the beginning of 2011. He has received numerous honors for his leadership in business, civic, philanthropic and athletic activities, including the 2006 Congressional Medal of Honor “Patriot Award” and the 2007 Horatio Alger Award. He has also been inducted into the Texas Business Hall of Fame and named a “Distinguished Graduate” by the United States Naval Academy. As a result of his long tenure as a chief executive officer, coupled with his experience as a Navy officer and then the quarterback for a highly successful professional football team, Mr. Staubach brings to our board of directors leadership qualities and perspectives on the importance of corporate ethics and integrity that will be valuable to its oversight of the Company. His years of building a significant real estate business add entrepreneurial and marketing expertise that are important to the oversight of our growth and our ability to innovate and serve clients within the real estate industry.

T. Tod Nielsen will serve on our board of directors upon the completion of this offering. Mr. Nielsen is the Co-President, Applications Platform of VMware, Inc. Mr. Nielsen served as VMware’s Chief Operating Officer from January 2009 to January 2011. Prior to that, he served as President and Chief Executive Officer of Borland Software Corporation from November 2005 to December 2008. From June 2005 to November 2005, Mr. Nielsen served as Senior Vice President, Marketing and Global Sales Support for Oracle Corporation, an enterprise software company. From August 2001 to August 2004, he served in various positions at BEA Systems, Inc., a provider of application infrastructure software, including Chief Marketing Officer and Executive Vice President, Engineering. Mr. Nielsen also spent 12 years with Microsoft in various roles, including General Manager of Database and Developer Tools, Vice President of Developer Tools, and at the time of his departure, Vice President of Microsoft’s platform group. Mr. Nielsen is a current director of Club Holdings LLC and MyEdu. As a result of his background, Mr. Nielsen brings to our board of directors a strong technical background in software development, coupled with extensive management experience and knowledge of the information technology market.

Alex Shumate will serve on our board of directors upon the completion of this offering. Mr. Shumate is currently the Managing Partner, North America, of Squire, Sanders & Dempsey (US) LLP (an international law firm) since 2009. Prior to that, he served as the Managing Partner of the Columbus, Ohio office of Squire Sanders since 1991. He is a current director of CBI, as well as The J.M. Smucker Company. He also served as a director of the Wm. Wrigley Jr. Company from 1998 until its acquisition in 2008, as well as Nationwide Financial Services from 2002 until its acquisition in 2009. He has served as a director of CBI since 2005. Upon consummation of this offering, Mr. Shumate is expected to resign as a member of CBI’s board of directors. With his legal background, his years of experience serving as the managing partner of a major law firm, and his service on the boards of other publicly-traded companies, including CBI, Mr. Shumate brings to our board of directors demonstrated managerial ability and a thorough understanding of the principles of good corporate governance.

Melissa E. Hathaway will serve on our board of directors upon the completion of this offering. Ms. Hathaway is President of Hathaway Global Strategies, LLC and a Senior Advisor at Harvard Kennedy School’s Belfer Center, roles she has held since August 2009. Ms. Hathaway also served on the board of directors of Terremark Worldwide from February 2010 until its acquisition by Verizon Communications Inc. in March 2011. Previously, from February 2009 to August 2009, she led the development of the Cyberspace Policy Review in her role as the Acting Senior Director for Cyberspace in the National Security Council of President Barack Obama’s administration. Prior to that, from March 2007 to February 2009, Ms. Hathaway served as Cyber Coordination Executive and Director of the Joint Interagency Cyber Task Force in the Office of the Director of National Intelligence under President George W. Bush. Before working in the Obama and Bush administrations, from June 1993 to February 2007, Ms. Hathaway was a Principal with Booz Allen & Hamilton, Inc., where she led the information operations and long-range strategy and policy support business units. Her efforts at Booz Allen supported key offices within the Department of Defense and Intelligence Community, including the U.S. Southern Command, the U.S. Pacific Command, the Office of the Secretary of Defense for Net Assessment, the Central Intelligence Agency, the Defense Intelligence Agency and the Office of the Director

of National Intelligence. As a result of her background, Ms. Hathaway brings to our board of directors more than 20 years of high-level public and private-sector experience and is considered one of the leading experts on cyber security matters.

David H. Ferdman will serve on our board of directors upon completion of this offering. Mr. Ferdman is the founder of Cyrus Networks, where he served as President and Chief Executive Officer from 2000 until June 2010. Mr. Ferdman served as the President of Cyrus Networks until August 2011 and currently serves as the Chief Strategy Officer of CyrusOne. Upon consummation of this offering, Mr. Ferdman is expected to resign from his employment with CBI. Prior to founding Cyrus Networks, Mr. Ferdman was the Chief Operating Officer and co-founder of UWI Association Programs (d/b/a Eclipse Telecommunications), a facilities-based telecommunications service provider (“UWI”). As Chief Operating Officer of UWI, Mr. Ferdman was instrumental in the company’s rapid growth, which culminated in its acquisition by IXC Communications (now part of Level 3 Communications Inc.) in 1998. As a result of his background, Mr. Ferdman brings to our board of directors a comprehensive understanding of our business coupled with extensive experience in the data center industry.

Board Committees

At its first meeting, which shall take place within 90 days following the completion of this offering, our board of directors will appoint the remaining members of our audit committee, as well as appoint a compensation committee and a nominating and corporate governance committee. Under our corporate governance guidelines, the composition of each committee must comply with the listing requirements and other rules and regulations of the NASDAQ Global Select Market, as amended or modified from time to time, and we currently anticipate that each of these committees will be comprised of three independent directors when appointed by our board of directors. Our corporate governance guidelines define “independent director” by reference to the rules, regulations and listing qualifications of the NASDAQ Global Select Market which generally deem a director to be independent if the director has no relationship to us that may interfere with the exercise of the director’s independence from management and our company. Our board of directors may from time to time establish other committees to facilitate the management of our company. The partnership agreement of our operating partnership currently requires that, so long as CBI has the right to nominate at least one director, CBI will have the right to designate at least one of its nominees to serve on each committee (if the nominee is qualified as independent under the applicable rules, regulations and listing qualifications of the NASDAQ Global Select Market) other than any committee whose purpose is to evaluate or negotiate any transaction with CBI.

Audit Committee. The audit committee will help ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The audit committee will select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, evaluate the performance of our internal audit controls and prepare the report that federal securities laws require be included in our annual proxy statement. William Sullivan has been designated as chair of the audit committee.

Compensation Committee. The compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance guidelines, a code of business conduct and ethics and related company policies, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NASDAQ Global Select Market, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and its committees, evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and propose the slate of directors to be submitted for election at each annual meeting of our stockholders.

Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Compensation of Directors

Upon completion of this offering, each of our directors who is not an employee of our company or our subsidiaries will receive the following as compensation for services as a director: an initial equity grant of restricted stock with a grant-date fair value of $105,000, an annual cash retainer of $50,000 (except as specified below in the case of our lead independent director and our non-executive chair), and an annual equity grant with a grant-date fair value of $100,000 for the director’s initial 12 months of service. The equity awards granted to our directors will be made pursuant to our 2012 Long Term Incentive Plan. The restricted stock awards that will be granted to our directors upon completion of this offering are expected to vest in three equal installments, with the first installment vesting on May 15, 2014 and the second and third installments vesting on the second and third anniversaries of the date of grant, respectively, subject to the director’s continued service on our board of directors. Our lead independent director will receive an annual cash retainer of $75,000, and our non-executive chair will receive an annual cash retainer of $100,000. The director who serves as chair of the audit committee will receive an additional annual retainer of $15,000, and the directors who serve as chairs of the compensation committee and the nominating and corporate governance committee each will receive an additional annual retainer of $10,000. Directors who are employees of our company or our subsidiaries will not receive compensation for their services as directors. We will not provide any per-meeting compensation to any of our directors.

Summary Compensation Table

The following table summarizes the compensation of each of our named executive officers for the executive’s service to the Predecessor for the fiscal year ended December 31, 2012. As required by the SEC rules, compensation information is included for the individual who served in the position of Chief Executive Officer of the Predecessor and the two other most highly compensated executive officers of the Predecessor for the fiscal year ended December 31, 2012, each of whom was serving in such role as of December 31, 2012.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Gary J. Wojtaszek, President, Chief Executive Officer	2012	$576,000	$—	$250,000	$219,319	$432,000	$—	$6,366	$1,483,685
	2011	391,592	—	212,331	—	490,425	—	6,879	1,101,227

David L. Ferdman,
Chief Strategy
Officer	2012	360,433	—	—	—	256,261	—	11,550	628,244
	2011	358,021	—	—	—	426,663	—	11,386	796,070

Kevin L. Timmons,
Chief Technology
Officer	2012	281,731	—	—	—	209,192	—	10,000	500,293

(1)

This amount reflects the grant-date fair value of the CBI stock-settled performance units issued in 2012 to Mr. Wojtaszek for the 2012-2014 performance cycle pursuant to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan. Such amount assumes payout at target, the most probable outcome at the time of the grant, based on a grant date fair value of $3.40 per share of CBI common stock, computed in accordance with FASB ASC 718, assuming the number of awards that can be earned if target performance conditions are achieved. If the maximum payout is earned, the value of the performance units based on the stock price at the date of grant will be $375,000.

(2)	This amount reflects the grant-date fair value, computed in accordance with FASB ASC 718, of the CBI stock options issued in 2012 to Mr. Wojtaszek.
(3)

The dollar amounts of short-term incentive awards to Messrs. Wojtaszek, Ferdman and Timmons, and the dollar amount of the CBI cash-settled performance units issued in 2012 to Mr. Timmons for the 2012-2014 performance cycle pursuant to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan have yet to be determined because they will be based on reviews and assessments that have yet to be completed. Such amounts will be determined in February 2013, but each of Messrs. Wojtaszek, Ferdman and Timmons received a partial distribution of their anticipated short-term incentive awards during 2012, and these amounts are reflected in the “Non-Equity Incentive Plan Compensation” column above. The target and maximum amounts of this incentive for Messrs. Wojtaszek, Ferdman and Timmons are as follows and the actual amounts will be reduced by the partial distributions received during 2012:

	Target	Maximum
Gary J. Wojtaszek	$576,000	$1,152,000
David L. Ferdman	367,500	735,000
Kevin L. Timmons	300,000	600,000

With regard to Mr. Timmons’ performance unit award, based on the grant-date fair value, computed in accordance with FASB ASC 718, if the target payout is earned, based on a grant date fair value of $3.40 per share of CBI common stock, the value of the performance units will be $170,000. If the maximum payout is earned, the value of the performance units based on the stock price at the date of grant will be $255,000. Payments will be made shortly after the determination.

(4)	The table below shows the components of the “All Other Compensation” column.

Name and Principal Position	Year	401(k) Match (1)	Life Insurance		Total “All Other Compensation”
Gary J. Wojtaszek	2012	$6,366	$—		$6,366
	2011	6,879	—		6,879
David L. Ferdman	2012	10,000	1,550	(2)	11,550
	2011	8,250	3,136		11,386
Kevin L. Timmons	2012	10,000	—		10,000

(1)

Under the terms of the Cincinnati Bell Retirement Savings Plan, CBI’s matching contribution is equal to 100% on the first 3% and 50% on the next 2% of contributions made to the plan by the participant. Eligible compensation includes base salary plus any cash incentive compensation paid to eligible participants. The maximum CBI matching contribution is $9,800. Mr. Wojtaszek is a participant in the Cincinnati Bell Retirement Savings Plan. Under the terms of the CyrusOne 401(k) Savings Plan, discretionary matching contributions to the CyrusOne 401(k) Savings Plan may be made, subject to applicable statutory maximum contribution amounts. For 2012, CyrusOne’s matching contribution was equal to 50% on the first 8% of contributions made to the plan by the participant. Messrs. Ferdman and Timmons are participants in the CyrusOne 401(k) Savings Plan.

(2)	This amount reflects a life insurance premium paid by the Predecessor in 2012 for fiscal year 2013.

Narrative Disclosure to Summary Compensation Table

The following describes material features of the compensation disclosed in the Summary Compensation Table:

CBI Employment Agreements

During 2012, each of Messrs. Wojtaszek, Ferdman and Timmons were employed pursuant to an employment agreement, which sets forth, among other things, the executive’s base salary, bonus opportunity, and entitlement to participate in benefit and pension plans and to receive CBI equity awards and post-termination benefits and obligations.

Mr. Wojtaszek’s employment agreement with CBI, amended and restated effective as of January 1, 2009, and further amended, effective as of January 27, 2011, provides for a one-year term of employment subject to automatic one-year extensions and for both a minimum base salary and a minimum bonus target of $550,000 per year.

Mr. Ferdman’s employment agreement with CBI, Cy-One Holdings LLC and Cyrus Networks, dated May 12, 2010, similarly provides for a one-year term of employment subject to automatic one-year extensions, unless 60 days’ notice of non-renewal is provided by either party prior to the conclusion of the then-current term and for both a minimum base salary and a minimum bonus target of $350,000 per year.

Mr. Timmons’s employment agreement with CBI, dated September 14, 2012, provides for a one-year term of employment subject to automatic extensions, unless otherwise terminated by either party prior to the conclusion of the then-current term and for both a minimum base salary and a minimum bonus target of $300,000 per year.

Each of Messrs. Wojtaszek’s, Ferdman’s and Timmons’s employment agreements provide for certain payments and benefits in the event of a termination of employment. See “—Potential Payments Upon Termination or Change in Control.” We anticipate entering into an arrangement with Messrs. Wojtaszek, Ferdman and Timmons in connection with this offering that will, among other things, address the terms of their termination of employment with CBI upon consummation of this offering. See “—CyrusOne Employment Agreements, Arrangements and Incentive Plans” for additional details with respect to the arrangements with Messrs. Wojtaszek and Timmons.

CBI Performance Units

The CBI performance units granted to Messrs. Wojtaszek and Timmons in 2012 pursuant to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan, which may be paid in CBI common shares, cash, or a combination thereof, are based on the achievement of specific CBI quantitative goals over the 2012-2014 performance cycle. Such awards were granted during the first quarter of 2012 following finalization and approval by the full CBI board of directors of the one-year, two-year cumulative and three-year cumulative financial goals for each of the three performance periods within the 2012-2014 cycle.

The number of performance units granted was based on the long-term incentive dollar value approved by CBI’s compensation committee for Messrs. Wojtaszek and Timmons and the value of one share of CBI stock on the date of grant. For each of the one-year, two-year cumulative and three-year cumulative performance periods, the performance measure is unlevered cash return on average assets (“UCR”), which is defined as operating cash flow, excluding interest payments, as a percentage of average total assets. UCR must be at least 90% of the target goal in order to generate a threshold level payout equal to 75% of the target award for each executive and at least 100% of the target goal in order to generate a target level payout equal to 100% of the target award for each executive, which, for the one-year and two-year cumulative performance periods, represents the maximum payout for the performance units. For the three-year cumulative performance period, actual UCR of 110% of the target goal or higher will result in the achievement of a maximum level payout equal to 150% of the target award for each executive. Payout levels between 75% and 100%, and 100% and 150%, as applicable, are determined based on linear interpolation rounded to the nearest one-tenth of 1%. The UCR target is 16.0% for the cumulative 2012-2014 performance period. In determining the number of performance units to be paid out for each such performance period, the total number of performance units paid out in the previous performance period or periods is subtracted from the performance units earned for such performance period.

In the event that Mr. Wojtaszek’s or Mr. Timmons’s employment with CBI or any of its subsidiaries terminates for any reason other than disability, death, by CBI without cause or by such executive due to a constructive termination, prior to the date on which CBI distributes the value of the number of performance units required to be distributed for the 2012-2014 performance cycle (the “Final Distribution Date”), such executive will forfeit his rights to receive the value of any additional performance units. Pursuant to the terms of the performance unit award agreement, the executive’s employment will be deemed to have terminated when his status as an active employee on the payroll of CBI or any of its subsidiaries for payment and withholding purposes ends; however, such executive’s employment agreement with CBI entitles him to be treated as an active employee during the one-year period following a termination of employment by CBI without cause or a constructive termination. In the event that the executive’s employment terminates due to his disability, he will be entitled to receive the value of the performance units required to be distributed for the 2012-2014 performance cycle as if he had been employed through the Final Distribution Date. See “—Potential Payments Upon Termination or Change in Control – Payments Upon Termination Not in Connection with a Change in Control” for additional detail.

In the event that, following the conclusion of the 2012-2014 performance cycle but prior to the Final Distribution Date, (i) CBI undergoes a change in control or (ii) the executive’s employment terminates due to death, such executive or his beneficiary, as applicable, will be entitled to receive the value of the performance units earned for the 2012-2014 performance cycle. In the event that, prior to the conclusion of the 2012-2014 performance cycle, (i) CBI undergoes a change in control or (ii) the executive’s employment terminates due to death, such executive or his beneficiary, as applicable, will be entitled to receive the value of (x) the target number of performance units for the 2012-2014 performance cycle less (y) the number of units whose value was distributed for any performance period prior to such change in control or such executive’s death.

We anticipate entering into arrangements with Messrs. Wojtaszek and Timmons addressing the treatment of their outstanding performance units in connection with the consummation of this offering, although the terms of such arrangements have not yet been determined.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table describes the outstanding equity awards held by our named executive officers as of December 31, 2012. All amounts in the below table relate to shares of CBI common stock and do not reflect any equity awards granted in connection with this offering.

We anticipate entering into arrangements with our executive officers holding CBI equity awards (including CBI performance units) addressing the treatment of the outstanding equity awards following the consummation of this transaction, although the terms of such arrangements have not yet been determined.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Gary J. Wojtaszek	83,590	—	—	$1.67	12/5/18	—		—	—
	207,352	—	—	1.39	1/30/19	—		—	—
	198,607	12,677	—	2.91	1/29/20	—		—	—
	100,439	95,872	—	2.54	12/7/20	—		—	—
	—	162,388	—	3.40	1/27/22	—		—	—
	—	—	—	—	—	—		152,588	$1,254,273
David L. Ferdman	73,800	16,200	—	1.32	6/11/20	—		—	—
Kevin L. Timmons	—	—	—	—	—	—		—	—

(1)

All options and stock appreciation rights granted are for a maximum period of 10 years from the date of grant and vest over a three-year period. Awards granted in 2012 vest over a three-year period based on achievement of the UCR performance measure. Awards granted prior to 2012 vest 28% on the first anniversary of the original date of grant and, thereafter, at the rate of 3% per month for the next 24 months.

(2)

Amounts include performance units granted for the 2010-2012 performance cycle assuming vesting at the maximum level less performance units earned and vested for the 2010 period on February 28, 2011. Amounts also include the performance unit grants made for the 2011-2013 performance cycle on January 28, 2011 assuming vesting at the maximum level. Amounts also include the performance unit grants made for the 2012-2014 performance cycle on January 26, 2012, assuming vesting at the maximum level. Performance units vest based on the achievement of specific quantitative goals over a three-year performance period.

(3)

Assuming the maximum number of shares is earned, amounts represent the equity incentive plan awards not yet vested. The value is based on the closing price of CBI’s common shares on December 31, 2012 ($5.48).

Retirement Benefits

Mr. Wojtaszek participates in the Cincinnati Bell Management Pension Plan (the “Management Pension Plan”), which contains both a qualified defined benefit plan and a nonqualified excess benefit plan. Mr. Wojtaszek is vested in his benefits under the Management Pension Plan, and upon retirement may elect a lump-sum or equivalent annuity form of payment of such benefits without any reduction. Normal retirement eligibility under the Management Pension Plan is, for employees who became participants in the Management Pension Plan after January 1, 1988 (such as Mr. Wojtaszek), the later of (i) age 65 or (ii) five years from the date participation in the Management Pension Plan began.

Pursuant to a 2009 amendment to the Management Pension Plan, pension benefits for certain management employees below 50 years of age were frozen. As a result of the 2009 amendment, Mr. Wojtaszek, who was below 50 years of age at the time, is no longer eligible to accrue benefits under the Management Pension Plan.

Each participant’s account under the Management Pension Plan is generally credited with assumed interest for each calendar year at a certain interest rate. Such interest rate for 2012 was 4.0% per annum.

Each of the named executive officers participates in either the Cincinnati Bell Retirement Savings Plan (the “CBI Savings Plan”) or the CyrusOne 401(k) Savings Plan (the “CyrusOne Savings Plan”), each of which is a tax-qualified defined contribution plan designed to assist employees in providing for their retirement. Pursuant to the CBI Savings Plan, CBI is required to make matching contributions equal to 100% on the first 3% of compensation contributed by a participant and 50% on the next 2% of compensation contributed by a participant subject to a maximum matching contribution of $9,800. CBI may, upon notice to a participant, change the method by which it determines plan contributions under the CBI Savings Plan. Matching contributions in accordance with the formula described above were made to the CBI Savings Plan during the fiscal year ended December 31, 2012. See “—Summary Compensation Table” for additional detail. Pursuant to the CyrusOne Savings Plan, discretionary matching contributions may be made to such plan, subject to applicable statutory maximum matching contribution amounts. Discretionary matching contributions were made to the CyrusOne Savings Plan during the fiscal year ended December 31, 2012. See “—Summary Compensation Table” for additional detail.

Potential Payments Upon Termination or Change in Control

CBI’s plans and arrangements provide for certain payments and benefits upon termination of employment at any time and in connection with a change in control of CBI. This section describes such potential payments that would have been made to Messrs. Wojtaszek, Ferdman and Timmons pursuant to each such executive’s employment agreement and long-term incentive award agreements. For purposes of this section, the triggering events are assumed to have taken place on December 31, 2012.

In connection with the consummation of this offering, we expect to enter into arrangements with each of Messrs. Wojtaszek and Timmons, which will include certain payments and benefits upon a termination of employment following consummation of this offering, and will address the terms of the termination of their employment with CBI upon the consummation of this offering. See “—CyrusOne Employment Agreements, Arrangements and Incentive Plans” for additional details. The summary below sets forth the terms of the employment agreements with Messrs. Wojtaszek and Timmons as in effect on December 31, 2012 and does not include the terms of any arrangements we intend to enter into in connection with this offering.

Payments Upon Termination Not in Connection with a Change in Control

In the event Mr. Wojtaszek, Mr. Ferdman’s or Mr. Timmons’s employment is terminated for any reason by CBI or Cyrus Networks, as applicable, or by such executive, he is entitled, subject to his execution of a general release of claims in favor of CBI or Cyrus Networks (other than with respect to any accrued but unpaid salary and bonus), as applicable, to those benefits which he has a non-forfeitable right to receive, which includes any shares of stock he may own outright, vested options which may be exercisable for a period of 90 days following termination and vested amounts under CBI’s pension and savings plans, as well as the payments and benefits described below. In addition, each of Messrs. Wojtaszek, Ferdman and Timmons will continue to be bound by the non-disclosure, non-compete and non-solicitation provisions of his employment agreement.

In the event Mr. Wojtaszek, Mr. Ferdman’s or Mr. Timmons’s employment is terminated by CBI or Cyrus Networks, as applicable, for cause, or such executive terminates his employment voluntarily, he is not entitled to any payments from CBI or Cyrus Networks other than those payments and benefits set forth in the immediately preceding paragraph.

Pursuant to the terms of their respective employment agreements, in the event Mr. Wojtaszek, Mr. Ferdman or Mr. Timmons’s employment is terminated by CBI or Cyrus Networks, as applicable, without cause or such executive terminates his employment due to a constructive termination, such executive will be entitled to (i) a payment equal to two times his base salary for Mr. Wojtaszek and Mr. Ferdman, and 1.6 times his base salary for

Mr. Timmons, (ii) continued medical, dental, vision and life insurance benefits during the one-year period following his termination of employment on the same basis as any active salaried employee provided any required monthly contributions are made, (iii) continued treatment as an active employee during the one-year period following termination with respect to any outstanding stock option, restricted stock or long-term incentive award (other than any award granted pursuant to the Cyrus Plan, as defined below), (iv) the ability to exercise any vested options for an additional 90 days after the end of the one-year period following his termination, and (v) the sum of any forfeitable benefits accrued under any qualified or non-qualified pension, profit-sharing 401(k) or deferred compensation plan of CBI, Cyrus Networks, or their respective affiliates which would have vested if such executive had remained employed during the one-year period following termination.

In the event Mr. Wojtaszek, Mr. Ferdman or Mr. Timmons’s employment is terminated due to death, such executive’s beneficiary will be entitled to (i) a payment equal to the base salary and bonus accrued and payable to such executive upon the date of his death, (ii) accelerated vesting of all outstanding options and the ability to exercise such options for the one-year period following the date of his death and (iii) full vesting and payout at target amounts of any awards granted under CBI’s long-term incentive plans (other than any award granted pursuant to the Technology Solutions/Data Center Program (as defined below), which will be forfeited upon a termination due to death (see “—Technology Solutions/Data Center Program” for additional details) and any award granted pursuant to the Cyrus Plan, which will remain outstanding and will be settled only upon the consummation of a transaction (see “—Cincinnati Bell Inc. 2010 Cyrus Performance Plan” for additional details)).

In the event Mr. Wojtaszek, Mr. Ferdman or Mr. Timmons’s employment is terminated due to disability, he is entitled to (i) a payment equal to the base salary and bonus accrued and payable to him upon the date of termination, (ii) accelerated vesting of all outstanding options and the ability to exercise such options for the one-year period following the date of termination, (iii) continued vesting of all outstanding long-term incentive awards in accordance with the terms of such awards and participation in any outstanding long-term incentive plans and (iv) continued consideration as an employee for all other benefits provided the disabling conditions continue.

Payments Upon Termination in Connection with a Change in Control

If Mr. Wojtaszek, Mr. Ferdman or Mr. Timmons’s employment is terminated without cause by CBI or Cyrus Networks, as applicable, or the executive terminates his employment due to a constructive termination within the one-year period following a change in control of CBI, he will be entitled to (i) a payment equal to two times the sum of his base salary and target bonus, (ii) continued medical, dental, vision and life insurance coverage during the one-year period following his termination of employment on the same basis as other active employees provided any required monthly contributions are made, (iii) accelerated vesting of any outstanding options, restricted shares, and/or other equity awards (other than any award granted pursuant to the Technology Solutions/Data Center Program or the Cyrus Plan) and the ability to exercise such options until, with respect to Mr. Wojtaszek, the earlier of (x) the latest date such options would be exercisable if such options had vested immediately prior to the termination of Mr. Wojtaszek’s employment and (y) the one-year period following termination, or, with respect to Mr. Ferdman, the latest date such options would be exercisable if such options had vested immediately prior to Mr. Ferdman’s termination, (iv) accelerated vesting and payout at target levels of any awards granted under long-term incentive plans (other than any award granted pursuant to the Technology Solutions/Data Center Program or the Cyrus Plan) and (v) the sum of any forfeitable benefits accrued under any qualified or non-qualified pension, profit-sharing 401(k) or deferred compensation plan of CBI, Cyrus Networks, or their respective affiliates which would have vested if such executive had remained employed during the one-year period following termination.

Defined Terms

“Cause,” for purposes of Mr. Wojtaszek and Mr. Timmons’s employment agreement, means a determination that there has been fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on the part of the executive.

“Cause,” for purposes of Mr. Ferdman’s employment agreement, means a determination that there has been fraud, misappropriation, embezzlement or conviction of, or plea of guilty or no contest or similar plea with respect to, a felony on the part of Mr. Ferdman.

“Change in Control,” for purposes of each of Messrs. Wojtaszek, Ferdman and Timmons’s employment agreements as well as Messrs. Wojtaszek and Timmons’s performance unit award agreements, means the occurrence of any of the following events:

(i)	a change in the ownership of CBI (within the meaning of Section 1.409A-3(i)(5)(v) of the Treasury regulations);

(ii)	a change in the effective control of CBI (within the meaning of Section 1.409A-3(i)(5)(vi) of the Treasury regulations); and

(iii)	a change in the ownership of a substantial portion of the assets of CBI (within the meaning of Section 1.409A-3(i)(5)(vii) of the Treasury regulations).

“Constructive Termination,” for purposes of each of Messrs. Wojtaszek, Ferdman and Timmons’s employment agreements, means the occurrence of, without such executive’s consent, (i) a material reduction in such executive’s authority, reporting relationship or responsibilities, (ii) a reduction in such executive’s base salary or bonus target, (iii) with respect to Mr. Wojtaszek, a relocation from the greater Cincinnati, Ohio area by 50 or more miles, with respect to Mr. Ferdman, a relocation from Houston, Texas, by 30 or more miles and with respect to Mr. Timmons, a relocation from his designated office by 50 or more miles, and (iv) with respect to Mr. Ferdman, any material breach of his employment agreement by Cyrus Networks, provided that Cyrus Networks fails to remedy such breach within 10 days of Mr. Ferdman’s delivery of notice of such breach and provided further that Mr. Ferdman’s termination of employment must be effected within 10 days following the expiration of such 10-day period.

Technology Solutions/Data Center Program

On December 7, 2010, the CBI compensation committee approved a new long-term incentive program under CBI’s 2007 Long Term Incentive Plan (the “Technology Solutions/Data Center Program”). The program was primarily intended to (i) encourage rapid and profitable growth of revenue and EBITDA in the Technology Solutions/Data Center segment of CBI’s business (the segment of CBI’s business conducted by the Predecessor), (ii) create significant enterprise value through the growth of the Technology Solutions/Data Center segment, (iii) bring about a significant change in the strategic direction of CBI’s business in a short time frame and (iv) provide management and the board of directors of CBI with strategic flexibility.

The program was implemented through the grant of cash-settled performance unit awards by the CBI compensation committee (denominated in $1.00 per unit) with respect to a given performance period, which provides for a specified cash payment to the participating executive in the event that (i) the executive is continuously employed for a three-year period after the date of grant, (ii) specified EBITDA targets are met over such three-year period, (iii) a “qualifying transaction” is consummated within ten years of the date of grant and (iv) at least $1 billion of equity value is created in the Technology Solutions/Data Center segment in connection with the qualifying transaction. The awards give the CBI compensation committee discretion to make fractional payments no less than a pro-rata portion of the “base payout” amount and no more than the “base payout” amount in the event there is either: (a) a qualifying transaction before the fifth anniversary of the initial award grant date or (b) there is a qualifying transaction after the fifth anniversary of the initial award grant date and the equity value created is at least $500 million. If a qualifying transaction does not occur within 10 years of the grant date, the performance unit awards terminate with no payment to the participating executives. Moreover, if a participating executive’s employment is terminated for any reason (other than a termination for the executive’s retirement or disability), prior to the consummation of a qualifying transaction, then the executive will not receive any payment under the award (other than with respect to previously vested performance units, if any, and as otherwise provided in the executive’s employment agreement, if any). If a participating executive’s employment is terminated due to disability or retirement prior to the consummation of a qualifying transaction, then the executive will be deemed to be an active participant through the end of the then-current performance period. “Qualifying transaction” includes certain sales of the Technology Solutions/Data Center business (including an initial public offering), certain transactions that would result in CBI ceasing to own its other businesses, and a change in control of CBI. “Base payout” equals the product of $1.00, the number of vested performance units at the time of a qualifying transaction and the percentage payment described in the following paragraph based on EBITDA achieved. Participants vest in a certain number of units at the conclusion of each performance period, provided they are employed on such date, however, any such units that vest will remain subject to the occurrence of a qualifying transaction as described above. If a qualifying transaction occurs prior to the end of the applicable performance period, participants will be deemed to be active participants through the end of the applicable three-year performance period.

For each performance period, EBITDA achieved must be at least 90% of the targeted goal in order to generate a threshold level of payment equal to 75% of the target award for each executive and 100% or higher in order to generate a maximum payment of 100% of the target award, provided that if a qualifying transaction occurs prior to the end of such performance period, EBITDA will be deemed to be 100% or higher.

Pursuant to the terms of the Technology Solutions/Data Center Program, no executive may receive performance units in any calendar year with a value in excess of $5,000,000.

For each of the 2011-2013 and 2012-2014 performance periods, the CBI compensation committee approved a grant of units to Mr. Wojtaszek with a maximum value of $4,000,000 per grant.

Cincinnati Bell Inc. 2010 Cyrus Performance Plan

On June 11, 2010, the Cincinnati Bell Inc. 2010 Cyrus Performance Plan (the “Cyrus Plan”) became effective. The Cyrus Plan was primarily intended to promote the interests of CBI and its shareholders by encouraging the employees of CBI and its subsidiaries to create a global data center business.

The Cyrus Plan was implemented through the grant of awards by the CBI compensation committee to each participating executive providing for the grant of a specified number of points to such executive. Payment with respect to the number of such points will be made to the participating executive in cash, equity, or other property in the event that (i) a “transaction” is consummated prior to June 11, 2020 and (ii) the executive is employed on the date such transaction is consummated; provided that if such executive’s employment terminates prior to the consummation of a transaction due to death, disability or retirement, the executive will be entitled to payment with respect to his or her awards if (x) the executive is continuously employed for three years following the date such awards were granted or (y) the transaction occurs prior to June 11, 2013. The amount of the payment to each participating executive will be determined by multiplying 6% of the equity value created by the transaction as specified in the Cyrus Plan and as reviewed and certified by a specified valuation firm by a ratio, the numerator of which is the number of points held by the participating executive, and the denominator of which is the total number of outstanding points. If a transaction does not occur prior to June 11, 2020 or if a transaction occurs after June 11, 2015 and the equity value created is less than $500 million, awards granted pursuant to the Cyrus Plan will terminate with no payment to the participating executives. Moreover, if a participating executive’s employment is terminated for any reason (other than a termination for the executive’s retirement, death or disability), prior to the consummation of a transaction, then the executive will not receive any payment under the award. “Transaction” includes certain sales of the business conducted by Cyrus Networks and its subsidiaries as of June 11, 2010 (including an initial public offering), certain transactions that would result in CBI ceasing to own its other businesses, and a change in control of CBI.

Through December 31, 2012, the CBI compensation committee had approved grants totaling 927 points pursuant to the Cyrus Plan, including an award of 50 points to Mr. Ferdman and 250 points to Mr. Timmons. We have not yet determined if such payments will be made in the form of cash or equity.

CyrusOne Employment Agreements, Arrangements and Incentive Plans

In connection with this offering, we anticipate entering into employment agreements or arrangements with certain of our executive officers. We have not yet determined the specific provisions of such employment agreements and arrangements. The following table sets forth the expected base salary and annual target bonus of each of our executive officers following the next compensation review after the completion of this offering.

Name	Base Salary	Annual Target Bonus

Gary J. Wojtaszek	$600,000	$750,000

Kimberly H. Sheehy	$350,000	$262,500

Michael L. Duckett	$350,000	$262,500

Kevin L. Timmons	$325,000	$325,000

Tesh Durvasula	$300,000	$225,000

In addition, the CBI board of directors has approved the CyrusOne 2012 Long Term Incentive Plan and the CyrusOne 2013 Short Term Incentive Plan, both of which are described in more detail below, for the benefit of certain of our directors, employees and consultants.

2012 Long Term Incentive Plan

The full text of the CyrusOne 2012 Long Term Incentive Plan (for the purposes of this subsection, the “Plan”) is set forth in Exhibit 10.7 of this prospectus and the following discussion is qualified in its entirety by reference to such text.

The purposes of the Plan are (i) to further the long-term growth of the company by offering competitive incentive compensation related to long-term performance goals to our directors and employees who will be responsible for planning and directing such growth, (ii) to reinforce a commonality of interest between our stockholders and our directors, employees and consultants who participate in the Plan and (iii) to aid us in attracting and retaining directors, employees and consultants of outstanding abilities and specialized skills.

The principal provisions of the Plan are summarized below:

1. Administration. The Plan is administered by a committee (for purposes of this discussion as to the Plan, the “Committee”). Unless otherwise provided by our board of directors, the Committee will be the compensation committee of our board of directors. Subject to the limits and terms of the Plan, the Committee (i) selects the directors, employees and consultants who will be granted awards, (ii) makes awards, in such forms and amounts and on such conditions as it determines, (iii) interprets the terms of the Plan and (iv) performs all other administrative functions.

The Committee may delegate to one or more of the company’s executive officers its right to make awards under the Plan to directors, employees or consultants who (i) are not otherwise subject to the stock reporting requirements of Section 16 of the Exchange Act and (ii) are not expected to become employees for whom our ability to take deductions related to their compensation is potentially limited under Section 162(m) of the Code.

Thus, any one of the company’s executive officers generally can grant awards under the Plan to employees who are not executive officers of the company if delegated this right by the Committee. If any one of the company’s executive officers is delegated such right, then any reference to the Committee in the following parts of this discussion of the Plan should be deemed to be a reference to such executive officer to the extent the discussion may apply to any awards that he or she grants under the Plan.

2. Eligible Participants. Any director, employee or consultant (including any prospective director, employee or consultant) of the company is eligible to be granted an award under the Plan.

3. Source of Shares. Any common shares issued under the Plan will consist, in whole or in part, of authorized and unissued common shares.

4. Types of Awards. The Committee may grant awards under the Plan at any time. The grants may consist of one or a combination of the following forms of awards: (i) stock options, including options intended to qualify as incentive stock options under Section 422 of the Code (“ISOs”) and options that are not ISOs (“NSOs”), (ii) stock appreciation rights (“SARs”), (iii) restricted stock, (iv) restricted stock units, (v) performance shares, (vi) share-based performance units, (vii) nonshare-based performance units, (viii) non-restricted stock and (ix) other nonshare-based awards. No award may be granted under the Plan after November 15, 2022.

(a) Stock Options. A stock option represents an option to purchase, over a certain time period not to exceed 10 years, a number of common shares at a fixed purchase price. The terms and conditions of any stock option will be determined by the Committee, subject to the terms of the Plan, and set forth in the applicable award agreement. The fixed purchase price of any stock option granted under the Plan will not be less than 100% of the fair market value of a common share on the grant date of the option.

Stock options can either be ISOs or NSOs. All options granted under the Plan will be NSOs unless the applicable award agreement expressly states that the option is intended to be an ISO. ISOs are a special type of stock options that can provide special tax advantages for participants that are not available with respect to NSOs (but they provide less ability for the company to deduct their value when exercised by the applicable participants). Also, by reason of applicable law, the aggregate fair market value of common shares, determined at grant date, for which ISOs can be exercisable for the first time during any calendar year as to any participant is limited by tax law (the current limitation is $100,000). In addition, the Committee cannot grant an ISO to any participant who owns (directly or constructively) more than 10% of the voting power of our common shares. Unless otherwise set forth in the applicable award agreement, each stock option will expire upon the tenth anniversary of the date the option is granted.

(b) Stock Appreciation Rights. A SAR represents the right, upon exercise of the SAR, to receive payment of a sum in cash, common shares, other property or any combination thereof (as determined by the Committee on the date of grant of the SAR) not to exceed the amount, if any, by which the fair market value (as determined on the date of the exercise of the SAR) of a number of common shares on which the SAR is based exceeds a fixed grant price of the SAR. The terms and conditions of any SAR will be determined by the Committee, subject to the terms of the Plan, and set forth in the applicable award agreement. The Plan provides that the grant price of the common shares that are subject to a SAR may not be less than the fair market value of such common shares as determined on the SAR’s grant date. A SAR may be granted by itself, in conjunction with new stock options granted at the same time under the Plan, or in relation to non-ISO stock options that were previously granted. Unless otherwise set forth in the applicable award agreement, each SAR will expire upon the tenth anniversary of the date the SAR is granted.

(c) Restricted Stock. Restricted stock constitutes common shares that may not be disposed of by the participant to whom they are awarded until certain restrictions lapse (and that will ultimately be forfeited to the extent such restrictions are not satisfied). In general, such restrictions may include but are not limited to restrictions related to service requirements and to the satisfaction of performance goals. The restrictions that apply to any restricted stock award may lapse as to a portion of the common shares subject to the award if the participant meets some but not all of the imposed restrictions. Unless the Committee determines otherwise, the recipient of restricted stock will have all rights of a stockholder of the company with respect to the restricted common shares, including the right to vote and to receive cash dividends. The terms and conditions of any restricted stock award will be determined by the Committee, subject to the terms of the Plan, and set forth in the applicable award agreement.

(d) Restricted Stock Units. Restricted stock units constitute an unfunded and unsecured promise to deliver common shares, cash, other securities, other awards or other property upon the lapse of certain restrictions. In general, such restrictions may include but are not limited to restrictions related to service requirements and to the satisfaction of performance goals. The terms and conditions of any restricted stock units will be determined by the Committee, subject to the terms of the Plan, and set forth in the applicable award agreement.

(e) Performance Share Award. A performance share award refers to an award that provides that the participant to whom the award is granted will receive a number of common shares, up to a fixed maximum, if certain performance-based conditions are met, in addition to any other conditions specified by the Committee, including service requirements. A portion of the maximum number of common shares subject to the award can be paid if some but not all of the conditions imposed under the award are met. The terms and conditions of any performance share awards will be determined by the Committee, subject to the terms of the Plan, and set forth in the applicable award agreement.

(f) Share-based Performance Unit. A share-based performance unit refers to an award that provides that the participant to whom the award is granted will receive an amount that is equal to a percent of the fair market value of one common share on the date the amount becomes payable under the award (or is equal to a percent of the increase in the fair market value of a common share from the grant date of the award to the date the amount becomes payable) if certain performance-based conditions are met, in addition to any other conditions specified by the Committee, including service requirements. A portion of the maximum amount payable under the award can be paid if some but not all of the conditions imposed under the award are met. Any amount that becomes payable under a share-based performance unit can be paid in cash, in common shares or other property, or by a combination thereof, as the Committee may determine. The terms and conditions of any share-based performance unit will be determined by the Committee, subject to the terms of the Plan, and set forth in the applicable award agreement.

(g) Nonshare-based Performance Unit. A nonshare-based performance unit refers to an award that provides that the participant to whom the award is granted will receive an amount that is equal to a dollar value, not more than a maximum dollar value, if certain performance-based conditions are met, in addition to any other conditions specified by the Committee, including service requirements. A portion of the maximum amount payable under the award can be paid if some but not all of the conditions imposed under the award are met. Any amount that becomes payable under a nonshare-based performance unit can be paid in cash, in common shares or other property, or by a combination thereof, as the Committee may determine. The terms and conditions of any nonshare-based performance unit will be determined by the Committee, subject to the terms of the Plan, and set forth in the applicable award agreement.

(h) Non-Restricted Stock Awards. Non-restricted stock granted constitutes an award to a participant of a fixed number of common shares that can be sold or disposed of immediately and without any restrictions. The terms and conditions of any non-restricted stock awards will be determined by the Committee, subject to the terms of the Plan, and set forth in the applicable award agreement.

(i) Other Awards. The Committee may grant other equity-based or equity-related awards, or other awards that provide for compensation based on a dollar amount, in each case, payable in cash, equity or otherwise. The terms and conditions of any such awards will be determined by the Committee, subject to the terms of the Plan.

5. Share and Compensation Limits under the Plan.

Common Shares Reserved for Awards. Subject to adjustment in the case of certain changes in the capital structure of the company, the following limits apply to the number of common shares that may be issued or paid under or with respect to awards granted under the Plan:

(a) The maximum number of common shares that may be issued or paid under or with respect to all of the awards (considered in the aggregate) granted under the Plan during the Plan’s entire existence will be equal to 4,000,000 common shares.

(b) The maximum number of common shares that may be issued or paid under or with respect to all stock options and SARs (considered in the aggregate but separately from all other forms of awards) granted under the Plan during the Plan’s entire existence will be equal to 4,000,000 common shares.

(c) The maximum number of common shares that may be issued or paid under or with respect to all ISOs (considered in the aggregate but separately from all other types of stock options and other forms of awards) granted under the Plan during the Plan’s entire existence will be equal to 4,000,000 common shares.

If any portion of a SAR is settled (paid) upon the exercise of such SAR portion by the issuance or payment of common shares, the total number of common shares on which such SAR portion was based will be counted as common shares issued or paid under the Plan for purposes of the foregoing limits, regardless of the number of common shares actually issued or paid to settle such SAR portion upon its exercise.

Also, if any award or portion of any award is forfeited, expires, or otherwise terminates without the payment of common shares or any other amount, or is settled other than wholly by delivery of common shares, the maximum number of common shares on which such award or portion of an award was based or which could have been paid under the award or portion of the award will again be available to be issued or paid under the Plan and to be the basis on which other awards may be granted under the Plan. As a result, they will not be counted as common shares that were issued or paid under the Plan in determining whether any of the foregoing limits are violated.

Further, any common shares that would be issued or paid under an award but are withheld in payment of any purchase price or tax withholding requirements will not again be deemed to be available to be issued or paid under the Plan or to be the basis on which other awards may be granted under the Plan and thus will be counted as common shares that were issued or paid under the Plan in determining whether any of the foregoing limits are violated.

Other Award Limits. In addition to the foregoing limits and subject to adjustment in the case of certain changes in the capital structure of the company, (i) the limits set forth below in subparagraphs (a) and (b) will apply in determining the maximum number of common shares or maximum amount of compensation that may ultimately be payable under any awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and that are granted under the Plan to any participant during any one calendar year and (ii) the limits set forth below in subparagraphs (c) and (d) will apply in determining the maximum number of common shares or maximum amount of compensation that may ultimately be payable under any awards that are granted under the Plan to any non-employee member of our board of directors during any one calendar year.

(a) The maximum number of common shares on which all stock option, SAR, restricted stock, performance share, share-based performance unit, non-restricted stock awards and other share-based awards (considered in the aggregate) granted under the Plan to any participant during each and any calendar year may be based (that is, the maximum number of common shares that can be issued or paid under such awards or have their fair market value or increase in fair market value over a period used to determine the amount of payments under such awards) will be 500,000 common shares.

(b) The maximum value that is payable under all nonshare-based awards granted under the Plan to any participant during each and any calendar year will be $5,000,000.

(c) The maximum number of common shares on which all stock option, SAR, restricted stock, performance share, share-based performance unit, non-restricted stock awards and other share-based awards (considered in the aggregate) granted under the Plan to any non-employee member of our board of directors during each and any calendar year may be based (that is, the maximum number of common shares that can be issued or paid under such awards or have their fair market value or increase in fair market value over a period used to determine the amount of payments under such awards) will be 100,000 common shares, provided that any awards approved by the Committee or the board of directors of CBI and granted to a non-employee member of our board of directors in connection with this offering will not count against this 100,000 share limit.

(d) The maximum value that is payable under all nonshare-based awards granted under the Plan to any non-employee member of our board of directors during each and any calendar year will be $200,000, provided that any awards approved by the Committee or the board of directors of CBI and granted to a non-employee member of our board of directors in connection with this offering will not count against this $200,000 limit.

6. Performance Goals. In general, to the extent the meeting of performance goals is a condition to the exercise of or payment under any award granted under the Plan, such performance goals will be determined by the Committee in its discretion. However, if any award granted under the Plan is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the Committee must base the relevant performance goals on one or more of the following criteria: (i) free cash flow (cash generated by operating activities, minus capital expenditures and other investing activities, dividend payments and proceeds from the issuance of equity securities, and proceeds from the sale of assets); (ii) operating cash flow; (iii) cash available for distribution; (iv) EBITDA; (v) earnings per share; (vi) FFO; (vii) FFO As Adjusted; (viii) operating efficiency; (ix) operating income; (x) total stockholder returns; (xi) profit targets; (xii) revenue targets; (xiii) profitability targets as measured by return ratios; (xiv) working capital; (xv) market share (in the aggregate or by segment); (xvi) portfolio and regional occupancy rates; (xvii) net income; (xviii) return on investment or capital; (xix) return on assets; (xx) return on equity; (xxi) return on sales; (xxii) return on development and (xxiii) level or amount of acquisitions.

Any performance criteria applicable to an award granted under the Plan will be measured or determined on the basis of a period of not less than one year or in excess of 10 years and will be able to be objectively determined by the Committee. In addition, any such performance criteria (i) may be measured or determined for CyrusOne, for any organization other than CyrusOne that is part of the company, for the entire company in the aggregate, or for any group of corporations or organizations that are included in the company and (ii) may also be measured and determined in an absolute sense and/or in comparison to the analogous performance criteria of other publicly-traded companies (that are selected for such comparison purposes by the Committee).

Further, the Committee may provide in the terms of an award granted under the Plan that, in determining whether any of the above listed performance criteria has been attained, certain special or technical factors will be ignored or, conversely, taken into account, in whole or in part. Such special factors may include, but are not limited to, the gain, loss, or other impact of any one or more of the following: (i) changes in generally accepted accounting principles; (ii) an extraordinary event; (iii) nonrecurring events; (iv) the disposition of a business, in whole or in part, the sale of investments or non-core assets, or discontinued operations, categories, or segments of businesses; (v) claims and/or litigation and insurance recoveries relating to claims or litigation; (vi) the impairment of tangible or intangible assets; (vii) restructuring activities, including reductions in force; (viii) investments or acquisitions; (ix) political and legal changes that impact operations, as a consequence of war, insurrection, riot, terrorism, confiscation, expropriation, business interruption, or similar events; (x) natural catastrophes; (xi) currency fluctuations; (xii) the issuance of stock options and/or other stock-based compensation; (xiii) the early retirement of debt; and/or (xiv) the conversion of convertible debt securities.

Except as otherwise permitted by Section 162(m) of the Code, with respect to any award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in no event may any discretionary authority granted to the Committee under the Plan be used to grant or provide payment in respect of performance awards for which the performance goals described above have not been attained, increase such performance award for any participant at any time after the first 90 days of the performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) or increase such performance award above the maximum amount payable under the underlying award.

7. Change in Control. In the event a change in control of CyrusOne (as described below) occurs, then, unless provision was made in connection with the change in control for assumption of, or substitution for, awards previously granted (unless otherwise prescribed by the terms of the applicable award): (i) all then outstanding stock options and SARs that were granted under the Plan will become exercisable in full; (ii) the restrictions still then in force and applicable to any common shares that have been awarded under the Plan as restricted stock and any nonshare-based performance award (other than nonshare-based performance units) will lapse; (iii) all then outstanding restricted stock units will be deemed to have vested, and the shares of common stock subject thereto will be delivered no later than 10 days following the change in control; (iv) and any performance share, share-based performance unit and nonshare-based performance unit awards granted under the Plan will become payable at the maximum payment amount that was attainable under such awards if all performance goals and other criteria or conditions applicable to the awards were satisfied.

In addition, unless otherwise prescribed by the Committee in an award agreement, in the event of a change in control of CyrusOne, the Committee will have discretion (i) to pay in cash (in lieu of the right to exercise) the then value of any then outstanding stock option or SAR provided that the then fair market value of the common shares that are subject to such option or SAR exceeds such option’s or SAR’s purchase price or grant price as to such shares and (ii) to pay in cash (instead of in common shares) the then value of any then outstanding restricted stock units, performance share, share-based performance unit, nonshare-based performance unit awards and other nonshare-based awards.

Unless otherwise provided pursuant to an award agreement, a change in control is defined to mean any of the following events, generally: (i) during any period of 24 consecutive calendar months, a change in the composition of a majority of the board of directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent board of directors or CBI; (ii) an acquisition by any individual, entity or group (other than CBI and certain such individuals, entities or groups as provided in the Plan) of beneficial ownership of a percentage of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors that was equal to or greater than 20%; (iii) consummation of certain mergers or consolidations of the company with any other corporation following which our stockholders hold 40% or less of the combined voting power of the surviving entity; or (iv) the stockholders approve a plan of complete liquidation or dissolution of CyrusOne.

Although award agreements may provide for a different definition of change in control than is provided for in the Plan, except in the case of a transaction described in clause (iv) above, any definition of change in control set forth in any award agreement will provide that a change in control will not occur until consummation or effectiveness of a change in control of CyrusOne, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of CyrusOne.

8. Adjustments for Stock Dividends, Stock Splits, and Other Corporate Transactions. In the event of any change affecting the common shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change in the company, or any distributions to common stockholders of the company including extraordinary cash dividends, the Committee will make such adjustments in the aggregate number or class of common shares which may be distributed under the Plan and in the number, class, and purchase, grant, or other price of shares on which the outstanding awards granted under the Plan are based as it determines to be necessary or appropriate to prevent any rights provided under the Plan and its awards from being enlarged or diluted by such event.

9. Fair Market Value of Common Shares. For purposes of the Plan, the fair market value of a common share on any date will generally be deemed to be the closing price of a common share on the national stock exchange or quotation system on which the common shares may be listed on such date (or, if no trading in any stocks occurred at all on such exchange on such date, on the next subsequent date on which trading of stocks occurred on such exchange). If, however, common shares are not listed or traded at all on any such exchange on any date as of which a common share’s fair market value is needed to be determined for purposes of the Plan, then the fair market value of a common share on such date will be determined by the Committee in good faith.

10. Amendment and Termination. The Plan may generally be amended or terminated by our board of directors, provided that no such action may impair the rights of a participant with respect to a previously granted award without the participant’s consent.

In addition, the Plan provides that no amendment to the Plan may be made without approval of our stockholders if such amendment would: (i) increase the total number of common shares reserved for issuance under all awards that may be granted under the Plan; (ii) change the class of participants eligible for awards under the Plan; (iii) increase the total number of shares reserved for issuance under all ISOs that may be granted under the Plan; or (iv) make any other change in the Plan that is required by applicable law, the rules of the national stock exchange or quotation system on which the common shares are listed or Section 162(m) of the Code if the Plan is intended to be a stockholder approved plan for purposes of Section 162(m) of the Code, to be approved by our stockholders in order to be effective.

The Committee may generally waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively. However, unless otherwise provided by the Committee in the applicable award agreement or in the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted would not to that extent be effective without the consent of the affected participant. In addition, in no event may any award (i) be amended to decrease the applicable exercise price or other similar price, (ii) be cancelled at a time when its exercise price exceeds the fair market value of the underlying shares in exchange for another award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such award, unless such amendment, cancellation or action is approved by our stockholders.

11. Miscellaneous. The Plan generally requires that any purchase price or tax withholding obligations that apply to a participant with respect to an award granted under the Plan to him or her must be satisfied by the participant when the award is exercised or when the award’s benefits become payable or are no longer subject to a substantial risk of forfeiture. The Plan provides several different methods that the Committee can use or permit to ensure that such purchase price and tax withholding requirements are satisfied.

Any award granted under the Plan to a participant who is, at the time of the award, an employee of a corporation that is not CyrusOne but is part of the company may be based on common shares of such other corporation. In such case, all of the provisions of the Plan and this discussion, including the common share limits noted above, apply to such award in the same manner as if such other corporation’s shares were common shares of CyrusOne.

Further, in no event will we ever be obligated to issue or deliver any common shares in connection with an award granted under the Plan unless and until we determine that such issuance or delivery will not constitute a violation of the provisions of any applicable law (or regulation issued under such law) or the rules of any securities exchange on which our common shares are listed.

Immediately following consummation of this offering, we expect to grant to our employees, including our executive officers, initial equity awards in the form of restricted stock pursuant to the Plan, with an aggregate grant-date value of approximately $18.2 million. The number of shares of restricted stock granted to each employee will be determined by dividing the grant-date value by the closing price of one share of our common stock on the date of grant. We expect the restricted stock to vest in full on the third anniversary of the date of grant, subject to the employee’s continued employment through such date. The following table sets forth the expected grant-date value of the equity awards to be made to each of our executive officers immediately following consummation of this offering.

Name	Grant-Date Value
Gary J. Wojtaszek	$4,000,000

Kimberly H. Sheehy	$1,850,000

Michael L. Duckett	$1,750,000

Kevin L. Timmons	$1,800,000

Tesh Durvasula	$1,750,000

David L. Ferdman	$700,000

2013 Short Term Incentive Plan

The full text of the CyrusOne 2013 Short Term Incentive Plan (for the purposes of this subsection, the “Short Term Incentive Plan”) is set forth in Exhibit 10.8 of this prospectus and the following discussion is qualified in its entirety by reference to such text.

The Short Term Incentive Plan provides for the grant of annual incentive awards, including awards that are designed to qualify as “performance-based compensation” under Section 162(m) of the Code. Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to our Chief Executive Officer or to any of our three other most highly compensated executive officers (excluding our Chief Financial Officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes, unless the compensation qualifies for an enumerated exception under Section 162(m) of the Code. Compensation that is “performance-based,” within the meaning of Section 162(m) of the Code, is not subject to these deduction limits. To qualify as performance-based compensation, among other requirements, the compensation must be paid only upon the attainment of certain performance goals.

The principal provisions of the Short Term Incentive Plan are summarized below:

1. Purpose of Plan. The purpose of the Short Term Incentive Plan is to provide our key employees with annual incentive compensation based upon the achievement of company performance and individual performance goals.

2. Administration. The Short Term Incentive Plan will be administered by the compensation committee of our board of directors (for purposes of this discussion as to the Short Term Incentive Plan, the “Committee”). Subject to the limits and terms of the Short Term Incentive Plan, the Committee (i) selects the key employees who will be granted awards, (ii) makes awards, in such amounts and on such conditions as it determines, (iii) interprets the terms of the Short Term Incentive Plan and adopts administrative guidelines and rules in connection with its operation, (iv) appoints certain employees to act on its behalf as its representatives, and (v) performs all other administrative functions. If the Committee makes an award under the Short Term Incentive Plan to our Chief Executive Officer, the award must also be approved by our board of directors before it is effective.

3. Eligible Participants. Awards may be granted under the Short Term Incentive Plan to, and only to, our key employees. A key employee refers to a person who is both (i) employed and classified as an employee of the company and (ii) an officer of the company who is subject to Section 16 of the Exchange Act.

4. Awards. Any award granted under the Short Term Incentive Plan to a participant will be made with respect to a specific CyrusOne tax year for federal income tax purposes (the award’s “award year”) and will be composed of one or more parts. Each part of an award granted to a participant under the Short Term Incentive Plan is an “award part.” An award part will be payable only if certain performance goals applicable to the award part are met. The total amount payable for an award granted under the Short Term Incentive Plan will be equal to the sum of the amounts, if any, payable under each award part and will be paid in a lump sum in cash or equity-based awards, as determined by the Committee, after the end of the award’s award year, but no later than the 15th day of the third month that follows the end of the applicable award year. Any equity-based award granted to a participant in payment of an award granted under the Short Term Incentive Plan will be subject to the terms of our 2012 Long Term Incentive Plan.

Any award granted under the Short Term Incentive Plan to a participant generally will specify a target payment amount (the award’s “target”) and assign a percent of the award’s target to each award part of the award (an award part’s “target share”), subject to the achievement of certain performance goals as determined by the Committee. In addition, the award part may specify a payment amount that is more than or less than the award’s target if a higher level or lower level, respectively, of the applicable performance goals are satisfied.

Notwithstanding the foregoing, the Committee (or the board of directors with respect to awards granted to the Chief Executive Officer) may, prior to any payment being made under an award in its sole discretion, reduce the amount payable under any award granted under the Short Term Incentive Plan below the amount that would otherwise be payable under the award based solely on the achievement of company performance goals applicable to the award. The Committee could, for instance, exercise its negative discretion because it determines that the performance goals applicable to the award part were unduly affected by extraordinary or nonrecurring events or because the participant to whom the award was granted failed to meet certain individual goals applicable to the award.

Except as otherwise permitted by Section 162(m) of the Code, with respect to any award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in no event may any discretionary authority granted to the Committee under the Short Term Incentive Plan be used to grant or provide payment in respect of awards for which the performance goals have not been attained, increase such award for any participant at any time after the first 90 days of the performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) or increase such award above the maximum amount payable under the underlying award.

In addition, and notwithstanding the foregoing, the amount that is otherwise payable under an award granted under the Short Term Incentive Plan to a participant is generally reduced on a pro rata basis to reflect any portion in the award’s award year during which (i) the participant is not a key employee of the company because the participant only became a key employee after the start of such year or ceased to be a key employee prior to the end of such year for a reason other than retirement or death, (ii) the participant receives disability benefits under a company plan for more than three months in the award’s award year or (iii) the participant is on a leave of absence approved by the company for more than three months in such award’s award year.

Further, and also notwithstanding the foregoing, a participant to whom an award has been granted under the Short Term Incentive Plan will not in any event be entitled to receive any amount by reason of the award unless the participant: (i) either is an employee of the company on the last day of the award’s award year or terminated his or her employment with the company during such year because of disability, retirement or death; and (ii) has had at least three months of active service with the company during the award’s award year (not including any time the participant was absent from active service during such award year by reason of any leave of absence or for any other reason, including an absence on account of disability).

Notwithstanding any other provision of the Short Term Incentive Plan to the contrary, the amount payable to a participant with respect to an award with respect to any calendar year will not in any event exceed $3,000,000.

5. Company Performance Goals. In general, to the extent the meeting of company performance goals is a condition to the payment under any award granted under the Short Term Incentive Plan, such performance goals will be determined by the Committee in its discretion. However, if any award granted under the Short Term Incentive Plan is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the Committee must base the relevant performance goals on one or more of the following criteria: (i) free cash flow (cash generated by operating activities, minus capital expenditures and other investing activities, dividend payments and proceeds from the issuance of equity securities, and proceeds from the sale of assets);

(ii) operating cash flow; (iii) cash available for distribution; (iv) EBITDA; (v) earnings per share; (vi) FFO; (vii) FFO As Adjusted; (viii) operating efficiency; (ix) operating income; (x) total stockholder returns; (xi) profit targets; (xii) revenue targets; (xiii) profitability targets as measured by return ratios; (xiv) working capital; (xv) market share (in the aggregate or by segment); (xvi) portfolio and regional occupancy rates; (xvii) net income; (xviii) return on investment or capital; (xix) return on assets; (xx) return on equity; (xxi) return on sales; (xxii) return on development and (xxiii) level or amount of acquisitions.

Further, the Committee may provide in the terms of an award granted under the Short Term Incentive Plan that, in determining whether any of the above listed performance criteria has been attained, certain special or technical factors will be ignored or, conversely, taken into account, in whole or in part. Such special factors may include, but are not limited to, the gain, loss, or other impact of any one or more of the following: (i) changes in generally accepted accounting principles; (ii) an extraordinary event; (iii) nonrecurring events; (iv) the disposition of a business, in whole or in part, the sale of investments or non-core assets, or discontinued operations, categories, or segments of businesses; (v) claims and/or litigation and insurance recoveries relating to claims or litigation; (vi) the impairment of tangible or intangible assets; (vii) restructuring activities, including reductions in force; (viii) investments or acquisitions; (ix) political and legal changes that impact operations, as a consequence of war, insurrection, riot, terrorism, confiscation, expropriation, business interruption, or similar events; (x) natural catastrophes; (xi) currency fluctuations; (xii) the issuance of stock options and/or other stock-based compensation; (xiii) the early retirement of debt; and/or (xiv) the conversion of convertible debt securities.

Any performance criteria applicable to an award granted under the Short Term Incentive Plan will be measured or determined on the basis of an award year and will be able to be objectively determined by the Committee. In addition, any such performance criteria (i) may be measured or determined for CyrusOne, for any organization other than CyrusOne that is part of the company, for the entire company in the aggregate, or for any group of corporations or organizations that are included in the company and (ii) may also be measured and determined in an absolute sense and/or in comparison to the analogous performance criteria of other publicly-traded companies (that are selected for such comparison purposes by the Committee).

6. Individual Performance Goals. In general, to the extent the meeting of individual performance goals is a condition to the payment under any award granted under the Short Term Incentive Plan, such performance goals will be determined by the Committee in its discretion and may be set at any time, including after the end of the award year applicable to the award. With respect to awards granted to our Chief Executive Officer, our board of directors will have final approval as to the determination of whether our Chief Executive Officer has met any such individual performance criteria. However, if any award granted under the Short Term Incentive Plan is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, such award will not be subject to the achievement of individual performance goals.

7. Change in Control. In the event that a “change in control” of CyrusOne (as defined in the 2012 Long Term Incentive Plan and described in “—2012 Long Term Incentive Plan” above) occurs, then, unless otherwise prescribed by the terms of the applicable award, within five business days following the date of the change of control the participant will receive (i) any amount payable that has not yet been paid with respect to any award that was granted under the Short Term Incentive Plan with respect to CyrusOne’s tax year that immediately precedes the tax year in which the change in control occurs (and, if the amount of such award has not been determined by the Committee by the date of the change in control, its amount will be deemed to be equal to the award’s target), and (ii) a pro rata portion of any award granted under the Short Term Incentive Plan with respect to CyrusOne’s tax year in which the change in control occurs. The pro rata portion of such award will generally be based on the award’s target multiplied by a fraction that has a numerator equal to the number of full and partial months from the first day of the tax year in which the change in control occurs to the date of the change in control and a denominator equal to twelve.

8. Amendment and Termination. The Short Term Incentive Plan may generally be amended or terminated by our board of directors, provided that no such action may impair the rights of a participant with respect to a previously granted award without the participant’s consent. In addition, the Short Term Incentive Plan provides that no amendment to the Short Term Incentive Plan may be made without approval of our stockholders if such amendment would make any change in the Short Term Incentive Plan that is required by law to be approved by our stockholders in order to become effective.

The Committee may generally waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively. However, unless otherwise provided by the Committee in the applicable award agreement or in the Short Term Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted would not to that extent be effective without the consent of the affected participant.

9. Withholding. In general, the company may withhold from any payment of any award granted under the Short Term Incentive Plan a sufficient amount of cash to satisfy all withholding tax obligations applicable to such award.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Effective upon completion of this offering, we will enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

In addition, the partnership agreement of CyrusOne LP provides that we, our directors, officers and employees, CyrusOne GP, as general partner, and its trustees, officers and employees, employees of our operating partnership and any other persons whom the general partner may designate are indemnified to the fullest extent permitted by law, but that CyrusOne LP shall not indemnify any indemnitee for any liability (i) if it is established that the act or omission of the indemnitee constituted fraud, intentional harm or gross negligence on the part of the indemnitee, (ii) arising from an action or proceeding initiated by the indemnitee (other than to enforce such indemnitee’s rights to indemnification or advance of expenses) or (iii) with respect to any claim as to which the indemnitee is found to be liable to CyrusOne LP.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and none of our employees participate on the compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Contribution Agreements

On November 20, 2012, each of the Contributors entered into a contribution agreement with our operating partnership pursuant to which such Contributor contributed direct or indirect interests in a portfolio of properties and certain other assets related to such properties to the operating partnership in exchange for operating partnership units and assumption of liabilities. See “Structure and Formation of our Company—Formation Transactions.” The aggregate historical combined net tangible book value of the properties and assets contributed to us by the Contributors was approximately $690 million as of September 30, 2012.

The contribution agreements provide that we will assume or succeed to all of the Contributor’s rights, liabilities and obligations with respect to the property entity, properties interests and assets contributed. The contribution agreements each contain qualified representations and warranties by the relevant Contributor to our operating partnership with respect to the property entity, property interests and assets contributed to us by such Contributor, such as title to any owned property, compliance with laws (including environmental laws), enforceability of certain material contracts and leases and other limited matters. In the event of a breach of such representations and warranties, the Contributors will indemnify our operating partnership for any resulting losses.

No Contributor will be liable unless and until the amount of losses exceeds 1% of the aggregate value of the operating partnership units received by the Contributor that contributed the property to which such losses relate. The liability of each Contributor is limited to 10% of the aggregate value of the operating partnership units received by such Contributor in connection with the contribution transactions, and, with respect to any liability that arises from a specific contributed property, such liability is limited to 10% of the aggregate value of the operating partnership units issued in respect of such contributed property.

The foregoing limitations on the Contributors’ indemnification obligations will not apply to any breach of representations and warranties with respect to title to any specific owned property or material leased property contributed to us until such time as we obtain title insurance with respect to such property. We are currently assessing our title insurance requirements. We expect to seek either endorsements to provide us with the benefits of existing title insurance policies of CBI and its subsidiaries with respect to the contributed owned properties and material leased properties or new title insurance policies for such properties. In addition, we are obliged to seek new title insurance policies in connection with our new revolving credit facility for such properties. However, we do not expect to have such policies in effect at the closing of this offering, and there is no assurance that we will obtain such policies after such date. See “Risk Factors—Our properties may not be covered by title insurance.”

All representations and warranties made by the Contributors will survive for a period of one year after the closing of the contribution transactions. In the event we do not become aware of a breach until after such period, or if we otherwise fail to assert a claim prior to the end of such period, we will have no further recourse against the Contributors.

Aggregate Consideration to CBI

As a result of the formation transactions, related financing transactions and this offering, CBI will receive aggregate consideration with a value of approximately $             million, consisting of              operating partnership units in CyrusOne LP received pursuant to the contribution agreements described above, as adjusted to reflect a          unit reverse split immediately prior to the completion of this offering. Concurrently with the completion of this offering, we have agreed to issue                  shares of our common stock to CBI in exchange for the satisfaction and discharge of intercompany indebtedness related to CBI’s incurrence of certain offering expenses on our behalf. Upon the completion of this offering, we also expect to redeem              of CBI’s operating partnership units in exchange for an equivalent number of shares of our common stock, which, together with the shares issued to CBI in exchange for the satisfaction and discharge of intercompany indebtedness, will represent 9.8% of the total number of shares of our common stock outstanding upon the completion of this offering. Upon the closing of the formation transactions, CBI also received approximately $480 million in cash representing the repayment of intercompany indebtedness.

We have granted CBI a waiver of the ownership restrictions contained in our charter, subject to certain initial and ongoing conditions designed to protect our status as a REIT, including the receipt of an IRS private letter ruling or an opinion of counsel from a nationally recognized law firm that the exercise of any such exemption should not cause any rent payable to CBI to jeopardize our REIT status.

Partnership Agreement

Concurrently with the completion of this offering, we expect to amend and restate the agreement of limited partnership of our operating partnership to reflect the issuance of additional operating partnership units in order to establish a value for each operating partnership unit that is equivalent with the value of each share of our common stock issued in this offering, as well as to grant the Contributors certain redemption rights and to grant CBI certain board nomination rights, approval rights over certain change of control transactions and other rights, and to provide for additional voting rights of limited partners of our operating partnership. Pursuant to the amended and restated partnership agreement, persons holding operating partnership units as a result of the formation transactions will have rights beginning 12 months after the completion of this offering to cause our operating partnership to redeem each of their operating partnership units for cash equal to the then-current market value of one share of common stock, or, at our election, to exchange their operating partnership units for shares of our common stock on a one-for-one basis. See “Description of the Partnership Agreement of CyrusOne LP.”

Employment Agreements and Arrangements

In connection with this offering, we anticipate entering into employment agreements or arrangements with certain of our executive officers as described in “Management—CyrusOne Employment Agreements and Arrangements.” Although we have not yet determined the specific provisions of such agreements and arrangements, we anticipate that they will provide for salary, bonuses and other benefits, including severance benefits upon a termination of employment as well as equity awards, among other matters.

Registration Rights

CBI will receive registration rights upon the consummation of this offering to cause us, beginning 14 months after the completion of this offering, to register shares of our common stock acquired by CBI in connection with the formation transactions or its exercise of redemption/exchange rights under the partnership agreement of our operating partnership. See “Shares Eligible for Future Sale—Registration Rights.”

Indemnification of Officers and Directors

Effective upon completion of this offering, we expect to enter into an indemnification agreement with each of our directors and executive officers as described in “Management—Indemnification and Limitation of Directors’ and Officers’ Liability.”

Transition Services Agreements

Effective January 1, 2012, the Predecessor entered into a transition services agreement with CBTS, pursuant to which each party agreed to provide certain services to the other party. Services provided by CBTS to the Predecessor included network support, service calls, monitoring and management, storage and backup and IT systems support. The 2012 annual fee to be paid for these services is approximately $1.6 million. Transition Services provided by the Predecessor to CBTS included network interface charges for a fiber network. The Predecessor will earn 2012 annual revenue of approximately $0.5 million for these services.

Prior to this offering, we replaced this transition services agreement with a new transition services arrangement with CBTS pursuant to which each party will provide certain services to the other party. Services provided by CBTS to us include migration and support services for hardware and applications used for local telephony and IT services by our employees, as well as back office billing transition support for customers that have not yet been transitioned off of the CBTS billing platform. The annual fee to be paid by us for these services is approximately $0.3 million. Services provided by us to CBTS consist of network interface charges. The annual fee to be paid by CBTS for these services is approximately $0.5 million, which may decline in future periods as CBTS migrates its network interfaces on to an independently architected and managed CBTS network. These services will be provided on a month-to-month basis, until such time as both parties agree that the services in question have been fully transitioned, which we expect may be as long as 24 months for certain services.

CBI currently provides various management services, including executive management, cash management, legal, treasury, human resources, accounting, tax, internal audit and risk management services. Our allocated cost for these services was based upon specific identification of costs incurred on our behalf or a reasonable estimate of costs incurred on our behalf, such as relative revenues. Our allocated cost for management services was $2.3 million, $3.6 million and $1.5 million in 2011, 2010 and 2009, respectively. Prior to this offering, we entered into a transition services agreement with CBI pursuant to which CBI will continue to provide certain of these services, on an as needed basis to the operating partnership until the earlier of December 31, 2014 and one year from the completion of this offering, provided, however, that the agreement or the provision of a particular service to be provided thereunder may be terminated for convenience by us upon 30 days’ prior written notice. The fees for these services will be based on actual hours incurred for these services at negotiated hourly rates or a negotiated set monthly fee.

Other Services

Some of our employees participate in pension, postretirement, health care, and stock-based compensation plans sponsored by CBI or an affiliate. Our allocated costs for employee benefits was determined by specific identification of the costs associated with our participating employees or based upon the percentage our employees represent of total participants. Our allocated employee benefit plan costs were $1.8 million, $1.1 million and $1.0 million in 2011, 2010 and 2009, respectively. See Notes 11 and 12 to the audited combined financial statements included elsewhere in this prospectus for further details. Subsequent to this offering, we will sponsor our own benefit and incentive plans.

We also participate in centralized insurance programs managed by CBI which include coverage for general liability, workers’ compensation, automobiles and various other risks. CBI has third-party insurance policies for certain of these risks and is also self-insured within certain limits. CBI’s self-insured costs have been actuarially determined based on the historical experience of paid claims. Our allocated cost for participation in these programs was determined on the basis of revenues, headcount or insured vehicles. Our allocated insurance costs were $0.4 million, $0.2 million and $0.1 million in 2011, 2010, and 2009, respectively. Subsequent to this offering, CyrusOne LP will maintain its own commercial insurance policies.

Prior to the closing of the formation transactions on November 20, 2012, the Predecessor participated in CBI’s centralized cash management program. On a periodic basis, all of the Predecessor’s excess cash was transferred to CBI’s corporate cash accounts. Likewise, substantially all funds to finance our operations, including acquisitions and development costs, were funded by CBI. As of September 30, 2012, advances and borrowings under this program were $9.6 million and $212.1 million, respectively. These advances and borrowings were governed by an intercompany cash management agreement. Effective November 19, 2010, all advances and borrowings were subject to interest at the average 30-day Eurodollar rate for the calendar month plus the applicable credit spread for Eurodollar rate borrowings charged for CBI’s revolving line of credit. Prior to such date, the interest rate applied to such advances and borrowings was CBI’s short-term borrowing rate. The average rate earned or charged was 5.0% in 2011, 4.2% in 2010 and 2.4% in 2009. Net interest expense recognized on related party notes was $1.1 million in both 2011 and 2010, and $0.6 million in 2009.

Marketing Agreement

Effective January 1, 2012, the Predecessor entered into marketing agreements with CBT and CBTS to appoint these affiliates as CyrusOne’s authorized marketing representatives. Pursuant to the terms of these agreements, the Predecessor pays these affiliates a commission for all new leases for space they attain, which is calculated as a percentage of the first month’s recurring revenue with respect to such space, which ranges from 30% to 140%, depending on the lease term. For the nine months ended September 30, 2012, commissions earned pursuant to these arrangements were $0.1 million. The term of these agreements expired on December 31, 2012.

Employment Relationships

Our Chairman is the President and Chief Executive Officer and a director of CBI and will continue in those roles following the completion of this offering. Our Chief Executive Officer is also a director of CBI and is expected to resign as a member of CBI’s board of directors upon the completion of this offering.

Other Benefits to Related Parties and Related Party Transactions

Some of our directors and executive officers own a substantial amount of CBI common stock, options and other instruments, the value of which is related to the value of common stock of CBI. The direct and indirect interests of our directors and executive officers in common stock of CBI, and us, could create, or appear to create, conflicts of interest with respect to decisions involving both CBI and us that could have different implications for CBI than they do for us.

We lease colocation space in our data centers to CBT and CBTS, subsidiaries of CBI. Revenue recognized from CBI subsidiaries was $5.4 million for the full year 2012 and was $4.4 million in 2011, $2.0 million in 2010 and $1.0 million in 2009. Prior to this offering, we entered into separate data center colocation agreements with CBT and CBTS whereby we will continue to lease colocation space to each of them at certain of our data centers. The data center colocation agreement with CBT provides for CBT’s lease of data center space, power and cooling in our West Seventh Street (7th St.), Kingsview Drive (Lebanon), Knightsbridge Drive (Hamilton) and Industrial Road (Florence) data center facilities for a period of five years at an aggregate rate of $3.8 million per year. Our data center colocation agreement with CBTS provides for CBTS’s lease of data center space, power and cooling in our West Seventh Street (7th St.), Kingsview Drive (Lebanon) and Industrial Road (Florence) data center facilities for a period of five years at an aggregate rate of $1.6 million per year. Both agreements are renewable for an additional five year term at market rates.

We have also entered into services agreements with CBT and CBTS. Under the CBTS services agreement, CBTS has agreed to provide us with certain managed storage and backup services. These services will be provided on a month-to-month basis, and charges will be based on the variable amount of gigabytes managed by CBTS each month. CBTS will charge us a rate of $0.56 per gigabyte and the annual fee to be paid by us for these services is approximately $0.2 million. We expect that services under this agreement may extend for as long as 36 months.

Under the CBT services agreement, CBT provides us with connectivity services for a period of five years related to several of our data center facilities. These services are related to the use of fiber and circuit assets that are currently a part of the CBI network. The annual fee paid by us for these services in 2012 was approximately $0.9 million.

Prior to this offering, we purchased the property located at 229 West Seventh Street, included under “Summary—CyrusOne Inc.—Our Portfolio” as one of our 23 operating facilities, which we had formerly leased from CBT. The purchase price was $18 million, which was in the form of a promissory note which accrued interest at a rate of 10% per annum and was payable on demand by CBT. This promissory note was repaid in connection with the closing of the formation transactions on November 20, 2012 with a portion of the net proceeds from our senior notes offering. CBT continues to own the adjacent property that was historically operated together with 229 West Seventh Street as one property. We also executed a reciprocal easement and shared services agreement and a right of first opportunity and refusal agreement with CBT with respect to such properties. Pursuant to the reciprocal easement and shared services agreement, we granted reciprocal easements to each other; CBT has easements for continued use of portions of our building and CBT provides fuel storage, fire suppression and other building services to us; and we provide chilled water, building automation systems related to HVAC and other building services to CBT. The shared services agreement is expected to continue for a period of 15 years with five renewal options of five years each. Initially, we are responsible for operating and managing the services facilities for both buildings. Each party will bear its own utility costs, as well as property taxes and insurance. Shared building operating costs will be charged to each party on the basis of the actual costs incurred, allocated based on the proportionate share of usage. Each party will also pay the other party less than $0.2 million per year to maintain shared building infrastructure systems. This agreement contains a make-whole provision that requires us to make a payment to CBT if CBT’s carrier access revenue declines below $5.0 million per annum as a result of certain actions taken by us which result in circuit disconnections or reductions at CBT. The term of this make-whole provision is approximately four years.

Pursuant to the right of first opportunity and refusal agreement, we and CBT have agreed to grant to each other rights of first opportunity and first refusal to purchase each other party’s property in the event that either party desires to sell its property to a non-affiliate third party.

CBT occupies space in our 229 West Seventh Street facility that is utilized in its network operations. In connection with our purchase of this property, we entered into an agreement to lease this space to CBT for a period of five years, with three renewal options of five years each, at an initial annual base rent of approximately $0.1 million, plus a proportionate share of building operating costs. Commencing on January 1, 2014, and on January 1 of each year thereafter, such base rent shall increase by 1% of the previous year’s base rent.

Prior to this offering, we also entered into an agreement to lease space at CBT’s 209 West Seventh Street facility for a period of five years, with three renewal options of five years each. The initial annual base rent will be approximately $0.1 million per year, plus our proportionate share of building operating costs. Commencing on January 1, 2014, and on January 1 of each year thereafter, such base rent shall increase by 1% of the previous year’s base rent.

Prior to this offering, we entered into agreements to lease office space to CBT at our Goldcoast Drive (Goldcoast) data center facility and to CBTS at our Parkway (Mason) data center facility. The aggregate annual base rent for these spaces will be approximately $0.3 million per year. The term of these agreements will be five years each. Both agreements contain three five-year renewal options at market rates.

As of September 30, 2012, certain of the Predecessor’s leases had not yet been assigned to us. CBTS is the lessor named in these contracts. Revenues associated with these leases were $23.7 million in 2011, $20.2 million in 2010 and $12.9 million in 2009. In 2012, we entered into an agreement with CBTS whereby we perform all obligations of CBTS under the lease agreements, CBTS confers the benefits received under such lease agreements to us and CBTS is granted sufficient usage rights in each of our data centers so that it remains as lessor under each such lease agreement until the lease can be assigned to us. In addition, CBTS will continue to perform billing and collections on these accounts until the assignment has been completed.

On November 20, 2012, we also entered into a non-competition agreement with CBI, pursuant to which we and CBI have agreed not to enter into each other’s lines of business, subject to certain exceptions, for a period of four years from such date. Pursuant to the terms of this agreement, we have agreed not to directly or indirectly engage in, or have any interest in any entity that engages in, the business of providing telecommunications services in certain areas of Ohio, Kentucky and Indiana in which CBI operates as of such date. We have also agreed not to seek, request or apply for any certification or license to provide telecommunications services in such areas during the term of the agreement. CBI has agreed not to directly or indirectly engage in, or have any interest in any entity that engages in, the business of constructing and selling, operating or providing data center services in the United States or any foreign jurisdiction in which we operate. However, CBI may continue to offer certain data center services, provided that such services are ancillary to its provision of existing IT services, and CBI does not own, lease or is contracted to own, lease or manage the data center infrastructure of the facility in which such existing IT services are being provided.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

We will conduct all of our investment activities through our operating partnership and its subsidiaries. Our investment objectives are to maximize the long-term cash flow of our properties, provide quarterly cash distributions and achieve long-term capital appreciation for our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of the properties and our acquisition and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives primarily through the ownership by our operating partnership of the properties and other acquired properties and assets. We currently intend to invest primarily in technology-related real estate. Future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes. In addition, we may purchase or lease income-producing technology-related and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be in acquired properties incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

Investments in Real Estate Mortgages

While our current portfolio consists of, and our business objectives emphasize, equity investments in technology-related real estate, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limits and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Dispositions

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in the best interests of our company.

Financing Policies

Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur, nor have we adopted any policies addressing this. We are, however, subject to certain indebtedness limitations pursuant to the restrictive covenants of our outstanding indebtedness, including our revolving credit facility. Our board of directors may limit our debt incurrence to be more restrictive than our debt covenants allow and from time to time may modify these limits in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. If these limits are relaxed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our stockholders. We intend to adopt a policy relating to the use of derivative financial instruments to hedge interest rate risks related to our borrowings. This policy will govern our use of derivatives to manage the interest rates on our variable rate borrowings. We expect our policy to state that we will not use derivatives for speculative or trading purposes and will only enter into contracts with major financial institutions based on their credit rating and other factors. See “Risk Factors—Risks Related to Our Business and Operations—Our level of indebtedness and debt service obligations could have adverse effects on our business.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Conflict of Interest Policies

Sale or Refinancing of Properties.

While CyrusOne GP will have the exclusive authority under the partnership agreement to determine whether, when and on what terms to sell a property or when to refinance or repay indebtedness, any such decision would require the approval of us, which will require the approval of our board of directors. Conflicts of interest exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their direction of the management of our company. At the same time, we, as trustee, have duties to CyrusOne GP which, in turn, as general partner of our operating partnership, has duties to our operating partnership and to the limited partners under Maryland law in connection with the management of our operating partnership. Under Maryland law, the general partner of a Maryland limited partnership has fiduciary duties of care and loyalty, and an obligation of good faith, to the partnership and its partners. While these duties and obligations cannot be eliminated entirely in the limited partnership agreement, Maryland law permits the parties to a limited partnership agreement to specify certain types or categories of activities that do not violate the general partner’s duty of loyalty and to modify the duty of care and obligation of good faith, so long as such modifications are not unreasonable. These duties as general partner of our operating partnership to the partnership and its partners may come into conflict with the interests of our company. Under the partnership agreement of our operating partnership, the limited partners of our operating partnership will expressly agree that the general partner of our operating partnership is acting for the benefit of the operating partnership, the limited partners of our operating partnership and our stockholders, collectively. The general partner is under no obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of us or our stockholders, on the one hand, and the limited partners of our operating partnership, on the other, the partnership agreement of our operating partnership provides that any action or failure to act by the general partner that gives priority to the separate interests of us or our stockholders that does not result in a violation of the contractual rights of the limited partners of our operating partnership under the partnership agreement will not violate the duties that the general partner owes to our operating partnership and its partners. See “Description of the Partnership Agreement of CyrusOne LP.”

Policies Applicable to All Directors and Officers.

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that is designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between our employees, officers and directors and our company. However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof; provided that:

•

the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

We will adopt a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated securityholders, although our board of directors will have no obligation to do so.

Policies With Respect to Other Activities

We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of CyrusOne LP” we expect, but are not obligated, to issue common stock to operating partnership unit holders upon exercise of their redemption rights. Except in connection with the formation transactions or employment arrangements, we have not issued common stock, operating partnership units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. Our board of directors has the power, without stockholder approval, to increase the number of authorized shares of common stock or preferred stock and issue additional shares of common stock or preferred stock, in one or more classes or series, in any manner, and on the terms and for the consideration, it deems appropriate. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the Treasury regulations, our board of directors determines that it is no longer in our best interests to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

STRUCTURE AND FORMATION OF OUR COMPANY

As a result of the consummation of the formation transactions and the related financing transactions, substantially all of our assets are held by, and our operations run through, our operating partnership. The Contributors contributed interests in the properties in exchange for operating partnership units and are limited partners of the operating partnership. Upon completion of this offering, we will contribute the net proceeds of this offering to our operating partnership in exchange for the remaining operating partnership units. Upon completion of this offering, we will also amend and restate the agreement of limited partnership of our operating partnership to reflect the issuance of additional operating partnership units in order to establish a value for each operating partnership unit that is equivalent with the value of each share of our common stock issued in this offering, as well as to grant CBI certain board nomination rights, approval rights over certain change of control transactions and other rights, and to provide for additional voting rights of limited partners of our operating partnership. In general, our interest in our operating partnership will entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As sole general partner of the operating partnership, CyrusOne GP, for which we are the sole trustee and owner, will generally have the exclusive power under the partnership agreement of our operating partnership to manage and conduct its business, subject to certain limited approval and voting rights of the other limited partners including, without limitation, approval and voting rights with respect to certain change of control transactions as described more fully below in “Description of the Partnership Agreement of CyrusOne LP.” Our board of directors will manage the business and affairs of our company by directing the affairs of CyrusOne GP, which will direct the affairs of our operating partnership.

Beginning on or after the date which is 12 months after the completion of this offering, limited partners of our operating partnership will have the right to require our operating partnership to redeem part or all of their operating partnership units for cash or, at our election, shares our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.” With each redemption of operating partnership units, we will increase our percentage ownership interest in our operating partnership and our share of the operating partnership’s cash distributions and profits and losses. See “Description of the Partnership Agreement of CyrusOne LP.”

Formation Transactions

On November 20, 2012, we closed the formation transactions, which were designed to consolidate the ownership of a portfolio of properties owned by CBI into our operating partnership, facilitate this offering, enable us to raise necessary capital to repay indebtedness owed to CBI and enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2013. Pursuant to the formation transactions and in conjunction with this offering:

•	CyrusOne Inc. was formed as a Maryland corporation on July 31, 2012.

•	Our operating partnership, CyrusOne LP, was formed as a Maryland limited partnership on July 31, 2012.

•	CyrusOne GP, the general partner of our operating partnership, was formed as a Maryland statutory trust on July 31, 2012.

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Our operating partnership received a contribution of direct and indirect interests in the portfolio of properties owned by CBI and certain of its subsidiaries set forth under “Prospectus Summary—CyrusOne Inc.—Our Portfolio” in exchange for              operating partnership units, as adjusted to reflect a                  unit reverse split immediately prior to the completion of this offering, having a total value of $             based on the midpoint of the price range set forth on the cover of this prospectus. Certain of the properties were directly contributed to CyrusOne LP and certain properties were contributed through the contribution of the equity interests of the entity that directly owns those properties.

•

Our operating partnership issued $525 million of senior notes, from which net proceeds received were approximately $512 million, and entered into a $225 million revolving credit facility that is secured by substantially all of our assets.

•	Our operating partnership used the net proceeds of the senior notes issuance to repay approximately $480 million of indebtedness owed to CBI.

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We will sell              shares of our common stock in this offering plus an additional              shares if the underwriters exercise their over allotment option in full, and we will contribute the net proceeds of this offering to our operating partnership in exchange for operating partnership units.

•	We have entered into transition services, registration rights and other commercial agreements with CBI and certain of its subsidiaries. See “Certain Relationships and Related Transactions.”

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Gary Wojtaszek, President and Chief Executive Officer, Kimberly Sheehy, Chief Financial Officer and Treasurer, Kevin Timmons, Chief Technology Officer, Michael Duckett, Chief Operating Officer and Tesh Durvasula, Chief Commercial Officer, will become executives of our company. The employees dedicated to CBI’s data center business will become employees of our company.

Upon completion of this offering:

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Purchasers of our common stock in this offering will own approximately         % of our outstanding common stock and we will be the sole beneficial owner and sole trustee of CyrusOne GP, which is the sole general partner of our operating partnership. We will also own approximately         % of the outstanding operating partnership units of our operating partnership.

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CBI will own 9.8% of our outstanding shares of common stock and         % of the outstanding operating partnership units, which, if exchanged for our common stock, would represent an additional approximately         % interest in our common stock.

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Our directors, executive officers and other employees will own shares of restricted stock representing approximately         % of our outstanding shares of common stock based upon the midpoint of the price range set forth on the cover page of this prospectus.

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We expect to have total combined indebtedness, including capital lease obligations, of approximately $563 million and other financing arrangements of $49 million, and the ability to incur an additional $225 million of indebtedness through the availability under our revolving credit facility.

All the properties and other interests transferred to CyrusOne LP were contributed by wholly-owned subsidiaries of CBI. Because both CyrusOne LP and the Contributors will be under the common control of CBI until the completion of this offering and were under common control at the time of the formation transactions, the transfer of assets and liabilities of each of these entities will be accounted for at historical cost in a manner similar to a pooling-of-interests.

Consequences of this Offering and the Formation Transactions

The following diagram depicts our ownership structure upon completion of this offering.

Determination of Offering Price

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of shares of our common stock will be determined by negotiations between us and the underwriters. Among the factors to be considered in determining the initial public offering price are our record of operations, our management, our estimated net income, our estimated FFOs, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering.

Based on the issuance of              shares of our common stock in this offering, we expect to hold a             % ownership interest in our operating partnership and CBI to hold a             % ownership interest in our operating partnership. If the underwriters exercise their over-allotment option in full, we expect to hold a             % ownership interest in our operating partnership and CBI to hold a             % ownership interest in our operating partnership.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF CYRUSONE LP

We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of CyrusOne LP, which we refer to as the “partnership agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to CyrusOne Inc.

Management of Our Operating Partnership

Our operating partnership, CyrusOne LP, is a Maryland limited partnership that was formed on July 31, 2012. CyrusOne GP, our wholly-owned subsidiary, is the sole general partner of our operating partnership, and we intend to conduct substantially all of our business in or through our operating partnership. In connection with this offering, we will enter into the amended and restated agreement of limited partnership, as special limited partner, and CBI will continue to be a limited partner of our operating partnership. The provisions of the partnership agreement described below and elsewhere in this prospectus will be in effect after the completion of this offering.

As the sole trustee of the sole general partner of our operating partnership, we will exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into major transactions, including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. The general partner of our operating partnership may not be removed as general partner by the limited partners. The partnership agreement restricts our ability to engage in certain business combinations as more fully described below.

The limited partners of our operating partnership expressly agree that the general partner of our operating partnership is acting for the benefit of the operating partnership, the limited partners of our operating partnership and our stockholders collectively. The general partner is under no obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of us or our stockholders, on the one hand, and the limited partners of our operating partnership, on the other, the partnership agreement provides that any action or failure to act by the general partner that gives priority to the separate interests of our stockholders or us that does not result in a violation of the contractual rights of the limited partners of our operating partnership under the partnership agreement will not violate the duties that the general partner owes to our operating partnership and its partners.

The partnership agreement provides that all of our business activities, including all activities pertaining to the acquisition and operation of properties, must generally be conducted through our operating partnership. The partnership agreement does permit us, under certain circumstances, to hold certain assets other than through our operating partnership. However, we must make commercially reasonable efforts to insure that the economic benefits and burdens of such assets are vested in the operating partnership.

Transferability of Interests

The general partner may not voluntarily withdraw from our operating partnership or transfer or assign all or any portion of its interest in our operating partnership (other than a transfer to us or one of our wholly-owned subsidiaries or in connection with a permitted Termination Transaction) without the consent of the partners (including us, the general partner and entities controlled by us or the general partner) holding a majority of the operating partnership units then held by partners (including us, the general partner and entities controlled by us or the general partner) entitled to vote on or consent to such matter, and, for so long as CBI and entities controlled by CBI hold more than 20% of the outstanding operating partnership units, the consent of CBI. A limited partner may not sell, assign, encumber or otherwise dispose of its operating partnership units in our operating partnership without the general partner’s consent during the 12-month period following such limited partner’s acquisition of such operating partnership units, other than to family members or trusts for their exclusive benefit, to a charity or trust for the benefit of a charity, to entities that are controlled by the limited partner, its family members or affiliates, or to a lending institution that is not an affiliate of the limited partner as collateral for a bona fide loan, subject to certain limitations. After the 12-month period following such limited partner’s acquisition of operating partnership units, any transfer of such operating partnership units by the limited partner, except to the parties specified above, will be subject to a right of first refusal by us. All transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act and are subject to other limitations and conditions set forth in the partnership agreement.

Limited partners, including CBI and its controlled entities, may pledge their interests in our operating partnership to one or more banks or lending institutions (which are not affiliates of the pledging limited partner). The transfer of such partnership units pursuant to the lender’s or financial institution’s enforcement of its remedies under the applicable financing documents is permitted by the partnership agreement.

Board of Directors

Our bylaws require that nominees for election as a director, whether by the stockholders or by the board of directors, shall include such number of individuals as are entitled to be nominated pursuant to the partnership agreement. The operating partnership agreement provides that, for so long as the number of shares of our common stock held by CBI and entities controlled by CBI is equal to or greater than 50% of the total number of outstanding shares of our common stock (assuming all outstanding operating partnership units, excluding operating partnership units held by us or the general partner, have been exchanged for shares of our common stock), CBI will have the right to nominate (i) if there is an even number of directors, 50% of the number of directors minus one; or (ii) if there is an odd number of directors, 50% of the number of directors minus 0.5, but not less than one director, provided that at least one CBI nominee must meet the independence requirements under the rules, regulations and listing qualifications of the NASDAQ Global Select Market. With our board of directors having eight members, this would enable CBI to nominate three directors, although the election of each such nominee will be subject to the vote of our stockholders. Such rights to nominate directors would also decrease as follows:

•

if CBI owned less than 50% but at least 10% of the outstanding shares of common stock (assuming all outstanding operating partnership units, excluding operating partnership units held by us or the general partner, have been exchanged for shares of our common stock), then CBI would be entitled to nominate 20% of the number of directors established in accordance with our charter and bylaws (rounded down, if necessary, to the nearest whole number), but not less than one director;

•

if CBI owned less than 10% of the outstanding shares of common stock (assuming all outstanding operating partnership units, excluding operating partnership units held by us or the general partner, have been exchanged for shares of our common stock), then CBI would no longer be entitled to nominate any directors (except in accordance with provisions in our bylaws applicable to all stockholders).

As long as CBI has the right to nominate at least one director, CBI will have the right to designate at least one of its nominees then serving as a director to be appointed to each committee of our board of directors (provided that such nominee is qualified as independent under the rules, regulations and listing qualifications of the NASDAQ Global Select Market for service on any applicable committee) other than any committee whose purpose is to evaluate or negotiate any transaction with CBI.

In addition, if a vacancy on the board of directors arises as a result of the death, disability, retirement, resignation or removal (with or without cause) of a CBI nominee and such vacancy results in the number of CBI nominees then on the board being less than the number that CBI is then entitled to nominate to the board of directors, it will be a qualification of a director that fills such vacancy that he or she was approved by a majority vote of the nominees of CBI then serving as directors.

Upon completion of this offering, our board of directors will consist of eight directors. Our charter and bylaws provide that the number of directors constituting our board of directors may be increased or decreased by a majority vote of our board of directors, provided that the number of directors may not be decreased to fewer than the minimum number required under the MGCL. In the event that any increase in the size of our board of directors results in CBI being entitled to designate an additional individual to the board of directors, it will be a qualification of a director that fills the resulting vacancy that he or she is a nominee of CBI.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may be proposed by the general partner or limited partners holding a majority of the operating partnership units then held by limited partners. The general partner must approve all amendments to the partnership agreement.

Generally, the partnership agreement may not be amended, modified or terminated without the approval of both the general partner and the partners holding a majority of the operating partnership units then held by all partners (including us, the general partner and entities controlled by us or the general partner) entitled to vote on, or consent to such matter. The general partner will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of any other partners as may be required to:

•	add to its obligations as general partner or surrender any right or power granted to it as general partner for the benefit of the limited partners;

•	reflect the admission, substitution or withdrawal of partners or termination of our operating partnership in accordance with the terms of the partnership agreement;

•

reflect a change of an inconsequential nature or that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with law or the partnership agreement;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for us to maintain our status as a REIT or to satisfy REIT requirements;

•	reflect the issuance of additional operating partnership units;

•	make certain modifications to the manner in which capital accounts are adjusted, computed or maintained, or net income or net loss are allocated;

•

set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional class or series of partnership interest permitted to be issued under the partnership agreement;

•

modify, if the operating partnership is the surviving partnership in any Termination Transaction, certain provisions of the partnership agreement to provide the holders of interests in such surviving partnership rights that are consistent with the partnership agreement; or

•

reflect any other modification as is reasonably necessary for the business or operations of the operating partnership or us, which does not violate the restrictions on the general partner described below.

Subject to certain exceptions, amendments that would, among other things, convert a limited partner into a general partner (except in connection with a permitted transfer of the general partner’s interest), modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights of limited partners and qualifying assignees (except as permitted in connection with a permitted Termination Transaction), amend the rights of CBI described above under “—Board of Directors” or amend these restrictions must be approved by each limited partner that would be adversely affected by such amendment; provided, however, that the consent of any individual partner adversely affected shall not be required for any amendment or action that affects all partners holding the same class or series of our partnership units on a uniform or pro rata basis, if approved by a majority of the partners of such class or series.

These nomination and other special rights of CBI automatically terminate at such time as CBI, together with entities it controls, cease to own operating partnership units that represent at least 10% of the outstanding operating partnership units. Until such termination, no amendment to CBI’s nomination rights may be made without the prior written consent of CBI.

Restrictions on General Partner’s Authority

The general partner may not take any action in contravention of an express prohibition or limitation contained in the partnership agreement, including:

•	any action that would make it impossible to carry on the ordinary business of the operating partnership, except as otherwise provided in the partnership agreement;

•	admitting any person as a partner, except as otherwise provided in the partnership agreement;

•	perform any act that would subject a limited partner to liability not contemplated in the partnership agreement or under the Maryland Limited Liability Company Act; or

•

enter into any contract, mortgage loan or other agreement that expressly prohibits or restricts us or our operating partnership from performing our or its specific obligations in connection with a redemption of operating partnership units as described below or expressly prohibits or restricts the ability of a limited partner to exercise its redemption rights in full without the written consent of such limited partner.

In addition, without the consent of partners (including us, the general partner and entities controlled by us or the general partner) holding a majority of the operating partnership units then held by the partners (including us, the general partner and entities controlled by us or the general partner), entitled to vote on or consent to such matter, the general partner may not do any of the following:

•	amend, modify or terminate the partnership agreement, except as explicitly permitted therein;

•

transfer any portion of its partnership interest or admit into the partnership any additional or successor general partner (other than to us or one of our wholly-owned subsidiaries or in connection with a permitted Termination Transaction);

•

voluntarily withdraw as general partner except in connection with a permitted transfer of its entire interest to an entity that will become the new general partner or in connection with a permitted Termination Transaction;

•	make a general assignment for the benefit of creditors, appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of our operating partnership;

•	institute any proceeding for bankruptcy by our operating partnership;

•

undertake a merger or consolidation of our operating partnership with or into another person, or a conversion of our operating partnership into another entity, other than in connection with a termination transaction effected in accordance with the partnership agreement; or

•

effect a sale, lease, exchange or other transfer of all or substantially all of the assets of our operating partnership in a single transaction or a series of related transactions outside the ordinary course of our operating partnership’s business, other than in connection with a termination transaction;

provided, however, that except with respect to the fourth and fifth bullet points, for so long as CBI and entities controlled by CBI own at least 20% of the outstanding operating partnership units held by all partners, the consent of CBI shall be required.

Distributions to Holders of Operating Partnership Units

The partnership agreement provides that holders of operating partnership units are generally entitled to receive distributions on a pro rata basis in accordance with their respective operating partnership units (subject to the rights of the holders of any class of preferred partnership interests that may be authorized and issued after this offering).

Redemption/Exchange Rights

A limited partner or an assignee will have the right, commencing on or after the date which is 12 months after its acquisition of operating partnership units, to require our operating partnership to redeem part or all of such operating partnership units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, determined in accordance with and subject to adjustment as provided in the partnership agreement. Alternatively, we may elect to acquire those operating partnership units in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, distributions of warrants or stock rights, specified extraordinary distributions and similar events. A limited partner or assignee may not require us to redeem such limited partner’s or assignee’s operating partnership units if our election to acquire such operating partnership units in exchange for shares of our common stock would cause any person to violate the ownership limits or the other restrictions on ownership and transfer of our common stock, after giving effect to any waivers or modifications of such limits granted by our board of directors. With each redemption or exchange, we increase our percentage ownership interest in our operating partnership.

In addition, if our election to acquire operating partnership units tendered for redemption in exchange for shares of our common stock would cause any person to violate the restrictions on ownership and transfer of our stock and such excess operating partnership units (and any other operating partnership units that the tendering limited partner agrees to treat as such) have a value of at least $50,000,000 (based on an operating partnership unit having a value equal to the trailing ten-day daily trading price of our common stock) and we are eligible to file a registration statement on Form S-3 under the Securities Act, then we may also elect to redeem the operating partnership units with the proceeds from a public offering or private placement of our common stock. In the event we elect this option, we may require the other limited partners to also elect whether or not to participate. Participating limited partners will receive on the redemption date for each operating partnership unit (subject to adjustment) the net proceeds per share received in the public offering but will have a limited opportunity to withdraw their operating partnership units from the redemption immediately prior to the pricing of the public offering.

Issuance of Units, Stock or Other Securities

The general partner of our operating partnership has the power to cause our operating partnership to issue additional units of limited partnership interest in one or more classes or series. These additional units of limited partnership interest may include preferred partnership units. Generally, we may issue additional shares of our stock, or rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase shares of our stock, only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having economic rights that are substantially similar to the securities that we have issued.

Capital Contributions

The partnership agreement provides that the general partner may authorize the issuance of additional partnership interests in exchange for such capital contributions, if any, as the general partner may approve. Under the partnership agreement, we are generally obligated to contribute the net proceeds we receive from any offering of our shares of stock as additional capital to our operating partnership in exchange for additional operating partnership units.

The partnership agreement provides that we may make additional capital contributions, including contributions of properties, to our operating partnership in exchange for additional operating partnership units. If we contribute additional capital and receive additional operating partnership units in exchange for the capital contribution, our percentage interest in the operating partnership will be increased on a proportionate basis based on the amount of the additional capital contributions and the value of our operating partnership at the time of the contributions. In addition, if we contribute additional capital and receive additional operating partnership units for the capital contribution, the capital accounts of the partners may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof. No person has any preemptive, preferential or other similar right with respect to making additional capital contributions or loans to the operating partnership or the issuance or sale of any operating partnership units or other partnership interests.

Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests that we own.

Borrowing by the Operating Partnership

The general partner may cause our operating partnership to borrow money and to issue and guarantee debt as the general partner deems necessary for the conduct of the activities of our operating partnership. Such debt may be secured, among other things, by mortgages, deeds of trust, liens or encumbrances on the properties of our operating partnership.

Tax Matters

The general partner is the tax matters partner of our operating partnership and, as the sole trustee of the general partner, we have the authority under the Code to handle tax audits on behalf of our operating partnership. In addition, as the sole trustee of the general partner, we have the authority to arrange for the preparation and filing of our operating partnership’s tax returns and to make tax elections under the Code on behalf of our operating partnership.

Allocations of Net Income and Net Losses to Partners

The net income or net loss of our operating partnership will generally be allocated to the general partner and the limited partners of our operating partnership in accordance with their respective ownership of operating partnership units. However, in some cases, gains or losses may be disproportionately allocated to partners who have contributed property to or guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations. See “U.S. Federal Income Tax Considerations—Tax Aspects of Our Operating Partnership and any Subsidiary Partnerships.”

Operations

We intend to cause the general partner of our operating partnership to manage our operating partnership in a manner that will enable us to maintain our qualification as a REIT and to minimize any U.S. federal income tax liability.

The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the operations of or for the benefit of our operating partnership.

Change of Control and Termination Transactions

Pursuant to the partnership agreement of our operating partnership, neither we nor the general partner may engage in, or cause or permit, a Termination Transaction (as defined below), other than with the consent of limited partners (other than us, the general partner and entities controlled by us or the general partner) holding a majority of all the outstanding operating partnership units held by all partners (other than us, the general partner and entities controlled by us or the general partner) entitled to vote on or consent to such matter, or if the requirements discussed below are satisfied. A “Termination Transaction” means any direct or indirect transfer of all or any portion of our limited partnership interest in our operating partnership or any direct or indirect transfer of our interest in the general partner in connection with, or any other occurrence of:

•	a merger, consolidation or other combination transaction involving us or the general partner;

•	a sale, lease, exchange or other transfer of all or substantially all of our assets not in the ordinary course of its business, whether in a single transaction or a series of related transactions;

•

a reclassification, recapitalization or change of our outstanding shares of common stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision);

•	the adoption of any plan of liquidation or dissolution of us or the general partner; or

•

any other direct or indirect transfer of all or any portion of our limited partnership interest in our operating partnership or any direct or indirect transfer of our interest in the general partner, other than certain permitted transfers to affiliated entities.

The consent of the limited partners to a Termination Transaction is not required if either:

(i) in connection with the Termination Transaction, each operating partnership unit is entitled to receive the “transaction consideration,” defined as the fair market value, at the time of the Termination Transaction, of an amount of cash, securities or other property equal to the product of:

•	the number of shares of our common stock into which each operating partnership unit is then exchangeable; and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our common stock in consideration of such share in connection with the Termination Transaction;

provided that, if, in connection with the Termination Transaction, a purchase, tender or exchange offer is made to and accepted by the holders of a majority of the outstanding shares of our common stock, the transaction consideration will refer to the fair market value of the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its operating partnership units immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer; or

(ii) all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by our operating partnership prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by our operating partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with our operating partnership, which we refer to as the “surviving partnership,” (ii) the surviving partnership is classified as a partnership for U.S. Federal income tax purposes; (iii) the limited partners (other than us) that held operating partnership units immediately prior to the consummation of such Termination Transaction own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of such transaction; (iv) the rights of such limited partners with respect to the surviving partnership are at least as favorable as those of limited partners prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and (v) such rights include:

(a) if we or our successor is a REIT with a single class of publicly traded common equity securities, the right to redeem their interests in the surviving partnership at any time for either: (1) a number of such REIT’s publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the transaction consideration referred to above, subject to antidilution adjustments, which we refer to as the “successor shares amount;” or (2) cash in an amount equal to the fair market value of the successor shares amount at the time of such redemption; or

(b) if we or our successor is not a REIT with a single class of publicly traded common equity securities, the right to redeem their interests in the surviving partnership at any time for cash in an amount equal to the fair market value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the surviving partnership.

In addition to the foregoing, if the consent of the limited partners is not obtained and if CBI and entities controlled by CBI own at least 20% of the outstanding common partnership units of our operating partnership held by all partners, neither we nor the general partner may engage in, or cause or permit, a Termination Transaction in connection with which we have or will seek the approval of our common stockholders, without the consent of the limited partners (other than us, the general partner and entities controlled by us or the general partner) holding a majority of the outstanding operating partnership units held by all partners (other than us, the general partner and entities controlled by us or the general partner) entitled to vote on or consent to such matter, unless we provide CBI and its controlled entities with advance notice of such transaction at least equal in time to the notice seeking our stockholder vote and with written materials describing the proposed Termination Transaction as well as the tax effect of the consummation thereof, and such Termination Transaction is approved by a number of affirmative votes cast, or deemed to have been cast, by “designated partners” as would be sufficient (measured as a percentage of the total number of votes cast or entitled to be cast (or deemed to be cast), to approve the Termination Transaction, if such approval was to be given by the holders of shares of our common stock. For purposes of this partnership vote, designated partners holding operating partnership units shall be entitled to cast a number of votes equal to the total votes they would have been entitled to cast at our stockholder meeting had they submitted their operating partnership units for redemption and such operating partnership units had been acquired by us for our shares as of the record date for the stockholder meeting. In addition, in connection with such partnership vote, we and our subsidiaries will be deemed to have cast all votes that we would otherwise have been entitled to cast in proportion to the manner in which all of our outstanding shares of common stock were voted in our stockholder vote. Designated partners means, collectively, (i) us and each of our wholly-owned subsidiaries that owns operating partnership units and (ii) CBI and all of the entities it controls that own operating partnership units.

In addition, as long as CBI, together with entities controlled by CBI, own at least 20% of the outstanding operating partnership units held by all partners, we may not engage in a Termination Transaction effected as a short-form merger without a stockholder vote pursuant to Section 3-106 of the MGCL, unless we have previously obtained either the consent of CBI or the consent of the limited partners with respect to such transaction.

Term

Our operating partnership will continue in full force and effect until dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies us, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of our operating partnership and any other persons whom the general partner may designate from and against any and all claims arising from or that relate to the operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless:

•	it is established that the act or omission of the indemnitee constituted fraud, intentional harm or gross negligence on the part of the indemnitee;

•	the claim is brought by the indemnitee (other than to enforce the indemnitee’s rights to indemnification or advance of expenses); or

•	the indemnitee is found to be liable to our operating partnership, and then only with respect to each such claim.

Partners of our operating partnership, including the general partner, are not liable to our operating partnership or its partners except for fraud, willful misconduct or gross negligence, and no trustee, officer or agent of the general partner (including us, in our capacity as the sole trustee of the general partner), and none of our directors, officers or agents have any duties directly to our operating partnership or its partners, and will not be liable to our operating partnership or its partners for money damages by reason of their service as such.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of our common stock and shares of common stock into which operating partnership units are exchangeable immediately following the completion of this offering, based on the midpoint of the price range set forth on the cover of this prospectus, for (i) each person who is expected to be the beneficial owner of 5% or more of the outstanding common stock immediately following the completion of this offering, (ii) directors, proposed directors and the executive officers and (iii) directors, proposed directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to operating partnership units is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o CyrusOne Inc., 1649 West Frankford Road, Carrollton, TX 75007.

Name of Beneficial Owner	Number of Shares and Operating Partnership Units Beneficially Owned	Percent of All Shares (1)		Percent of All Shares and Operating Partnership Units (2)
Beneficial owners of 5% or more of our common stock:
Cincinnati Bell Inc. (3)			%		%
Directors, proposed directors and executive officers:
Gary J. Wojtaszek
Kimberly H. Sheehy
Kevin L. Timmons
Michael L. Duckett
Tesh Duvasula
John F. Cassidy
William E. Sullivan
Roger T. Staubach
T. Tod Nielsen
Alex Shumate
Melissa E. Hathaway
David H. Ferdman
All directors, proposed directors and executive officers as a group (12 persons)

(1)

Assumes                      shares of common stock are outstanding immediately following this offering. In addition, amounts listed for each person assumes that all operating partnership units held by such person are exchanged for shares of our common stock, and amounts for all directors and executive officers as a group assume none of the operating partnership units held by other persons are exchanged for shares of our common stock.

(2)

Assumes a total of                      shares of common stock and operating partnership units are outstanding immediately following this offering, comprised of                      shares of our common stock and                      operating partnership units which may be exchanged for cash or shares of common stock under certain circumstances.

(3)	Amounts shown reflect shares of our common stock and operating partnership units that, upon completion of this offering, will be owned by CBI.

DESCRIPTION OF SECURITIES

The following summary of the terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and bylaws. For purposes of this summary, references to “tenants” mean those persons who are referred to as “customers” elsewhere in this prospectus. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series of stock. Upon completion of this offering,              shares of our common stock and no shares of our preferred stock will be issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of their status as stockholders.

Shares of Common Stock

All of the shares of common stock offered by this prospectus will be duly authorized, and, when issued, will be fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, holders of our common stock are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for distribution to our stockholders and will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may be otherwise specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of our stock, the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors will be elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of our common stock will have equal distribution, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. Because our operating assets will be held by our operating partnership’s wholly owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock

Our charter authorizes our board of directors, with the approval of a majority of the entire board and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we are authorized to issue. In addition, our charter authorizes our board of directors to authorize the issuance from time to time of shares of our common and preferred stock.

Our charter also authorizes our board of directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, although our board of directors does not currently intend to do so, it could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

We believe that the power of our board of directors to approve amendments to our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to qualify as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Requirements for Qualification—General.”

Our charter contains restrictions on the ownership and transfer of our stock that will become effective upon the completion of this offering. The relevant sections of our charter provide that, subject to the exceptions described below, from and after the completion of this offering, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the “common stock ownership limit”) or 9.8% in value of the outstanding shares of all classes or series of our stock (the “aggregate stock ownership limit”). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or constructively own shares of our stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or less than 9.8% in value of the outstanding shares of all classes and series of our stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of our stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of our stock in excess of the ownership limits.

Our board of directors, in its sole discretion, may exempt, prospectively or retroactively, a particular stockholder from the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if our board of directors determines that:

•

no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT; and

•

such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or our board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT).

Any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, our board of directors may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT and such representations and undertakings from the person requesting the exception as our board of directors may require in its sole discretion to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit. Our board of directors has granted CBI exemptions from the ownership limits applicable to other holders of our common stock, subject to certain initial and ongoing conditions designed to protect our status as a REIT, including the receipt of an IRS private letter ruling or an opinion of counsel from a nationally recognized law firm that the exercise of any such exemption should not cause any rent payable by CBI to jeopardize our REIT status.

In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the common stock ownership limit, the aggregate stock ownership limit or both, for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or our stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock or our stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock of all other classes or series, as applicable, will violate the decreased ownership limit.

Upon the completion of this offering, our charter will further prohibit:

•

any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT;

•

any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); and

•

any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above, or who would have owned shares of our stock transferred to the trust as described below, must immediately give notice to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days’ prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limits on ownership and transfer of our stock described above is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity,” then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of our stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we accept, or our designee, accepts such offer. We may reduce the amount so payable to the trustee by the amount of any distribution that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

In addition, if our board of directors determines in good faith that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of our stock described above, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, provide to us such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer of our stock will take effect upon consummation of this offering and will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

The restrictions on ownership and transfer of our stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Computershare Trust Company N.A.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, including the MGCL, and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may never be less than the minimum number required by the MGCL, and our bylaws provide that the number of our directors may not be more than 15. The partnership agreement of our operating partnership provides that, for so long as the number of operating partnership units and shares of common stock held by CBI is equal to or greater than 50% of the total number of outstanding shares of common stock and operating partnership units (excluding operating partnership units held by us or the general partner), CBI will have the right to nominate (i) if there is an even number of directors, 50% of the number of directors minus one; or (ii) if there is an odd number of directors, 50% of the number of directors minus 0.5, but not less than one director, provided that at least one CBI nominee must meet the independence requirements under the rules, regulations and listing qualifications of the NASDAQ Global Select Market. With the board of directors having eight members, this would enable CBI to nominate three directors, although the election of each such nominee will be subject to the vote of our stockholders. Such rights to nominate directors would also decrease as follows:

•

if CBI owned less than 50% but at least 10% of the outstanding shares of common stock and operating partnership units (excluding operating partnership units held by us or the general partner), then CBI would be entitled to nominate 20% of the directors (rounded down, if necessary, to the nearest whole number), but not less than one director;

•

if CBI owned less than 10% of the outstanding shares of common stock and operating partnership units (excluding operating partnership units held by us or the general partner), then CBI would no longer be entitled to nominate any directors (except in accordance with the advance notice provisions in our bylaws, similarly to all other stockholders).

As long as CBI has the right to nominate at least one director, CBI will have the right to designate at least one of its nominees then serving as a director to be appointed to each committee of our board of directors (provided that such nominee is qualified as independent under the rules, regulations and listing qualifications of the NASDAQ Global Select Market for service on any applicable committee) other than any committee whose purpose is to evaluate or negotiate any transaction with CBI.

In addition, if a vacancy on the board of directors arises as a result of the death, disability, retirement, resignation or removal (with or without cause) of a CBI nominee and such vacancy results in the number of CBI nominees then on the board being less than the number that CBI is then entitled to nominate to the board of directors, it will be a qualification of a director that fills such vacancy that he or she was approved by a majority vote of the nominees of CBI then serving as directors.

Upon completion of this offering, our board of directors will consist of eight directors. Our charter and bylaws provide that the number of directors constituting our board of directors may be increased or decreased by a majority vote of our board of directors, provided that the number of directors may not be decreased to fewer than the minimum number required under the MGCL. In the event that any increase in the size of our board of directors results in CBI being entitled to designate an additional individual to the board of directors, it will be a qualification of a director that fills the resulting vacancy that he or she is a nominee of CBI.

Upon the completion of this offering, subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors will be elected by a plurality of all of the votes cast in the election of directors.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from removing incumbent directors (except for cause and upon a substantial affirmative vote) and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and CBI or its affiliates and between us and any other person, provided that in the latter case the business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and CBI or its affiliates or to a business combination between us and any other person if the board of directors has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that our board of directors will not amend or repeal this resolution in the future.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from shares entitled to vote on the matter.

“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or if a meeting of stockholders was held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future by our board of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL that provide, respectively, for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•

a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on our board may be filled only by the remaining directors and that directors elected by the board to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) vest in the board the exclusive power to fix the number of directorships and (ii) require, unless called by our Chairman of the board, our Chief Executive Officer, our President or our board of directors, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors, beginning in 2014. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Amendments to Our Charter and Bylaws

Except for those amendments permitted to be made without stockholder approval under Maryland law or our charter, our charter generally may be amended only if the amendment is first declared advisable by our board of directors and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Subject to certain consent rights of CBI, our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by any stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (i) by or at the direction of our board of directors or (ii) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting. With respect to our 2014 annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

REIT Qualification

Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and other stockholder proposals. Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Effective upon completion of this offering, we will enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. See “Management—Indemnification and Limitation of Directors’ and Officers’ Liability.”

The partnership agreement provides that we, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of our operating partnership and any other persons whom the general partner may designate are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement of CyrusOne LP—Indemnification and Limitation of Liability.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, based upon an offering at the midpoint of the price range indicated on the front cover of this prospectus, we expect to have outstanding              shares of our common stock (             shares if the underwriters exercise their over-allotment option in full). In addition,              shares of our common stock are reserved for issuance upon exchange of operating partnership units.

The              shares sold in this offering (             shares if underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limits on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act (“Rule 144”). Any shares purchased by affiliates in this offering and the shares of our common stock owned by affiliates upon redemption/exchange of operating partnership units will be “restricted shares” as defined in Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the completion of this offering, a person (or persons whose common stock is required to be aggregated), who is an affiliate and who has beneficially owned our common stock for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares then outstanding, which will equal approximately shares immediately after completion of this offering; or

•

the average weekly trading volume in our shares on the NASDAQ Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale, subject to restrictions.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares without limitation subject only to availability of current, public information about our company, and after beneficially owning such shares for at least 12 months such person would be able to sell those shares without limitation regardless of the availability of public information about our company. To the extent that our affiliates sell their common stock, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of affecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 of the Securities Act, any of our directors, officers, employees, consultants or advisors who purchased shares of stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares of stock from us after that date upon the exercise of options granted before that date, are eligible to resell such shares of stock 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with its six-month minimum holding period, but subject to the other Rule 144 restrictions described above.

Redemption/Exchange Rights

In connection with the formation transactions, our operating partnership issued an aggregate of              operating partnership units to CBI, as adjusted to reflect a              unit reverse split immediately prior to the completion of this offering. Beginning on or after the date which is 12 months after the completion of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their operating partnership units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of CyrusOne LP.”

In addition, if our election to acquire operating partnership units tendered for redemption in exchange for shares of our common stock would cause any person to violate the restrictions on ownership and transfer of our stock and such excess operating partnership units (and any other operating partnership units that the tendering limited partner agrees to treat as such) have a value of at least $50,000,000 (based on an operating partnership unit having a value equal to the trailing ten-day daily price of our common stock) and we are eligible to file a registration statement on Form S-3 under the Securities Act, then we may also elect to redeem the operating partnership units with the proceeds from a public offering or private placement of our common stock. In the event we elect this option, we may require the other limited partners to also elect whether or not to participate. Participating limited partners will receive on the redemption date for each operating partnership unit (subject to adjustment) the net proceeds per share received in the public offering, but will have a limited opportunity to withdraw their operating partnership units from the redemption immediately prior to the pricing of the public offering.

Registration Rights

CBI will receive certain registration rights with respect to the shares of our common stock acquired by CBI in connection with the formation transactions or the exercise of the redemption/exchange rights under the partnership agreement of our operating partnership. These registration rights require us to seek to register all such shares of our common stock effective as of that date which is 14 months following completion of this offering pursuant to a “shelf” registration statement under the Securities Act. In the event we fail to file this “shelf” registration statement or, if filed, fail to maintain its effectiveness, CBI will have the right (subject to certain limitations) to require us to register all such shares of our common stock, provided that we will not be required to effect more than three such demand registrations in any 12 month period. CBI also has the right (subject to certain limitations) to have its shares included in any registration statement we file for an underwritten public offering. We will bear expenses incident to our registration requirements under the registration rights agreement, except that such expenses shall not include any underwriting fees, discounts or commissions attributable to the sale of such shares of our common stock or any transfer taxes relating to such shares.

Lock-up Agreements and Other Contractual Restrictions on Resale

In addition to the limits placed on the sale of shares of our common stock by operation of Rule 144 and other provisions of the Securities Act, (i) our executive officers and directors have agreed, subject to certain limited exceptions, not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible into common stock (including operating partnership units) owned by them at the completion of this offering or thereafter acquired by them for a period of 180 days after the completion of this offering without the consent of Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (ii) CBI has agreed, subject to certain limited exceptions, not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible into common stock (including operating partnership units) owned by them at the completion of this offering or thereafter acquired by them for a period of 12 months after the completion of this offering without the consent of Morgan Stanley & Co. LLC and Merrill, Lynch, Pierce, Fenner & Smith Incorporated and (iii) we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of the ownership of, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days after the date of this prospectus, subject to certain limited exceptions set forth in “Underwriting.” At the conclusion of the periods referenced in clauses (i) and (ii) above, common stock issued upon the subsequent exchange of operating partnership units may be sold by our executive officers and directors or CBI in the public market once registered pursuant to the registration rights described above.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “CyrusOne Inc.,” “we,” “our” and “us” generally mean only CyrusOne Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to “tenants” are to persons who are treated as lessees of real property for purposes of the REIT requirements including, in general, persons who are referred to as “customers” elsewhere in this prospectus. This summary is based upon the Code, the regulations promulgated by the Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in our common stock, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships, other pass-through entities and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the issuance of restricted stock pursuant to our 2012 Long Term Incentive Plan or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means property held for investment.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of CyrusOne Inc.

We intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2013, upon the filing of our U.S. federal income tax return for such year. We believe that we have been organized, and we expect to operate, in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our special REIT tax counsel (“Special Tax Counsel”) in connection with our formation and election to be taxed as a REIT. In connection with this offering of our common stock, we expect to receive an opinion of Special Tax Counsel to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2013. It must be emphasized that the opinion of Special Tax Counsel will be based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Special Tax Counsel or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Special Tax Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Special Tax Counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

We have received a private letter ruling from the IRS with respect to certain issues relevant to our qualification as a REIT. In general, the ruling provides, subject to the terms and conditions contained therein, that certain structural components of our properties (e.g., relating to the provision of electricity, HVAC, regulation of humidity, security and fire protection, and telecommunication services) and intangible assets, and certain services that we or CBI may provide, directly or through subsidiaries, to our tenants, will not adversely affect our qualification as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

Beginning in 2013, most U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. Commencing in 2013, the highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 39.6%. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our TRSs will generally be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

7.	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, will be 2013). Our charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We intend to adopt December 31 as our year-end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, such as our operating partnership, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

We generally have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for

U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income such as management fees, or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s length basis.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property. Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

•

The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

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Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

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Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

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We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.” Any amounts that we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

A significant portion of the value of our properties is attributable to structural components related to the provision of electricity, heating ventilation and air conditioning, regulation of humidity, security and fire protection, and telecommunications infrastructure. In addition, we or our affiliates will provide certain services to tenants of our properties. We expect that our structural components will be treated as real property for purposes of the REIT gross income tests, and we intend to structure the provision of services in a manner that does not prevent our rental income from qualifying as “rents from real property.” We have received a private letter ruling from the IRS with respect to certain issues relevant to our qualification as a REIT. In general, the ruling provides, subject to the terms and conditions contained therein, that certain structural components of our properties (e.g., relating to the provision of electricity, HVAC, regulation of humidity, security and fire protection, and telecommunication services), and certain services that we or CBI may provide, directly or through subsidiaries, to our tenants, will not adversely affect our qualification as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the ruling.

As described above, upon the completion of this offering CBI will own approximately 9.8% of our common stock and a majority of our operating partnership units. In certain circumstances, CBI may be able to convert those units into shares of our stock, and any such conversion may result in CBI owning a significant percentage of our stock. See “Description of the Partnership Agreement of CyrusOne LP—Redemption/Exchange Rights.” We have granted CBI a waiver of the ownership restrictions contained in our charter, subject to certain initial and ongoing conditions designed to protect our status as a REIT, including the receipt of an IRS private letter ruling or an opinion of counsel from a nationally recognized law firm that the exercise of any such exemption should not cause any rent payable by CBI to jeopardize our REIT status. Such an opinion of counsel or a private letter ruling will be based on certain facts and assumptions, which, if incorrect, could result in certain rents we receive being treated as non-qualifying income for purposes of the REIT requirements. An opinion of counsel is not binding on the IRS or a court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Even if we have reasonable cause for a failure to meet the REIT income tests as a result of receiving non-qualifying rental income, we would nonetheless be required to pay a penalty tax in order to retain our REIT status.

We intend to cause any services that are not “usually or customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an “independent contractor.” However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is usual or customary, or otherwise in this regard.

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Dividend Income. We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income. Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Hedging Transactions. Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of rents received by us from CBI failing to qualify as “rents from real property,” we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other corporations that qualify as REITs, as well as some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold, together with other non-qualified assets (such as furniture and equipment or other tangible personal property, or non-real estate securities) may not, in the aggregate, exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

A significant portion of the value of our properties is attributable to structural components related to the provision of electricity, heating ventilation and air conditioning, regulation of humidity regulation, security and fire protection, and telecommunication infrastructure. We expect that our structural components will be treated as real property for purposes of the REIT asset tests, and we have received a private letter ruling from the IRS, subject to the terms and conditions contained therein, generally to that effect. If, however, any structural components not covered by the IRS ruling are subsequently determined not to constitute real property for purposes of the REIT asset tests, we could fail to satisfy such tests.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(i)	the sum of

(a)	90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

(b)	90% of our after tax net income, if any, from foreclosure property (as described below); minus

(ii)	the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by our stockholders in the year in which paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with any preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our stockholders of any distributions that are actually made. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) in order to meet the distribution requirements, while preserving our cash.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Derivatives and Hedging Transactions

We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time, our TRS may provide services to our tenants. We intend to set the fees paid to our TRS for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to stockholders would be taxable as regular corporate dividends. Such dividends paid to U.S. stockholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate commencing in 2013) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership and any Subsidiary Partnerships

General. All of our investments will be held through our operating partnership. In addition, our operating partnership may hold certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interest in each such entity. See “—Taxation of CyrusOne Inc.”

Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities), as opposed to associations taxable as corporations for U.S. federal income tax purposes. If our operating partnership or a subsidiary partnership or limited liability company were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of CyrusOne Inc.—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership, a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. We believe that our operating partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) will generally determine the allocation of partnership income and loss among partners. Generally, Section 704(b) of the Code and the Treasury regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for such book-tax differences. We and our operating partnership have agreed to use a permissible method for accounting for book-tax differences for the properties initially contributed to our operating partnership. See “—Taxation of CyrusOne Inc.—Requirements for Qualification—General” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to taxable U.S. stockholders. A “U.S. stockholder” is any holder of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate that applies commencing in 2013) for qualified dividends received by most U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our U.S. stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code, which treat our U.S. stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of CyrusOne Inc.—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% (commencing in 2013) in the case of U.S. stockholders that are individuals, trusts and estates, and 35% in the case of U.S. stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of CyrusOne Inc.—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Stock. If a U.S. stockholder sells or disposes of shares of our stock, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the stockholder’s adjusted tax basis in the shares of stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gains arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. stockholders. A “non-U.S. stockholder” is any holder of our common stock other than a partnership or U.S. stockholder.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders that (i) is payable out of our earnings and profits, (ii) is not attributable to capital gains that we recognize and (iii) is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (“USRPI”) distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (i) the stockholder’s proportionate share of our earnings and profits, plus (ii) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Non-U.S. Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty), or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. We expect that a significant portion of our assets will be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Non-U.S. Stockholders—Ordinary Dividends”), if (i) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (ii) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

Even if the foregoing 50% test is met, however, our stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. stockholders at all times during a specified testing period. As described above, our charter contains restrictions designed to protect our status as a “domestically controlled qualified investment entity,” and we believe that we will be and will remain a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we will be or will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder’s sale of our common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 5% or less of our outstanding common stock any time during a prescribed testing period. We expect that our common stock will be regularly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty), or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Non-U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (ii) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of any dividends received from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test and (ii) either (a) one pension trust owns more than 25% of the value of our stock or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Medicare 3.8% Tax on Investment Income

For taxable years beginning after December 31, 2012, certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common stock.

Foreign Account Tax Compliance Act

Legislation enacted in 2010 and existing guidance issued thereunder will require, after December 31, 2013, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

General

The following is a summary of certain material considerations arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of Section 4975 of the Code, that may be relevant to a prospective purchaser that is an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA (an “ERISA Plan”), and may also be relevant to a prospective purchaser that is not an “employee benefit plan” but a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account (collectively, an “IRA”), that is subject to Section 4975 of the Code, a plan such as a “governmental plan” (as defined in Section 3(32) of ERISA), or a “church plan” (as defined in Section 3(33) of ERISA that has made no election under Section 410(d) of the Code) or any other arrangement that is exempt from all or certain provisions of ERISA and Section 4975 of the Code but is subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (each, a “Plan”). This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to a particular Plan in light of its particular circumstances.

Plans should also consider the entire discussion under the heading “U.S. Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by a Plan to purchase our common stock.

Fiduciary Obligations

Each fiduciary of an ERISA Plan should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Subtitle B of Title I of ERISA require that:

•	an ERISA Plan make investments that are prudent and in the best interests of the ERISA Plan, its participants and beneficiaries;

•	an ERISA Plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA Plan not to do so;

•	an ERISA Plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA Plan; and

•	the fiduciary not cause the ERISA Plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA Plan, and the liquidity and current return of the ERISA Plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of Section 3(14) of ERISA, or “disqualified persons” within the meaning of the Code). Thus, a plan fiduciary considering an investment in our common shares also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the U.S. Department of Labor (the “DOL”).

The fiduciary of an IRA or other Plans should consider that it may only make investments that are either authorized or not prohibited by the appropriate governing documents, not prohibited under ERISA or Section 4975 of the Code and permitted under other applicable law.

Our Status Under ERISA

In some circumstances where an ERISA Plan holds an interest in an entity, the assets of the entity are deemed to be ERISA “plan assets.” This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA Plans and persons who are parties in interest or disqualified persons deal with these assets. Further, if our assets are deemed to be assets of investing ERISA Plans, any person that exercises authority or control with respect to the management or disposition of the assets may be an ERISA Plan fiduciary.

ERISA “plan assets” are not defined in ERISA or the Code, but the DOL has issued regulations (the “DOL Regulations”) that outline the circumstances under which an ERISA Plan’s interest in an entity will be subject to the look-through rule. The DOL Regulations apply to the purchase by an ERISA Plan of an “equity interest” in an entity, such as common stock of a REIT. However, the DOL Regulations provide an exception to the look-through rule for equity interests that are “publicly offered securities.”

Under the DOL Regulations, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•

either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the DOL Regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the DOL Regulations, those required under federal tax laws to maintain our status as a REIT and to prevent us from ceasing to be a “domestically controlled qualified investment entity” for

U.S. federal income tax purposes, and those agreed to by us, CBI and our executive officers and directors restricting transfer of our stock for a period of 12 months, with respect to CBI, and 180 days, with respect to us and our executive officers and directors.

Second, we expect that our common stock will be held by 100 or more investors, as required by the Code to maintain our status as a REIT, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock will be registered under the Exchange Act.

In addition, the DOL Regulations provide independent exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as a “venture capital operating company.”

Under the DOL Regulations, a “venture capital operating company” is defined as an entity which:

•

on certain testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost, invested in one or more operating companies with respect to which the entity has management rights; and

•	in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

The shares of our common stock offered by this prospectus may meet the criteria of the “venture capital operating company” exception to the look-through rule. First, we expect that at least 50% of our assets will be invested in CyrusOne LP, which we expect will qualify as an operating company within the meaning of the DOL Regulations. Second, we will have, and expect to exercise, contractual management rights with respect to CyrusOne LP. We have not endeavored to determine whether we will satisfy the “venture capital operating company” exception.

If for any reason our assets are deemed to be ERISA “plan assets” because we do not qualify for any exception under the DOL Regulations, certain transactions that we might enter into, or may have entered into, in the ordinary course of our business might constitute non-exempt prohibited transactions under ERISA or the Code and might have to be rescinded and may give rise to prohibited transaction excise taxes and fiduciary liability, as described above. In addition, if our assets are deemed to be ERISA “plan assets,” our management may be considered to be fiduciaries under ERISA and the Code. Moreover, if our underlying assets were deemed to be assets constituting “plan assets,” there are several other provisions of ERISA that could be implicated for an ERISA Plan if it were to acquire and hold our common stock either directly or by investing in an entity whose underlying assets are deemed to be assets of the ERISA Plan.

Prior to making an investment in the shares offered by this prospectus, prospective Plan investors (whether or not subject to ERISA or Section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of Plans not subject to ERISA, any additional state, local and non-U.S. law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common shares (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Barclays Capital Inc.

Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased, or, in certain circumstances, the underwriting agreement may be terminated.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We have applied for the listing of our common stock on the NASDAQ Global Select Market under the trading symbol “CONE.”

We have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the completion of this offering, subject to certain exceptions:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock (including units in our operating partnership);

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•	file any registration statement with the SEC relating to this offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

All of our directors and executive officers and CBI have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, they will not offer, sell or transfer any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock (including units in our operating partnership) beneficially owned by them for 180 days (12 months in the case of CBI) after the completion of this offering, subject to certain exceptions.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of our common stock to be sold in this offering for our directors, officers, employees and related persons through a directed share program. The number of shares of our common stock available for sale to the general public pursuant to this offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares to be sold in this offering. Any shares sold in the directed share program to our directors or officers shall be subject to the lock-up agreement described above. We and our operating partnership have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the directed share program.

In order to facilitate this offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase, creating a short position in the common stock for their own account. In addition, to cover over-allotments, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, our operating partnership, CBI and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of this Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. We cannot assure you that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

Relationships with Underwriters

From time to time in the ordinary course of business, certain of the underwriters and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial services for us or for CBI for which they received, or will receive, customary fees and reimbursement of expenses. For instance, an affiliate of Deutsche Bank Securities Inc. is the administrative agent and Deutsche Bank Securities Inc. was a joint lead arranger and joint book-running manager of our new revolving credit facility. Barclays Capital Inc. was also a joint book-running manager of our operating partnership’s senior notes offering and acted as the dealer manager of the related tender offer for outstanding senior notes of CBI. In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated was the administrative agent, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. were the joint lead arrangers and affiliates of Morgan Stanley & Co. LLC and Barclays Capital Inc. were joint book-runners, of the credit facilities that CBI entered into in June 2010 in connection with its acquisition of Cyrus Networks. Each of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Barclays Capital Inc. were joint book-running managers of CBI’s senior notes offerings in September 2009 and October 2010 and senior subordinated notes offering in March 2010. Deutsche Bank Securities Inc. was the sole book-running manager of CBI’s senior notes offering in November 2010. In addition, affiliates of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Barclays Capital Inc. hold commitments as lenders, and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as a joint lead arranger and joint book manager under CBI’s current revolving credit facility.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe to any shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers (as defined by the DFSA). The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to this offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Cravath, Swaine & Moore LLP and Skadden, Arps, Slate, Meagher & Flom LLP, and for the underwriters by Latham & Watkins LLP. Venable LLP will issue an opinion to us regarding certain matters of Maryland law, including the validity of the shares of common stock offered hereby.

EXPERTS

The financial statement of CyrusOne included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the Data Center Predecessor included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the allocation of certain corporate overhead expenses from CBI. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Cyrus Networks as of and for the years ended December 31, 2007, 2008 and 2009 have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their reports, which are included herein and in the registration statement in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Unless otherwise indicated, all of the information presented in the sections in this prospectus entitled “Prospectus Summary–Industry Overview” and “Industry Background/Market Opportunity,” including the analysis of the various sectors of the data center industry, has been provided by IDC. IDC has reviewed the aforementioned sections and has confirmed to us that they accurately describe the data center industry, subject to the limitations related to the data supporting the quantitative information presented in this prospectus, as indicated in the consent of IDC filed as an exhibit to the registration statement on Form S-11 under the Securities Act of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC Web site, www.sec.gov.

AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND REPORTING REQUIREMENTS OF THE EXCHANGE ACT, AND WILL FILE ANNUAL, QUARTERLY AND OTHER PERIODIC REPORTS AND PROXY STATEMENTS AND WILL MAKE AVAILABLE TO OUR STOCKHOLDERS QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED INTERIM FINANCIAL INFORMATION.

CyrusOne Inc.

Pro Forma Condensed Combined Financial Statements

(unaudited)

The accompanying pro forma condensed combined financial statements include the data center assets and operations of Cincinnati Bell Inc. and, unless the context otherwise requires, its consolidated subsidiaries (“CBI”) which comprise the data center business (the “Predecessor”). The unaudited pro forma condensed combined financial statements as of September 30, 2012, and for the three and nine months ended September 30, 2012 and for the year ended December 31, 2011, are derived from CyrusOne Inc. (the “Company” or “CyrusOne”) and the Predecessor’s combined financial statements and are presented as if this offering, the formation transactions and related financing transactions had all occurred on September 30, 2012 for the pro forma condensed combined balance sheet and as of January 1, 2011 for the pro forma condensed combined statement of operations.

Prior to the completion of this offering, subsidiaries of CBI (the “Contributors”) contributed to CyrusOne LP (the “operating partnership”) 100% of their interest in the properties that comprise CBI’s data center business and substantially all the other non-cash assets used in the business. In exchange for this contribution, CyrusOne LP assumed related Predecessor liabilities and issued to the Contributors an aggregate of              operating partnership units, as adjusted to reflect a          unit reverse split immediately prior to the completion of this offering, which, after 12 months from the date of the Contributors’ initial acquisition of such operating partnership units, will be redeemable for cash or, at our option, exchangeable into our common stock on a one-to-one basis and have a total value of $             million, based upon the midpoint of the range set forth on the cover page of this prospectus.

Interests contributed by CBI’s subsidiaries in the formation transactions are recorded at historical cost, as this transaction is deemed a common control merger.

The Company was formed on July 31, 2012 and has had no corporate or business activity since its formation other than incurrence of costs to support this offering and the issuance of 100 shares of common stock at par value of $0.01. Upon completion of this offering, the Company will own directly or indirectly a         % interest in the operating partnership and, as sole beneficial owner and sole trustee of CyrusOne GP, which is the sole general partner of the operating partnership, will have control over major decisions related to the sale or refinancing of the properties, acquisition of additional properties and day-to-day operations of the operating partnership and its subsidiaries.

The pro forma condensed combined financial statements are for informational purposes only and should be read in conjunction with the historical financial statements of the Predecessor, including the notes thereto, included elsewhere in this prospectus. The adjustments to the pro forma condensed combined financial statements are based on available information and assumptions that we consider reasonable. The pro forma condensed combined financial statements do not purport to represent our financial position or results of operations that would have actually occurred assuming this offering, the related financing transactions and the consummation of the formation transactions had all occurred on September 30, 2012 or on January 1, 2011, nor does the information purport to project our financial position or results of operations as of any future date or for any future periods.

CyrusOne Inc.

Pro Forma Condensed Combined Balance Sheet As of September 30, 2012

(unaudited)

(dollars in millions)

	(A) CyrusOne Historical	(B) Predecessor Historical	(C) Acquisition of 229 West Seventh Street Property	(D) Financing Transactions	(E) Receipt and Use of the Proceeds From Initial Public Offering and Related Transactions	Other Pro Forma Adjustments			Pro Forma
Assets
Investment in real estate:
Land	$—	$41.2	$—	$—	$—	$—			$41.2
Buildings and improvements	—	666.5	—	—	—	—			666.5
Equipment	—	43.2	—	—	—	—			43.2
Construction in progress	—	56.6	—	—	—	—			56.6

Subtotal	—	807.5	—	—	—	—			807.5
Accumulated depreciation	—	(162.9)	—	—	—	—			(162.9)

Net investment in real estate	—	644.6	—	—	—	—			644.6
Cash and cash equivalents	—	3.2	—	27.7	278.0	—			308.9
Restricted cash	—	10.4	—	—	—	—			10.4
Goodwill	—	276.2	—	—	—	—			276.2
Intangible assets, net	—	106.7	—	—	—	—			106.7
Related party notes receivable	—	9.6	—	—	—	(9.6)	(F	)	—
Other assets	6.6	40.1	2.8	17.3	(6.6)	18.0	(G	)	78.2

Total assets	$6.6	$1,090.8	$2.8	$45.0	$271.4	$8.4			$1,425.0

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$—	$41.2	$—	$—	$—	$—			$41.2
Deferred revenue	—	52.1	—	—	—	—			52.1
Capital lease obligations	—	38.0	—	—	—	—			38.0
Related party notes payable	6.6	612.1	18.0	(480.0)	—	(156.7)	(F	)	—
Third-party debt	—	—	—	525.0	—	—			525.0
Other financing arrangements	—	49.2	—	—	—	—			49.2
Other liabilities	—	0.7	—	—	—	(0.5)	(G	)	0.2

Total liabilities	6.6	793.3	18.0	45.0	—	(157.2)			705.7

Divisional control	—	297.5	(15.2)	—	—	(282.3)	(H	)	—
Common stock	—	—	—	—	—	—			—
Paid in capital	—	—	—	—	271.4	—			271.4
Noncontrolling interests	—	—	—	—	—	447.9	(H	)	447.9

Total divisional control/stockholders’ equity	—	297.5	(15.2)	—	271.4	165.6			719.3

Total liabilities and stockholders’ equity	$6.6	$1,090.8	$2.8	$45.0	$271.4	$8.4			$1,425.0

The accompanying notes are an integral part of the financial statements.

CyrusOne Inc.

Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended September 30, 2012

(unaudited)

(dollars in millions)

	(AA) Predecessor Historical	(BB) Financing Transactions	Other Pro Forma Adjustments			(II) Non- controlling Interests		Pro Forma
Revenue	$56.7	$—	$—				$—		$56.7
Costs and expenses:
Property operating expenses	20.0	—	0.1	(CC	)		—		20.1
Sales and marketing	2.1	—	0.4	(DD	)		—		2.5
General and administrative	5.3	—	0.2	(EE	)		—		5.5
Depreciation and amortization	18.8	—	—				—		18.8
Transaction costs	0.6	—	—				—		0.6
Management fees charged by CBI	0.9	—	(0.9)	(FF	)		—		—
Loss on sale of receivables to CBF	1.3	—	(1.3)	(GG	)		—		—

Total costs and expenses	49.0	—	(1.5)				—		47.5

Operating income	7.7	—	1.5				—		9.2
Interest expense	11.3	—	—				—		11.3

(Loss) income before income taxes	(3.6)	—	1.5				—		(2.1)
Income tax (benefit) expense	(0.7)	—	0.9	(HH	)		—		0.2

(Loss) income from continuing operations	(2.9)	—	0.6				—		(2.3)
Gain on sale of real estate improvements	(0.1)	—	—				—		(0.1)

(Loss) income before noncontrolling interests	(2.8)	—	0.6				—		(2.2)
Noncontrolling interests	—	—	—

Net (loss) income	$(2.8)	$—	$0.6			$		$

The accompanying notes are an integral part of the financial statements.

CyrusOne Inc.

Pro Forma Condensed Combined Statement of Operations For the Nine Months Ended September 30, 2012

(unaudited)

(dollars in millions)

	(AA) Predecessor Historical	(BB) Financing Transactions	Other Pro Forma Adjustments			(II) Non- controlling Interests		Pro Forma
Revenue	$162.8	$—	$—				$—		$162.8
Costs and expenses:
Property operating expenses	55.3	—	0.3	(CC	)		—		55.6
Sales and marketing	5.8	—	1.2	(DD	)		—		7.0
General and administrative	15.4	—	2.0	(EE	)		—		17.4
Depreciation and amortization	52.9	—	—				—		52.9
Transaction costs	1.3	—	—				—		1.3
Management fees charged by CBI	2.1	—	(2.1)	(FF	)		—		—
Loss on sale of receivables to CBF	3.7	—	(3.7)	(GG	)		—		—
Asset impairments	13.3	—	—				—		13.3

Total costs and expenses	149.8	—	(2.3)				—		147.5

Operating income	13.0	—	2.3				—		15.3
Interest expense	31.2	(0.2)	—				—		31.0

(Loss) income before income taxes	(18.2)	0.2	2.3				—		(15.7)
Income tax (benefit) expense	(4.7)	—	5.2	(HH	)		—		0.5

(Loss) income from continuing operations	(13.5)	0.2	(2.9)				—		(16.2)
Gain on sale of real estate improvements	(0.1)	—	—				—		(0.1)

(Loss) income before noncontrolling interests	(13.4)	0.2	(2.9)				—		(16.1)
Noncontrolling interests	—	—	—

Net (loss) income	$(13.4)	$0.2	$(2.9)			$		$

The accompanying notes are an integral part of the financial statements.

CyrusOne Inc.

Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2011

(unaudited)

(dollars in millions)

	(AA) Predecessor Historical	(BB) Financing Transactions	Other Pro Forma Adjustments			(II) Non- controlling Interests		Pro Forma
Revenue	$181.7	$—	$—				$—		$181.7
Costs and expenses
Property operating expenses	58.2	—	0.3	(CC	)		—		58.5
Sales and marketing	9.1	—	1.5	(DD	)		—		10.6
General and administrative	12.5	—	4.2	(EE	)		—		16.7
Depreciation and amortization	55.5	—	—				—		55.5
Acquisition costs	2.6	—	—				—		2.6
Management fees charged by CBI	2.3	—	(2.3)	(FF	)		—		—
Loss on sale of receivables to CBF	3.5	—	(3.5)	(GG	)		—		—

Total costs and expenses	143.7	—	0.2				—		143.9

Operating income (loss)	38.0	—	(0.2)				—		37.8
Interest expense	32.9	6.6	—				—		39.5
Loss on extinguishment of debt	1.4	—	—				—		1.4

Income (loss) before income taxes	3.7	(6.6)	(0.2)				—		(3.1)
Income tax expense	2.2	—	(1.6)	(HH	)		—		0.6

Income (loss) before noncontrolling interests	1.5	(6.6)	1.4				—		(3.7)
Noncontrolling interests	—	—	—

Net income (loss)	$1.5	$(6.6)	$1.4			$		$

The accompanying notes are an integral part of the financial statements.

NOTES TO PRO FORMA FINANCIAL STATEMENTS

1. Adjustments to the Pro Forma Combined Balance Sheet as of September 30, 2012

The adjustments to the pro forma condensed combined balance sheet as of September 30, 2012 are as follows:

(A) Reflects the balance sheet of CyrusOne on September 30, 2012. CyrusOne was organized in the state of Maryland on July 31, 2012 and issued 100 shares of its common stock to CBI in connection with its initial capitalization. CyrusOne intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2013. In order to maintain its qualification as a REIT, CyrusOne plans to distribute at least 90% of its taxable income in the form of qualifying distributions to its stockholders.

As of September 30, 2012, CyrusOne had not commenced operations, nor had it entered into any contracts to acquire properties, other than the agreements entered into with the Contributors, as described below. CyrusOne will contribute proceeds from the offering to CyrusOne LP for operating partnership units. CyrusOne is the sole beneficial owner and sole trustee of CyrusOne GP, which is the sole general partner of CyrusOne LP and plans to conduct substantially all of its business through CyrusOne LP following the consummation of this offering.

In connection with the offering, CyrusOne incurred offering costs through November 20, 2012, the closing date of the formation transactions, which were paid by CBI. Concurrently with the completion of the offering, CyrusOne has agreed to issue                  shares of its common stock to CBI in exchange for the satisfaction and discharge of intercompany indebtedness related to CBI’s payment of such expenses.

(B) Reflects the Predecessor’s historical condensed combined balance sheet as of September 30, 2012. Pursuant to a contribution agreement between the Contributors and CyrusOne LP, CyrusOne LP received a contribution of interests in certain of CBI’s properties in exchange for the assumption of certain liabilities and the issuance of limited partnership interests in CyrusOne LP.

(C) Reflects the issuance of a promissory note to Cincinnati Bell Telephone Company LLC for the acquisition of 229 West Seventh Street and to fund certain building improvements. This property has been presented as owned in the Predecessor’s historical financial statements.

(D) Reflects the issuance of $525.0 million of senior notes and a $225 million revolving credit facility by CyrusOne LP, net of financing costs of $17.3 million. Approximately $480 million of the proceeds of this senior notes issuance were utilized to partially repay related party notes payable with CBI. Debt issuance costs will be amortized over the term of the senior notes and revolving credit facility using the interest method.

(dollars in millions)
Proceeds from senior notes issuance	$525.0
Less issuance costs:
Financing costs	(12.8)

Net cash proceeds	512.2
Proceeds used to pay revolving credit facility issuance costs	(4.5)
Repayment of related party notes	(480.0)

Increase in cash and cash equivalents	$27.7

(E) Reflects the sale of              million shares of common stock in this public offering at the initial offering price of $             per share:

(dollars in millions)
Proceeds from this offering	$300.0
Less costs of offering paid at closing	(22.0)

Net cash proceeds	278.0
Less costs of offering incurred prior to September 30, 2012	(6.6)

Increase in paid in capital	$271.4

(F) Reflects the elimination of related party receivables and notes payable which will not be contributed to CyrusOne LP.

(G) Reflects trade receivables of $25.7 million, net of allowance for doubtful accounts, transferred to CyrusOne upon termination of the Predecessor’s participation in CBI’s accounts receivable securitization program. Also reflects the elimination of deferred tax assets and tax liabilities of $7.7 million and $0.5 million, respectively, which were not contributed to CyrusOne LP.

(H) Reflects the recording of noncontrolling interests in CyrusOne LP as a result of an aggregate of operating partnership units issued to the Contributors of the properties pursuant to the contribution agreements. In exchange for the properties contributed pursuant to the contribution agreements, CyrusOne LP issued to the Contributors an aggregate of              operating partnership units, which will be redeemable by the holder for cash or, at our option, exchangeable into our common stock on a one-to-one basis and have a total value of $             million based upon the midpoint of the range set forth on the cover of this prospectus. The value of the operating partnership units that CyrusOne LP gave for contributed property interests and other assets will increase or decrease based on the initial public offering price of CyrusOne’s common stock in the offering. The noncontrolling interests are classified as permanent equity within the pro forma condensed combined balance sheet.

2. Adjustments to the Pro Forma Condensed Combined Statement of Operations

Adjustments to the pro forma condensed combined statement of operations for the three and nine months ended September 30, 2012 and the year ended December 31, 2011, are as follows:

(AA) Reflects the Predecessor’s historical condensed combined statement of operations for the three and nine months ended September 30, 2012 and the year ended December 31, 2011.

(BB) Reflects pro forma adjustments to interest expense as if the related financing transactions had occurred as of January 1, 2011. Interest expense on related party notes payable has been eliminated because such notes have been repaid or have not been contributed to the operating partnership. Interest expense on the senior notes has been calculated by applying an interest rate of 6.375%. Amortization of deferred financing costs has been calculated using a 10 year term on the senior notes and a five year term on the revolving credit facility. Revolver and letter of credit fees have been estimated assuming that approximately $20 million of letters of credit are outstanding and no borrowings on the revolver are outstanding. Fees on the revolver and letters of credit are estimated to approximate 50 and 350 basis points, respectively. Capitalized interest has been adjusted to the interest rate on the senior notes for all periods presented. The adjustments to interest expense set forth below are based upon our estimates and assumptions that we believe to be reasonable at this time and are subject to change in the future.

(dollars in millions)	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Interest expense on retired related party notes	$(9.3)	$(27.7)	$(30.1)
Interest expense on the senior notes	8.4	25.1	33.5
Financing costs	1.0	2.9	3.9
Capitalized interest	(0.1)	(0.5)	(0.7)

Net adjustment to interest expense	$—	$(0.2)	$6.6

(CC) Reflects compensation expense for restricted stock granted to operations employees in connection with the offering.

(DD) Reflects compensation expense for restricted stock and performance units granted to sales and marketing employees in connection with the offering. Also includes bad debt expense that CyrusOne would incur as a standalone company. Effective October 1, 2012, CyrusOne terminated its participation in CBI’s accounts receivable securitization program.

(EE) Reflects compensation expense for restricted stock and performance units granted to the board of directors, senior management and other administrative employees in connection with the offering.

The pro forma financial statements may not be indicative of CyrusOne’s future results of operations as additional general and administrative costs will be incurred to operate as a standalone company. Management estimates these costs will approximate $5.0 million on an annual basis exclusive of stock compensation costs. These costs will consist of compensation to hire personnel to perform functions previously performed by CBI, board of directors fees, audit fees and other general administrative costs. These costs have been excluded from the pro forma statement of operations as they represent a forward-looking estimate.

(FF) Reflects the elimination of the management fees recorded by the Predecessor for management compensation and certain functions, such as legal, treasury, tax, payroll and human resources, which had been performed by CBI. As a standalone company, such management fees will not be incurred. Rather, these costs will be replaced with direct general and administrative costs as CyrusOne assumes these functions.

(GG) Reflects the elimination of loss on sale of receivables to Cincinnati Bell Funding LLC, a subsidiary of CBI (“CBF”). Effective October 1, 2012, CyrusOne terminated its participation in this accounts receivable securitization program.

(HH) CyrusOne expects to qualify as a REIT and thereby generally be exempt from U.S. federal income taxes as a result of its eligibility for a deduction for dividends that it pays, beginning with its taxable year ending December 31, 2013. As a standalone company, CyrusOne expects it will continue to be subject to certain U.S. federal, state, local and foreign income and other taxes, as well as subject to tax on taxable income earned by its taxable REIT subsidiary. The tax provision as a standalone company has been estimated using statutory rates applied to forecasted pre-tax income generated by each tax-paying entity. The following table shows the components of the pro forma adjustment:

(dollars in millions)	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Income tax (benefit) expense per historical financial statements	$(0.7)	$(4.7)	$2.2
Pro forma adjustment	0.9	5.2	(1.6)

Pro forma income tax expense (benefit)	$0.2	$0.5	$0.6

(II) Reflects the non-controlling interests in the earnings of CyrusOne LP assuming that the noncontrolling interest represents     % of the economic interests of CyrusOne LP:

(dollars in millions)	Three Months Ended September 30, 2012		Nine Months Ended September 30, 2012		Year Ended December 31, 2011
Loss before noncontrolling interests	$(2.2)		$(16.1)		$(3.7)
Noncontrolling interests percentage		%		%		%

Noncontrolling interests share of net loss	$		$		$

CyrusOne Inc.

BALANCE SHEET

As of September 30, 2012

(dollars in millions)

(unaudited)

Assets

Cash and cash equivalents	$—
Deferred offering costs	6.6

Total assets	$6.6

Liabilities and Stockholder’s Equity

Due to affiliates	$6.6
Stockholder’s equity
Common shares, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	—
Paid in capital	—

Total liabilities and stockholder’s equity	$6.6

The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENT (UNAUDITED)

1. Organization and Description of Business

CyrusOne Inc. (“CyrusOne”) was organized in the state of Maryland on July 31, 2012, and issued 100 shares of its common stock to CBI for $1,000 in connection with its initial capitalization. CyrusOne expects to file a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) with respect to a proposed public offering of common stock (the “offering”).

CyrusOne is the sole beneficial owner and sole trustee of CyrusOne GP, which is the sole general partner of CyrusOne LP, which was formed on July 31, 2012 in anticipation of the offering. Upon completion of the offering, CyrusOne, through CyrusOne LP, will continue to operate and expand the business of the Predecessor. The “Predecessor” is not a legal entity; rather it is a combination of the data center operations of Cincinnati Bell Inc. and, unless the context otherwise requires, its consolidated subsidiaries (“CBI”). The Predecessor is engaged in the business of providing data center colocation services to businesses. CyrusOne and CyrusOne LP’s operations will commence upon completion of the offering.

CyrusOne’s operations will be carried on primarily through CyrusOne LP, the operating partnership. It is CyrusOne’s intent to elect the status of and qualify as a REIT under Section 856 through 860 of the Internal Revenue Code of 1986, as amended, subsequent to the proposed offering.

Pursuant to contribution agreements among the owners of the businesses comprising the Predecessor and CyrusOne LP, CyrusOne LP will receive a contribution of interests in certain of CBI’s properties in exchange for limited partnership interests in CyrusOne LP. The value of the operating partnership units that CyrusOne LP will give for contributed property interests and other assets will increase or decrease based on the initial public offering price of CyrusOne’s common stock in the offering.

CyrusOne has committed to purchase a portion of CyrusOne LP’s interests from CBI following the completion of the offering. The purchase price is expected to be equal to the value of CyrusOne LP’s units based on the initial public offering price of CyrusOne’s stock, net of underwriting discounts and commissions and financial advisory fees.

As of September 30, 2012 CyrusOne had no commercial operations, nor had it entered into any contracts to acquire properties, other than the contribution agreements described above.

2. Basis of Presentation and Accounting Policies

The balance sheet has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and, in the opinion of management, includes all adjustments necessary for a fair presentation of the financial position for the period presented.

The adjustments referred to above are of a normal and recurring nature. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to SEC rules and regulations for interim reporting.

This financial statement should be read in conjunction with the Company’s audited financial statement as of August 6, 2012 included within this prospectus.

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Actual results may differ from these estimates and assumptions.

3. Income Taxes

As a REIT, CyrusOne will be permitted to deduct dividends paid to its stockholders, eliminating the federal taxation of income represented by such dividends at the CyrusOne level. REITs are subject to a number of organizational and operational requirements. If CyrusOne fails to qualify as a REIT in any taxable year, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.

To maintain REIT status, we will dividend a minimum of 90% of CyrusOne’s taxable income. Any taxable income prior to the completion of the offering will be the responsibility of CBI. CyrusOne is subject to statutory tax requirements of the locations in which it conducts its business. State and local income taxes will be accrued as deemed required in the best judgment of management based on analysis and interpretation of respective tax laws.

We will elect to treat one of our subsidiaries as a taxable REIT subsidiary (“TRS”). Certain activities that we undertake must be conducted by a TRS, such as services for our customers that would otherwise be impermissible for us to perform and holding assets that we cannot hold directly. A TRS is subject to corporate level federal and state income taxes.

4. Deferred Offering Costs

In connection with the offering, CyrusOne has incurred legal, accounting and related offering costs, which were paid by CBI. Such costs will be deducted from the gross proceeds of the offering. Concurrently with the completion of the offering, CyrusOne will issue shares of its common stock in exchange for the satisfaction and discharge of intercompany indebtedness related to CBI’s payment of such expense.

5. Subsequent Events

On November 20, 2012, CyrusOne LP completed certain formation transactions, which were designed to consolidate the ownership of CBI’s data center properties into CyrusOne LP, facilitate the offering, enable the Predecessor to raise necessary capital to repay indebtedness owed to CBI prior to the offering and enable us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of CyrusOne Inc.

We have audited the accompanying balance sheet of CyrusOne Inc. (the “Company”), as of August 6, 2012. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statement presents fairly, in all material respects, the financial position of CyrusOne Inc. at August 6, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

August 7, 2012

CyrusOne Inc.

BALANCE SHEET

As of August 6, 2012

(dollars in millions)

Assets

Cash and cash equivalents	$0.1
Deferred offering costs	4.5

Total assets	$4.6

Liabilities and Stockholder’s Equity

Due to affiliates	$4.6
Stockholder’s equity
Common shares, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	—
Paid in capital	—

Total liabilities and stockholder’s equity	$4.6

The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENT

1. Organization and Description of Business

CyrusOne Inc. (“CyrusOne”) was organized in the state of Maryland on July 31, 2012, and issued 100 shares of its common stock to CBI for $1,000 in connection with its initial capitalization. CyrusOne expects to file a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) with respect to a proposed public offering of common stock (the “offering”).

CyrusOne is the sole beneficial owner and sole trustee of CyrusOne GP, which is the sole general partner of CyrusOne LP, which was formed on July 31, 2012 in anticipation of the offering. Upon completion of the offering, CyrusOne, through CyrusOne LP, will continue to operate and expand the business of the Predecessor. The “Predecessor” is not a legal entity; rather it is a combination of the data center operations of Cincinnati Bell Inc. and, unless the context otherwise requires, its consolidated subsidiaries (“CBI”). The Predecessor is engaged in the business of providing data center colocation services to businesses. CyrusOne and CyrusOne LP’s operations will commence upon completion of the offering.

CyrusOne and CyrusOne LP, together with the owners of the Predecessor, will engage in certain formation transactions. The formation transactions are designed to (i) continue the operations of the Predecessor, (ii) enable CyrusOne to raise additional capital to repay certain related party debt to CBI, (iii) fund operating costs, capital expenditures and working capital, (iv) provide a funding vehicle for potential business acquisitions and (v) enable CyrusOne to comply with requirements under the federal income tax laws and regulations related to real estate investment trusts (“REIT”).

CyrusOne’s operations will be carried on primarily through CyrusOne LP, the operating partnership. It is CyrusOne’s intent to elect the status of and qualify as a REIT under Section 856 through 860 of the Internal Revenue Code of 1986, as amended, subsequent to the proposed offering.

Pursuant to a contribution agreement among the owners of the businesses comprising the Predecessor and CyrusOne LP, CyrusOne LP will receive a contribution of interests in certain of CBI’s properties in exchange for limited partnership interests in CyrusOne LP. The value of the operating partnership units that CyrusOne LP will give for contributed property interests and other assets will increase or decrease based on the initial public offering price of CyrusOne’s common stock in the offering.

CyrusOne has committed to purchase a portion of CyrusOne LP’s interests from CBI following the completion of the offering. The purchase price is expected to be equal to the value of CyrusOne LP’s units based on the initial public offering price of CyrusOne’s stock, net of underwriting discounts and commissions and financial advisory fees.

2. Basis of Presentation and Accounting Policies

Basis of Presentation—The accompanying financial statement of CyrusOne has been prepared pursuant to accounting principles generally accepted in the United States of America and in accordance with the rules and regulations of the SEC. In the opinion of management, this financial statement includes all adjustments necessary for a fair presentation of its financial position.

Use of Estimates—Preparation of the financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results may differ from these estimates and assumptions.

3. Income Taxes

As a REIT, CyrusOne will be permitted to deduct dividends paid to its stockholders, eliminating the federal taxation of income represented by such dividends at the CyrusOne level. REITs are subject to a number of organizational and operational requirements. If CyrusOne fails to qualify as a REIT in any taxable year, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.

To maintain REIT status, we will dividend a minimum of 90% of CyrusOne’s taxable income. Any taxable income prior to the completion of the offering will be the responsibility of CBI. CyrusOne is subject to statutory tax requirements of the locations in which it conducts its business. State and local income taxes will be accrued as deemed required in the best judgment of management based on analysis and interpretation of respective tax laws.

We will elect to treat one of our subsidiaries as a taxable REIT subsidiary (“TRS”). Certain activities that we undertake must be conducted by a TRS, such as services for our customers that would otherwise be impermissible for us to perform and holding assets that we cannot hold directly. A TRS is subject to corporate level federal and state income taxes.

4. Deferred Offering Costs

In connection with the offering, CyrusOne has incurred legal, accounting and related costs. Such costs will be deducted from the gross proceeds of the offering.

Data Center Predecessor

CONDENSED COMBINED BALANCE SHEETS

(dollars in millions)

(unaudited)

	As of September 30, 2012	As of December 31, 2011
Assets
Investment in real estate:
Land	$41.2	$26.5
Buildings and improvements	666.5	568.6
Equipment	43.2	16.1
Construction in progress	56.6	49.0

Subtotal	807.5	660.2
Accumulated depreciation	(162.9)	(131.2)

Net investment in real estate	644.6	529.0

Cash and cash equivalents	3.2	0.6
Restricted cash	10.4	—
Goodwill	276.2	276.2
Intangible assets, net	106.7	120.7
Related party notes receivable	9.6	—
Other assets	40.1	28.2

Total assets	$1,090.8	$954.7

Liabilities and Divisional Control
Accounts payable and accrued expenses	$41.2	$22.2
Deferred revenue	52.1	49.0
Capital lease obligations	38.0	42.9
Related party notes payable	612.1	480.2
Other financing arrangements	49.2	48.2
Other liabilities	0.7	0.7

Total liabilities	793.3	643.2
Divisional control	297.5	311.5

Total liabilities and divisional control	$1,090.8	$954.7

The accompanying notes are an integral part of the combined financial statements.

Data Center Predecessor

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(dollars in millions)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30
	2012	2011	2012	2011
Revenue	$56.7	$46.5	$162.8	$133.7
Costs and expenses:
Property operating expenses	20.0	15.5	55.3	43.3
Sales and marketing	2.1	2.6	5.8	7.1
General and administrative	5.3	3.7	15.4	8.5
Depreciation and amortization	18.8	13.8	52.9	40.0
Transaction costs	0.6	—	1.3	2.6
Management fees charged by CBI	0.9	0.6	2.1	1.9
Loss on sale of receivables to CBF	1.3	1.2	3.7	2.3
Asset impairments	—	—	13.3	—

Total costs and expenses	49.0	37.4	149.8	105.7

Operating income	7.7	9.1	13.0	28.0
Interest expense	11.3	7.9	31.2	24.1

(Loss) income before income taxes	(3.6)	1.2	(18.2)	3.9
Income tax (benefit) expense	(0.7)	0.7	(4.7)	2.1

(Loss) income from continuing operations	(2.9)	0.5	(13.5)	1.8
Gain on sale of real estate improvements	(0.1)	—	(0.1)	—

Net (loss) income	$(2.8)	$0.5	$(13.4)	$1.8

The accompanying notes are an integral part of the combined financial statements.

Data Center Predecessor

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(dollars in millions)

(unaudited)

	For the Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities
Net (loss)/income	$(13.4)	$1.8
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	52.9	40.0
Net loss on sale of receivables and sale or disposal of other assets	3.4	2.3
Asset impairments	13.3	—
Deferred income tax expense, including valuation allowance change	(5.3)	1.6
Changes in operating assets and liabilities:
Increase in other assets	(10.1)	(0.9)
(Decrease)/increase in accounts payable and accrued expenses	(1.2)	0.9
Increase in deferred revenue	3.2	2.4
Increase in other liabilities	—	0.1

Net cash provided by operating activities	42.8	48.2

Cash flows from investing activities
Capital expenditures – acquisitions of real estate	(25.4)	(14.8)
Capital expenditures – other	(121.0)	(61.5)
Increase in restricted cash	(11.1)	—
Release of restricted cash	0.7	—
Advances (to) from affiliates	(9.6)	11.6
Proceeds from sale of assets	0.2	—

Net cash used in investing activities	(166.2)	(64.7)

Cash flows from financing activities
Borrowings from affiliates, net	131.9	21.7
Payments on capital lease obligations	(5.2)	(5.5)
Distributions to parent, net	(0.7)	(3.6)

Net cash provided by financing activities	126.0	12.6

Net increase (decrease) in cash and cash equivalents	2.6	(3.9)
Cash and cash equivalents at beginning of period	0.6	4.9

Cash and cash equivalents at end of period	$3.2	$1.0

Supplemental disclosures
Cash paid for interest	$32.9	$23.4
Noncash investing and financing transactions:
Acquisition of property by assuming debt and other noncurrent liabilities	—	31.3
Acquisition of property on account	26.4	—

The accompanying notes are an integral part of the combined financial statements.

DATA CENTER PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1. Description of Business

The Data Center Predecessor (the “Predecessor”, “we” or “our”) is an owner, operator and developer of enterprise-class, carrier neutral data centers. Our customers operate in a number of industries, including energy, oil and gas, mining, medical, technology, finance and consumer goods and services. We currently operate 23 data centers located in the United States, United Kingdom and Singapore. A large portion of our revenues are generated by data centers located in Texas and Ohio. An economic downtown or natural disaster occurring in these operating territories could have a disproportionate effect on our business, financial condition, results of operations and cash flows compared to similar companies operating in different geographic areas.

The Predecessor is not a legal entity or a combination of legal entities. The accompanying combined financial statements of the Predecessor represent the data center assets and operations owned by Cincinnati Bell Inc. and, unless the context otherwise requires, its consolidated subsidiaries (“CBI”) which historically have been maintained in various legal entities, some of which had significant unrelated business activities.

The Predecessor’s historical financial statements have been “carved out” of CBI’s consolidated financial statements and reflect significant assumptions and allocations. The financial statements do not fully reflect what the Predecessor’s financial position, results of operations and cash flows would have been had the Predecessor been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of the Predecessor’s future results of operations, financial position and cash flows.

The Predecessor’s historical financial statements were prepared using CBI’s historical basis in the assets and liabilities of its data center business. The Predecessor’s historical financial statements include all revenues, costs, assets and liabilities directly attributable to the data center business. In addition, certain expenses reflected in the financial statements include allocations of corporate expenses from CBI, which in the opinion of management are reasonable.

Related party notes receivable (payable) in the accompanying combined financial statements reflect contractual amounts due from/to CBI or other affiliated entities pursuant to a cash management variable rate note and a long-term fixed rate note. All intercompany transactions have been eliminated from the accompanying financial statements.

CyrusOne Inc. (“CyrusOne”), CyrusOne GP, of which CyrusOne is the sole beneficial owner and sole trustee, and its limited partnership, CyrusOne LP (the “operating partnership”), of which CyrusOne GP is the general partner, were formed on July 31, 2012. CyrusOne anticipates selling its common stock through an initial public offering (the “offering”). Prior to the offering, CyrusOne and the operating partnership will engage in certain formation transactions designed to (i) continue the operations of the Predecessor, (ii) enable CyrusOne to raise necessary capital to repay certain debt to CBI, a related party, (iii) fund operating costs, capital expenditures and working capital, (iv) provide a funding vehicle for potential business acquisitions, and (v) enable CyrusOne to comply with the requirements under the federal income tax laws and regulations related to real estate investment trusts (“REIT”).

CyrusOne’s operations will be conducted primarily through the operating partnership. It is management’s intent that CyrusOne will elect the status of and qualify as a REIT under Sections 856 and 860 of the Internal Revenue Code of 1986, as amended, subsequent to the proposed offering. Pursuant to a contribution agreement among CBI and the operating partnership, the operating partnership will receive a contribution of interests in the real estate properties and certain other assets from CBI in exchange for limited partnership interests and the assumption of certain liabilities. The Predecessor will contribute all its assets and liabilities, except for certain related party notes receivable and payable and deferred tax assets and liabilities.

2. Basis of Presentation and Significant Accounting Policies

The condensed combined financial statements of the Predecessor have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and, in the opinion of management, include all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows for each period presented.

The adjustments referred to above are of a normal and recurring nature. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to SEC rules and regulations for interim reporting.

The condensed combined balance sheet as of December 31, 2011 was derived from audited financial statements, included in this prospectus, but does not include all disclosures required by U.S. GAAP. These condensed combined financial statements should be read in conjunction with the Predecessor’s audited combined financial statements as of December 31, 2011 and 2010 and for the three years ended December 31, 2011 included within this prospectus. Operating results for the three and nine months ended September 30, 2012 are not necessarily indicative of the results expected for the full year or any other interim period.

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions are based on management’s best knowledge of current events and actions that the Predecessor may undertake in the future. Actual results may differ from these estimates and assumptions.

3. Recently Issued Accounting Standards

In December 2011, the Financial Accounting Standards Board (“FASB”) amended the guidance in Accounting Standards Codification (“ASC”) 210 related to disclosures about offsetting assets and liabilities. The amendments would require an entity to disclose information about financial instruments and derivative instruments that are either offset subject to ASC 210-20-45 or ASC 815-10-45 or subject to enforceable master netting arrangements or similar arrangements. We will be required to adopt this guidance beginning with our interim financial statements for the three months ended March 31, 2013. The adoption of this accounting standard is not expected to have a material impact on our financial statements.

In September 2011, the FASB amended the guidance in ASC 350-20 on testing goodwill for impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit. If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. We adopted this guidance beginning with interim financial statements for the three months ended March 31, 2012. The adoption of this accounting standard did not have a material impact on our financial statements.

In June 2011, the FASB issued new guidance under ASC 220 regarding the presentation of comprehensive income in financial statements. An entity has the option to present the components of net income and other comprehensive income either in a single continuous statement or in two separate but consecutive statements. We adopted this guidance beginning with our interim financial statements for the three months ended March 31, 2012. The adoption of this accounting standard did not have a material impact on our financial statements, as we do not have any significant differences between net income and comprehensive income; rather it prescribes how we will present other comprehensive income in our financial statements. Separately, in December 2011, the FASB amended a portion of this guidance to defer proposed changes to the presentation of reclassification adjustments.

4. Investment in Real Estate

A rollforward of our gross investment in real estate follows:

(dollars in millions)	Nine Months Ended September 30, 2012
Beginning of period balance	$660.2

Additions	164.6
Impairments	(17.1)
Disposals	(0.2)

End of period balance	$807.5

For the first nine months ended September 30, 2012, buildings and improvements additions were $115.2 million consisting primarily of expansions at Metropolis Drive (Austin 2), Westway Park Blvd (Houston West) and Frankford Road (Carrollton). For the first nine months of 2012, the historical cost basis of buildings and improvements impairments was $17.1 million related to data center assets primarily associated with our GramTel acquisition. Disposals associated with buildings and improvements were $0.2 million.

In January 2012, the Predecessor purchased a 30-acre parcel of land and a 659,340 square foot building in Carrollton, Texas (Dallas metro area) for $23.4 million. Land was allocated $16.1 million of the purchase price and the remaining $7.3 million was associated with construction in progress, as CyrusOne is developing this building into an operating data center.

In July 2012, the Predecessor purchased six acres of land adjacent to the Westway Park (Houston West) facility, for $2.0 million. Concurrent with this purchase, the Predecessor committed to fund construction of a 157,000 square foot building at a cost of $11.1 million. The Predecessor deposited these funds into an escrow account to fund construction and $0.7 million was drawn to fund construction costs as of September 30, 2012. This account is presented as restricted cash in the accompanying condensed combined balance sheet. Upon completion of construction, this building will be developed into a data center.

5. Impairment of Long-Lived & Intangible Assets

During the second quarter of 2012, management identified impairment indicators for a customer relationship intangible and property and equipment primarily related to our GramTel acquisition. In the nine months ended September 30, 2012, asset impairments of $13.3 million were recognized on these assets. Management engaged a third-party valuation specialist to assist in the Company’s estimation of the fair value of these assets. Management estimated the fair value of the customer relationship intangible at $2.8 million, resulting in an impairment loss of $1.5 million. Management estimated the fair value of other long-lived assets, primarily leasehold improvements, at $2.4 million, resulting in an impairment loss of $11.8 million.

6. Debt and Other Financing Arrangements

The following table summarizes the components of debt and other financing arrangements presented in the accompanying financial statements:

(dollars in millions)	September 30, 2012	December 31, 2011
Capital lease obligations	$38.0	$42.9
Related party note due on demand	212.1	80.2
Related party note due 2018	400.0	400.0
Other financing arrangements	49.2	48.2

Total	$699.3	$571.3

The following summarizes the key terms of the Predecessor’s long-term debt:

Capital lease obligations—The Predecessor uses leasing as a source of financing for certain of its data center facilities and related equipment.

Related party note due on demand—The Predecessor participates in CBI’s centralized cash management program. Borrowings under this arrangement are due upon demand. All advances/borrowings bear interest at the average 30-day Eurodollar rate for the calendar month plus the applicable credit spread for Eurodollar rate borrowings charged for CBI’s revolving line of credit. For the three and nine months ended September 30, 2012, the average annual interest rate was approximately 5%.

Related party note due 2018—On December 31, 2010, the Predecessor issued a note to CBI, an affiliated entity, for $400 million. This note bears interest at 7.25% and matures in 2018. Interest is settled on a monthly basis through CBI’s centralized cash management system. The Predecessor may prepay this note in whole or in part at any time at par. Events of default consist of nonpayment of amounts due, a bankruptcy filing, foreclosure proceedings, the filing of a lien against all or substantially all of the borrower’s assets, or a default on other indebtedness greater than $100,000 which accelerates the maturity date of such borrowings.

Other financing arrangements—Other financing arrangements represent leases of real estate in which we are involved in the construction of structural improvements to develop buildings into data centers. When we bear substantially all the construction period risk, such as managing or funding construction, we are deemed to be the accounting owner of the leased property, and, at the lease inception date, we are required to record at fair value the property and associated liability on our balance sheet. These transactions generally do not qualify for sale-leaseback accounting due to our continued involvement in these data center operations.

7. Fair Value of Financial Instruments and Fair Value Measurements

The fair value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses approximates carrying value because of the short-term nature of these instruments. The carrying value and fair value of the Predecessor’s other financial instruments are as follows:

	September 30, 2012		December 31, 2011
(dollars in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Related party note due on demand	$212.1	$212.1	$80.2	$80.2
Related party note due 2018	400.0	427.3	400.0	415.1
Other financing arrangements	49.2	48.5	48.2	47.5

The fair value of the related party note due on demand is equal to its carrying value as it bears interest at a current market rate. The fair value of long-term debt and other financing arrangements was calculated using a discounted cash flow model that incorporates current borrowing rates for obligations of similar duration. This fair value measurement is considered Level 3 of the fair value hierarchy.

Non-Recurring Fair Value Measurements

Certain long-lived assets, intangibles, and goodwill are required to be measured at fair value on a non-recurring basis subsequent to their initial measurement. These non-recurring fair value measurements generally occur when evidence of impairment has occurred.

As of June 30, 2012, the following assets were measured at fair value:

		Fair Value Measurements Using
(dollars in millions)	June 30, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses
Customer relationship intangible	$2.8	$—	$—	$2.8	$(1.5)
Buildings and improvements	2.4	—	—	2.4	(11.8)

Impairment losses					$(13.3)

In the second quarter of 2012, the customer relationship intangible obtained in the GramTel acquisition was deemed impaired. The fair value of this asset was estimated at $2.8 million, resulting in an impairment loss of $1.5 million. The fair value of this asset was estimated by management with the assistance of a third-party valuation specialist. Management estimated the fair value using the income approach, which discounted the expected future earnings attributable to current customer contracts, and includes estimates of future expenses, capital expenditures and an appropriate discount rate. This fair value measurement is considered a Level 3 measurement due to the significance of its unobservable inputs.

In addition, leasehold improvements and other property at data centers acquired with GramTel were deemed impaired. Prior to recognizing the impairment, these assets had a net book value of $14.2 million as of June 30, 2012. The fair value of the assets was written down to the estimated fair value of $2.4 million, resulting in an impairment loss of $11.8 million. The fair value of these assets was estimated by management with the assistance of a third-party valuation specialist. Management estimated the fair value using an income approach. Projected discounted cash flows included estimates regarding future revenues and expenses, projected capital expenditures and an appropriate discount rate. This fair value measurement is considered a Level 3 measurement due to the significance of its unobservable inputs.

8. Commitment and Contingencies

Guarantee of CBI Debt

As of September 30, 2012, CBI had $2.2 billion of unsecured long-term debt which has been guaranteed by the following CBI subsidiaries: CyrusOne Inc., CyrusOne Foreign Holdings LLC, GramTel Inc., Cincinnati Bell Entertainment, Inc., Cincinnati Bell Any Distance, Inc., Cincinnati Bell Telecommunications Services LLC, Cincinnati Bell Wireless LLC, CBTS Software LLC, Cincinnati Bell Shared Services LLC, Cincinnati Bell Technology Solutions, Inc., Cincinnati Bell Any Distance of Virginia LLC, and eVolve Business Solutions LLC. Effective October 15, 2012, GramTel Inc. was merged into CyrusOne Inc.

CBI also has a corporate credit facility which is guaranteed by the same subsidiaries referenced above. These guarantees are full and unconditional and joint and several. In certain customary circumstances, a subsidiary may be released from its guarantee obligation. These circumstances are as follows:

•	upon the sale of all of the capital stock of a subsidiary;

•	if CBI designates the subsidiary as an unrestricted subsidiary under the terms of its indentures; or

•	if the subsidiary is released as a guarantor from CBI’s credit facility.

In the event that CBI defaults on any of the aforementioned obligations prior to release of these guarantees, the CBI subsidiaries whose operations comprise the Predecessor may be called upon to repay all or a portion of the unpaid amounts. While the maximum amount that such subsidiaries could be required to pay pursuant to its guarantees is $2.2 billion, the actual amount that such subsidiaries may be required to repay pursuant to its guarantees is not determinable. The amount payable would be determined based upon the amount of CBI’s unpaid principal and interest as well as the amounts that other guarantors could be required to pay. As of the date of this report, CBI was current on all its debt service obligations. The guarantees of the CBI subsidiaries whose operations comprise the Predecessor will expire when such subsidiaries have been released from their guarantee obligation or when these notes have been repaid in full.

Contingencies

The Predecessor is involved in legal, tax and regulatory proceedings arising from the conduct of its business activities. Liabilities are established for loss contingencies when losses associated with such claims are deemed to be probable and the loss can be reasonably estimated. Based on information currently available and consultation with legal counsel, we believe that the outcome of all claims will not, individually or in the aggregate, have a material effect on the Predecessor’s financial statements. In the nine months ended September 30, 2012, the Predecessor recognized $0.5 million for the probable settlement of an employee dispute related to sales commissions. As of September 30, 2012, this settlement had been paid.

9. Related Party Transactions

The Predecessor was not a separate legal entity and was operated by CBI during the periods presented. The following summarizes the related party transactions which commenced in 2012.

Effective January 1, 2012, the Predecessor entered into a transition services agreement with Cincinnati Bell Technology Solutions (“CBTS”), a wholly-owned subsidiary of CBI, in which each party agreed to provide certain services to the other party. Services provided by CBTS to the Predecessor include network support, service calls, monitoring and management, storage and backup and IT systems support. The annual fee to be paid for these services is approximately $1.6 million. Services provided by the Predecessor to CBTS include data center colocation and network interface charges for a fiber network. The Predecessor will earn annual revenue of approximately $1.1 million for data center colocation, $0.3 million for rent of office space at the Parkway (Mason) data center facility and $0.5 million for network interface charges for a fiber network.

Also effective January 1, 2012, the Predecessor entered into marketing agreements with Cincinnati Bell Telephone Company LLC (“CBT”) and CBTS to appoint these affiliates as CyrusOne’s authorized marketing representatives. The Predecessor will pay these affiliates a commission for all new leases they attain, which is calculated as a percentage of the first month’s recurring revenue, which ranges from 30% to 140%, depending on the lease term. For the three and nine months ended September 30, 2012, commissions earned pursuant to these arrangements were $0.1 million. The term of this agreement expired on December 31, 2012.

10. Subsequent Event

Management has evaluated subsequent events through the date of this filing. Effective October 1, 2012, the Predecessor terminated its participation in CBI’s accounts receivable securitization program. As of this date, trade receivables of $25.9 million and an allowance for doubtful accounts of $0.2 million were recognized on the Predecessor’s balance sheet.

On October 29, 2012, the Company purchased 229 West Seventh Street from CBT for $18 million. This purchase was funded with a promissory note which bears interest at 10% and is due upon demand. The Company intends to repay this note with the proceeds from the senior notes described below. This property has been presented as owned in all periods in the Predecessor’s combined financial statements at its historical cost.

In November 2012, CyrusOne LP issued $525 million of senior notes due in 2022 and entered into a $225 million revolving credit agreement. The proceeds from this debt were utilized to partially repay related party notes payable. Concurrent with these financing transactions, the legal entities which comprise the Predecessor were released from their guarantee of CBI debt.

As of October 31, 2012, the Company leased approximately 83,000 net rentable square feet (“NRSF”) at our Knightsbridge Drive (Hamilton) data center. A customer occupying approximately 47,000 NRSF in this data center recently gave notice of its intent to exercise its option to purchase this property. After the closing of this transaction, revenue from this customer will only be recognized for data center services and power, not space. The projected decline in annual revenues is approximately $1.2 million. The Company will continue to lease space within this building.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Cincinnati Bell Inc.

We have audited the accompanying combined balance sheets of the Data Center Predecessor (the “Company”) as of December 31, 2011 and 2010, and the related combined statements of operations, divisional control, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule included on page F-50. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Data Center Predecessor at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1, the combined financial statements of the Company include allocation of certain corporate overhead costs from Cincinnati Bell Inc. (“CBI”). These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from CBI.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

August 7, 2012

Data Center Predecessor

COMBINED BALANCE SHEETS

(dollars in millions)

	As of December 31,
	2011	2010
Assets
Investments in real estate:
Land	$26.5	$5.5
Buildings and improvements	568.6	460.0
Equipment	16.1	14.6
Construction in progress	49.0	18.3

Subtotal	660.2	498.4
Accumulated depreciation	(131.2)	(94.7)

Net investment in real estate	529.0	403.7
Cash and cash equivalents	0.6	4.9
Goodwill	276.2	276.3
Intangible assets, net	120.7	136.2
Advances to affiliates	—	11.6
Other assets	28.2	29.6

Total assets	$954.7	$862.3

Liabilities and Divisional Control
Accounts payable and accrued expenses	$22.2	$11.5
Deferred revenue	49.0	46.6
Capital lease obligations	42.9	38.4
Related party notes payable	480.2	413.6
Other financing arrangements	48.2	32.5
Other liabilities	0.7	1.9

Total liabilities	643.2	544.5
Divisional control	311.5	317.8

Total liabilities and divisional control	$954.7	$862.3

The accompanying notes are an integral part of the combined financial statements.

Data Center Predecessor

COMBINED STATEMENTS OF OPERATIONS

(dollars in millions)

	Year Ended December 31,
	2011	2010	2009
Revenue	$181.7	$127.5	$74.1
Costs and expenses
Property operating expenses	58.2	43.9	31.0
Sales and marketing	9.1	6.8	5.1
General and administrative	12.5	7.0	4.2
Depreciation and amortization	55.5	36.2	18.0
Acquisition costs	2.6	9.0	—
Management fees charged by CBI	2.3	3.6	1.5
Loss on sale of receivables to CBF	3.5	1.8	1.2
Restructuring costs	—	1.4	—

Total costs and expenses	143.7	109.7	61.0

Operating income	38.0	17.8	13.1
Interest expense	32.9	11.5	3.1
Loss on extinguishment of debt	1.4	—	—

Income before income taxes	3.7	6.3	10.0
Income tax expense	2.2	2.7	3.9

Income from continuing operations	1.5	3.6	6.1
Loss on sale of real estate improvements	—	0.1	—

Net income	$1.5	$3.5	$6.1

The accompanying notes are an integral part of the combined financial statements.

Data Center Predecessor

COMBINED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities
Net income	$1.5	$3.5	$6.1
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	55.5	36.2	18.0
Loss on sale of receivables and other assets	3.5	2.0	1.2
Loss on extinguishment of debt	1.4	—	—
Noncash interest expense	—	0.7	—
Deferred income tax expense, including valuation allowance change	1.6	2.4	3.9
Changes in operating assets and liabilities, net of effects of acquisitions
Increase in other assets	(1.6)	(4.3)	(2.2)
Increase in accounts payable and accrued expenses	3.5	4.2	—
Increase (decrease) in deferred revenues	2.3	(1.8)	(2.3)
(Decrease) increase in other liabilities	(1.7)	0.6	(0.1)

Net cash provided by operating activities	66.0	43.5	24.6

Cash flows from investing activities
Capital expenditures – acquisitions of real estate	(22.4)	—	—
Capital expenditures – other	(95.1)	(29.3)	(20.7)
Advances from (to) affiliates	11.6	(11.6)	—
Other, net	0.1	0.4	0.5

Net cash used in investing activities	(105.8)	(40.5)	(20.2)

Cash flows from financing activities
Borrowings from affiliates, net	66.6	15.5	2.1
Payments on capital lease obligations	(7.0)	(10.2)	(5.5)
Payments on financing obligations	(16.2)	—	—
Distributions to parent, net	(7.8)	(3.7)	(1.0)
Other, net	(0.1)	0.3	—

Net cash provided by (used in) financing activities	35.5	1.9	(4.4)

Net (decrease) increase in cash and cash equivalents	(4.3)	4.9	—
Cash and cash equivalents at beginning of year	4.9	—	—

Cash and cash equivalents at end of year	$0.6	$4.9	$—

Supplemental disclosures
Cash paid for interest	$33.0	$11.4	$3.4
Noncash investing and financing transactions:
Acquisition of property on account	7.6	0.3	0.9
Acquisition of property by assuming capital lease obligations or other financing arrangements	43.7	1.8	8.7
Acquisition of real estate contributed by parent	—	2.8	—
Acquisition of business funded by parent debt and divisional control contribution	—	526.3	—
Divisional control distribution funded by related party notes payable	—	215.0	—

The accompanying notes are an integral part of the combined financial statements.

Data Center Predecessor

COMBINED STATEMENT OF DIVISIONAL CONTROL

(dollars in millions)

Balance as of January 1, 2009	$158.3
Net income	6.1
Distributions to Parent	(1.0)

Balance as of December 31, 2009	163.4
Net income	3.5
Contributions from Parent related to acquisition of Cyrus Networks	366.7
Distributions to Parent related to recapitalization	(215.0)
Other distributions to Parent, net	(0.8)

Balance as of December 31, 2010	317.8
Net income	1.5
Distributions to Parent	(7.8)

Balance as of December 31, 2011	$311.5

The accompanying notes are an integral part of the combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

The Data Center Predecessor (the “Predecessor”, “we” or “our”) is an owner, operator and developer of enterprise-class, carrier neutral data centers. Our customers operate in a number of industries, including energy, oil and gas, mining, medical, technology, finance and consumer goods and services. We currently operate 21 data centers located in the United States, United Kingdom and Singapore. A large portion of our revenues are generated by data centers located in Texas and Ohio. An economic downturn or natural disaster occurring in this operating territory could have a disproportionate effect on our business, financial condition, results of operations and cash flows compared to similar companies operating in different geographic areas.

The Predecessor is not a legal entity or a combination of legal entities. The accompanying combined financial statements of the Predecessor represent the data center assets and operations owned by Cincinnati Bell Inc. and, unless the context otherwise requires, its consolidated subsidiaries (“CBI”) which historically have been maintained in various legal entities, some of which had significant unrelated business activities.

CyrusOne Inc. (“CyrusOne”), CyrusOne GP, of which CyrusOne is the sole beneficial owner and sole trustee, and its limited partnership, CyrusOne LP, of which CyrusOne GP is the general partner, were formed on July 31, 2012. CyrusOne anticipates selling its common stock through an initial public offering (the “offering”). Prior to this offering, CyrusOne and CyrusOne LP will engage in certain formation transactions designed to (i) continue the operations of the Predecessor, (ii) enable CyrusOne to raise necessary capital to repay certain debt to CBI, a related party, (iii) fund operating costs, capital expenditures and working capital, (iv) provide a funding vehicle for potential business acquisitions, and (v) enable CyrusOne to comply with the requirements under the federal income tax laws and regulations related to real estate investment trusts (“REIT”).

CyrusOne’s operations will be primarily conducted through CyrusOne LP, its limited partnership. It is management’s intent that CyrusOne will elect the status of and qualify as a REIT under Sections 856 and 860 of the Internal Revenue Code of 1986, as amended, for the taxable year ended December 31, 2012. CyrusOne will be the sole beneficial owner and sole trustee of CyrusOne GP, which will be the sole general partner in CyrusOne LP. Pursuant to a contribution agreement between CBI and CyrusOne LP, CyrusOne LP will receive a contribution of interests in the real estate properties from CBI in exchange for limited partnership interests in CyrusOne LP and the assumption of debt and other specified liabilities.

The accompanying combined financial statements of the Predecessor have been prepared pursuant to generally accepted accounting principles in the United States and in accordance with the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the combined financial statements include all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows for each period presented.

The Predecessor’s historical financial statements have been “carved out” of CBI’s consolidated financial statements and reflect significant assumptions and allocations. The financial statements do not fully reflect what the Predecessor’s financial position, results of operations and cash flows would have been had the Predecessor been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of the Predecessor’s future results of operations, financial position and cash flows.

The Predecessor’s historical financial statements were prepared using CBI’s historical basis in the assets and liabilities of its data center business. The Predecessor’s historical financial statements include all revenues, costs, assets and liabilities directly attributable to the data center business. In addition, certain expenses reflected in the financial statements include allocations of corporate expenses from CBI, which in the opinion of management are reasonable (see further discussion in Note 13).

Related party notes payable in the accompanying combined financial statements reflect contractual amounts due to CBI or other affiliated entities pursuant to a cash management variable rate note due on demand and a fixed rate term note due in 2018. All intercompany transactions have been eliminated from the accompanying combined financial statements.

2. Significant Accounting Policies

Use of Estimates—Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions are based on management’s knowledge of current events and actions that the Predecessor may undertake in the future. Estimates are used in determining the fair value of leased real estate, the useful lives of real estate and other long-lived assets, future cash flows associated with goodwill and other long-lived asset impairment testing, deferred tax assets and liabilities and loss contingencies. Estimates are also utilized in the determination of allocations of shared employees payroll, benefits and incentives and management fees. Actual results may differ from these estimates and assumptions.

Investments in Real Estate—Investments in real estate consist of land, buildings, improvements and integral equipment utilized in our data center operations. Real estate acquired from third parties has been recorded at its acquisition cost. Real estate acquired from CBI and its affiliates has been recorded at its historical cost basis. Additions and improvements which extend an asset’s useful life or increase its functionality are capitalized and depreciated over the asset’s remaining life. Maintenance and repairs are expensed as incurred.

When we are involved in the construction of structural improvements to the leased property, we are deemed the accounting owner of leased real estate. In these instances, we bear substantially all the construction period risk, such as managing or funding construction. These transactions generally do not qualify for sale-leaseback accounting due to our continued involvement in these data center operations. At inception, the fair value of the real estate, which generally consists of a building shell, and our associated obligation is recorded as construction in progress. As construction progresses, the value of the asset and obligation increase by the fair value of the structural improvements. When construction is complete, the asset is placed in service and depreciation commences. Leased real estate is depreciated to the lesser of (i) its estimated fair value at the end of the term or (ii) the expected amount of the unamortized obligation at the end of the term. As of December 31, 2011 and 2010, leased assets, where we are deemed the accounting owner, were $48.2 million and $32.5 million, respectively. The associated obligation is presented as other financing arrangements in the accompanying combined balance sheets.

When we are not deemed the accounting owner, we further evaluate leased real estate to determine whether the lease should be classified as a capital or operating lease. One of the following four characteristics must be present to classify a lease as a capital lease: (i) the lease transfers ownership of the property to the lessee by the end of the lease term, (ii) the lease contains a bargain purchase option, (iii) the lease term is equal to 75% or more of the estimated economic life of the leased property, or (iv) the net present value of the lease payments are at least 90% of the fair value of the leased property. As of December 31, 2011 and 2010, capital lease assets included in investment in real estate were $59.2 million and $50.2 million, respectively.

Construction in progress includes direct and indirect expenditures for the construction and expansion of our data centers and is stated at its acquisition cost. Independent contractors perform substantially all of the construction and expansion efforts of our data centers. Construction in progress includes costs incurred under construction contracts including project management services, engineering and schematic design services, design development, construction services and other construction-related fees and services. Interest, property taxes and certain labor costs are also capitalized during the construction of an asset. Capitalized interest in 2011, 2010, and 2009 was $2.6 million, $0.5 million, and $0.3 million, respectively. These costs are depreciated over the estimated useful life of the related assets.

Depreciation is calculated using the straight-line method over the estimated useful life of the asset. Useful lives range from 20 to 48 years for buildings, 3 to 25 years for building improvements, and 3 to 5 years for equipment. Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term, including renewal options which are reasonably assured.

Cash and Cash Equivalents—Cash and cash equivalents consist of funds on deposit at financial institutions. As of December 31, 2011, the Predecessor had minimal cash on hand as it participated in CBI’s centralized cash management system. As of December 31, 2010, the Predecessor had a larger cash balance on hand as a recently acquired business was not yet participating in CBI’s centralized cash management system.

Goodwill—Goodwill represents the excess of the purchase price over the fair value of net assets acquired in connection with business acquisitions. We perform testing of goodwill, at the reporting unit level, on an annual basis or more frequently if indicators of potential impairment exist. The fair value of the Predecessor’s reporting units was determined using a combination of market-based valuation multiples for comparable businesses and discounted cash flow analysis based on internal financial forecasts incorporating market participant assumptions. The fair value of each reporting unit exceeded its corresponding carrying value; therefore, no impairments were recognized in 2011, 2010 or 2009.

Long-Lived and Intangible Assets—Intangible assets represent purchased assets that lack physical substance, but can be separately distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged, either on its own or in combinations with a related contract, asset, or liability. Intangible assets with finite lives consist of trademarks, customer relationships, and a favorable leasehold interest.

Management reviews the carrying value of long-lived assets, including intangible assets with definite lives, when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Examples of such indicators may include a significant adverse change in the extent to which or manner in which the property is being used, an accumulation of costs significantly in excess of the amount originally expected for acquisition or development, or a history of operating or cash flow losses. When such indicators exist, we review an estimate of the undiscounted future cash flows expected to result from the use of an asset (or group of assets) and its eventual disposition and compare such amount to its carrying amount. We consider factors such as future operating income, leasing demand, competition and other factors. If our undiscounted net cash flows indicate that we are unable to recover the carrying value of the asset, an impairment loss is recognized. An impairment loss is measured as the amount by which the asset’s carrying value exceeds its estimated fair value. No asset impairments were recorded in 2011, 2010 or 2009.

Receivables—Receivables consist principally of trade receivables from customers, are generally unsecured and are due within 30 to 90 days. Unbilled receivables arise from services rendered but not yet billed. Expected credit losses associated with trade receivables are recorded as an allowance for uncollectible accounts. The allowance for uncollectible accounts is estimated based upon historic patterns of credit losses for aged receivables as well as specific provisions for certain identifiable, potentially uncollectible balances. When internal collection efforts on accounts have been exhausted, the accounts are written off and the associated allowance for uncollectible accounts is reduced.

Historically, the Predecessor has sold most of its trade and other accounts receivable without recourse to Cincinnati Bell Funding LLC (“CBF”), a bankruptcy-remote subsidiary of CBI, at a 2.5% discount to the receivables’ face value. Cincinnati Bell Technology Solutions (“CBTS”), a wholly-owned subsidiary of CBI, and Cyrus Networks LLC (“Cyrus Networks”) began selling their receivables to CBF in March 2009 and June 2011, respectively. The transfer of these assets qualifies as a sale pursuant to Accounting Standards Codification (“ASC”) 860-10, Transfers of Financial Assets, as these receivables have been isolated from the Predecessor and its creditors. The Predecessor continues to service these receivables and receives a fee for this service.

As of December 31, 2011 and 2010, receivables were $0.8 million and $10.5 million, respectively. As of December 31, 2010, the allowance for uncollectible accounts was $0.2 million. The allowance for uncollectible accounts was immaterial as of December 31, 2011. The Predecessor had receivables from one customer that exceeded 10% of outstanding receivables as of December 31, 2010. Receivables are presented within other assets in the accompanying combined balance sheets.

Deferred Leasing Costs—Sales commissions incurred at the commencement of a new lease are capitalized and amortized on a straight-line basis over the expected life of the customer relationship. Amortization of deferred leasing costs is presented with depreciation and amortization in the accompanying combined statements of operations. If a lease terminates prior to the expected life of the customer relationship, the remaining unamortized cost is written off to amortization expense.

Guarantees of Parent Debt—Certain subsidiaries of CBI, including those whose operations comprise the Predecessor, have guaranteed certain long-term debt obligations of CBI. Each guarantee is full and unconditional and joint and several. Collectively, the guarantors generate substantially all of CBI’s income and cash flow and generally distribute or advance the funds necessary to meet CBI’s debt service obligation. Since these guarantees are between the entities comprising the Predecessor and their parent, they are not subject to the recognition provisions of ASC 460 Guarantees. See Note 16 for further details on this guarantee obligation.

Pushdown of CBI Acquisition-Related Debt—In June 2010, CBI borrowed $526 million on its corporate credit facility to finance the acquisition of Cyrus Networks. In accordance with Staff Accounting Bulletin Topic 5J (“SAB Topic 5J”), we presented $168 million of CBI acquisition-related debt in the accompanying combined financial statements. We considered various allocation methodologies in determining the amount of debt to be recognized in the financial statements. The method selected was based on a leverage ratio common to the industry. As of December 31, 2010, the pushdown of CBI acquisition debt was derecognized from the Predecessor’s financial statements concurrent with a divisional control distribution from the Predecessor and issuance of a $400 million note payable to CBI. The derecognition of debt was offset by an increase to divisional control.

Other Financing Arrangements—Other financing arrangements represent leases of real estate where we are involved in the construction of structural improvements to develop buildings into data centers. When we bear substantially all the construction period risk, such as managing or funding construction, we are deemed to be the accounting owner of the leased property, and, at the lease inception date, we are required to record at fair value the property and associated liability on our combined balance sheet. These transactions generally do not qualify for sale-leaseback accounting due to our continued involvement in these data center operations.

Revenue Recognition—Colocation rentals are generally billed monthly in advance and some contracts have escalating payments over the non-cancellable term of the contract. If rents escalate without the lessee gaining access to or control over additional leased space or power, and the lessee takes possession of, or controls the physical use of the property (including all contractually committed power) at the beginning of the lease term, the rental payments by the lessee are recognized as revenue on a straight-line basis over the term of the lease. If rents escalate because the lessee gains access to and control over additional leased space or power, revenue is recognized in proportion to the additional space or power in the years that the lessee has control over the use of the additional space or power. The excess of revenue recognized over amounts contractually due is recognized in other assets in the accompanying combined balance sheets.

Some of our leases are structured on a full-service gross basis in which the customer pays a fixed amount for both colocation rental and power. Other leases provide that the customer will be billed for power based upon actual usage which is separately metered. In both cases, this revenue is presented on a gross basis in the accompanying combined statements of operations. Power is generally billed one month in arrears and an estimate of this revenue is accrued in the month that the associated costs are incurred. We generally are not entitled to reimbursements for real estate taxes, insurance or other operating expenses.

Revenue is recognized for services or products that are deemed separate units of accounting. When a customer makes an advance payment which is not deemed a separate unit of accounting, deferred revenue is recorded. This revenue is recognized ratably over the expected term of the customer relationship, unless the pattern of service suggests otherwise. As of December 31, 2011 and 2010, deferred revenue was $49.0 million and $46.6 million, respectively.

Certain customer contracts require specified levels of service or performance. If we fail to meet these service levels, our customers may be eligible to receive credits on their contractual billings. These credits are recognized against revenue when an event occurs that gives rise to such credits.

Property Operating Expenses—Property operating expenses generally consist of electricity, salaries and benefits of data center operations personnel, real estate taxes, security, rent, insurance and other site operating and maintenance costs.

Sales and Marketing Expense—Sales and marketing expense is comprised of compensation and benefits associated with sales and marketing personnel as well as advertising and marketing costs. Prior to January 1, 2011, certain commissions were paid as a percentage of monthly recurring revenue, and these amounts were included in sales and marketing expense. These commission plans were terminated on December 31, 2010. Costs related to advertising are expensed as incurred and amounted to $1.4 million and $0.2 million in 2011 and 2010, respectively. In 2009, advertising costs were immaterial.

Legal Costs—Legal costs are expensed as incurred.

Depreciation and Amortization Expense—Depreciation expense is recognized over the estimated useful lives of real estate applying the straight-line method. The useful life of leased real estate and leasehold improvements is the lesser of the economic useful life of the asset or the term of the lease, including optional renewal periods if renewal of the lease is reasonably assured. The residual value of leased real estate is estimated as the lesser of (i) the expected fair value of the asset at the end of the lease term or (ii) the expected amount of the unamortized liability at the end of the lease term. Estimated useful lives are periodically reviewed. Depreciation expense was $39.1 million in 2011, $26.9 million in 2010 and $16.8 million in 2009.

Amortization expense is recognized over the estimated useful lives of finite-lived intangibles. An accelerated method of amortization is utilized to amortize the Cyrus Networks customer relationship intangible, consistent with the benefit expected to be derived from this asset. The straight-line method is utilized to amortize the trademark, favorable leasehold interest and deferred leasing costs, as a straight-line method is consistent with the benefit expected to be derived from these assets. The estimated useful life of trademarks and customer relationships is eight to 15 years. The favorable leasehold interest is being amortized over the remaining lease term of 56 years. Deferred leasing costs are amortized over 3 to 5 years.

Acquisition Costs—Acquisition costs represent legal, accounting and professional fees incurred in connection with completed and potential business combinations. Acquisition costs are expensed as incurred.

Restructuring Costs—A restructuring charge was recognized in 2010 to terminate an existing sales commission plan in order to transition to a common plan for all commissioned employees.

Operating and Transactional Taxes—Certain operating taxes, such as property, sales and use and value added taxes, are reported as expenses in operating income. These taxes are not included in income tax expense because the amounts to be paid are not dependent on the level of income generated. We also record operating expenses for the establishment of liabilities related to certain operating tax audit exposures. These liabilities are established based on our assessment of the probability of payment. Upon resolution of an audit, any remaining liability not paid is released and increases operating income.

Income Taxes—The Predecessor is included in CBI’s consolidated tax returns in various jurisdictions. In the accompanying combined financial statements, we have accounted for income taxes as if the Predecessor was a separate stand-alone company. The income tax provision consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods.

Deferred income taxes are provided for temporary differences in the bases between financial statement and income tax assets and liabilities. Deferred income taxes are recalculated annually at rates then in effect. Valuation allowances are recorded to reduce deferred tax assets to amounts that are more likely than not to be realized. The ultimate realization of the deferred income tax assets depends upon the Predecessor’s ability to generate future taxable income during the periods in which basis differences and other deductions become deductible and prior to the expiration of the net operating loss carryforwards.

Foreign Currency Translation and Transactions—The financial position of foreign subsidiaries is translated at the exchange rates in effect at the end of the period, while revenues and expenses are translated at average rates of exchange during the period. Gains or losses from translation of foreign operations where the local currency is the functional currency are included as components of accumulated other comprehensive (loss)/income. Gains and losses arising from foreign currency transactions are recorded in other income (expense) in the period incurred. Gains and losses from translation and foreign currency transactions were immaterial in 2011, 2010 and 2009.

Comprehensive Income—Comprehensive income represents the change in net assets of a company from transactions and other events from non-owner sources. The Predecessor’s comprehensive income equaled its net income in 2011, 2010 and 2009.

Earnings per Share—For the historical periods presented, the Predecessor operated without a defined capital structure or designated equity. As a result, earnings per share has not been presented for historical periods.

Business Combinations—In accounting for business combinations, we apply the accounting requirements of ASC 805, Business Combinations, which requires the recording of net assets of acquired businesses at fair value. In developing estimates of fair value of acquired assets and assumed liabilities, management analyzed a variety of factors including market data, estimated future cash flows of the acquired operations, industry growth rates, current replacement cost for fixed assets and market rate assumptions for contractual obligations. Such a valuation requires management to make significant estimates and assumptions, particularly with respect to the intangible assets. Acquisition costs are expensed as incurred.

Related Party Transactions—CBI provides the Predecessor with a variety of services. Cost allocation methods which were employed to determine the costs to be recognized in the accompanying combined financial statements included the following:

•	Specific identification—Applied when amounts were specifically identifiable to the Predecessor’s operations.

•	Reasonable allocation method—When amounts were not clearly or specifically identifiable to the Predecessor’s operations, management applied a reasonable allocation method.

Insurance Programs—CBI provides the Predecessor with coverage for certain employee health care benefits as well as losses incurred related to general liability, workers’ compensation and automobile claims. CBI has purchased third-party insurance policies for these risks and is self-insured up to certain limits. The Predecessor’s portion of CBI’s self-insured insurance expense has been determined based on its historical experience of paid claims.

Pension and Postretirement—Some of the Predecessor’s employees participated in CBI’s pension and postretirement benefit plans. These plans have been accounted for as multi-employer plans which require the Predecessor to recognize expense for its proportionate share of the annual contributions to these plans. The

Predecessor’s proportionate share of these contributions was determined using the projected benefit obligation associated with the Predecessor’s plan participants compared to CBI’s plan participants and was immaterial in 2011, 2010 and 2009.

Stock-Based Compensation—Some of the Predecessor’s employees participated in CBI’s stock-based compensation plans. CBI values all share-based payments to employees at fair value on the date of grant and expenses this amount over the applicable vesting period. The fair value of stock options and stock appreciation rights is determined using the Black-Scholes option-pricing model using assumptions such as volatility, risk-free interest rate, holding period and expected dividends. The fair value of stock awards is based upon the closing market price of CBI’s common stock on the date of grant. For all share-based awards, a forfeiture rate is estimated based upon the historical forfeiture patterns. The forfeiture rate reduces the total fair value of the awards to be recognized as compensation expense. For graded vesting awards, CBI’s policy is to recognize compensation expense on a straight-line basis over the vesting period. Certain employees have been granted awards, which are indexed to the change in CBI’s common stock price, which will be cash settled. These awards are marked to fair market value and the adjusted compensation cost is expensed on a pro-rata basis over the remaining vesting period. The accompanying combined financial statements include an allocation of stock-based compensation costs for awards granted to the Predecessor’s employees.

Fair Value Measurements—Fair value measurements are utilized in accounting for business combinations and testing of goodwill and other long-lived assets for impairment. Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for asset and liabilities, is as follows:

Level 1—Observable inputs for identical instruments such as quoted market prices;

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3—Unobservable inputs that reflect our determination of assumptions that market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including our own data.

Business Segments—Business segments are components of an enterprise for which separate financial information is available and regularly viewed by the chief operating decision maker to assess performance and allocate resources. Our chief operating decision maker reviews our financial information on an aggregate basis. Furthermore, our data centers have similar economic characteristics and customers across all geographic locations, our service offerings have similar production processes, deliver services in a similar manner and use the same types of facilities and similar technologies. As a result, we have concluded that we have one reportable business segment.

Subsequent Events—During the second quarter of 2012, management identified impairment indicators for a customer relationship intangible associated with the acquisition of GramTel USA, Inc., and property and equipment located at our Springer Street (Lombard) and McAuley Place (Blue Ash) data centers. We performed step one of the impairment tests for these assets utilizing cash flow projections from our most recent long-term business plan and other updated assumptions. The results of these tests indicated that an impairment loss may exist for each of these asset groups. We engaged third-party valuation specialists to assist with the Company’s estimation of the fair value of these assets. Management’s preliminary estimate of the impairment loss is $13 million. This estimate is subject to change upon completion of the third-party valuation specialists’ report. The Predecessor will recognize this impairment loss in its results of operations for the period ending June 30, 2012.

In July 2012, the Predecessor purchased six acres of land adjacent to its Westway Park Blvd (Houston West) property for $2.0 million. Concurrent with this purchase, we committed to fund construction of a 157,000 square foot building at this site at a cost of $11.1 million. Upon completion of construction, we will develop this building as a data center.

3. Recently Issued Accounting Standards

In December 2011, the Financial Accounting Standards Board (“FASB”) amended the guidance in ASC 210 related to disclosures about offsetting assets and liabilities. The amendments would require an entity to disclose information about financial instruments and derivative instruments that are either offset or subject to enforceable master netting arrangements or similar arrangements. We will be required to adopt this guidance beginning with our interim financial statements for the three months ending March 31, 2013. The adoption of this accounting standard is not expected to have a material impact on our financial statements.

In September 2011, the FASB amended the guidance in ASC 350-20 on testing goodwill for impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit. If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. We adopted this guidance beginning with interim financial statements for the three months ended March 31, 2012. The adoption of this accounting standard did not have a material impact on our financial statements.

In June 2011, the FASB issued new guidance under ASC 220 regarding the presentation of comprehensive income in financial statements. An entity has the option to present the components of net income and other comprehensive income either in a single continuous statement or in two separate but consecutive statements. We adopted this guidance beginning with our interim financial statements for the three months ended March 31, 2012. The adoption of this accounting standard did not have a material impact on our financial statements, as we do not have any significant differences between net income and comprehensive income; rather it prescribes how we will present other comprehensive income in our financial statements. Separately, in December 2011, the FASB amended a portion of this guidance to defer proposed changes to the presentation of reclassification adjustments.

In December 2010, the FASB issued an amendment to ASC 805 related to disclosure of supplementary pro forma information for business combinations. The amendment clarifies that if a public entity presents comparative financial statements, the pro forma disclosures of revenues and earnings of the combined entity should be prepared as though the business combination occurred as of the beginning of the comparable prior annual reporting period only. The amendment also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, non-recurring pro forma adjustments included in the pro forma revenue and earnings. This amendment is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We have applied this guidance in preparing our supplementary pro forma disclosures shown in Note 4.

In October 2009, new accounting guidance under ASC 605 related to revenue arrangements with multiple deliverables was issued. The guidance addresses the unit of accounting for arrangements involving multiple deliverables, how arrangement consideration should be allocated to the separate units of accounting and eliminates the criterion that objective and reliable evidence of fair value of any undelivered items must exist for the delivered item to be considered a separate unit of accounting. Effective January 1, 2011, we prospectively adopted this standard for revenue arrangements entered into or materially modified after the adoption date. The adoption of this accounting standard did not have a material impact on our financial statements.

4. Acquisitions

Cyrus Networks—On June 11, 2010, CBI purchased 100% of the equity interests of Cyrus Networks, LLC, a data center business based in Texas, for approximately $526 million, net of cash acquired. This acquisition expanded the Predecessor’s data center operations beyond the Midwest. This transaction has been accounted for as a business combination applying the acquisition method. The results of this acquired business have been included in the Predecessor’s combined statement of operations subsequent to its acquisition date. The Predecessor’s results of operations for the twelve months ended December 31, 2010 included revenues of $44.9 million and operating income of $0.6 million associated with this acquired entity. Acquisition costs of $9.0 million and management fees of $1.8 million were associated with the acquisition and allocated to the Predecessor in 2010.

The following table summarizes the fair value of the assets acquired and liabilities assumed:

(dollars in millions)
Assets acquired
Investment in real estate:
Buildings and improvements	$136.8
Equipment	4.6
Construction in progress	10.4

Investment in real estate	151.8

Goodwill	269.5
Intangible assets	138.0
Other assets	12.8

Total assets acquired	572.1

Liabilities assumed
Accounts payable and accrued expenses	5.2
Deferred revenue	7.7
Other financing arrangements	32.1
Other liabilities	0.8

Total liabilities assumed	45.8

Net assets acquired	$526.3

As required under ASC 805, we valued the assets acquired and liabilities assumed at fair value. The fair value of investment in real estate, intangible assets and other financing arrangements were estimated by management with the assistance of an independent valuation firm. All other fair value measurements were determined solely by management. Goodwill decreased by $0.1 million upon finalization of the purchase price allocation in early 2011.

The following table presents the allocation of the purchase price to intangible assets acquired:

(dollars in millions)	Fair Value	Weighted-Average Amortization Period (in Years)
Intangible assets subject to amortization:
Customer relationships	$126.7	15
Trademark	7.4	15
Favorable leasehold interest	3.9	56

Total intangible assets subject to amortization	$138.0	16

Customer relationships have been amortized on an accelerated method relative to the estimated economic value generated by these assets in future years. The trademark and favorable leasehold interest are both amortized on a straight-line basis, which approximates the estimated economic value generated by this asset in future years. We expect goodwill and intangible assets to be fully deductible for tax purposes.

The following unaudited pro forma results of operations assumes this acquisition was completed as of January 1, 2009:

(dollars in millions)	Year Ended December 31,
	2010	2009
Revenue	$159.1	$130.8
Income (loss) from continuing operations	8.8	(1.5)

These pro forma results include adjustments related to the purchase price allocation and financing of the acquisition as well as the results of Cyrus Networks prior to the acquisition. The pro forma adjustments and their effect on the income (loss) from continuing operations were as follows:

	Year Ended December 31,
(dollars in millions)	2010	2009
Elimination of deferred installation revenue	$(1.7)	$(1.6)
Elimination of deferred sales commissions	0.8	0.8
Increase in depreciation and amortization on acquired property and intangibles	(6.5)	(12.9)
Reclass acquisition costs to earliest year presented	9.0	(9.0)
Higher interest costs associated with acquisition-related debt	(1.4)	(4.4)
Tax effects of above entries	(2.6)	5.1

Total	$(2.4)	$(22.0)

The pro forma information shown above does not necessarily reflect the actual results of operations had the acquisition been consummated at the beginning of the annual reporting period indicated nor is it necessarily indicative of future operating results. The pro forma information does not include any (i) potential revenue enhancements, cost synergies or other operating efficiencies that could result from the acquisition or (ii) transaction or integration costs relating to the acquisition.

Real Estate—In September 2011, the Predecessor purchased 56 acres of land to build a data center near Phoenix, Arizona. The purchase price of this property was $14.8 million. Construction will begin in 2012 on the development of a building shell and an initial build out of 37,000 square feet of colocation space.

In December 2011, the Predecessor purchased a 10-acre parcel of land and building in San Antonio, Texas. The purchase price of this property was $7.6 million. The purchase price was allocated $4.6 million to land with the remaining $3.0 million allocated to the building. Development of this property will begin in 2012 with an initial build out of 36,000 square feet of data center colocation space.

5. Goodwill and Intangible Assets

Goodwill and intangible assets were recognized in connection with the acquisition of Cyrus Networks as well as prior acquisitions. For the years ended December 31, 2011 and 2010, the changes in the carrying amount of goodwill were as follows:

(dollars in millions)
Balance as of December 31, 2009	$6.7
Acquisition of Cyrus Networks	269.6

Balance as of December 31, 2010	276.3
Purchase price adjustment	(0.1)

Balance as of December 31, 2011	$276.2

Summarized below are the carrying values for the major classes of intangible assets:

	Weighted- Average Life (in years)	December 31, 2011		December 31, 2010
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
(dollars in millions)
Customer relationships	15	$136.6	$(26.4)	$136.6	$(11.4)
Trademark	15	7.4	(0.7)	7.4	(0.3)
Favorable leasehold interest	56	3.9	(0.1)	3.9	—

Total		$147.9	$(27.2)	$147.9	$(11.7)

Amortization expense for intangible assets subject to amortization was $15.5 million in 2011, $9.2 million in 2010 and $1.2 million in 2009.

The following table presents estimated amortization expense for 2012 through 2016:

(dollars in millions)
2012	$16.8
2013	17.3
2014	17.4
2015	15.0
2016	11.5

6. Sale of Accounts Receivable

The Predecessor sells most of its receivables to an affiliated entity at a discount of 2.5% of the receivables’ face value. Proceeds from the sale of these assets are settled through CBI’s centralized cash management system.

As of December 31, 2011 and 2010, derecognized receivables associated with this arrangement were $20.7 million and $10.3 million, respectively. Delinquent receivables were $3.3 million and $0.7 million as of December 31, 2011 and 2010, respectively. We continue to service these receivables at market rates, but we have no other continuing involvement in these transferred assets as well as no retained interests in these receivables following their sale. Credit losses on sold receivables have been immaterial.

	For the years ending December 31,
(dollars in millions)	2011	2010	2009
Receivables sold	$137.5	$70.2	$49.2
Proceeds upon sale	134.0	68.4	48.0
Loss on sale	3.5	1.8	1.2
Servicing fees received	0.1	0.1	—

7. Debt and Other Financing Arrangements

Debt and other financing arrangements presented in the accompanying financial statements consist of the following:

	December 31,
(dollars in millions)	2011	2010
Capital lease obligations	$42.9	$38.4
Related party note due on demand	80.2	13.6
Related party note due 2018	400.0	400.0
Other financing arrangements	48.2	32.5

Total	$571.3	$484.5

Capital lease obligations—The Predecessor uses leasing as a source of financing for certain of its data center facilities and related equipment. We currently operate five data center facilities recognized as capital leases. We have options to extend the initial lease term on all these leases and options to purchase the facility for two of these leases. Interest expense on capital lease obligations was $5.4 million, $4.3 million and $2.9 million in 2011, 2010 and 2009, respectively.

Related party note due on demand—The Predecessor participates in CBI’s centralized cash management program. On a daily basis, all excess cash is transferred to CBI’s corporate cash accounts. Likewise, substantially all funds to finance our operations and capital expenditures are funded by CBI. Advances and borrowings between affiliates are governed by an intercompany cash management note. Borrowings are unsecured. Effective November 19, 2010, all advances/borrowings bear interest at the average 30-day Eurodollar rate for the calendar month plus the applicable credit spread for Eurodollar rate borrowings charged for CBI’s revolving line of credit. Prior to this date, the interest rate applied to such advances and borrowings was CBI’s short-term borrowing rate. The average rate earned or charged was 5.0% in 2011, 4.2% in 2010 and 2.4% in 2009.

Related party note due 2018—On December 31, 2010, the Predecessor funded a distribution to CBI by issuing a note payable to CBI for $400 million (see further discussion of the distribution in Note 9). This note bears interest at 7.25% and matures in 2018. Interest is settled on a monthly basis through CBI’s centralized cash management system. The Predecessor may prepay this note in whole or in part at any time at par. Events of default consist of nonpayment of amounts due, a bankruptcy filing, foreclosure proceedings, the filing of a lien against all or substantially all of the borrower’s assets, or a default on other indebtedness greater than $100,000 which accelerates the maturity date of such borrowings.

CBI acquisition-related debt—In June 2010, CBI borrowed $526 million under its credit agreement which was used to fund the acquisition of Cyrus Networks. Pursuant to SAB Topic 5J, $168 million of the parent’s acquisition debt was recognized in the accompanying financial statements. On December 31, 2010, this debt was derecognized from the Predecessor’s financial statements concurrent with the recapitalization of the Predecessor’s business and the issuance of the $400 million note. Interest expense on this debt, inclusive of amortization of discount upon issuance and financing costs, was $6.8 million in 2010. The weighted average interest rate on this debt was 6.5%.

The following table summarizes annual principal maturities of our related party notes and capital leases for the five years subsequent to December 31, 2011, and thereafter. Related party notes which are due upon demand are presented as due in 2012.

(dollars in millions)	Capital Leases	Related Party Notes	Total Debt
2012	$7.4	$80.2	$87.6
2013	13.3	—	13.3
2014	2.3	—	2.3
2015	2.3	—	2.3
2016	2.6	—	2.6
Thereafter	15.0	400.0	415.0

Total debt	$42.9	$480.2	$523.1

Other financing arrangements—Other financing arrangements represents leases of real estate in which we are involved in the construction of structural improvements to develop buildings into data centers. When we bear substantially all the construction period risk, such as managing or funding construction, we are deemed to be the accounting owner of the leased property, and, at the lease inception date, we are required to record at fair value the property and associated liability on our balance sheet. These transactions generally do not qualify for sale-leaseback accounting due to our continued involvement in these data center operations.

The following table summarizes our annual minimum payments associated with our other financing arrangements for the five years subsequent to December 31, 2011 and thereafter:

(dollars in millions)
2012	$3.8
2013	5.6
2014	6.4
2015	6.5
2016	6.6
Thereafter	48.7

Total financing arrangements	$77.6

In 2011, the Predecessor terminated the financing obligation for one of these facilities by purchasing the property from the former lessor. The Predecessor recognized a loss on extinguishment of debt of $1.4 million upon the termination of this arrangement.

8. Fair Value of Financial Instruments

The fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their carrying value because of the short-term nature of these instruments. The carrying value and fair value of other financial instruments are as follows:

	December 31, 2011		December 31, 2010
(dollars in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Related party note due on demand	$80.2	$80.2	$13.6	$13.6
Related party note due 2018	400.0	415.1	400.0	400.0
Other financing arrangements	48.2	47.5	32.5	32.3

The fair value of financial instruments was calculated using a discounted cash flow model that incorporates current borrowing rates for obligations of similar duration. This fair value measurement is considered Level 3 of the fair value hierarchy. The fair value of the related party note due on demand is equal to its carrying value as it bears interest at a current market rate. The fair value of the related party note due in 2018 was equal to its carrying value as of December 31, 2010 as this note was issued on that date.

9. Divisional Control

The Predecessor was not a separate legal entity and was operated by CBI during the periods presented. Divisional control represents CBI’s net investment in the Predecessor.

In 2011, the Predecessor distributed $7.8 million to CBI.

In 2010, the Predecessor received a $366.7 million contribution from CBI to fund the acquisition of Cyrus Networks and assumed $159.6 million of parent acquisition-related debt, net of associated discount and issuance costs.

On December 31, 2010, CBI restructured its data center legal entities, including intercompany borrowings. In conjunction with this restructuring, parent acquisition-related debt of $160.2 million (net of unamortized discount and debt issue costs) and related party notes payable to CBI of $24.8 million were subsumed into a new $400 million note payable to CBI and a distribution was issued to CBI in the amount of $215.0 million.

Other distributions to Parent, net, were $0.8 million in 2010, inclusive of CBI’s contribution of the Goldcoast Drive (Goldcoast) data center at historical carrying value.

10. Customer Leases

Customer lease arrangements customarily contain provisions that either allow for renewal or continuation on a month-to-month arrangement. Certain leases contain early termination rights. At lease inception, early termination is generally not deemed reasonably assured due to the significant economic penalty incurred by the lessee to exercise its termination right and to relocate its equipment. The future minimum lease payments to be received under noncancelable operating leases, excluding month-to-month arrangements and submetered power, for the next five years are shown below:

(dollars in millions)
2012	$134.4
2013	97.8
2014	57.5
2015	43.0
2016	28.2

11. Pension and Other Employee Benefit Plans

Some of the Predecessor’s shared employees and retirees have historically participated in CBI’s pension and other benefit plans. CBI manages these plans on a combined basis for all its affiliates and funds all plan contributions.

The Predecessor’s employees are also eligible to participate in one of two sponsored defined contribution plans. One of these plans is sponsored by the Predecessor and the other by CBI. Employee contributions to these plans are matched by the sponsoring employer. Our direct and allocated contributions to these plans were $0.4 million, $0.3 million, and $0.2 million in 2011, 2010, and 2009, respectively.

Some of our shared employees also participate in CBI sponsored health care plans which provide medical, dental, vision and prescription benefits. This plan is also managed by CBI on a combined basis for all its affiliates. We are unable to estimate our share of CBI’s liability for claims incurred but not reported or reported but not paid. Our allocated cost of these plans was $0.8 million, $0.9 million and $0.7 million in 2011, 2010, and 2009, respectively.

12. Stock-Based Compensation Plans

Some of the Predecessor’s employees have been granted stock options, stock appreciation rights, restricted shares and other share-based awards under CBI sponsored long-term incentive plans. These awards may be time-based or performance-based. Generally, stock options and restricted share awards vest three years from the grant date. Stock option awards generally expire ten years from the date of grant. Performance-based stock option and other awards generally vest over three to four years and upon the achievement of certain performance-based objectives. Performance-based awards are expensed based on their grant date fair value, if it is probable that the performance conditions will be achieved.

Allocated stock-based compensation expense/(benefit) was $0.6 million, $(0.2) million and $(0.2) million in 2011, 2010 and 2009, respectively. The allocated cost was determined based upon specific identification of awards to specific data center employees as well as shared employees. For shared employees, the allocated cost was based upon the individual’s estimated percentage of time spent on data center activities. In 2010, a performance-based award was forfeited resulting in the reversal of previously recognized compensation costs. In 2009, the probability of achieving the performance-based targets was reassessed resulting in a reversal of previously recognized compensation costs. The tax (benefit)/expense associated with stock-based compensation was $(0.2) million, $0.1 million and $0.1 million in 2011, 2010 and 2009, respectively.

13. Related Party Transactions

The Predecessor was not a separate legal entity and was operated by CBI during the periods presented. As discussed in Note 1, the financial statements have been prepared from the records maintained by CBI and may not necessarily be indicative of the conditions that would have existed or the results of operations that would have occurred if the business had been operated as an unaffiliated company. The Predecessor’s financial statements reflect the following transactions with CBI and its affiliated entities.

Revenues—The Predecessor leases space in its data centers to Cincinnati Bell Telephone Company LLC (“CBT”), an affiliated entity. Revenue recognized from this arrangement was $4.4 million in 2011, $2.0 million in 2010 and $1.0 million in 2009. This contract has no stated expiration date but is cancellable by either party with proper notice.

As of July 31, 2012, certain of the Predecessor’s leases had not yet been assigned to CyrusOne. CBTS is the lessor named in these contracts. Revenues associated with these leases were $23.7 million in 2011, $20.2 million in 2010 and $12.9 million in 2009. In 2012, the Predecessor entered into an agreement to lease this data center space to CBTS until the underlying customer leases can be assigned to CyrusOne. In addition, CBTS will continue to perform billing and collections on these accounts until the assignment has been completed.

Benefits and Insurance—Some of our employees participate in pension, postretirement, health care and stock-based compensation plans sponsored by CBI or an affiliate. Our allocated costs for employee benefits was determined by specific identification of the costs associated with our participating employees or based upon the percentage that our employees represent of total plan participants. Our allocated employee benefit plan costs were $1.8 million, $1.1 million and $1.0 million in 2011, 2010 and 2009, respectively. See Notes 11 and 12 for further details.

We also participate in centralized insurance programs managed by CBI which include coverage for general liability, workers’ compensation, automobiles and various other risks. CBI has third-party insurance policies for certain of these risks and is also self-insured within certain limits. CBI’s self-insured costs have been actuarially determined based on the historical experience of paid claims. Our allocated cost for participation in these programs was determined on the basis of revenues, headcount or insured vehicles. Our allocated insurance costs were $0.4 million, $0.2 million and $0.1 million in 2011, 2010 and 2009, respectively.

Management Fees—The Predecessor receives various other management services from CBI, including executive management, legal, treasury, accounting, tax, internal audit and information technology (“IT”) services. Our allocated cost for these services was based upon specific identification of costs incurred on our behalf or a reasonable estimate of costs incurred on our behalf, such as relative revenues. Our allocated cost for management services was $2.3 million, $3.6 million and $1.5 million in 2011, 2010 and 2009, respectively.

Loss on Sale of Receivables—The Predecessor participates in an accounts receivable securitization program sponsored by CBI for certain of its subsidiaries. Under this program, we continuously sell certain trade accounts receivable to CBF at a 2.5% discount to the receivables’ face value. In turn, CBF grants, without recourse, a senior undivided interest in the pooled receivables to commercial paper conduits in exchange for cash. The loss on sale of these assets was $3.5 million in 2011, $1.8 million in 2010 and $1.2 million in 2009. See Note 6 for further details.

Interest Expense—On December 31, 2010, CBI restructured its data center legal entities, including their intercompany borrowings. The Predecessor issued a $400 million note to CBI, which bears interest at 7.25%, and matures in 2018. Interest on this note is settled monthly through CBI’s centralized cash management program. Interest expense of $29 million was recognized on this note in 2011, with no such cost in prior years.

The Predecessor participates in CBI’s centralized cash management program. On a periodic basis, all excess cash is transferred to CBI’s corporate cash accounts. Likewise, substantially all funds to finance our operations, as well as capital expenditures, are funded by CBI. Advances and borrowings between affiliates are governed by an intercompany cash management agreement. Effective November 19, 2010, all advances/borrowings bear interest at the average 30-day Eurodollar rate for the calendar month plus the applicable credit spread for Eurodollar rate borrowings charged for CBI’s revolving line of credit. Prior to this date, the interest rate applied to such advances and borrowings was CBI’s short-term borrowing rate. The average rate earned or charged was 5.0% in 2011, 4.2% in 2010 and 2.4% in 2009. All borrowings are payable upon demand. As of December 31, 2011 and 2010, borrowings of $80.2 million and $13.6 million, respectively, were presented within related party notes payable in the accompanying financial statements. As of December 31, 2010, advances of $11.6 million were outstanding from related parties. Net interest expense recognized on notes due to or from related parties was $1.1 million in both 2011 and 2010 and $0.6 million in 2009.

14. Restructuring Charges

In 2010, the Predecessor terminated a sales commission plan in order to transition to a common plan across all its locations. Effective January 1, 2011, all sales commissions are calculated as a percentage of the initial customer billing and paid at lease commencement. Prior to this date, certain sales commissions were determined as a percentage of monthly billings over the term of the customer relationship. A restructuring charge of $1.4 million was recognized in 2010 to settle all remaining commission obligations associated with the terminated plan. As of December 31, 2010, this liability was presented within accounts payable and accrued expenses in the accompanying balance sheets. This amount was paid in full in 2011. No restructuring charges were recognized in 2011 or 2009.

15. Income Taxes

The Predecessor is included in CBI’s consolidated tax return. The Predecessor has accounted for income taxes on a separate company basis. Income tax expense consists of the following:

	Year Ended December 31,
(dollars in millions)	2011	2010	2009
Income tax expense (benefit):
Continuing operations	$2.2	$2.7	$3.9
Loss on sale of real estate improvements	—	(0.1)	—

Total	$2.2	$2.6	$3.9

	Year Ended December 31,
(dollars in millions)	2011	2010	2009
Current:
Federal	$—	$—	$—
Foreign	—	—	—
State and local	0.6	0.3	—

Total current	0.6	0.3	—
Deferred:
Federal	1.5	2.1	3.4
Foreign	(0.2)	—	—
State and local	—	0.3	0.4

Total deferred	1.3	2.4	3.8
Valuation allowance	0.3	—	0.1

Total	$2.2	$2.7	$3.9

Current tax expense is considered paid as incurred through CBI’s centralized cash management program.

The following is a reconciliation of the statutory federal income tax rate with the Predecessor’s effective tax rate for each year:

	Year Ended December 31,
	2011	2010	2009
U.S. federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax	11.6	5.7	2.4
Change in valuation allowance, net of federal income tax	6.6	0.3	0.3
Nondeductible portion of meals and entertainment	3.6	1.5	0.7
Effects of foreign income taxes	2.2	—	—
Other differences, net	0.4	0.2	0.1

Effective tax rate	59.4%	42.7%	38.5%

The components of the Predecessor’s deferred tax assets and liabilities are as follows:

	December 31,
(dollars in millions)	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$16.0	$7.7
Unearned revenue	5.7	4.2
Other	0.3	0.9

Total deferred tax assets	22.0	12.8
Valuation allowance	(0.3)	(0.1)

Total deferred tax assets, net of valuation allowance	21.7	12.7

Deferred tax liabilities:
Real estate and other property	17.5	8.2
Employee compensation	1.7	0.6
Other	0.6	0.5

Total deferred tax liabilities	19.8	9.3

Net deferred tax assets	$1.9	$3.4

As of December 31, 2011, the Predecessor had approximately $43.4 million of federal tax operating losses with a deferred tax asset value of $15.2 million, state and local tax net operating loss carryforwards of $0.7 million, and foreign net operating loss carryforwards of $0.1 million. The majority of the tax loss carryforwards will expire between 2029 and 2031.

The ultimate realization of the deferred income tax assets depends upon the Predecessor’s ability to generate future taxable income during the periods in which basis differences and other deductions become deductible and prior to the expiration of the net operating loss carryforwards. Based upon historical and future projected earnings, we believe the Predecessor will fully utilize federal and state net operating loss carryforwards prior to their expiration. Management has concluded that it is more likely than not that certain foreign and local tax loss carryforwards will not be realized prior to their expiration. As of December 31, 2011 and 2010, the valuation allowance associated with these net operating losses was $0.3 million and $0.1 million, respectively.

As of December 31, 2011 and 2010, there were no unrecognized tax benefits. We do not currently anticipate that the amount of unrecognized tax benefits will change significantly over the next year.

The Predecessor files separate tax returns in various state, local and foreign jurisdictions. The Predecessor is included in the consolidated filings of CBI and its subsidiaries for the federal jurisdiction and certain state and local jurisdictions. With a few exceptions, CBI and its subsidiaries are no longer subject to U.S. federal, state or local examinations for years prior to 2008.

16. Commitment and Contingencies

Guarantee of CBI Debt

As of December 31, 2011, CBI has issued $2.2 billion of unsecured long-term debt which has been guaranteed by the following CBI subsidiaries: CyrusOne Inc., CyrusOne Foreign Holdings LLC, GramTel Inc., Cincinnati Bell Entertainment, Inc., Cincinnati Bell Any Distance, Inc., Cincinnati Bell Telecommunications Services LLC, Cincinnati Bell Wireless LLC, CBTS Software LLC, Cincinnati Bell Shared Services LLC, Cincinnati Bell Technology Solutions, Inc., Cincinnati Bell Any Distance of Virginia LLC, and eVolve Business Solutions LLC.

CBI also has a corporate credit facility which is guaranteed by the same subsidiaries referenced above. These guarantees are full and unconditional and joint and several. In certain customary circumstances, a subsidiary may be released from its guarantee obligation. These circumstances are as follows:

•	upon the sale of all of the capital stock of a subsidiary,

•	if CBI designates the subsidiary as an unrestricted subsidiary under the terms of its indentures, or

•	if the subsidiary is released as a guarantor from CBI’s credit facility.

The following table summarizes the face value of CBI debt which has been guaranteed by the Predecessor and other CBI subsidiaries as of December 31, 2011:

($ in millions)
CBI Corporate Credit Facility	$—
7% Senior Notes due 2015	250.0
8 1/4% Senior Notes due 2017	500.0
8 3/4% Senior Subordinated Notes due 2018	625.0
8 3/8% Senior Notes due 2020	775.0

Total	$2,150.0

While the maximum amount that the CBI subsidiaries whose operations comprise the Predecessor could be required to pay pursuant to this guarantee is $2.2 billion, the actual amount that the CBI subsidiaries may be required to repay pursuant to this guarantee is not determinable. The amount payable would be determined based upon the amount of CBI’s unpaid principal and interest, as well as the amounts that other guarantors could be required to pay.

The following are the key terms of CBI’s debt which is guaranteed by the same subsidiaries referenced above:

Corporate Credit Facility—CBI’s corporate credit facility provides a $210 million revolving line of credit. Borrowings under this facility bear interest, at CBI’s election, at a rate per annum equal to (i) LIBOR plus the applicable margin or (ii) the base rate plus the applicable margin. The applicable margin is based on financial ratios and ranges between 4.25% and 5.00% for LIBOR rate advances and 3.25% and 4.00% for base rate advances. Base rate is the greater of the bank prime rate, the LIBOR rate plus one percent or the federal funds rate plus one-half percent. As of December 31, 2011, CBI had no outstanding borrowings or letters of credit drawn on this facility. This line of credit terminates in June 2014.

CBI’s obligations under its corporate credit facility are collateralized by perfected first priority pledges and security interests in the following:

•

substantially all of the equity interests of CBI’s U.S. subsidiaries (other than CBF and subsidiaries of CBT, Cincinnati Bell Extended Territories LLC (“CBET”) and certain immaterial subsidiaries) and 66% of its equity interests in foreign subsidiaries; and

•

certain personal property and intellectual property of CBI and its subsidiaries (other than that of CBT, CBET and certain immaterial subsidiaries) with a total carrying value of approximately $700 million as of December 31, 2011.

7% Senior Notes due 2015—Interest on the 7% Senior Notes is payable semi-annually in cash in arrears on February 15 and August 15 of each year. The 7% Senior Notes are unsecured senior obligations ranking equally with all existing and future senior debt and ranking senior to all existing and future senior subordinated indebtedness and subordinated indebtedness. The indenture governing the 7% Senior Notes provides for customary events of default, including for nonpayment at final maturity and for a default of any other existing debt instrument that exceeds $20 million.

8  1/4% Senior Notes due 2017—Interest on the 8 1/4% Senior Notes is payable semi-annually in cash in arrears on April 15 and October 15 of each year. The 8  1/4% Senior Notes are unsecured senior obligations ranking equally with all existing and future senior debt and ranking senior to all existing and future senior subordinated indebtedness and subordinated indebtedness. The indenture governing the 8  1/4% Senior Notes provides for customary events of default, including for nonpayment at final maturity and for a default of any other existing debt instrument that exceeds $35 million.

8 3/4% Senior Subordinated Notes due 2018—Interest on the 8 3/4% Senior Subordinated Notes is payable semi-annually in cash in arrears on March 15 and September 15 of each year. The 8 3/4% Senior Subordinated Notes are unsecured senior subordinated obligations ranking junior to all existing and future senior debt, ranking equally to all existing and future senior subordinated indebtedness, and ranking senior to all existing and future subordinated indebtedness. The indenture governing the 8 3/4% Senior Subordinated Notes provides for customary events of default, including for nonpayment at final maturity and for a default of any other existing debt instrument that exceeds $35 million.

8 3/8% Senior Notes due 2020—Interest on the 8 3/8% Senior Notes is payable semi-annually in cash in arrears on April 15 and October 15 of each year. The 8 3/8% Senior Notes are unsecured senior obligations ranking equally with all existing and future senior debt and ranking senior to all existing and future senior subordinated indebtedness and subordinated indebtedness. The indenture governing the 8 3/8% Senior Notes provides for customary events of default, including for nonpayment at final maturity and for a default of any other existing debt instrument that exceeds $35 million.

The following table summarizes the contractual maturities of CBI’s debt as of December 31, 2011. CBI may redeem any of these notes earlier than their contractual maturity date at redemption prices stated in each indenture.

(dollars in millions)
2012	$—
2013	—
2014	—
2015	250.0
2016	—
Thereafter	1,900.0

Total	$2,150.0

In the event that CBI defaults on any of the aforementioned obligations prior to release of the guarantees, the Predecessor may be called upon to repay all or a portion of the unpaid amounts. The maximum amount that the Predecessor could be required to pay pursuant to its guarantees is not determinable. The amount payable would be determined based upon the amount of CBI’s unpaid principal and interest as well as the amounts that other guarantors could be required to pay. As of the date of this report, CBI was current on all its debt service obligations.

Affiliate Guarantees of Lease Obligations

CBI has guaranteed our performance under certain leases. CBI has also issued a letter of credit to provide assurance that we will meet our lease commitments. As of December 31, 2011, this outstanding letter of credit was $16.9 million. This letter of credit expires in December 2012, but is generally renewed on an annual basis. Fees for maintaining this letter of credit are paid by CBI and allocated to the Predecessor through management fees. These fees were $0.4 million in 2011, $0.7 million in 2010, and $0.4 million in 2009.

Performance Guarantees

Customer contracts generally require specified levels of performance related to uninterrupted service and cooling temperatures. If these performance standards are not met, the Predecessor could be obligated to issue billing credits to the customer. Management assesses the probability that a performance standard will not be achieved. As of December 31, 2011 and 2010, no amounts had been accrued for performance guarantees.

Operating Leases

The Predecessor leases certain data center facilities and equipment from third parties. Operating lease expense was $5.7 million, $1.5 million and $0.9 million in 2011, 2010 and 2009, respectively. Certain of these leases provide for renewal options with fixed rent escalations beyond the initial lease term.

At December 31, 2011, future minimum lease payments required under operating leases having initial or remaining non-cancelable lease terms in excess of one year are as follows:

(dollars in millions)
2012	$5.5
2013	3.4
2014	0.9
2015	0.7
2016	0.4
Thereafter	1.0

Total	$11.9

Indemnifications

During the normal course of business, the Predecessor makes certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include (i) intellectual property indemnities to customers in connection with the use, sales, and/or license of products and services, (ii) indemnities to vendors and service providers pertaining to claims based on negligence or willful misconduct and (iii) indemnities involving the representations and warranties in certain contracts. The majority of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential for future payments that the Predecessor could be obligated to make.

Purchase Commitments

As of December 31, 2011, the Predecessor was committed to purchase a 659,340 square foot building located on 30 acres of land in Dallas, Texas for $23.4 million. In January 2012, the purchase of this property was completed. This building will be developed into a data center.

The Predecessor also has non-cancelable purchase commitments related to certain services. These agreements range from one to two years and provide for payments for early termination or require minimum payments for the remaining term. As of December 31, 2011, the minimum commitments for these arrangements were $24.8 million. The Predecessor also has purchase orders and contracts related to construction of data center facilities and equipment. The Predecessor generally has the right to cancel open purchase orders prior to delivery and to terminate the contracts without cause.

Contingencies

The Predecessor is involved in legal, tax and regulatory proceedings arising from the conduct of its business activities. Liabilities are established for loss contingencies when losses associated with such claims are deemed to be probable, and the loss can be reasonably estimated. Based on information currently available and consultation with legal counsel, we believe that the outcome of all claims will not, individually or in the aggregate, have a material effect on the Predecessor’s financial statements.

Contingent Compensation Plan

Some of the Predecessor’s employees participate in a contingent long-term incentive program sponsored by CBI. Payment is contingent upon the completion of a qualifying transaction and attainment of an increase in the equity value of the data center business as defined in the plans. The maximum payout is limited to $60 million and would be funded by CBI. Additional awards may be granted in future periods. No compensation expense has been recognized in the accompanying financial statements for this plan as payment was not deemed probable.

Data Center Predecessor

Schedule III

Real Estate Properties and Accumulated Depreciation

December 31, 2011

(dollars in millions)	Initial Costs			Cost Capitalized Subsequent to Acquisition			Gross Carrying Amount 12/31/2011
Description	Land	Building and Improvements	Equipment	Land	Building and Improvements	Equipment	Land	Buildings and Improvements	Equipment	Accumulated Depreciation and Amortization	Date of Acquisition
West Seventh St., Cincinnati, OH (7th Street)	$0.9	$42.2	$—	$—	$64.6	$2.4	$0.9	$106.8	$2.4	$51.9	1999
Parkway Dr., Mason, OH (Mason)	—	—	—	—	20.0	0.2	—	20.0	0.2	7.4	2004
Industrial Rd., Florence, KY (Florence)	—	7.7	—	—	40.2	0.1	—	47.9	0.1	16.8	2005
Goldcoast Dr., Cincinnati, OH (Goldcoast)	0.6	—	—	—	6.7	—	0.6	6.7	—	1.2	2007
Knightsbridge Dr., Hamilton, OH (Hamilton)	—	9.5	—	—	40.7	2.9	—	50.2	2.9	11.8	2007
E. Monroe St., South Bend, IN (Monroe St.)	—	—	—	—	2.9	0.9	—	2.9	0.9	2.1	2007
Bridge St., Grand Rapids, MI (a)	—	—	—	—	0.9	—	—	0.9	—	0.9	2007
Springer St., Lombard, IL (Lombard)	—	3.2	—	—	13.7	—	—	16.9	—	3.6	2008
Crescent Circle, South Bend, IN (Blackthorn)	—	1.1	—	—	1.7	—	—	2.8	—	0.6	2008
Kingsview Dr., Lebanon, OH (Lebanon)	4.0	12.3	—	—	58.3	1.0	4.0	70.6	1.0	9.2	2008
McAuley Place, Blue Ash, OH (Blue Ash)	—	2.6	—	—	0.3	—	—	2.9	—	0.5	2009
Westway Park Blvd., Houston, TX (Houston West)	1.4	21.4	0.1	—	50.8	1.2	1.4	72.2	1.3	3.9	2010
Southwest Fwy., Houston, TX (Galleria)	—	56.0	2.0	—	9.0	0.9	—	65.0	2.9	8.4	2010
E. Ben White Blvd., Austin, TX (Austin 1)	—	11.9	0.2	—	2.5	0.3	—	14.4	0.5	2.1	2010
S. State Highway 121 Business Lewisville, TX (Lewisville)	—	46.2	2.2	—	31.0	1.3	—	77.2	3.5	9.1	2010
Marsh Lane Carrollton, TX	—	—	—	—	0.2	0.2	—	0.2	0.2	—	2010
Midway Rd., Carrollton, TX	—	1.8	—	—	0.2	0.2	—	2.0	0.2	1.1	2010
Bryan St., Dallas, TX	—	0.1	—	—	—	—	—	0.1	—	0.1	2010
North Freeway, Houston, Texas (Greenspoint)	—	—	—	—	1.3	—	—	1.3	—	0.4	2010
South Ellis Street Chandler, AZ (Phoenix)	15.0	—	—	—	3.9	—	15.0	3.9	—	—	2011
Westover Hills Blvd., San Antonio, TX (San Antonio)	4.6	—	—	—	3.5	—	4.6	3.5	—	—	2011
Metropolis Dr., Austin, Texas (Austin 2)	—	—	—	—	22.7	—	—	22.7	—	—	2011
Kestral Way (London)	—	16.5	—	—	1.0	—	—	17.5	—	0.1	2011
Jurong East (Singapore)	—	9.0	—	—	—	—	—	9.0	—	—	2011

(a)	This lease expired in January 2012.

The aggregate cost of the total properties for federal income tax purposes was $548.7 million at December 31, 2011.

Historical Cost and Accumulated Depreciation and Amortization

The following table reconciles the historical cost and accumulated depreciation for the years ended December 31, 2011, 2010, and 2009.

	Year Ended December 31,
(dollars in millions)	2011	2010	2009
Property
Balance-Beginning of Period	$498.4	$317.6	$290.6
Disposals	(1.2)	(0.5)	—
Additions (acquisitions and improvements)	163.0	181.3	27.0

Balance, end of period	$660.2	$498.4	$317.6

Accumulated Depreciation
Balance-Beginning of Period	$94.7	$69.0	$54.4
Additions (depreciation and amortization expense)	37.7	25.8	14.6
Deductions during period	(1.2)	(0.1)	—

Balance, end of period	$131.2	$94.7	$69.0

Additions to buildings and improvements were $108.8 million, $160.1 million and $65.7 million in 2011, 2010 and 2009, respectively. In 2010, the acquisition of Cyrus Networks added $136.8 million to buildings and improvements. Disposals of buildings and improvements were $0.2 million in 2011 and $0.5 million in 2010. The after-tax loss on disposal of buildings and improvements was $0.1 million in 2010.

Cyrus Networks, LLC

Condensed Balance Sheet (Unaudited)

March 31, 2010

Assets

Current Assets
Cash	$10,090,629
Accounts receivable, net of allowance of $224,538	6,223,418
Prepaid expenses and other	3,021,216

Total current assets	19,335,263

Property and Equipment, at Cost
Buildings and improvements	138,354,859
Process equipment	6,249,151
Computer hardware	2,098,106
Software	481,026
Office furniture and equipment	597,422

147,780,564
Less accumulated depreciation and amortization	(13,484,128)

Depreciable property and equipment, net	134,296,436
Construction in progress	5,677,531

Total property and equipment, net	139,973,967

Other Assets
Goodwill	62,854,019
Intangible assets, net	24,831,667
Deferred costs, net	8,074,329
Other	151,049

Total other assets	95,911,064

Total Assets	$255,220,294

Liabilities and Member’s Equity
Current Liabilities
Current maturities of long-term debt	$2,500,000
Accounts payable	4,982,473
Accrued expenses	2,233,335
Unearned revenue	4,507,475
Deferred installation charges	3,903,765
Accrued interest	703,125

Total current liabilities	18,830,173

Long-term Debt, Net of Current Portion	97,500,000

Other Long-term Obligations	29,059,340

Deferred Installation Charges, Net of Current Portion	7,848,434

Total liabilities	153,237,947

Member’s Equity	101,982,347

Total Liabilities and Member’s Equity	$255,220,294

See Notes to Condensed Financial Statements

Cyrus Networks, LLC

Condensed Statements of Income (Unaudited)

Three Months Ended March 31, 2010 and 2009

	Three Months Ended March 31,
	2010	2009
Net Sales	$18,333,425	$11,825,242
Cost of Sales	4,826,893	3,591,658

Gross Profit	13,506,532	8,233,584

Operating Expenses
General and administrative	2,248,953	1,224,282
Selling and marketing	1,034,381	757,178
Depreciation and amortization	3,473,311	1,711,162

	6,756,645	3,692,622

Operating Income	6,749,887	4,540,962

Other Income (Expense)
Interest expense	(2,851,264)	(2,015,227)
Rental income	—	68,670
Other income, net	1,687	31,622

	(2,849,577)	(1,914,935)

Income Before Income Taxes	3,900,310	2,626,027

Provision for Income Taxes
Texas franchise tax	126,000	75,000

Net Income	$3,774,310	$2,551,027

See Notes to Condensed Financial Statements

Cyrus Networks, LLC

Condensed Statements of Member’s Equity (Unaudited)

Three Months Ended March 31, 2010 and 2009

	Three Months Ended March 31,
	2010	2009
Member’s equity, beginning balance	$97,787,406	$61,893,466
Capital contributions (including non-cash stock compensation)	420,631	—
Net income	3,774,310	2,551,027

Member’s equity, ending balance	$101,982,347	$64,444,493

See Notes to Condensed Financial Statements

Cyrus Networks, LLC

Condensed Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2010 and 2009

	Three Months Ended March 31,
	2010	2009
Operating Activities
Net income	$3,774,310	$2,551,027
Items not requiring cash:
Depreciation and amortization	3,473,310	1,711,162
Provision for bad debts	30,000	101,000
Loss on sale of property and equipment	18,500	—
Stock compensation expense	420,631	—
Noncash interest expense	607,729	302,209
Changes in:
Accounts receivable	(1,316,877)	1,140,977
Deferred costs	447,350	15,717
Unearned revenue	(122,274)	529,991
Accounts payable and accrued expenses	467,895	(3,774,638)
Deferred installation charges	121,321	547,250
Other assets and liabilities	(279,936)	(1,381,149)

Net cash provided by operating activities	7,641,959	1,743,546

Investing Activities
Purchases of property and equipment	(6,885,693)	(3,677,657)
Return of escrow on Houston lease	2,400,000	—

Net cash used in investing activities	(4,485,693)	(3,677,657)

Financing Activities
Borrowing on revolving facility	—	2,000,000
Principal payments on long-term debt	—	(101,031)
Payments on lease obligations	(308,541)	(75,247)

Net cash used in financing activities	(308,541)	1,823,722

Increase (Decrease) in Cash	2,847,725	(110,389)

Cash, Beginning of Period	7,242,904	1,314,865

Cash, End of Period	$10,090,629	$1,204,476

See Notes to Condensed Financial Statements

Cyrus Networks, LLC

Notes to Condensed Financial Statements

March 31, 2010

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Cyrus Networks, LLC (the “Company”) is a wholly owned subsidiary of Cy-One Parent LLC (the Parent Company) and is a Delaware limited liability company. The Parent Company is a wholly owned subsidiary of Cy-One Holdings LLC (“Holdings”), a Delaware limited liability company and a guarantor for the Company’s debt.

The Company earns revenues predominately from providing information technology infrastructure and colocation services for businesses in Houston, Dallas and Austin, Texas, and surrounding areas.

Basis of Presentation

The Condensed Financial Statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of management, include all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows for each period presented. The Company has evaluated subsequent events through May 20, 2010.

The adjustments referred to above are of a normal and recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to SEC rules and regulations.

These Condensed Financial Statements should be read in conjunction with the Company’s 2009 audited financial statements. Operating results for the three months ended March 31, 2010, are not necessarily indicative of the results expected in subsequent quarters or for the year ending December 31, 2010.

Recently Issued Accounting Standards

In September 2009, new accounting guidance under ASC 605 related to revenue arrangements with multiple deliverables was issued. The guidance addresses the unit of accounting for arrangements involving multiple deliverables, how arrangement consideration should be allocated to the separate units of accounting and eliminates the criterion that objective and reliable evidence of fair value of any undelivered items must exist for the delivered item to be considered a separate unit of accounting. Such guidance is effective for fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company has not yet assessed the impact of this guidance on the Company’s financial statements.

In September 2009, new accounting guidance under ASC 605 was issued regarding tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. Such guidance is effective for fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company has not yet assessed the impact of this guidance on the Company’s financial statements.

Note 2: Acquired Intangible Assets

The carrying basis and accumulated amortization of recognized intangible assets at March 31, 2010, were as follows:

	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$24,400,000	$4,473,333
Trade name	5,400,000	495,000

	$29,800,000	$4,968,333

The acquired intangible assets have a weighted-average useful life of approximately 18 years. Amortization expense for the three months ended March 31, 2010 and 2009, was $451,666.

Note 3: Revolving Loan

The Company has a $25,000,000 revolving line of credit expiring in 2014, the available portion of which is determined partially based on the amount of other debt outstanding, as well as a multiple of the previously reported last three months’ earnings before interest, taxes, depreciation and amortization (as defined under the Amended and Restated Credit Agreement). At March 31, 2010, there was no amount borrowed against this line of credit. Any outstanding balance shall be due and payable in full if a change in control occurs. In addition, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow (as defined under the Amended and Restated Credit Agreement). The line of credit is collateralized by a first lien on substantially all the assets of the Company. The Company has the option to pay interest based on either the prime rate or LIBOR, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter.

Note 4: Long-term Debt

Term loan (A)	$100,000,000
Delayed Draw Term Loan (DDTL) (B)	—

100,000,000
Less current maturities	2,500,000

Total long-term debt	$97,500,000

(A)	Principal payments are due quarterly as specified under the Amended and Restated Credit Agreement and commence on December 31, 2010. Any outstanding balance shall be due and payable in full if a change in control occurs. In addition, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow (as defined under the Amended and Restated Credit Agreement). The Company has the option to pay interest based on either the prime rate or LIBOR, with a LIBOR floor of 2.00 percent, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. At March 31, 2010, the Company had this principal balance under a LIBOR loan, plus 5.50 percent or 7.50 percent. The terms of the Amended and Restated Credit Agreement also place certain restrictions on payments to the member and others. This loan is secured by substantially all of the assets of the Company and matures November 20, 2014.

(B)

The DDTL funds available for withdrawal totaled $25,000,000 as calculated under the Amended and Restated Credit Agreement through November 20, 2011. Quarterly principal payments are due starting December 31, 2011, as specified under the Amended and Restated Credit Agreement. Any outstanding balance shall be due and payable in full if a change in control occurs. In addition, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow (as defined under the Amended and Restated Credit Agreement). The Company has the option to pay interest based on either the prime rate or LIBOR, with a LIBOR floor of 2.00 percent, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. The Company had not made any draws against the DDTL funds at March 31, 2010. The terms of the Amended and Restated Credit Agreement also place certain restrictions on payments to the member and others. This loan is secured by substantially all of the assets of the Company and matures November 20, 2014.

Note 5: Other Long-term Obligations

The Company leases data center facilities and equipment used in its operations, some of which are required to be recorded in accordance with Accounting Standards Codification (ASC) 840, Leases. In certain situations, this guidance requires initial recording of the assets for which the Company is considered to be the owner due to lessee involvement in the assets’ construction at estimated fair value and offsetting amounts as liabilities.

At March 31, 2010, the Company had $29,059,340 of total long-term obligations relating to certain leases, all of which are recorded as long term on the balance sheet. For the three months ended March 31, 2010 and 2009, the Company recorded $607,727 and $302,209, respectively, of interest expense related to other long-term obligations.

Note 6: Operating Leases

Noncancellable operating leases for operational facilities, offices and equipment expire in various years through 2012. The facility leases typically contain renewal options for additional five-year terms and require the Company to pay its proportional share of all executory costs (property taxes, maintenance and insurance). In addition, the Company has a noncancellable ground lease for one of its buildings in Houston. This lease expires in 2066.

On March 3, 2010, the Company entered into a lease amendment for its Lewisville facility. The lease amendment expands the amount of space leased by 27,758 square feet, commences on March 3, 2010, and has an initial term of 13 years and six months with two five-year renewal options. In addition, the lease amendment extended the term on approximately 60,000 square feet of previously leased space at the same location by approximately four years.

Note 7: Unit Incentive Plan

Under the Holdings’ Amended and Restated Limited Liability Company Agreement dated July 3, 2007, Holdings is authorized to issue an unlimited number of Class C units. These shares are used as incentives for executive management and other employees as part of the Company’s overall compensation plan. The vesting of the Class C units differs by individual; but in all cases, one-fifth of the units vest in each of the five years following the grant date.

In the event of termination of employment, all non-vested units automatically revert to, and become, the property of Holdings. If the employee is an executive and is terminated for cause or resigns voluntarily when Holdings can demonstrate cause existed, the vested units will be purchased from the employee for an aggregate purchase price of $1. For all other cases where the executive employee resigns voluntarily, Holdings may elect to purchase all or any portion of the vested units at fair market value, as defined in the Incentive Share Agreements. For employees other than executives receiving the Class C shares, all vested and non-vested shares forfeit back to Holdings upon termination of employment.

The following table summarizes unit incentive share activity for the three months ended March 31, 2010:

Shares
Outstanding, December 31, 2009	13,770,696
Granted	303,318

Outstanding, March 31, 2010	14,074,014

Vested at March 31, 2010	7,304,763

The Company recognized compensation expense of $420,631 related to Class C units for the three months ended March 31, 2010. There was no compensation expense related to the Class C units recorded during the three months ended March 31, 2009, as the amount was considered immaterial to the financial statements due to the insignificant value of the Class C units at the date of grant. As of March 31, 2010, there was $428,661 of unrecognized compensation expense related to the Class C units, which is expected to be recognized over a weighted-average period of approximately two years. At March 31, 2010, the aggregate intrinsic value of these Class C units was approximately $39,407,239.

For Class C units issued in the first quarter of 2010, the weighted-average fair value at the dates of grant were estimated at $2.80 per unit using the payment expected to be received for each Class C unit based on the purchase price stated in the Letter of Intent signed in March 2010 and definitive agreement signed in May 2010 between the Company and Cincinnati Bell Inc. and Cincinnati Bell Technology Solutions Inc. (see Note 9).

Note 8: Disclosures About Fair Value of Assets and Liabilities

The carrying value of the Company’s financial instruments does not materially differ from their estimated fair values as of March 31, 2010.

Note 9: Subsequent Event

On May 12, 2010, the Company entered into an Equity Purchase Agreement (the “Purchase Agreement”) pursuant to which Cincinnati Bell Inc. and Cincinnati Bell Technology Solutions Inc. (the “Buyer”) will acquire the equity interests of the Company for $525,000,000 in cash, less any indebtedness and transaction fees and other amounts, and subject to customary working capital and capital expenditure adjustment, as provided in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, indemnities and covenants, including certain customary operating restrictions on the conduct of the business of the Company during the period from the execution of the Purchase Agreement to the closing of the acquisition. The Purchase Agreement requires that the Buyer use commercially reasonable efforts to arrange the Financing (as defined in the Purchase Agreement) and, if the Financing becomes unavailable, to arrange alternative financing on terms no less favorable to the Buyer. The Company is required to cooperate with the Buyer in connection with the arrangement of the Financing.

Each party’s obligation to consummate the acquisition is conditioned upon the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions, as described in the Purchase Agreement. The obligation of the Buyer to consummate the acquisition at the closing is not conditioned upon the availability of financing. The Company expects the closing of the acquisition to occur by the end of the second quarter of 2010.

The Purchase Agreement also reflects that the Buyer has entered into new employment agreements with four executive officers of the Company, which provide they will remain in their roles as executive officers of the Company after the closing of the acquisition.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Unitholder

Cyrus Networks, LLC

Houston, Texas

We have audited the accompanying balance sheet of Cyrus Networks, LLC, as of December 31, 2009, and the related statements of income, member’s equity and cash flows for the year then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyrus Networks, LLC, as of December 31, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Houston, Texas

October 7, 2010

Cyrus Networks, LLC

Balance Sheet

December 31, 2009

Assets
Current Assets
Cash	$7,242,904
Accounts receivable, net of allowance of $239,296	4,936,541
Prepaid expenses and other	5,366,395

Total current assets	17,545,840

Property and Equipment, At Cost
Building and improvements	137,093,241
Process equipment	5,630,348
Computer hardware	1,648,164
Software	474,932
Office furniture and equipment	553,836

145,400,521
Less accumulated depreciation and amortization	10,462,485

Depreciable property and equipment, net	134,938,036
Construction in progress	1,190,382

Total property and equipment, net	136,128,418

Other Assets
Goodwill	62,854,019
Intangible assets, net	25,283,333
Deferred costs, net	8,521,679
Other	151,048

96,810,079

Total assets	$250,484,337

Liabilities and Member’s Equity
Current Liabilities
Current maturities of long-term debt	$1,250,000
Accounts payable	4,593,291
Accrued expenses	2,154,622
Unearned revenue	4,629,749
Deferred installation charges	3,673,701
Accrued interest	928,239

Total current liabilities	17,229,602

Long-term Debt, Net of Current Portion	98,750,000

Other Long-term Obligations	28,760,152

Deferred Installation Charges, Net of Current Portion	7,957,177
Member’s Equity	97,787,406

Total liabilities and member’s equity	$250,484,337

See Notes to Financial Statements

Cyrus Networks, LLC

Statement of Income

Year Ended December 31, 2009

Net Sales	$58,298,398

Cost of Sales	17,803,322

Gross Profit	40,495,076

Operating Expenses
General and administrative	4,993,769
Selling and marketing	3,533,489
Depreciation and amortization	7,652,402

16,179,660

Operating Income	24,315,416

Other Income (Expense)
Interest expense	(9,654,039)
Rental income	135,671
Other expense	(22,126)

(9,540,494)

Income Before Income Taxes	14,774,922

Provision for Income Taxes
Texas franchise tax	405,982

Net Income	$14,368,940

See Notes to Financial Statements

Cyrus Networks, LLC

Statement of Member’s Equity

Year Ended December 31, 2009

Balance, January 1, 2009	$61,893,466
Capital contributions	21,525,000
Net income	14,368,940

Balance, December 31, 2009	$97,787,406

See Notes to Financial Statements

Cyrus Networks, LLC

Statement of Cash Flows

Year Ended December 31, 2009

Operating Activities

Net income	$14,368,940
Items not requiring cash:
Depreciation and amortization	7,652,402
Provision for bad debts	264,000
Loss on sale of property and equipment	109,941
Noncash interest	1,368,491
Changes in:
Accounts receivable	1,061,369
Deferred costs	(3,780,993)
Unearned revenue	2,276,705
Accounts payable and accrued expenses	592,681
Deferred installation charges	5,729,891
Other current assets and liabilities	(2,319,093)

Net cash provided by operating activities	27,324,334

Investing Activities
Purchases of property and equipment	(46,626,045)
Escrow on Houston lease	(2,400,000)

Net cash used in investing activities	(49,026,045)

Financing Activities
Gross borrowings on first lien revolving facility	2,000,000
Principal payments on CapEx debt	(1,245,976)
Principal payments on first lien debt	(3,636,604)
Payoff of revolver with refinancing	(2,691,827)
Payoff of first lien CapEx with refinancing	(9,199,124)
Payoff of first lien term loan with refinancing	(24,611,514)
Payoff on second lien term loan with refinancing	(27,000,000)
Payoff on second lien CapEx line with refinancing	(9,684,675)
Proceeds from issuance of long-term debt with refinancing	82,174,470
Capital contributions	21,525,000

Net cash provided by financing activities	27,629,750

Increase in Cash	$5,928,039
Cash, Beginning of Year	1,314,865

Cash, End of Year	$7,242,904

Supplemental Cash Flows Information
Interest paid	$4,976,894
Accounts payable incurred for construction in progress at December 31	257,440
Property and equipment acquired by issuance of financing obligations	12,028,462
Texas franchise taxes paid	212,000

See Notes to Financial Statements

NOTES TO CYRUS NETWORKS, LLC FINANCIAL STATEMENTS

December 31, 2009

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Cyrus Networks, LLC (the Company), is a wholly owned subsidiary of Cy-One Parent LLC (the Parent Company) and is a Delaware limited liability company. The Parent Company is a wholly owned subsidiary of Cy-One Holdings LLC (Holdings), a Delaware limited liability company and a guarantor for the Company’s debt.

The Company earns revenues predominately from providing IT infrastructure and colocation services (which are considered one operating segment) for businesses in Houston, Dallas and Austin, Texas, and surrounding areas. The Company extends unsecured credit to its customers, with credit extended to four customers exceeding 50 percent of accounts receivable at December 31, 2009.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2009, there were no cash equivalents.

The financial institutions holding the Company’s cash accounts are participating in the Federal Deposit Insurance Corporation’s (FDIC) Transaction Account Guarantee Program. Under that program, through December 31, 2010, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.

Accounts Receivable

Accounts receivable are stated at the amount billed to customers, plus any accrued and unpaid interest. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts receivable are ordinarily due 30 days after the issuance of the invoice. Accounts past due more than 120 days are considered delinquent. Interest accrues on delinquent accounts until the account is brought current or is written off. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer. There was no material change in the allowance for doubtful accounts during 2009.

Property and Equipment

Property and equipment acquisitions are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to expense on the straight-line basis over the estimated useful life of each asset. Building improvements are amortized over the shorter of the lease term or their estimated useful lives.

Buildings and improvements	3-20 years
Process equipment	2-7 years
Software and hardware	1-5 years
Furniture and fixtures	3-10 years

Gross property and equipment includes $27,998,527 of assets related to three data center facilities for which the Company is considered the owner pursuant to accounting standards for lessee’s involvement in asset construction as of December 31, 2009. These assets are primarily included in the caption buildings and improvements. Accumulated amortization on these assets at December 31, 2009, is $280,073.

Goodwill

Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Intangible Assets

Intangible assets are being amortized on the straight-line basis over periods ranging from 15 to 30 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No asset impairment was recognized during the year ended December 31, 2009.

Income Taxes

The Company’s member has elected to have the Company’s income taxed as a partnership under provisions of the Internal Revenue Code. Therefore, taxable income or loss is reported to the individual member for inclusion in his or her tax return and no provision for federal income taxes is included in these financial statements. The provision for income taxes reflected in these financial statements is for Texas franchise taxes only. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2005.

Significant changes were made to the Texas franchise tax during the 79th and 80th sessions of the Texas Legislature. The revised tax base is based on a taxable entity’s margin. The franchise tax is calculated at a rate of 1 percent on the lesser of three calculations: a) total revenue less cost of goods sold; b) total revenue less compensation; or c) total revenue times 70 percent.

Revenue Recognition

The Company provides services to customers, which includes non-recurring charges (such as installation charges at the origination of a contract) and recurring charges (such as ongoing maintenance and service charges through the life of the contract). Non-recurring charges billed at contract origination are recorded as deferred installation charges and amortized to income, on the straight-line basis, over the life of each contract. For certain new customers, the Company performs specific project work, such as planning and physically moving equipment to the data center. This project revenue is recognized as obligations until the project is completed. Recurring charges billed monthly (one month in advance of providing the services) are recorded as unearned revenue and recognized into income the following month (when the service is actually provided).

Additionally, the implementation and installation costs associated with the origination of the contracts (such as sales commissions and other implementation costs) are recorded as deferred costs and amortized into expense, on the straight-line basis, over the life of each contract. All expenses, including the use of third-party movers, related to project revenues are recognized as incurred during the project.

Taxes Collected From Customers and Remitted to Governmental Authorities

Taxes collected from customers and remitted to governmental authorities are presented in the accompanying statement of income on a net basis.

Note 2: Acquired Intangible Assets

The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2009, were as shown below.

	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$24,400,000	$4,066,667
Trade name	5,400,000	450,000

	$29,800,000	$4,516,667

The acquired intangible assets have a weighted-average useful life of approximately 18 years. Amortization expense for the year ended December 31, 2009, was $1,806,667. Estimated amortization expense for each of the following five years was:

2010	$1,806,667
2011	1,806,667
2012	1,806,667
2013	1,806,667
2014	1,806,667

Note 3: Extinguishment of Debt

The Company retired all of its long-term debt and revolving line of credit during the year ended December 31, 2009, and replaced it with a new term loan and credit facility. Unamortized deferred financing costs, at the date of retirement, were written off and resulted in a $1,499,615 charge to expense in the accompanying statement of income.

Note 4: Revolving Loan

The Company has a $25,000,000 revolving line of credit expiring in 2014, the available portion of which is determined partially based on the amount of other debt outstanding, as well as a multiple of the previously reported last three months’ earnings before interest, taxes, depreciation and amortization (as defined under the Amended and Restated Credit Agreement). At December 31, 2009, there was no amount borrowed against this line of credit. Any outstanding balance shall be due and payable in full if a change in control occurs. In addition, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow (as defined under the Amended and Restated Credit Agreement). The line of credit is collateralized by a first lien on substantially all the assets of the Company. The Company has the option to pay interest based on either the prime rate or LIBOR, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter.

Note 5: Long-term Debt

Term loan (A)	$100,000,000
Delayed Draw Term Loan (DDTL) (B)	—

100,000,000
Less current maturities	1,250,000

Total long-term debt	$98,750,000

(A)	Principal payments are due quarterly as specified under the Amended and Restated Credit Agreement and commence on December 31, 2010. Any outstanding balance shall be due and payable in full if a change in control occurs. In addition, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow (as defined under the Amended and Restated Credit Agreement). The Company has the option to pay interest based on either the prime rate or LIBOR, with a LIBOR floor of 2.00 percent, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. At December 31, 2009, the Company had this principal balance under a LIBOR loan, plus 5.50 percent or 7.50 percent. The terms of the Amended and Restated Credit Agreement also place certain restrictions on payments to the member and others. This loan is secured by substantially all of the assets of the Company and matures November 20, 2014.

(B)	The DDTL funds available for withdrawal totaled $25,000,000 as calculated under the Amended and Restated Credit Agreement through November 20, 2011. Quarterly principal payments are due starting December 31, 2011, as specified under the Amended and Restated Credit Agreement. Any outstanding balance shall be due and payable in full if a change in control occurs. In addition, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow (as defined under the Amended and Restated Credit Agreement). The Company has the option to pay interest based on either the prime rate or LIBOR, with a LIBOR floor of 2.00 percent, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. The Company had not made any draws against the DDTL funds at December 31, 2009. The terms of the Amended and Restated Credit Agreement also place certain restrictions on payments to the member and others. This loan is secured by substantially all of the assets of the Company and matures November 20, 2014.

Aggregate annual maturities of long-term debt at December 31, 2009, are as follows.

2010	$1,250,000
2011	6,250,000
2012	11,250,000
2013	16,250,000
2014	65,000,000

$100,000,000

Note 6: Other Long-term Obligations

The Company leases data center facilities and equipment used in its operations, some of which are required to be recorded in accordance with Accounting Standards Codification (ASC) 840, Leases. In certain situations, this guidance requires initial recording of the assets for which the Company is considered to be the owner due to lessee involvement in the assets’ construction at estimated fair value and offsetting amounts as liabilities.

At December 31, 2009, the Company had $28,760,152 of total long-term obligations relating to certain leases, all of which are recorded as long term on the balance sheet. For 2009, the Company recorded $2,024,361 of interest expense related to other long-term obligations.

Aggregate annual maturities of other long-term obligations related to data center facilities at December 31, 2009, are as follows:

2010	$1,793,295
2011	2,527,168
2012	2,591,464
2013	2,622,324
2014	2,684,884
Thereafter	21,742,947

33,962,082
Less amounts representing interest	(29,792,896)
Add estimated residual values	24,590,966

Present value	$28,760,152

Note 7: Operating Leases

Noncancellable operating leases for operational facilities, offices and equipment expire in various years through 2012. The facility leases typically contain renewal options for additional five-year terms and require the Company to pay its proportional share of all executory costs (property taxes, maintenance and insurance). In addition, the Company has a noncancellable ground lease for one of its buildings in Houston. This lease expires in 2066.

Future minimum lease payments at December 31, 2009, were:

2010	$695,714
2011	490,071
2012	30,338
2013	20,130
2014	20,130
Later years	1,031,663

$2,288,046

Rental expense for operating leases for the year ended December 31, 2009, was $798,604.

Note 8: Profit Sharing Plan

The Company has a 401(k) profit sharing plan covering substantially all employees. The Company contributes 25 percent of each employee’s contribution up to 6 percent. Contributions to the 401(k) profit sharing plan were $115,561 for the year ended December 31, 2009.

Note 9: Unit Incentive Plan

Under the Holdings’ Amended and Restated Limited Liability Company Agreement dated July 3, 2007, Holdings is authorized to issue an unlimited number of Class C units. These shares are used as incentives for executive management and other employees as part of the Company’s overall compensation plan. The vesting of the Class C units differs by individual; but in all cases, one-fifth of the units vest in each of the five years following the grant date.

In the event of termination of employment, all non-vested units automatically revert to, and become, the property of Holdings. If the employee is an executive and is terminated for cause or resigns voluntarily when Holdings can demonstrate cause existed, the vested units will be purchased from the employee for an aggregate purchase price of $1. For all other cases where the executive employee resigns voluntarily, Holdings may elect to purchase all or any portion of the vested units at fair market value, as defined in the Incentive Share Agreements. For employees other than executives receiving the Class C shares, all vested and non-vested shares forfeit back to Holdings upon termination of employment.

Compensation expense related to the Class C units was not recorded during the year ended December 31, 2009, as the amount was considered immaterial to the financial statements due to the insignificant value of the Class C units at the date of grant.

Note 10: Disclosures About Fair Value of Assets and Liabilities

The following methods were used to estimate the fair value of all financial instruments recognized in the accompanying balance sheet at amounts other than fair value.

Cash

The carrying amount approximates fair value.

Long-term Debt and Other Long-term Obligations

Fair value is estimated based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities.

The following table presents estimated fair values of the Company’s financial instruments at December 31, 2009.

	Carrying Amount	Fair Value
Financial assets:
Cash	$7,242,904	$7,242,904
Financial liabilities:
Long-term debt	100,000,000	100,000,000
Other long-term obligations	28,760,152	29,327,909

Note 11: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters are included as follows:

Major Customer

The Company received approximately 20 percent of its revenues from one customer for the year ended December 31, 2009.

Goodwill

As discussed in Note 1, the Company annually tests its goodwill for impairment. At the most recent testing date, the fair value of the Company exceeded its carrying value by approximately 130 percent. Estimated fair value of the Company was based principally on expected future income and cash flows. Due to the volatility of the current economic environment, management estimates of future income and cash flows are subject to significantly more uncertainty than during more stable environments. Management believes it has applied reasonable judgment in developing its estimates; however, unforeseen negative changes in the national, state or local economic environment may negatively impact those estimates in the near term.

Note 12: Subsequent Events

New Operating Lease

On March 3, 2010, the Company entered into a lease amendment for its S. State Hwy 121 Business (Lewisville) facility. The lease amendment expands the amount of space leased by 27,758 square feet, commences on March 3, 2010, and has an initial term of 13 years and six months with two five-year renewal options. In addition, the lease amendment extended the term on approximately 60,000 square feet of previously leased space at the same location by approximately four years.

Future estimated minimum lease payments related to space leased under this amendment are:

2010	$55,516
2011	222,064
2012	222,064
2013	222,064
2014	222,064
Thereafter	1,924,538

$2,868,310

Definitive Agreement

On May 12, 2010, the Company entered into an Equity Purchase Agreement (the Purchase Agreement) pursuant to which Cincinnati Bell, Inc., and Cincinnati Bell Technology Solutions, Inc. (the Buyer), will acquire the equity interests of the Company for $525,000,000 in cash, less any indebtedness and transaction fees and other amounts, and subject to customary working capital and capital expenditure adjustment, as provided in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, indemnities and covenants, including certain customary operating restrictions on the conduct of the business of the Company during the period from the execution of the Purchase Agreement to the closing of the acquisition. The Purchase Agreement requires that the Buyer use commercially reasonable efforts to arrange the financing (as defined in the Purchase Agreement) and, if the financing becomes unavailable, to arrange alternative financing on terms no less favorable to the Buyer. The Company is required to cooperate with the Buyer in connection with the arrangement of the financing.

Each party’s obligation to consummate the acquisition is conditioned upon the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions, as described in the Purchase Agreement. The obligation of the Buyer to consummate the acquisition at the closing is not conditioned upon the availability of financing. The Company expects the closing of the acquisition to occur by the end of the second quarter of 2010.

The Purchase Agreement also reflects that the Buyer has entered into new employment agreements with four executive officers of the Company, which provide they will remain in their roles as executive officers of the Company after the closing of the acquisition.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement.

Note 13: Recently Issued Accounting Standards

In June 2009, new accounting guidance under ASC 860, Transfers and Servicing, was issued. The guidance eliminates the concept of a qualifying special-purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosures that will provide greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. Such guidance is effective for fiscal years beginning after November 15, 2009. The Company does not expect the impact of this guidance to be material to the Company’s financial statements.

In September 2009, new accounting guidance under ASC 605 related to revenue arrangements with multiple deliverables was issued. The guidance addresses the unit of accounting for arrangements involving multiple deliverables, how arrangement consideration should be allocated to the separate units of accounting and eliminates the criterion that objective and reliable evidence of fair value of any undelivered items must exist for the delivered item to be considered a separate unit of accounting. Such guidance is effective for fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company has not yet assessed the impact of this guidance on the Company’s financial statements.

In September 2009, new accounting guidance under ASC 605 was issued regarding tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. Such guidance is effective for fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company has not yet assessed the impact of this guidance on the Company’s financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Unitholder

Cyrus Networks, LLC

Houston, Texas

We have audited the accompanying balance sheet of Cyrus Networks, LLC as of December 31, 2008, and the related statements of income, member’s equity and cash flows for the year then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyrus Networks, LLC as of December 31, 2008, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Houston, Texas

June 1, 2012

Cyrus Networks, LLC Balance Sheet December 31, 2008

Assets

Current Assets
Cash	$1,314,865
Accounts receivable, net of allowance of $328,182	6,261,910
Prepaid expenses and other	2,379,488

Total current assets	9,956,263

Property and Equipment, At Cost
Building and improvements	64,580,169
Construction in progress	2,276,292
Process equipment	3,169,009
Computer hardware	1,264,273
Software	385,361
Leasehold improvements	15,894,366
Office furniture and equipment	358,431

87,927,901
Less accumulated depreciation and amortization	4,755,744

83,172,157

Other Assets
Goodwill	62,854,502
Intangible assets, net	27,090,000
Deferred costs, net	3,068,006
Other	91,048

93,103,556

Total assets	$186,231,976

Liabilities and Member’s Equity

Current Liabilities
Current maturities of long-term debt	$614,128
Accounts payable	3,365,670
Accrued expenses	2,768,895
Unearned revenue	2,353,044
Accrued interest	691,465
Deferred installation charges	1,564,355

Total current liabilities	11,357,557

Long-term Debt, Net of Current Portion	93,281,122

Other Long-term Obligations	15,363,199

Deferred Installation Charges, Net of Current Portion	4,336,632

Member’s Equity	61,893,466

Total liabilities and member’s equity	$186,231,976

See Notes to Financial Statements

Cyrus Networks, LLC Statement of Income Year Ended December 31, 2008

Net Sales	$31,411,211
Cost of Sales	10,554,513

Gross Profit	20,856,698

Operating Expenses
General and administrative	3,010,168
Selling and marketing	2,475,057
Depreciation and amortization	7,335,914

12,821,139

Operating Income	8,035,559

Other Income (Expense)
Interest expense	(7,489,610)
Rental income	264,758
Other income	112,080

(7,112,772)

Income Before Income Taxes	922,787

Provision for Income Taxes
Texas franchise tax	239,094

Net Income	$683,693

See Notes to Financial Statements

Cyrus Networks, LLC Statement of Member’s Equity Year Ended December 31, 2008

Balance, January 1, 2008	$61,159,774
Capital contributions	49,999
Net Income	683,693

Balance, December 31, 2008	$61,893,466

See Notes to Financial Statements

Cyrus Networks, LLC Statement of Cash Flows

Year Ended December 31, 2008

Operating Activities
Net income	$683,693
Items not requiring cash:
Depreciation and amortization	7,335,914
Allowance for bad debts	328,182
Noncash interest expense	353,133
Changes in:
Accounts receivable	(3,864,219)
Deferred costs	(395,557)
Unearned revenue	1,060,071
Accounts payable and accrued expenses	(2,293,711)
Deferred installation charges	4,917,901
Other current assets and liabilities	(901,178)

Net cash provided by operating activities	7,224,229

Investing Activity
Purchases of property and equipment	(28,489,750)

Net cash used in investing activity	(28,489,750)

Financing Activities
Capital contributions	50,000
Net borrowings on first lien revolving facility	1,800,000
Principal payments on CapEx debt	(262,257)
Proceeds from issuance of CapEx debt	22,650,000
Principal payments on first lien term loan	(1,987,493)

Net cash provided by financing activities	22,250,250

Increase in Cash	984,729
Cash, Beginning of Year	330,136

Cash, End of Year	$1,314,865

Supplemental Cash Flows Information
Interest paid	$6,812,332
Accrued construction in progress costs	1,880,106
Property and equipment acquired by issuance of financing obligations	15,010,066
Goodwill adjustments	67,148

See Notes to Financial Statements

NOTES TO CYRUS NETWORKS, LLC FINANCIAL STATEMENTS

December 31, 2008

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Cyrus Networks, LLC (“the Predecessor Company,” the “Company” or “Cyrus Networks”), is a wholly owned subsidiary of Cy-One Holdings LLC (the Parent Company) and is a Delaware limited liability company. The Parent Company is a guarantor for the Company’s debt.

Cyrus Networks, LLC, earns revenues predominately from providing IT infrastructure and colocation services (which are considered one operating segment) for businesses in Houston and Dallas, Texas, and surrounding areas. The Company extends unsecured credit to its customers, with credit extended to four customers exceeding 51 percent of accounts receivable at December 31, 2008.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash consists of funds held in bank accounts. The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2008, there were no cash equivalents.

The financial institution holding the Company’s cash accounts is participating in the Federal Deposit Insurance Corporation’s (FDIC) Transaction Account Guarantee Program. Under that program, through December 31, 2009, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.

Accounts Receivable

Accounts receivable are stated at the amount billed to customers plus any accrued and unpaid interest. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts receivable are ordinarily due 30 days after the issuance of the invoice. Accounts past due more than 120 days are considered delinquent. Interest accrues on delinquent accounts until the account is brought current or is written off. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

Property and Equipment

Property and equipment acquisitions are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to expense on the straight-line basis over the estimated useful life of each asset. Building improvements are amortized over the shorter of the lease term or their estimated useful lives.

Buildings and improvements	3-20 years
Process equipment	2-7 years
Software and hardware	1-5 years
Furniture and fixtures	3-10 years

Certain property and equipment are leased. Gross property and equipment includes $15,010,066 of assets related to a leased data center facility for which the Company is considered the owner pursuant to accounting standards for lessee’s involvement in asset construction as of December 31, 2008. These assets are primarily included in the caption buildings and improvements. Accumulated amortization on these assets at December 31, 2008, is $61,553.

Goodwill

Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Intangible Assets

Intangible assets are being amortized on the straight-line basis over periods ranging from 15 to 30 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No asset impairment was recognized during the year ended December 31, 2008.

Income Taxes

The Company’s member has elected to have the Company’s income taxed as a partnership under provisions of the Internal Revenue Code and a similar section of the state income tax law. Therefore, taxable income or loss is reported to the individual members for inclusion in their respective tax returns and no provision for federal income taxes is included in these financial statements. The provision for income taxes reflected in these financial statements is for state franchise taxes only.

Uncertain Tax Positions

In accordance with Financial Accounting Standards Board (FASB) Staff Position No. FIN 48-3, the Company has elected to defer the effective date of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), until its fiscal year ended December 31, 2009. The Company has continued to account for any uncertain tax positions in accordance with literature that was authoritative immediately prior to the effective date of FIN 48, such as FASB Statement No. 109, Accounting for Income Taxes, and FASB Statement No. 5, Accounting for Contingencies.

Revenue Recognition

The Company provides services to customers which includes non-recurring charges (such as installation charges at the origination of a contract) and recurring charges (such as ongoing maintenance and service charges through the life of the contract). Non-recurring charges billed at contract origination are recorded as deferred installation charges and amortized to income, on the straight-line basis, over the life of each contract. For certain new customers, the Company performs specific project work, such as planning and physically moving equipment to the data center. This project revenue is recognized as obligations until the project is completed. Recurring charges billed monthly (one month in advance of providing the services) are recorded as unearned revenue and recognized into income the following month (when the service is actually provided).

Additionally, the implementation and installation costs associated with the origination of the contracts (such as sales commissions and other implementation costs) are recorded as deferred costs and amortized into expense, on the straight-line basis, over the life of each contract. All expenses, including the use of third-party movers, related to project revenues are recognized as incurred during the project.

Taxes Collected From Customers and Remitted to Governmental Authorities

Taxes collected from customers and remitted to governmental authorities are presented in the accompanying statement of income on a net basis.

During 2007, the Predecessor Company was notified by the State of Texas Comptroller of Public Accounts that it would be undergoing a sales and use tax audit covering the period through June 30, 2007. An estimated liability was recorded based on the State’s preliminary assessment of underpaid taxes (including penalties and interest). During 2008, the Company contested certain of the State’s positions and received a final ruling with a lower assessment. As a result, the Company reduced the associated liability with a corresponding reduction to goodwill.

Note 2: Acquired Intangible Assets and Goodwill

The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2008, were as follows.

	December 31, 2008
	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$24,400,000	$2,440,000
Trade name	5,400,000	270,000
Non-compete agreements	3,180,000	3,180,000

	$32,980,000	$5,890,000

Amortization expense for the year ended December 31, 2008, was $3,926,667. Estimated amortization expense for each of the following five years was:

2009	$1,806,667
2010	1,806,667
2011	1,806,667
2012	1,806,667
2013	1,806,667

During the year ended December 31, 2008, the carrying amount of goodwill was adjusted for the reduction in the liability related to the underpayment in sales and use taxes of a Predecessor Company, as well as an adjustment for Predecessor Company unearned revenue totaling $118,318.

Note 3: Line of Credit

The Company has a $5,000,000 revolving line of credit expiring in 2013, the available portion of which is determined partially based on the amount of other debt outstanding, as well as a multiple of the previously reported last three months’ earnings before interest, taxes, depreciation and amortization (as defined under the First Lien Credit Agreement). At December 31, 2008, there was $2,500,000 borrowed against this line of credit. Any outstanding balance shall be due and payable in full if a change in control occurs. In addition, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow as defined under the First Lien Credit Agreement. The line of credit is collateralized by a first lien on substantially all the assets of the Company. The Company has the option to pay interest based on either the prime rate or LIBOR, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. At December 31, 2008, the Company had this principal balance under a LIBOR loan plus 4.00 percent or 5.83 percent.

Note 4: Long-term Debt

First lien term loan (A)	$39,907,507
First lien revolving facility (see Note 3)	2,500,000
First lien capital expenditure facility (B)	14,803,068
Second lien term loan (C)	27,000,000
Second lien capital expenditure facility (D)	9,684,675

93,895,250
Less current maturities	614,128

Total long-term debt	$93,281,122

(A)	First lien term loan had an initial balance of $42,000,000 and a maturity date of July 3, 2013. Principal payments are due quarterly as specified under the First Lien Credit Agreement and commenced on December 31, 2007. Any outstanding balance shall be due and payable in full if a change in control occurs. In addition, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow as defined under the First Lien Credit Agreement. The Company has the option to pay interest based on either prime rate or LIBOR, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. At December 31, 2008, the Company had this principal balance under a LIBOR loan, plus 4.00 percent or 5.83 percent. The terms of the First Lien Credit Agreement also place certain restrictions on payments to shareholders and others. This loan is secured by substantially all of the assets of the Company.

(B)	First lien capital expenditure facility originally totaled $15,217,500 available for draw down as calculated under the First Lien Credit Agreement through July 3, 2010. Quarterly principal payments of 1.875 percent of the outstanding balance at July 3, 2010, are due starting September 30, 2010, as specified under the First Lien Credit Agreement. Any outstanding balance shall be due and payable in full if a change in control occurs. In addition, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow as defined under the First Lien Credit Agreement. The Company has the option to pay interest based on either prime rate or LIBOR, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. At December 31, 2008, the Company had this principal balance under a LIBOR loan, plus 4.00 percent or 5.83 percent. The terms of the First Lien Credit Agreement also place certain restrictions on payments to shareholders and others. This loan is secured by substantially all of the assets of the Company.

(C)	Second lien term loan has a balance of $27,000,000 and a maturity date of January 3, 2014. To the extent the first lien debt has been paid in full, any outstanding balance on this second lien term loan shall be due and payable in full if a change in control occurs. Also, to the extent the first lien debt has been paid in full, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow as defined under the Second Lien Credit Agreement. The Company has the option to pay interest based on either prime rate or LIBOR, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. At December 31, 2008, the Company had this principal balance under a LIBOR loan, plus 7.25 percent or 9.08 percent. The terms of the Second Lien Credit Agreement also place certain restrictions on payments to shareholders and others. This loan, subordinate to the first lien debt, is secured by substantially all of the assets of the Company.

(D)

Second lien capital expenditure facility totaling $9,782,500 available for draw down as calculated under the Second Lien Credit Agreement through January 3, 2014, with a maturity date of January 3, 2014. To the extent the first lien debt has been paid in full, any outstanding balance on this second lien capital expenditure facility shall be due and payable in full if a change in control occurs. Also, to the extent the first lien debt has been paid in full, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow as defined under the Second Lien Credit Agreement. The Company has the option to pay interest based on either prime rate or LIBOR, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. At December 31, 2008, the Company had this principal balance under a LIBOR loan, plus 7.25 percent or 9.08 percent. The terms of the Second Lien Credit Agreement also place certain restrictions on payments to shareholders and others. This loan, subordinate to the first lien debt, is secured by substantially all of the assets of the Company.

Aggregate annual maturities of long-term debt at December 31, 2008, are as follows.

2009	$614,128
2010	2,266,539
2011	4,173,424
2012	4,097,641
2013	46,058,843
Thereafter	36,684,675

$93,895,250

Note 5: Other Long-term Obligations

The Company leases data center facilities and equipment used in its operations, some of which are required to be recorded in accordance with Accounting Standards Codification (ASC) 840, Leases. In certain situations, this guidance requires initial recording of the assets for which the Company is considered to be the owner due to lessee involvement in the assets’ construction at estimated fair value and offsetting amounts as liabilities.

At December 31, 2008, the Company had $15,363,199 of total long-term obligations relating to a lease, all of which is recorded as long term on the balance sheet. For 2008, the Company recorded $459,128 of interest expense related to other long-term obligations.

Aggregate annual maturities of other long-term obligations related to the data center facility at December 31, 2008, are as follows:

2009	$592,378
2010	1,236,738
2011	1,366,308
2012	1,366,308
2013	1,366,308
Thereafter	10,321,814

16,249,854
Less amounts representing interest	(14,949,480)
Add estimated residual values	14,062,825

Present value	$15,363,199

Note 6: Operating Leases

Noncancellable operating leases for operational facilities, offices and equipment expire in various years through 2023. The facility leases typically contain renewal options for additional five-year terms and require the Company to pay its proportional share of all executory costs (property taxes, maintenance and insurance). In addition, the Company has a noncancellable ground lease for one of its buildings in Houston. This lease expires in 2066.

Future minimum lease payments at December 31, 2008, were:

2009	$549,602
2010	565,010
2011	359,367
2012	30,337
2013	19,718
Later years	1,051,793

$2,575,827

Rental expense for operating leases for the year ended December 31, 2008, was $560,956.

Note 7: Profit Sharing Plan

The Company has a 401(k) profit sharing plan covering substantially all employees. The Company contributes 25 percent of each employee’s contribution up to 6 percent. Contributions to the 401(k) profit sharing plan were $87,343 for the year ended December 31, 2008.

Note 8: Unit Incentive Plan

Under the Parent Company Amended and Restated Limited Liability Company Agreement dated July 3, 2007, the Parent Company is authorized to issue an unlimited number of Class C units. These shares are used as incentives for executive management and other employees as part of the Company’s overall compensation plan. The vesting of the Class C units differs by individual; but in all cases one fifth of the units vest in each of the five years following the grant date.

In the event of termination of employment, all non-vested units automatically revert to, and become, the property of the Parent Company. If the employee is an executive and is terminated for cause or resigns voluntarily when the Parent Company can demonstrate cause existed, the vested units will be purchased from the employee for an aggregate purchase price of $1.00. For all other cases where the executive employee resigns voluntarily, the Parent Company may elect to purchase all or any portion of the vested units at fair market value, as defined in the Incentive Share Agreements. All other employees receiving the Class C shares have all vested and non-vested shares forfeited back to company upon termination of employment.

Compensation expense related to the new Class C plans was not recorded during the year ended December 31, 2008, as the amount was considered immaterial to the consolidated financial statements due to the insignificant value of the Class C units at the date of grant.

Note 9: Related-party Transactions

The Company leases a portion of its Houston facility under a long-term operating ground lease with a partnership that had ownership in the Predecessor Company. Certain members of this partnership currently hold a portion of the Company’s Class B units. The lease expires in 2066 and annual lease payments for each year are $18,000.

Note 10: Disclosures About Fair Value of Assets and Liabilities

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheet at amounts other than fair value.

Cash and Cash Equivalents

The carrying amount approximates fair value.

Long-term Debt and Other Long-term Obligations

Fair value is estimated based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities.

The following table presents estimated fair values of the Company’s financial instruments in accordance with FAS 107 at December 31, 2008.

	December 31, 2008
	Carrying Amount	Fair Value
Financial assets:
Cash	$1,314,865	$1,314,865
Financial liabilities:
Long-term debt	93,895,250	93,895,250
Other long-term obligations	15,363,199	15,363,199

Note 11: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following items.

Major Customer

The Company received approximately 14 percent of if its revenues from one customer for the year ended December 31, 2008.

Note 12: Subsequent Event

On March 30, 2009, the Company entered into an agreement for a noncancellable operating lease of property in the Austin, Texas, area, where it is constructing a new data center facility. The lease commences on April 1, 2009, and has an initial term of 10 years and 10 months with two five-year renewal options. The lease covers approximately 50,000 square feet of space.

In April 2009, the Company entered into a non-cancellable operating lease of property in the Houston, Texas, area, where it is constructing a new data center facility through a build-to-suit arrangement. The lease is subject to the landlord obtaining a firm loan commitment from an institutional lender within 20 days of lease execution for purposes of constructing the building shell. The lease is also subject to the Company’s approval of the preliminary building specifications and design, and is subject to the property owner’s approval as to the use and design. The lease commencement date is the later of (i) receipt of a certificate of occupancy by Landlord for the shell building; (ii) landlord’s substantial completion of the shell building; and (iii) seven months following the construction start date estimated to be May 1, 2009. The annual basic rent for this property will be finalized when the final building costs have been determined upon facility completion; however, the estimated amount of rent is included in the table below. The lease has an initial term of 15 years with three five-year renewal options.

Future estimated minimum lease payments for these two leases combined are:

2009	$36,500
2010	536,553
2011	1,164,007
2012	1,228,354
2013	1,259,267
Thereafter	14,149,010

$18,373,691

Note 13: Recently Issued Accounting Standards

FASB Staff Position (FSP) No. 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, was issued in December 2008. It expands the disclosures required by SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to discuss the assumptions and risks used to compute the fair value of each category of plan assets. FSP No. 132(R)-1 becomes effective for fiscal years ending after December 15, 2009. Early adoption is permitted. As this statement relates only to disclosure, it will not have a financial impact on the Company.

In June 2008, the FASB issued FSP No. EITF 08-3, Accounting by Lessees for Maintenance Deposits. This issue applies to deposits made by a lessee to the lessor that are refunded to the lessee only to the extent that the lessee performs specified maintenance on the leased asset. The lessee should expense or capitalize maintenance costs according to its maintenance accounting policy when maintenance of the leased asset is performed. When a lessee determines that it is less than probable that an amount on deposit will be returned, the lessee should recognize that amount as an additional expense. FSP No. EITF 08-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and for interim periods within those years. The Company expects the impact of this statement to be immaterial to the Company’s financial statements.

SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“U.S. GAAP”), was issued in May 2008. SFAS No. 162 reorganizes the U.S. GAAP hierarchy to provide a consistent framework for determining the accounting principles that should be used when preparing U.S. GAAP financial statements. SFAS No. 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The adoption of SFAS No. 162 is not expected to have any impact on the Company’s financial statements.

FSP No. 142-3, Determination of the Useful Life of Intangible Assets, was issued in April 2008. It amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP No. 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company expects the impact of this statement to be immaterial to the Company’s financial statements.

SFAS No. 141(R), Business Combinations, was issued in December 2007. SFAS No. 141(R) requires that, upon initially obtaining control, an acquirer will recognize 100 percent of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100 percent of its target. Additionally, contingent consideration arrangements will be presented at fair value at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. SFAS No. 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. SFAS No. 141(R) amends SFAS No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. SFAS No. 141(R) is effective for the first fiscal year beginning after December 15, 2008. The Company will apply this standard to business combinations that occur after December 31, 2008.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, was issued in December 2007. SFAS No. 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under SFAS No. 160, noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries, and there will be separate disclosure on the face of the income statement of the attribution of income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. SFAS No. 160 will be effective for the first fiscal year beginning on or after December 15, 2008, and earlier application is prohibited. SFAS No. 160 is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company expects the impact of this statement to be immaterial to the Company’s financial statements.

SFAS No. 157, Fair Value Measurements, was issued in September 2006. The objective of the Statement is to define fair value, establish a framework for measuring fair value and expand disclosures about fair value measurements. The Company has adopted the provisions of SFAS No. 157 related to financial instruments as of January 1, 2008. Refer to Note 10 to the financial statements for further information. As permitted by FSP 157-2, Effective Date of FASB Statement No. 157, implementation of SFAS No. 157 to non-financial assets and liabilities has been deferred until interim and annual periods beginning after November 15, 2008. The Company expects the impact of this statement to be immaterial to the Company’s financial statements.

Report of Independent Registered Public Accounting Firm

Board of Directors

Cyrus Networks, LLC

Houston, Texas

We have audited the accompanying balance sheet of Cyrus Networks, LLC as of December 31, 2007, and the related statements of operations, member’s equity and cash flows for the periods from January 1, 2007 through July 3, 2007, and July 4, 2007 through December 31, 2007. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyrus Networks, LLC as of December 31, 2007, and the results of its operations and its cash flows for the periods from January 1, 2007 through July 3, 2007, and July 4, 2007 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Houston, Texas

June 1, 2012

Cyrus Networks, LLC

Balance Sheet

December 31, 2007

Successor
Assets

Current Assets
Cash and cash equivalents	$330,136
Accounts receivable, net of allowance of $28,137	2,725,873
Prepaid expenses and other	1,175,797

Total current assets	4,231,806

Property and Equipment, At Cost
Building and improvements	34,978,474
Construction in progress	4,254,395
Process equipment	1,382,202
Computer hardware	1,062,634
Software	315,577
Leasehold improvements	290,883
Office furniture and equipment	263,814

42,547,979
Less accumulated depreciation and amortization	1,346,498

41,201,481

Other Assets
Goodwill and intangibles, net	93,752,850
Deferred costs, net	3,026,133
Other	91,050

96,870,033

Total assets	$142,303,320

Liabilities and Member’s Equity

Current Liabilities
Current maturities of long-term debt	$420,000
Accounts payable	1,939,628
Accrued expenses	4,218,410
Unearned revenue	1,292,973
Accrued interest	1,014,449
Deferred installation charges	401,322

Total current liabilities	9,286,782

Long-term Debt, Net Current Portion	71,275,000

Deferred Installation Charges, Net Current Portion	581,764

Member’s Equity	61,159,774

Total liabilities and member’s equity	$142,303,320

See Notes to Financial Statements

Cyrus Networks, LLC

Statements of Operations

Periods From January 1, 2007 Through July 3, 2007

and July 4, 2007 Through December 31, 2007

	Predecessor	Successor
	January 1, 2007 to July 3, 2007	July 4, 2007 to December 31, 2007
Net Sales	$9,464,981	$11,094,540

Cost of Sales	3,840,811	3,861,485

Gross Profit	5,624,170	7,233,055

Operating Expenses
General and administrative	1,511,512	1,043,606
Selling and marketing	835,108	988,784
Depreciation and amortization	689,211	3,308,342

	3,035,831	5,340,732

Operating Income	2,588,339	1,892,323

Other Income (Expense)
Interest expense	(937,074)	(4,164,001)
Rental income	143,511	132,708
Other expense	(861,847)	(56,829)

	(1,655,410)	(4,088,122)

Net Income (Loss) Before Income Taxes	932,929	(2,195,799)

Provision for Income Taxes
Texas franchise tax	—	70,000

Net Income (Loss)	$932,929	$(2,265,799)

See Notes to Financial Statements

Cyrus Networks, LLC

Statement of Member’s Equity

Periods From January 1, 2007 Through July 3, 2007

and July 4, 2007 Through December 31, 2007

Balance, January 1, 2007, Predecessor	$(13,747,388)
Unit-based compensation related to Class B restricted units	113,061
Net income, January 1, 2007 to July 3, 2007	932,929

Balance, July 3, 2007, Predecessor	(12,701,398)

Elimination of Predecessor Company members’ equity in acquisition	12,701,398
Capital contributions related to acquisition	63,425,573
Net loss, July 4, 2007 to December 31, 2007	(2,265,799)

Balance, December 31, 2007, Successor	$61,159,774

See Notes to Financial Statements

Cyrus Networks, LLC

Statements of Cash Flows

Periods From January 1, 2007 Through July 3, 2007

and July 4, 2007 Through December 31, 2007

	Predecessor	Successor
	January 1, 2007 to July 3, 2007	July 4, 2007 to December 31, 2007
Operating Activities
Net income (loss)	$932,929	$(2,265,799)
Items not requiring cash:
Depreciation and amortization	689,211	3,308,342
United-based compensation	113,061	—
Changes in net of effects of acquisition:
Accounts receivable	(675,712)	(320,601)
Deferred costs	(853,064)	761,390
Unearned revenue	(138,365)	142,998
Accounts payable and accrued expenses	2,250,208	1,460,781
Deferred installation charges	46,811	30,836
Other current assets and liabilities	375,035	(903,484)

Net cash provided by operating activities	2,740,114	2,214,463

Investing Activities
Acquisition of Cyrus Networks, LLC	—	(63,425,573)
Purchases of property and equipment	(10,021,843)	(4,579,327)

Net cash used in investing activities	(10,021,843)	(68,004,900)

Financing Activities
Capital contributions	—	63,425,573
Net borrowings on first lien revolving facility	—	700,000
Net borrowings on revolving line of credit	640,000	—
Proceeds from issuance of long-term debt	6,269,711	—
Proceeds from issuance of CapEx debt	—	2,100,000
Principal payments on first lien term loan	—	(105,000)

Net cash provided by financing activities	6,909,711	66,120,573

(Decrease) Increase in Cash and Cash Equivalents	(372,018)	330,136

Cash and Cash Equivalents, Beginning of Period	372,018	—

Cash and Cash Equivalents, End of Period	$0	$330,136

Supplemental Cash Flows Information
Interest paid	$505,813	$2,956,278
Accrued construction in progress costs	—	2,081,850
Issuance of long-term debt in exchange for units	—	69,000,000

See Notes to Financial Statements

NOTES TO CYRUS NETWORKS, LLC FINANCIAL STATEMENTS

December 31, 2007

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

For the period January 1, 2007 through July 3, 2007, Cyrus Networks a Delaware limited liability company (the “Predecessor Company”, the “Company” or “Cyrus Networks”), operated with ownership through Class A and Class B units. Each of the unitholders (members) had entered into an agreement restricting the transferability of the Company’s Class A units. The Company had also granted Class B units as part of its Unit Incentive Plan. These Class B units had significant restrictions on their transferability.

On July 3, 2007, Cy-One Parent LLC (“Cy-One”), acquired 100 percent of the outstanding units of the Predecessor Company. Cy-One is a wholly owned subsidiary of Cy-One Holdings LLC (the “Parent Company”) and is a Delaware limited liability company. Cy-One is a holding company for Cyrus Networks and is a guarantor for its debt. Subsequent to the acquisition, Cy-One’s ownership was converted to new Class A units. Each of the members entered into an agreement restricting the transferability of Cy-One’s Class A units. The Parent Company also issued Class B units to certain sellers of Cyrus Networks’ Class A and Class B units. In addition, the Parent Company has granted Class C units as part of its Unit Incentive Plan. These Class B and Class C units have significant restrictions on their transferability.

Cyrus Networks earns revenues predominately from providing IT infrastructure and colocation services for businesses in Houston and Dallas, Texas, and surrounding areas. The Company extends unsecured credit to its customers, with credit extended to three customers exceeding 40 percent of accounts receivable at December 31, 2007.

Basis of Statement Presentation

The accompanying financial statements are presented under two different (“Predecessor” and “Successor”) bases of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2007, cash equivalents consisted primarily of money market accounts. At December 31, 2007, the Company’s cash accounts exceeded federally insured limits by approximately $265,000.

Accounts Receivable

Accounts receivable are stated at the amount billed to customers plus any accrued and unpaid interest. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts receivable are ordinarily due 30 days after the issuance of the invoice. Accounts past due more than 120 days are considered delinquent. Interest accrues on delinquent accounts until the account is brought current or is written off. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

Property and Equipment

Property and equipment acquisitions are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to expense on the straight-line basis over the estimated useful life of each asset. Building improvements are amortized over the shorter of the lease term, plus option periods where failure to renew results in economic penalty, or the estimated useful lives of the improvements.

Buildings and improvements	3-20 years
Process equipment	2-7 years
Software and hardware	1-5 years
Furniture and fixtures	3-10 years

Goodwill

Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Intangible Assets

Intangible assets recorded as a result of the July 3, 2007, acquisition costs consist of customer relationships, trade name and covenants not to compete. These assets are amortized over their estimated useful lives.

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No asset impairment was recognized during the year ended December 31, 2007.

Income Taxes

No provision for federal income taxes is included in the accompanying financial statements since the partnership is not a tax-paying entity under the provisions of the Internal Revenue Code and all income and expenses are recorded by the individual partners for tax reporting purposes.

Significant changes were made to the Texas franchise tax during the 79th and 80th sessions of the Texas Legislature, whereby the Legislature extended the State franchise tax to partnerships (general, limited and limited liability). In previous years, the Company did not pay franchise taxes since it was organized as a partnership and franchise taxes were not imposed. The revised tax base is based on a taxable entity’s margin. The franchise tax is calculated at a rate of 1 percent on the lesser of three calculations: a) total revenue less costs of goods sold, b) total revenue less compensation, or c) total revenue times 70 percent. For the period July 4, 2007 through December 31, 2007, the Company accrued $70,000 in franchise tax.

Revenue Recognition

The Company provides services to customers which includes non-recurring charges (such as installation charges at the origination of a contract) and recurring charges (such as ongoing maintenance and service charges through the life of the contract). Non-recurring charges billed at contract origination are recorded as deferred installation charges and amortized to income over the life of each contract. For certain new customers, the Company performs specific project work, such as planning and physically moving equipment to the data center. This project revenue is recognized when all obligations under the project are complete. Recurring charges billed monthly (one month in advance of providing the services) are recorded as unearned revenue and recognized into income the following month (when the service is actually provided).

Additionally, the implementation and installation costs associated with the origination of the contracts (such as sales commissions and other implementation costs) are recorded as deferred costs and amortized into expense over the life of each contract. All expenses, including the use of third-party movers, related to project revenues are recognized as incurred during the project.

Unit Incentive Plan

For the period January 1, 2007 through July 3, 2007, the Predecessor Company had a unit-based compensation plan related to its Class B units. The Predecessor Company accounted for this plan under the recognition and measurement principles of Statement of Financial Accounting Standards (SFAS) No. 123R (FAS 123R), Share-Based Payment. As part of the acquisition on July 3, 2007, these unit-based compensation plans for the Predecessor Company were terminated and new unit-based compensation plans related to the Class C shares were established. These new plans are accounted for under FAS 123R. These plans are described more fully in Note 8.

Taxes Collected From Customers and Remitted to Governmental Authorities

Taxes collected from customers and remitted to governmental authorities are presented in the accompanying statement of operations on a net basis.

During 2007, the Predecessor Company was notified by the Texas Department of Revenue that it would be undergoing a sales and use tax audit covering the period through June 30, 2007. A liability in the amount of $1,000,000 for the State’s preliminary assessment of underpaid taxes (including penalties and interest) has been recorded as a liability in the Company’s balance sheet.

Note 2: Business Acquisitions

On July 3, 2007, Cy-One acquired 100 percent of the outstanding units of the Predecessor Company. For purposes of these financial statements, the statements of operations, member’s equity and cash flows of the Predecessor Company have been shown separately.

The aggregate cash purchase price was $132,425,573. This amount consisted of $69,000,000 of new debt and $63,425,473 of additional capital. Under the terms of the Purchase Agreement, a portion of the purchase price remains in escrow for potential pre-acquisition claims. This balance, after any claims, will be released to the sellers during 2008. Any amounts attributed to claims and not released to the sellers will result in the reduction of goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company obtained third-party valuations of certain tangible and intangible assets, the results of which were utilized in establishing the value of assets acquired.

Current assets	$3,373,670
Property, plant and equipment	35,873,137
Other long-term assets	3,159,546
Intangible assets	32,980,000
Goodwill	62,736,184

Total assets acquired	138,122,537

Current liabilities	5,115,449
Long-term liabilities	581,515

Total liabilities assumed	5,696,964

Net assets acquired	$132,425,573

The acquired intangible assets are subject to amortization and have a weighted-average useful life of approximately 16 years. Of the $32,980,000 of acquired intangible assets, $24,400,000 was assigned to customer relationships, being amortized over 15 years, $5,400,000 for the Company’s trade name, being amortized over 30 years and $3,180,000 for management non-compete agreements, being amortized over 18 months.

Note 3: Acquired Intangible Assets and Goodwill

The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2007, were as shown below.

	December 31, 2007
	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$24,400,000	$813,333
Trade name	5,400,000	90,000
Non-compete agreements	3,180,000	1,060,000

	$32,980,000	$1,963,333

Amortization expense for the period July 4, 2007 through December 31, 2007, was $1,963,333. Estimated amortization expense for each of the following five years:

2008	$3,926,667
2009	1,806,667
2010	1,806,667
2011	1,806,667
2012	1,806,667

There were no changes in the carrying amount of goodwill for the period July 4, 2007 through December 31, 2007.

Note 4: Line of Credit

The Company has a $5,000,000 revolving line of credit expiring in 2013, the available portion of which is determined partially based on the amount of other debt outstanding, as well as a multiple of the previously reported last three months’ earnings before interest, taxes, depreciation and amortization (as defined under the First Lien Credit Agreement). At December 31, 2007, there was $700,000 borrowed against this line of credit. Any outstanding balance shall be due and payable in full if a change in control occurs. In addition, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow as defined under the First Lien Credit Agreement. The line of credit is collateralized by a first lien on substantially all the assets of the Company. The Company has the option to pay interest based on either the prime rate or LIBOR, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. At December 31, 2007, the Company had this principal balance under a LIBOR loan plus 4.00 percent or 9.25 percent.

Note 5: Long-term Debt

All long-term debt outstanding for the Predecessor Company on July 3, 2007, was paid in full as part of the acquisition. In connection with the acquisition, the Company established various term notes and revolving credit facilities, which had the following balances as of December 31, 2007:

First lien term loan (A)	$41,895,000
First lien revolving facility (see Note 4)	700,000
First lien capital expenditure facility (B)	1,278,270
Second lien term loan (C)	27,000,000
Second lien capital expenditure facility (D)	821,730

71,695,000
Less current maturities	420,000

Total long-term debt	$71,275,000

(A)	First lien term loan had an initial balance of $42,000,000 and a maturity date of July 3, 2013. Principal payments are due quarterly as specified under the First Lien Credit Agreement and commenced on December 31, 2007. Any outstanding balance shall be due and payable in full if a change in control occurs. In addition, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow as defined under the First Lien Credit Agreement. The Company has the option to pay interest based on either prime rate or LIBOR, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. At December 31, 2007, the Company had this principal balance under a LIBOR loan plus 4.00 percent or 9.25 percent. The terms of the First Lien Credit Agreement also place certain restrictions on payments to shareholders and others. This loan is secured by substantially all of the assets of the Company.

(B)	First lien capital expenditure facility totaling $15,217,500 available for draw down as calculated under the First Lien Credit Agreement through July 3, 2010. Quarterly principal payments of 1.875 percent of the outstanding balance at July 3, 2010, are due starting September 30, 2010, as specified under the First Lien Credit Agreement. Any outstanding balance shall be due and payable in full if a change in control occurs. In addition, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow as defined under the First Lien Credit Agreement. The Company has the option to pay interest based on either prime rate or LIBOR, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. At December 31, 2007, the Company had this principal balance under a LIBOR loan plus 4.00 percent or 9.25 percent. The terms of the First Lien Credit Agreement also place certain restrictions on payments to shareholders and others. This loan is secured by substantially all of the assets of the Company.

(C)	Second lien term loan has a balance of $27,000,000 and a maturity date of January 3, 2014. To the extent the first lien debt has been paid in full, any outstanding balance on this second lien term loan shall be due and payable in full if a change in control occurs. Also, to the extent the first lien debt has been paid in full, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow as defined under the Second Lien Credit Agreement. The Company has the option to pay interest based on either prime rate or LIBOR, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. At December 31, 2007, the Company had this principal balance under a LIBOR loan plus 7.25 percent, or 12.50 percent. The terms of the Second Lien Credit Agreement also place certain restrictions on payments to shareholders and others. This loan, subordinate to the first lien debt, is secured by substantially all of the assets of the Company.

(D)

Second lien capital expenditure facility totaling $9,782,500 available for draw down as calculated under the Second Lien Credit Agreement through January 3, 2014, with a maturity date of January 3, 2014. To the extent the first lien debt has been paid in full, any outstanding balance on this second lien capital expenditure facility shall be due and payable in full if a change in control occurs. Also, to the extent the first lien debt has been paid in full, certain principal payments are required if the Company sells property, incurs allowed mortgage debt or achieves excess cash flow as defined under the Second Lien Credit Agreement. The Company has the option to pay interest based on either prime rate or LIBOR, plus a margin determined by the Company’s total leverage ratio for the previously reported quarter. At December 31, 2007, the Company had this principal balance under a LIBOR loan plus 7.25 percent, or 12.50 percent. The terms of the Second Lien Credit Agreement also place certain restrictions on payments to shareholders and others. This loan, subordinate to the first lien debt, is secured by substantially all of the assets of the Company.

Aggregate annual maturities of long-term debt at December 31, 2007, are as follows.

2008	$420,000
2009	630,000
2010	1,780,435
2011	3,245,870
2012	3,245,870
Thereafter	62,372,825

$71,695,000

Note 6: Operating Leases

On July 3, 2007, related to the acquisition, the Company acquired some of the buildings which it was previously leasing from the sellers. All leases associated with these buildings were terminated on July 3, 2007, and the buildings were recorded as property and equipment of the Company in the balance sheet.

Noncancellable operating leases for operational facilities, offices and equipment expire in various years through 2012. The facility leases contain a renewal option for an additional five years and require the Company to pay all executory costs (property taxes, maintenance and insurance). In addition, the Company has a noncancellable ground lease for one of its buildings in Houston. This lease expires in 2066. Leasehold improvements are depreciated using an estimated life of 10 years, which is the shorter of the useful life (determined by management) and the lease term.

Future minimum lease payments at December 31, 2007, were:

2008	$534,638
2009	549,602
2010	565,010
2011	359,367
2012	30,337
Thereafter	1,071,923

$3,110,877

Rental expense for operating leases for the year ended December 31, 2007, was $1,132,382.

Note 7: Profit Sharing Plan

The Company has a 401(k) profit sharing plan covering substantially all employees. The Company contributes 25 percent of each employee’s contribution up to 6 percent. Contributions to the 401(k) profit sharing plan were $35,194 for the period July 4, 2007 through December 31, 2007.

Note 8: Unit Incentive Plan

Prior to the acquisition, the Predecessor Company had a Unit Incentive Plan under which the Company granted Class B restricted units that vested over four years from grant date. The Company made 3,000,000 units available for issuance under the Unit Incentive Plan. The 2,931,500 units outstanding at December 31,

2006, with a weighted-average grant date fair value of $0.13, and units issued from January 1, 2007 through July 3, 2007, were purchased through the acquisition. Total compensation expense for the period January 1, 2007 through July 3, 2007, in the amount of $113,000, related to these Class B units.

Under the Parent Company Amended and Restated Limited Liability Company Agreement dated July 3, 2007, the Parent Company is authorized to issue an unlimited number of Class C units. These shares are used as incentives for executive management and other employees as part of the Company’s overall compensation plan. The vesting of the Class C units differs by individual; but in all cases one fifth of the units vest in each of the five years following the grant date.

In the event of termination of employment, all non-vested units automatically revert to, and become, the property of the Parent Company. If the employee is terminated for cause or resigns voluntarily when the Parent Company can demonstrate cause existed, the vested units will be purchased from the employee for an aggregate purchase price of $1.00. For all other cases where the employee resigns voluntarily, the Parent Company may elect to purchase all or any portion of the vested units at fair market value, as defined in the Incentive Share Agreements.

A summary of the status of the Company’s non-vested units as of December 31, 2007, and changes during the year then ended, is presented below:

	Shares	Weighted-average Grant Date Fair Value
Outstanding, beginning of the year, Predecessor	2,931,500	$0.13
Class B plans terminated, Predecessor	(2,931,500)	(0.13)
Granted, Successor	10,073,474	—

Outstanding, end of year	10,073,474	$0.00

Compensation expense related to the new Class C plans was not recorded during the period July 4, 2007 through December 31, 2007, as the amount was considered immaterial to the financial statements due to the insignificant value of the Class C units at the date of grant.

Note 9: Related-party Transactions

The Company leases a portion of its Houston facility under a long-term operating ground lease with a partnership that had ownership in the Predecessor Company. Certain members of this partnership currently hold a portion of the Company’s Class B units. The lease expires in 2066 and annual lease payments for each year are $18,000.

Note 10: Subsequent Event

On February 19, 2008, the Company entered into an agreement for a non-cancellable operating lease of property in the Dallas, Texas area, where it is constructing a new data center facility. The lease commences on August 25, 2008, and has an initial term of 15 years with two 5-year renewal options. The lease initially includes the lease of approximately 20,000 square feet of space, with an additional 20,000 square feet being leased starting on August 25, 2009. Future minimum lease payments are:

2008	$50,129
2009	601,545
2010	601,545
2011	601,545
2012	601,545
Thereafter	6,746,866

$9,203,175

Note 11: Recently Issued Accounting Standards

SFAS No. 157, Fair Value Measurements, was issued in September 2006. The objective of the Statement is to define fair value, establish a framework for measuring fair value and expand disclosures about fair value measurements. As it relates to financial assets and liabilities, SFAS No. 157 will be effective for interim and annual reporting periods beginning after November 15, 2007. Per FASB Staff Position 157-2, Effective Date of FASB Statement No. 157, implementation of SFAS No. 157 to non-financial assets and liabilities will be effective for interim and annual reporting periods beginning after November 15, 2008. The Company expects the impact of SFAS No. 157 on financial assets and liabilities will be immaterial to its financial statements. The Company has not yet assessed the impact of this Statement related to non-financial assets and liabilities on its financial statements.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, was issued in February 2007. The Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 will be effective for the first fiscal year that begins after November 15, 2007. The Company does not expect to implement the alternative treatment afforded by SFAS No. 159.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, was issued in December 2007. SFAS No. 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under SFAS No. 160, noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries, and there will be separate disclosure on the face of the income statement of the attribution of income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. SFAS No. 160 will be effective for the first fiscal year beginning on or after December 15, 2008, and earlier application is prohibited. SFAS No. 160 is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company has not yet assessed the impact of this Statement on the Company’s financial statements.

SFAS No. 141(R), Business Combinations, was issued in December 2007. SFAS No. 141(R) requires that upon initially obtaining control, an acquirer will recognize 100 percent of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100 percent of its target. Additionally, contingent consideration arrangements will be presented at fair value at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. SFAS No. 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. SFAS No. 141(R) amends SFAS No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. SFAS No. 141(R) is effective for the first fiscal year beginning after December 15, 2008. The Company has not yet assessed the impact of this statement on the Company’s financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

SEC Registration Fee	$34,380
NASDAQ Listing Fee	150,000
FINRA Filing Fee	45,500
Printing and Engraving Expenses	715,000
Legal Fees	5,700,000
Accounting Fees and Expenses	1,700,000
Transfer Tax and Title Insurances	10,000
Consulting Fees and Expenses	450,000
Other Fees and Expenses	80,000

Total	$8,884,880

*	To be filed by amendment.

We will pay all of the costs identified above.

Item 32.	Sales to Special Parties.

None

Item 33.	Recent Sales of Unregistered Securities.

As part of the formation transactions, we issued                  of the outstanding operating partnership units to CBI, after giving effect to a                      unit reverse split immediately prior to the completion of this offering. In connection with the completion of this offering, we have agreed to issue                      shares of our common stock to CBI in exchange for the satisfaction and discharge of intercompany indebtedness related to CBI’s incurrence of certain offering expenses on our behalf. Upon the completion of this offering, we also expect to redeem                      of CBI’s operating partnership units in exchange for an equivalent number of shares of our common stock, which, together with the shares issued to CBI in exchange for the satisfaction and discharge of intercompany indebtedness, will represent 9.8% of the total number of shares of our common stock outstanding upon the completion of this offering. We have a pre-existing relationship with CBI, and the sale of our common stock and the operating partnership units will be effected under an exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

In addition, the partnership agreement of CyrusOne LP provides that we, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of our operating partnership and any other persons whom the general partner may designate are indemnified to the fullest extent permitted by law.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be contributed to an account other than the appropriate capital account.

Item 36.	Financial Statements and Exhibits.

(A)	Financial Statements. See Index to Combined Financial Statements and the related notes thereto.

(B)	Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit

1.1*	Form of Underwriting Agreement among CyrusOne Inc. and the underwriters named therein

3.1*	Form of Articles of Amendment and Restatement of CyrusOne Inc.

3.2	Form of Amended and Restated Bylaws of CyrusOne Inc.

4.1**	Form of Certificate for Common Stock of CyrusOne Inc.

4.2***	Indenture by and among CyrusOne LP and CyrusOne Finance Corp., as co-Issuers, the Guarantor parties thereto, and Wells Fargo Bank, N.A., as Trustee, relating to the Issuers’ 6.375% Senior Notes due 2022

5.1****	Opinion of Venable LLP

8.1****	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to tax matters

10.1**	Form of Amended and Restated Agreement of Limited Partnership of CyrusOne LP

10.2*	Form of Contribution Agreement among CyrusOne LP and Data Centers South Inc.

10.3*	Form of Contribution Agreement among CyrusOne LP and Data Center Investments Inc.

10.4*	Form of Registration Rights Agreement among CyrusOne Inc. and the persons named therein

10.5**	Form of Indemnification Agreement between CyrusOne Inc. and its directors and executive officers

10.6***	Credit Agreement among CyrusOne Inc., as the Parent, CyrusOne LP, as the Borrower, the Lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent

10.7*	CyrusOne 2012 Long Term Incentive Plan

10.8*	CyrusOne 2013 Short Term Incentive Plan

21.1*	List of Subsidiaries of Registrant

23.1****	Consent of Venable LLP (included in Exhibit 5.1)

23.2****	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.4	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.5	Consent of BKD, LLP, Independent Registered Public Accounting Firm

23.6*****	Consent of International Data Corporation

24.1*****	Power of Attorney (included on signature page to the Registration Statement)

99.1*****	Consent of William Sullivan to be named as a director nominee

99.2***	Consent of Roger Staubach to be named as a director nominee

99.3***	Consent of Tod Nielsen to be named as a director nominee

99.4***	Consent of Alex Shumate to be named as a director nominee

99.5***	Consent of Melissa Hathaway to be named as a director nominee

99.6***	Consent of David Ferdman to be named as a director nominee

*	Previously filed with Amendment No. 3 to the Registration Statement on Form S-11 by the Registrant with the Securities and Exchange Commission on November 15, 2012.
**	Previously filed with Amendment No. 5 to the Registration Statement on Form S-11 by the Registrant with the Securities and Exchange Commission on December 12, 2012.
***	Previously filed with Amendment No. 4 to the Registration Statement on Form S-11 by the Registrant with the Securities and Exchange Commission on November 26, 2012.
****	To be filed by amendment.
*****	Previously filed with the Registration Statement on Form S-11 by the Registrant with the Securities and Exchange Commission on August 8, 2012.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Texas, on this 4th day of January, 2013.

CYRUSONE INC.

By:	/s/ Gary J. Wojtaszek
Gary J. Wojtaszek
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary J. Wojtaszek Gary J. Wojtaszek	President, Chief Executive Officer and Director (Principal Executive Officer)	January 4, 2013

/s/ Kimberly H. Sheehy Kimberly H. Sheehy	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 4, 2013

* John F. Cassidy	Director	January 4, 2013

* By:	/s/ Kimberly H. Sheehy
Attorney-in-Fact